As filed with the Securities and Exchange Commission on August 6, 2010

Registration No. 333-164431

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3

TO THE

FORM S-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

UNIVERSAL CITY DEVELOPMENT PARTNERS, LTD.

UCDP FINANCE, INC.

(Exact name of registrants as specified in their charters)

Florida Florida	7900 9995	59-3128514 42-1581381
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Guarantors

LISTED ON SCHEDULE A HERETO

1000 Universal Studios Plaza

Orlando, FL 32819-7610

(407) 363-8000

(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

Tracey L. Stockwell

Senior Vice President and

Chief Financial Officer

Universal Orlando

1000 Universal Studios Plaza

Orlando, FL 32819-7610

(407) 363-8000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies To:

Judith A. Luengas Vice President, Legal Affairs and General Counsel Universal Orlando 1000 Universal Studios Plaza Orlando, FL 32819-7610 (407) 363-8000	LizabethAnn R. Eisen Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, New York 10019 (212) 474-1000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective time of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i)(Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d)(Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amounts to be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
8 7/8 % Senior Notes due 2015	$400,000,000	100%	$400,000,000	$28,520.00(2)
10 7/8 % Senior Subordinated Notes due 2016	$225,000,000	100%	$225,000,000	$16,042.50(2)
Guarantees of 8 7/8% Senior Notes due 2015	N/A	N/A	N/A	N/A(3)
Guarantees of 10 7/8% Senior Subordinated Notes due 2016	N/A	N/A	N/A	N/A(3)

(1)	Estimated solely for the purposes of determining the registration fee pursuant to Rule 457(f)(2) under the Securities Act of 1933.
(2)	Previously paid by the Registrants in connection with the initial filing of this Registration Statement.
(3)	No additional consideration will be received for the guarantees and, pursuant to Rule 457(n), no additional fee is required.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

SCHEDULE A

TABLE OF ADDITIONAL REGISTRANTS

Exact Name of Registrant Guarantor as Specified in its Charter(1)	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	IRS Employer Identification Number
Universal City Travel Partners	Florida	7900	59-3345457
Universal Orlando Online Merchandise Store	Florida	7900	27-0470373

(1)	The address of each Registrant Guarantor is c/o Universal City Development Partners, Ltd., 1000 Universal Studios Plaza, Orlando, FL 32819-7610 and the telephone number is (407) 363-8000.

The information in this prospectus is not complete and may be changed. We may not complete the exchange offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities and it is not soliciting an offer to buy these securities in any state where the offer is not permitted.

Subject to completion, dated August 6, 2010

Prospectus

UNIVERSAL CITY DEVELOPMENT PARTNERS, LTD.

UCDP FINANCE, INC.

Offer to Exchange

Up to $400,000,000 Principal Amount Outstanding of

8  7/8% Senior Notes due 2015

for

a Like Principal Amount of

8  7/8% Senior Notes due 2015 and the guarantees thereof

that have been registered under the Securities Act of 1933

and

Up to $225,000,000 Principal Amount Outstanding of

10  7/8% Senior Subordinated Notes due 2016

for

a Like Principal Amount of

10  7/8% Senior Subordinated Notes due 2016 and the guarantees thereof that have been registered under the Securities Act of 1933

We are offering to exchange registered 8 7/8% Senior Notes due 2015 and the guarantees thereof (the “senior exchange notes”) for our outstanding unregistered 8 7/8% Senior Notes due 2015 and the guarantees thereof (the “senior original notes” and, together with the senior exchange notes, the “senior notes”) and registered 10 7/8% Senior Subordinated Notes due 2016 and the guarantees thereof (the “senior subordinated exchange notes” and, together with the senior exchange notes, the “exchange notes”) for our outstanding unregistered 10 7/8% Senior Subordinated Notes due 2016 and the guarantees thereof (the “senior subordinated original notes” and, together with the senior original notes, the “original notes” or, together with the senior subordinated exchange notes, the “senior subordinated notes”). We sometimes refer to the original notes and the exchange notes in this prospectus together as the “notes.” Universal City Development Partners, Ltd. and UCDP Finance, Inc. are co-issuers of the original notes and the exchange notes. The terms of the senior exchange notes and the guarantees thereof are substantially identical to the terms of the senior original notes, and the terms of the senior subordinated exchange notes are substantially identical to the terms of the senior subordinated original notes, in each case except that the exchange notes are registered under the Securities Act of 1933, as amended, or the “Securities Act”, and the transfer restrictions and registration rights and related additional interest provisions applicable to the original notes do not apply to the exchange notes (except that any additional interest that accrues on the original notes through the expiration date (as defined herein) will also accrue on the exchange notes without duplication). The original notes may only be tendered in an amount equal to $2,000 in aggregate principal amount or in integral multiples of $1,000 in excess thereof. This offer will expire at 5:00 p.m., New York City time, on                     , 2010, unless we extend it. The exchange notes will not trade on any established exchange. The original notes are, and the exchange notes will be, irrevocably and unconditionally guaranteed by our domestic subsidiaries that guarantee our obligations under our senior secured credit facilities (the “guarantors”).

Each broker-dealer that receives exchange notes for its own account pursuant to the this offer to exchange must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for notes where such notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The issuers and the guarantors have agreed that, for a period of 180 days after the consummation of this offer to exchange (the “expiration date”), they will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of distribution.”

See “Risk factors” beginning on page 22 for a discussion of certain risks that you should consider before participating in this exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in this exchange offer or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2010

In making your decision whether to exchange your original notes for exchange notes, you should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with any other information. If you receive any other information, you should not rely on it.

We are offering to exchange the senior original notes for senior exchange notes, and senior subordinated original notes for senior subordinated exchange notes, only in places where offers and exchanges are permitted.

The notes may not be offered or sold in or into the United Kingdom by means of any document except in circumstances that do not constitute an offer to the public within the meaning of the Public Offers of Securities Regulations 1995. All applicable provisions of the Financial Services and Markets Act 2000 must be complied with in respect of anything done in relation to the notes in, from or otherwise involving or having an effect in the United Kingdom.

The notes have not been and will not be qualified under the securities laws of any province or territory of Canada. The notes are not being offered or sold, directly or indirectly, in Canada or to or for the account of any resident of Canada in contravention of the securities laws of any province or territory thereof.

You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

Until                     , 2010 (90 days after the date of this prospectus), all dealers effecting transactions in the exchange notes, whether or not participating in the exchange offer, may be required to deliver a prospectus.

Certain definitions and financial presentation

In this prospectus, unless otherwise indicated or the context otherwise requires: “UCDP” refers to Universal City Development Partners, Ltd., a Florida limited partnership. “UCDP Finance” refers to UCDP Finance, Inc., a Florida corporation and a wholly owned subsidiary of UCDP. The “issuers” refers to UCDP and UCDP Finance, collectively. “Universal Orlando”, “we”, “us”, “our” or the “Company” refers to the issuers and their respective subsidiaries. “Holding I” refers to Universal City Florida Holding Co. I, a Florida general partnership formed in 1995, and “Holding II” refers to Universal City Florida Holding Co. II, a Florida general partnership formed in 1995. “Holdings” or “UCHC” refers collectively to Holding I and Holding II. “Finance” refers to UCFH I Finance, Inc., and UCFH II Finance, Inc., collectively. “Universal Orlando Resort” refers to the resort in Orlando, Florida, which includes our two theme parks (Universal Studios Florida and Universal’s Islands of Adventure), our entertainment complex (Universal CityWalk), and the three themed hotels owned by UCF Hotel Venture. “UCF Hotel Venture” refers to Loews Portofino Bay Hotel at Universal Orlando® Resort (or “Loews Portofino Bay Hotel”), Hard Rock Hotel® (or “Hard Rock Hotel®”) and Loews Royal Pacific Resort at Universal Orlando® Resort (or “Loews Royal Pacific Resort”), in which Vivendi Universal Entertainment has an indirect noncontrolling interest and from which we derive revenue related to lease payments reflected in the other revenue line item, although we do not own the hotel assets. “CityWalk” refers to Universal CityWalk located at Orlando, Florida. “Universal CPM” refers to Universal City Property Management II LLC, one of the partners in Holdings. “NBC Universal” refers to NBC Universal, Inc., the indirect parent of Universal Studios, Inc. and Vivendi Universal Entertainment, and “NBCU” refers to NBC Universal and its affiliates. “USI” refers to Universal Studios, Inc., an indirect wholly-owned subsidiary of NBC Universal and the indirect parent of Vivendi Universal Entertainment. “Vivendi Universal Entertainment” or “VUE” refers to Vivendi Universal Entertainment LLLP, the parent company of Universal CPM and UCDP’s manager. “Blackstone” refers collectively to Blackstone UTP Capital LLC, Blackstone UTP Capital A LLC, Blackstone UTP Offshore LLC and Blackstone Family Media Partnership III LLC and their sole members, who hold each of their respective interests in and are the remaining partners in Holdings. The “Partners” refers to UCDP’s ultimate owners, Universal CPM and Blackstone, on a combined basis. “Universal Parks & Resorts Vacations” refers to UCDP’s subsidiary Universal City Travel Partners d/b/a Universal Parks & Resorts Vacations. “Universal Orlando Online Merchandise Store” refers to a subsidiary of UCDP which was formed on June 30, 2009. Universal Parks & Resorts Vacations and Universal Orlando Online Merchandise Store guarantee the notes. “Universal Parks & Resorts” or “UPR” refers to a division of Vivendi Universal Entertainment. Our organizational and ownership structure is graphically depicted below under “Summary—Organizational and ownership structure.” The “2004 senior secured credit agreement” and the “2004 senior secured credit facilities” refer to UCDP’s Amended and Restated Credit Agreement dated as of December 9, 2004, as amended, and the credit facilities provided thereunder, respectively. The “April 2010 notes” refers to the 11 3 /4% senior notes issued by UCDP which are included in our consolidated financial statements included elsewhere in this prospectus. The “May 2010 notes” refers to the floating rate senior notes and the 8 3/8% senior notes issued by Holdings and Finance which are not included in our consolidated financial statements included elsewhere in this prospectus. These long-term borrowings, substantially all of which were renewed or refinanced on November 6, 2009, are described more fully in note 5 to our audited consolidated financial statements included elsewhere in this prospectus. The terms “renewed senior secured credit agreement” and “renewed senior secured credit facilities” refer to the amendment and restatement of the 2004 senior secured credit agreement and the facilities provided thereunder, respectively, as described under “Description of other debt.” The term “Transactions” means, collectively, the offering of the original notes, the amendment and restatement of the 2004 senior secured credit agreement and the borrowing of additional term loans in connection therewith on or about the issue date of the original notes, the repayment of certain of our and our affiliates’ outstanding indebtedness with the proceeds of the foregoing and the payment of related fees and expenses. The term “Partnership Agreement Amendment” refers to the amendment of UCDP’s partnership agreement executed as of October 18, 2009 in connection with the amendment to the Consultant Agreement (as defined herein).

This prospectus contains financial measures not prepared in accordance with United States generally accepted accounting principles, including EBITDA (as defined herein by reference to UCDP’s Annual Incentive Plan) and Covenant EBITDA. All references to Covenant EBITDA refer to net income (loss) before interest, taxes and depreciation and amortization and certain other adjustments permitted by the definition of EBITDA in our renewed senior secured credit agreement and the indentures governing the notes. For further explanation of EBITDA and Covenant EBITDA and a reconciliation of EBITDA and Covenant EBITDA from Net Income (Loss) and from Net Cash And Cash Equivalents Provided By Operating Activities, see “Summary—Summary historical, pro forma financial and other data.”

Cautionary notice regarding forward-looking statements

Certain statements appearing in this prospectus are “forward-looking statements.” Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions, business trends and other information that is not historical information and, in particular, appear under the headings “Summary,” “Management’s discussion and analysis of financial condition and results of operations,” “Industry overview” and “Business.” When used in this prospectus, the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” or future or conditional verbs, such as “will,” “should,” “could” or “may” and variations of such words or similar expressions, are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, management’s examination of historical operating trends and data, are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and projections will be achieved.

Because these forward-looking statements are subject to numerous risks and uncertainties, our actual results may differ materially from those expressed in or implied by such forward-looking statements. Some of the risks and uncertainties that may cause such differences include, but are not limited to:

•	the risks and uncertainties relating to the global recession and its duration, severity and impact on overall consumer activity;

•	the substantial indebtedness of us and of our subsidiaries;

•

the Consultant’s (as defined herein) right to exercise his put option starting in June 2017 and the impact of such right on our ability to refinance our indebtedness when it matures, including the notes;

•	competition within the Orlando theme park market;

•	our dependence on Vivendi Universal Entertainment and its affiliates;

•	the risks related to the pending joint venture among Comcast, GE and NBC Universal;

•	the loss of material intellectual property rights used in our business;

•	the risks inherent in deriving substantially all of our revenues from one location;

•	the dependence of our business on air travel;

•	geopolitical or environmental events that could impact travel to Florida;

•	the loss of key distribution channels for ticket sales;

•	publicity associated with accidents occurring at theme parks;

•	the seasonality of our business;

•	risks related to unfavorable outcomes of our legal proceedings; and

•	the additional risks set forth in this prospectus, including under the heading “Risk factors.”

There may also be other factors that may cause our actual results to differ materially from those expressed in or implied by any forward-looking statements contained in this prospectus.

All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this prospectus and are expressly qualified in their entirety by the cautionary statements included in this prospectus. We undertake no obligation to update or revise forward-looking statements which may be made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events, except as required by law.

Trademarks and copyrights

Universal Studios Florida, Universal’s Islands of Adventure, Universal Studios, Universal Orlando, Universal CityWalk, Universal Parks & Resorts Vacations, A Vacation From the Ordinary, TWISTER...Ride It Out, E.T. Adventure, JAWS, Revenge of the Mummy, Pteranodon Flyers, Dueling Dragons, The Lost Continent, Poseidon’s Fury, The Eighth Voyage of Sindbad, Halloween Horror Nights, CityWalk and Red Coconut Club are registered trademarks of Universal Studios. Hollywood Rip Ride Rockit, CityWalk’s Rising Star, Disaster! A Major Motion Picture Ride...Starring You!, Bob Marley’s—A Tribute to Freedom, the groove, and Universal Express Plus are service marks of Universal Studios. HARRY POTTER, character names and related indicia are trademarks and copyrights of Warner Bros. Entertainment, Inc. Harry Potter Publishing Rights are copyrights of JKR. The Simpsons are trademarks and copyrights of Twentieth Century Fox Film Corporation. The Amazing Adventures of Spider-Man, Spider-Man, The Incredible Hulk Coaster, Dr. Doom’s Fearfall, Storm Force Accelatron, Marvel Super Hero Island and Marvel Super Hero character names and likenesses are trademarks and copyrights of Marvel and copyrights of Universal Studios. Barney and A Day in the Park with Barney are trademarks and copyrights of Lyons Partnership, L.P. The names and characters Barney, Baby Bop, BJ and Super-Dee-Duper are trademarks of Lyons Partnership, L.P. Barney and BJ are Reg. U.S. Pat. & Tm. Off. Jurassic Park, Jurassic Park River Adventure, Camp Jurassic, and Jurassic Park Discovery Center are registered trademarks of Universal Studios/Amblin. Dudley Do Right’s Ripsaw Falls is a trademark and copyright of Ward Prods. Popeye & Bluto’s Bilge Rat Barges and all Popeye characters are trademarks and copyrights of KFS, Inc. and trademarks of Hearst Holdings, Inc. Dr. Seuss properties are trademarks and copyrights of Dr. Seuss Enterprises, L.P. T2 and Terminator are registered trademarks of StudioCanal Image S.A. Men In Black and Alien Attack are trademark and copyrights of Columbia Pictures Industries, Inc. Beetlejuice and all related characters and elements are trademarks and copyrights of Warner Bros. Entertainment, Inc. Nickelodeon, SpongeBob SquarePants, The Fairly OddParents, Hey Arnold!, Rugrats, The Adventures of Jimmy Neutron Boy Genius, Jimmy Neutron’s Nicktoon Blast and all related titles, logos, and characters are trademarks of Viacom International, Inc. SpongeBob SquarePants created by Stephen Hillenberg. The Fairly OddParents created by Butch Hartman. Hey Arnold! Created by Craig Bartlett. Rugrats created by Klasky Csupo, Inc. Woody Woodpecker’s KidZone and Woody Woodpecker’s Nuthouse Coaster are registered trademarks of Walter Lantz. Shrek 4-D is the trademark and copyright of DreamWorks Animation, LLC. Hard Rock Hotel, Hard Rock Cafe and Hard Rock Live are registered trademarks of Hard Rock Cafe International (USA), Inc. Pat O’Brien’s is a copyright of Pat O’Brien’s Bar, Inc. Emeril’s is the registered trademark of Emeril Lagasse. Jimmy Buffett’s Margaritaville is the registered trademark of Jimmy Buffett. Latin Quarter is the trademark of Latin Quarter Entertainment, Inc. NASCAR is a registered trademarks of NASCAR, Inc. Bubba Gump Shrimp Co. Restaurant & Market is a registered trademark and copyright of Par, Plc. Cinnabon is the registered trademark of Cinnabon, Inc. Starbucks is a registered trademark of Starbucks Coffee Company. Blue Man Group is a registered trademark of Blue Man Productions, Inc. Fossil is the registered trademark of Fossil, Inc. Fresh Produce is the registered trademark of Fresh Produce Sportswear, Inc. Quiet Flight is the registered trademark of Seal Trademarks Pty. The Endangered Species Store is the registered trademark of Theme Stores, Inc. NBA City is the registered trademark of NBA Properties, Inc. Walt Disney World, The Magic Kingdom, EPCOT, Disney’s Hollywood Studios and Disney’s Animal Kingdom are registered trademarks and service marks of Disney Enterprises, Inc. Wet ’n Wild is the registered trademark of Wet ’n Wild, Inc. SeaWorld, Discovery Cove, Aquatica and Busch Gardens are registered trademarks of SeaWorld Parks & Entertainment. Macy’s Thanksgiving Day Parade & Related Characters are copyrights of Macy’s East, Inc.

Market and industry data

This prospectus includes market and industry data that we obtained from periodic industry publications and internal company surveys. This prospectus includes market share and industry data that we prepared primarily based on management’s knowledge of the industry and industry data. Industry publications and surveys generally state that the information contained therein has been obtained from sources believed to be reliable. Although we are not aware of any misstatements regarding any market or industry data presented herein, we cannot assure you of the accuracy and completeness of such information. We have not independently verified any of the data from third party sources nor have we ascertained the underlying economic assumptions relied upon therein.

Summary

This summary highlights information contained elsewhere in this prospectus. Because this is only a summary, it may not contain all of the information important to you or that you should consider before deciding whether to exchange your original notes for exchange notes. For a more complete understanding of this offering, we encourage you to read this prospectus in its entirety. You should read the following summary together with the more detailed information, including “Risk factors” and the consolidated financial statements and the notes to those statements, included elsewhere in this prospectus.

Overview

We own and operate two theme parks, Universal Studios Florida and Universal’s Islands of Adventure, and CityWalk, a dining, retail and entertainment complex, at Universal Orlando Resort, a world-class vacation destination. Universal Orlando Resort also includes three themed hotels, Loews Portofino Bay Hotel, Hard Rock Hotel® and Loews Royal Pacific Resort, each of which is located within walking distance of our theme parks and CityWalk. These hotels are owned by UCF Hotel Venture, which has invested in excess of $580.0 million in these properties and in which Vivendi Universal Entertainment has an indirect noncontrolling interest. Our theme parks combine well-known movie, TV, comic and story book characters with exciting, technologically advanced rides and attractions. We have invested over $3.7 billion in our facilities since 1990, with estimated overall expenditures of approximately $385.0 million for our recent and coming projects including The Simpsons Ride™, Hollywood Rip Ride RockitSM, The Wizarding World of Harry Potter™, and certain system enhancements primarily including the reengineering of our website and online ticket store. For the year ended December 31, 2009, we had paid admissions of 9.3 million guests and on a pro forma basis after giving effect to the Transactions and the 2010 Amendment, we had revenues of $802.9 million, net income of $38.4 million and EBITDA of $258.5 million.

The four principal areas that make up Universal Orlando Resort are:

•

Universal Studios Florida®. Universal Studios Florida is a movie-and-television-based theme park designed to allow guests to become a part of their favorite movies and television shows. Universal Studios Florida features a total of 20 rides, shows and attractions along with facades of famous film locations. Some of our most popular rides and shows include Revenge of the Mummy®, Shrek 4-D™, JAWS®, The Simpsons Ride™, Men In Black™ Alien Attack™, Twister…Ride It Out®, E.T. Adventure®, Terminator 2: 3D® and Jimmy Neutron’s Nicktoon Blast™. In summer 2009, we opened Hollywood Rip Ride RockitSM, a high-tech, customizable, multi-sensory entertainment coaster that towers 17 stories over the theme park. Universal Studios Florida is also a working motion picture/TV studio. Universal Studios Florida opened in 1990.

•

Universal’s Islands of Adventure®. Universal’s Islands of Adventure opened in 1999 and, in 2006, won the Applause Award, which is given out every two years by the International Association of Amusement Parks and Attractions to the theme park whose management, operations and creative accomplishments have inspired the amusement industry with their thought, originality and sound business development. At Universal’s Islands of Adventure, guests take a journey through six distinct and individually themed islands: Seuss Landing™, The Lost Continent®, Toon Lagoon®, Jurassic Park®, Marvel Super Hero Island® and The Wizarding World of Harry Potter™ which opened in June 2010. With 22 rides, shows and attractions, Universal’s Islands of Adventure combines advanced technology and innovative ride design with well-known characters to provide guests with exciting entertainment experiences. Some of our most popular rides and attractions include Harry Potter and the Forbidden Journey™, The Amazing Adventures of Spider-Man® and The Incredible Hulk Coaster®.

•

CityWalk®. CityWalk is a diverse collection of restaurants, retail outlets and nightclubs and includes a 20-screen cineplex. CityWalk’s 38 facilities are located between the entrances to Universal Studios

Florida and Universal’s Islands of Adventure. We own and operate 15 of these facilities and lease 23 to third parties and affiliated entities (one of which we operate). We also have an ownership interest in five of the entities that lease land or facilities from us at CityWalk. CityWalk’s facilities include NBA City, The Sports Grille by NASCAR, Emeril’s® Restaurant Orlando, Bubba Gump Shrimp Co. Restaurant & Market®, AMC Universal Cineplex 20®, and Jimmy Buffett’s® Margaritaville®. In 2007, CityWalk opened the 1,015 seat Sharp AQUOS theater which houses the Blue Man Group show, one of seven permanently based Blue Man Group productions worldwide. Additionally, CityWalk contains the Hard Rock Live® Orlando concert venue, which has featured many popular recording artists. CityWalk was opened in 1999 in conjunction with the opening of Universal’s Islands of Adventure.

•

Hotels. Universal Orlando Resort also includes three on-site themed hotels. These hotels are owned by UCF Hotel Venture, a joint venture indirectly owned approximately 50% by Loews Hotel Holding Corp., 25% by Universal Studios Hotel LLC, a subsidiary of Vivendi Universal Entertainment, and 25% by Rank Hotels Orlando, Inc., a subsidiary of Seminole Hard Rock Entertainment, Inc. The hotels, Loews Portofino Bay Hotel, Hard Rock Hotel® and Loews Royal Pacific Resort, have a total of 2,400 rooms and approximately 130,000 square feet of meeting space. All three hotels are within walking distance of our two theme parks and CityWalk. Hotel guests enjoy express access privileges to designated rides and attractions at our theme parks and preferred seating at certain restaurants in the parks and at CityWalk. Although we own the land on which these hotels are located and we are responsible for sales, marketing and promotional activities relating to the hotels, we do not own the hotels and we derive only a small portion of our total operating revenues from them.

Competitive strengths

World-class entertainment resort. We believe that we offer our guests an outstanding resort and entertainment experience anchored by two distinct theme parks featuring innovative rides, shows and attractions based on blockbuster movies and pop culture’s most incredible and timeless stories. Universal Studios Florida is a working production studio as well as a highly acclaimed movie-and-television-based theme park featuring attractions such as The Simpsons Ride™, Shrek 4-D™ and Revenge of the Mummy®. Universal’s Islands of Adventure is one of the world’s most technologically advanced theme parks and features five uniquely themed islands, each with its own adventure. Its marquee attractions include Jurassic Park River Adventure®, The Amazing Adventures of Spider-Man® and The Incredible Hulk Coaster®.

In summer 2009, Universal Studios Florida opened one of the most radically innovative coasters ever created, Hollywood Rip Ride RockitSM. In June 2010, we revealed The Wizarding World of Harry Potter™ at Universal’s Islands of Adventure, a sixth themed island that brings one of the most popular stories of our time to life. Included within this themed island are Hogsmeade™ and Harry Potter and the Forbidden Journey™, a groundbreaking new ride that was named Best New Attraction by Theme Park Insider and which helped propel Universal’s Islands of Adventure to Best Theme Park (also by Theme Park Insider).

Universal Orlando Resort also includes CityWalk, a 30-acre nighttime entertainment complex that features restaurants, shops, clubs, and a 20-screen cineplex. The destination’s three on-site hotels include Loews Portofino Bay Hotel, Hard Rock Hotel® and Loews Royal Pacific Resort. In 2008, The World Travel Awards, referred to by The Wall Street Journal as the “Oscars of the Travel Industry”, named Universal Orlando as the World’s Leading Theme Park.

Orlando, Florida location. Our theme parks are located in Orlando, Florida, widely recognized to be the theme park capital of the world, with seven major theme parks and the largest annual theme park attendance in the United States. According to a July 2007 Forbes report, Orlando is the third most visited city in the U.S.

Theme park attendance in Orlando has grown significantly since 1990 from 33.8 million to an estimated 63.5 million in 2009 for a compound annual growth rate of approximately 3.4%. We believe this growth was fueled by the introduction of new theme parks and attractions, continued investment in Orlando’s infrastructure and industry-wide marketing activities.

Globally recognizable brands. We have obtained licenses from some of the most recognized entertainment companies in the world, allowing us to create a diverse and compelling collection of globally recognized movie, TV, comic and story book characters that appeal to kids of all ages. Major licensors include Marvel Entertainment for Spider-Man™ and The Incredible Hulk™, Twentieth Century Fox for The Simpsons™, DreamWorks Animation for Shrek® and Madagascar®, Universal Pictures for The Mummy, Amblin Entertainment for Jurassic Park®, E.T®, and JAWS® and characters from Dr. Seuss Enterprises and Nickelodeon Studios. In June 2010, under license from Warner Bros., we introduced The Wizarding World of Harry Potter™ themed island based on the hugely successful film and book series by J.K. Rowling. We believe our collection of characters, brands and themes and our well-established legacy with feature-film production and Hollywood provide us with highly effective means of attracting consumers to our theme parks.

Capital investment. Since 1990, we have invested approximately $3.7 billion in our theme parks and resort infrastructure, including $2.3 billion invested in connection with the opening of Universal’s Islands of Adventure, CityWalk and related resort infrastructure, in addition to amounts invested on our recent attractions including The Simpsons Ride™, Hollywood Rip Ride RockitSM and The Wizarding World of Harry Potter™. We believe that this capital investment has created a world-class theme park vacation destination with some of the most exciting and technologically advanced rides and attractions for our guests.

Experienced management team. UCDP has assembled an experienced senior management team. John Sprouls, UCDP’s Chief Executive Officer, has 13 years of experience with the Universal theme park business. Bill Davis, UCDP’s President and Chief Operating Officer, has 37 years of theme park experience, including senior roles with Busch Entertainment Corporation (now known as SeaWorld Parks & Entertainment). Thomas Williams, Chairman and Chief Executive Officer of Universal Parks & Resorts, a division of Vivendi Universal Entertainment, has a substantial role in the oversight and strategic direction of Universal Orlando and was formerly UCDP’s President and Chief Executive Officer. Mr. Williams is based in Orlando and has almost 40 years of experience in the hospitality and leisure industries. UCDP’s senior management team has an average of 23 years of experience and leadership in the theme park industry. We believe that UCDP’s current management team’s experience will help UCDP continue to grow.

Our strategy

Our vision is to be recognized as a leading multi-day entertainment vacation destination, particularly suited for families with school age children and young adults. To this end, we intend to continue to capitalize on our competitive strengths by pursuing the following strategies:

Provide innovative entertainment experiences based on globally recognized brand stories. It is our goal to provide guests with innovative and immersive theme park experiences that bring their favorite stories and characters to life. In order to cater to the evolving entertainment desires of our guests, we plan to continue the development of relevant, technologically advanced, thrill and theme-based rides and attractions. As part of this strategy, we introduced The Simpsons Ride™ attraction in spring of 2008 and Hollywood Rip Ride RockitSM, which allows guests to select their own sound track to customize their exhilarating ride experience, in summer 2009. Recognized as an industry leader in technologically advanced rides and attractions, Universal Orlando received the Best Theme Park Attraction Award in 2008 from the Themed Entertainment Association and the Best New Theme Park Attraction Award by Theme Park Insider for The Simpsons Ride™ . Theme Park Insider also awarded Best New Attraction to Revenge of the Mummy® in 2004, and Best Overall Attraction to The

Amazing Adventures of Spider-Man® in 2002, 2003 and 2004. In June 2010, we opened Harry Potter and the Forbidden Journey™, a groundbreaking new ride that has received worldwide media coverage while winning prestigious awards including the Best New Attraction by Theme Park Insider.

Inspired by J.K. Rowling’s compelling stories and characters, and faithful to the visual landscapes of the highest-grossing movie franchise in film history, The Wizarding World of Harry Potter™ provides a one-of-a-kind opportunity to experience the magical world of Harry and his friends. The fully immersive, themed island with multiple rides and attractions enables guests to experience some of the most iconic locations found in the books and the films, including the village of Hogsmeade and even Hogwarts castle itself.

To complement our menu of rides and attractions, we also provide fun and interactive live stage shows such as Beetlejuice’s Graveyard Review™ and The Eighth Voyage of Sindbad® stunt show as well as a variety of street entertainment to create a high level of energy and excitement throughout our theme parks. Building on our legacy of providing guests with experiences featuring a collection of globally recognized characters and brands, we also provide compelling food and merchandise offerings based on well-recognized restaurants such as Emeril’s® Restaurant Orlando, Bubba Gump Shrimp Co. Restaurant & Market®, Hard Rock Cafe® Orlando and Jimmy Buffett’s® Margaritaville®, along with branded products by such companies as Starbucks® Coffee, Cinnabon®, Oakley® Sunglasses and Billabong. We maintain our theme parks as a safe and comfortable environment with attractive and appealing surroundings based on feedback from our guests. Tracking studies conducted in our major market areas allow us to track awareness and perception of our core brand attributes and response to our marketing and sales initiatives. Frequent guest satisfaction surveys enable us to monitor performance in order to improve guest service and hospitality. This information also allows us to monitor and adapt to changes and opportunities in our marketplace.

Promote Universal Orlando Resort as a premier vacation destination. We use a number of media and distribution channels to promote Universal Orlando Resort as a multi-day theme park destination. Our media campaigns are developed and executed based on distinct segment insights for audiences within Florida, in the United States outside of Florida (the “outer U.S.”) and in each of our primary international markets.

According to a 2010 report of the U.S. Travel Association, “Travelers’ Use of the Internet,” approximately 74% of all U.S. adults, or 168 million individuals, use the Internet. Further, 72% of these U.S. adult Internet users are travelers, which translates into approximately 122 million travelers online. Approximately 76% of these individuals, or nearly 93 million U.S. adults, used the Internet to plan trips during the past 12 months. Therefore, we continue to focus our efforts on expanding and improving our online capabilities and our data- and technology-enabled marketing and sales programs. We expect these efforts will enable us to improve the relevancy and the efficiency of our online communications. In 2009, our website received over 10 million visitors, with Internet ticket transactions of approximately $119.0 million. Over 60% of this amount resulted from multi-day tickets.

In addition, we utilize strategic channels to increase marketing power. We have regional offices in our top markets and we promote our products through top travel wholesalers that sell Orlando as a destination. We work with top travel agency chains throughout the United States, including the American Automobile Association (“AAA”), American Express Travel, Travelocity, Expedia, Orbitz, Travelsavers and Vacation.com. Universal Parks & Resorts Vacations, our subsidiary travel company, expands our overall marketing and sales reach by promoting complete vacation packages that include airline seats, hotels, theme park tickets, car rentals and other travel components to consumers and travel agencies. We also use a number of sales and distribution channels within the state of Florida, such as Guest Service or hotel concierge desks, timeshare sales offices and receptive operators, to reach guests while on vacation and ensure we remain on their Central Florida itinerary.

We also benefit from our association with NBCU and a variety of corporate sponsorships that continue to provide us with significant media exposure and promotional support in exchange for access, programming content and special offerings, but without substantial cash expenditure on our part. Promotional tie-ins with Universal movie and DVD releases, a cooperative direct marketing campaign with American Express and participation in the “My Coke Rewards” program are examples of this type of involvement.

Capitalize on appeal to families with school age children and young adults. We believe our attractive mix of high energy, exhilarating experiences combined with contemporary themes positions us well with this audience.

Develop effective ticket sales strategies for each market segment. Through in-park surveys, we track our theme park attendance from three distinct points of origin: visitors from the outer U.S., international visitors and Florida residents. Our largest market segment is visitors from the outer U.S., representing approximately 37% of our admissions in 2009. We have actively pursued this market segment by employing national media and promotional campaigns, partnering with travel agencies and enhancing our Internet marketing with the goal of increasing prepaid multi-day ticket sales. In 2009, approximately 33% of our admissions were international visitors, approximately 50% of whom came from the United Kingdom. Given their extended time in market, we encourage these international guests to buy prepaid multi-day tickets by using a number of incentives, such as extended length of stay tickets and bundling with other area attractions such as Wet ’n Wild®, SeaWorld®, Aquatica™ and Busch Gardens®. We also partner with a number of major tour operators, particularly in the United Kingdom. In 2009, approximately 30% of our admissions were Florida residents. We have a series of special events to attract Florida residents to our theme parks during non-peak periods. Examples of these events include Halloween Horror Nights®, Grinchmas™, Mardi Gras and the Macy’s Holiday Parade™. To capitalize on the strength of these events, we have introduced a range of annual ticket programs designed to maximize attendance and encourage loyalty from the Florida market.

Maximize the overall visitor experience. We seek to expand our portfolio of products to enhance the guest experience while maximizing financial results. We devote considerable effort toward developing innovative products that provide our guests with added convenience, enhanced flexibility and increased value. For instance, our Universal ExpressSM Plus (“UEP”) reduces our guests’ wait times at certain attractions and shows and affords our guests added convenience while yielding an incremental revenue stream for us. Additionally, we have developed the FlexPay program, which allows guests to purchase annual tickets while paying for them in installments throughout the year, thus providing guests with enhanced flexibility while increasing our base of annual ticket holders. We also offer the Universal Meal Deal ticket, which permits guests to enjoy all the food they can eat at certain restaurants within our theme parks. This product provides our guests with increased value while helping to keep guests on property for their dining needs.

Recent developments

On June 18, 2010, we opened The Wizarding World of Harry PotterTM, a sixth themed island at Universal’s Islands of Adventure, which brings one of the most popular stories of our time to life.

On April 30, 2010, we amended our renewed senior secured credit facilities (the “2010 Amendment”). As a result of the 2010 Amendment, the interest rate pertaining to the LIBOR loans was lowered to LIBOR plus a margin of 3.75% with LIBOR being subject to a floor of 1.75%. Previously, the LIBOR loans bore interest at a rate equal to LIBOR plus a margin of 4.25% with LIBOR being subject to a floor of 2.25%. This rate change is applicable to our $895.5 million term loan but does not apply to our $75.0 million revolving credit facility, each of which is part of the renewed senior secured credit facilities. As a result of the 2010 Amendment, we incurred fees of $7.8 million of which approximately $3.3 million was expensed, while approximately $4.5 million was treated as a discount and will be amortized over the remaining term of the renewed senior secured credit facilities.

On December 3, 2009, Comcast Corporation, a Pennsylvania corporation (“Comcast”), General Electric Company, a New York corporation (“GE”), NBC Universal, a Delaware corporation, and Navy, LLC, a

Delaware limited liability company (“NewCo”), entered into a Master Agreement (the “Master Agreement”) pursuant to which they will form a joint venture. The joint venture will combine the businesses of NBC Universal, including its media networks, filmed entertainment, and theme parks businesses, and Comcast’s national cable networks including E!, Golf Channel, G4, Style and VERSUS, ten consolidated regional sports networks and three regional community-oriented and news cable channels and certain digital media properties. As part of the joint venture transaction, NBC Universal will borrow approximately $9.1 billion from third parties and a portion of the proceeds of this financing will be used to repay outstanding debt and the remaining proceeds will be used, upon the closing of the joint venture transaction, to make a cash distribution to GE. In addition, in connection with the closing of the transaction, Comcast will make a payment of approximately $7.1 billion in cash to GE, subject to certain deductions and adjustments. On December 3, 2009, GE also entered into a Stock Purchase Agreement (“Stock Purchase Agreement”) with Vivendi SA (“Vivendi”) pursuant to which GE has agreed to purchase Vivendi’s 20% interest in NBCU for approximately $5.8 billion in cash, with GE purchasing approximately 38% of Vivendi’s interest in NBCU on September 26, 2010 (if the joint venture transaction has not closed by such date) and purchasing the remainder of Vivendi’s interest on the date the joint venture transaction closes. The new joint venture initially will be 51% owned by Comcast and 49% owned by GE.

Upon consummation of the transactions contemplated by the Master Agreement and the Stock Purchase Agreement as currently contemplated, we would continue to be owned 50% by VUE, a wholly-owned subsidiary of NBC Universal. Accordingly, we do not believe the transactions will constitute a change of control under any of our material agreements. In addition, we do not expect the transactions contemplated by the Master Agreement or the Stock Purchase Agreement to have a direct impact on guest experience at our theme parks. However, we cannot predict what changes, if any, Comcast will implement in our business and operations. In addition, in connection with the pending transactions, some of our vendors, customers and strategic partners may delay or defer decisions relating to their ongoing and future relationships with us, which could negatively affect our revenues, earnings and cash flows and adversely affect our prospects which could be detrimental to our noteholders.

The consummation of the transactions contemplated by the Master Agreement is subject to receipt of various regulatory approvals, including clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and receipt of approvals from the Federal Communications Commission and certain international agencies. The transaction is also subject to completion of GE’s purchase of Vivendi’s 20% interest, satisfaction of customary closing conditions and completion of the $9.1 billion financing described above. The Master Agreement may be terminated by either party: if the transaction has not closed by December 3, 2010 (subject to up to two 90-day extensions, if necessary to obtain certain governmental approvals); if any law or final, non-appealable order prohibits the closing of the transaction; upon a material uncured breach by the other party of its representations, warranties or covenants that would cause a closing condition not to be satisfied; or if after 30 days notice to the other party that the closing conditions have been met, the closing has not occurred because of the other party’s failure to comply with its obligation to close the transaction. There can be no assurance when, or if, the transaction will close.

Upon consummation of the transactions contemplated by the Master Agreement, GE and Comcast will enter into an operating agreement for the joint venture (“Operating Agreement”). Pursuant to this Operating Agreement, GE will be entitled to cause the joint venture to redeem one-half of GE’s interest after three and a half years and its remaining interest after seven years. The joint venture’s obligation to complete those purchases will be subject to the joint venture’s leverage ratio not exceeding 2.75x EBITDA of the joint venture (calculated as provided in the Operating Agreement) and the joint venture continuing to have investment-grade status. If the joint venture is not required to meet GE’s redemption requests because it does not meet these conditions, Comcast will be required to backstop the joint venture’s obligations, up to a maximum of $2.875 billion for the first redemption and a total backstop obligation of $5.750 billion. Comcast also has certain rights to purchase GE’s interest in the joint venture at specified times.

Pursuant to the Operating Agreement, the joint venture board of directors will initially consist of three Comcast designees and two GE designees. GE’s representation right will be reduced to one director if GE’s ownership interest in the joint venture falls below 20%, and GE will lose its representation right if GE’s ownership interest in the joint venture falls below 10%. The Operating Agreement requires board of director approval for certain matters (whether or not otherwise required by law), and board decisions will be made by majority vote, except that GE will have veto rights with respect to material expansion of the joint venture’s scope of business or purpose, a liquidation or voluntary bankruptcy of the joint venture and certain acquisitions, issuances or repurchases of equity, distributions to equity holders, debt incurrences and loans made outside of the ordinary course of business. The veto rights generally expire when GE’s ownership interest in the joint venture falls below 20%. The Operating Agreement prohibits GE from transferring its ownership interest in the joint venture for three and a half years and Comcast from transferring its ownership interest for approximately four years. After these respective periods, GE and Comcast will each have the right to sell its interest in the joint venture and certain rights to request the registration of its share for sale in one or more public offerings, subject, in the case of GE, to Comcast’s right to purchase the shares. In certain circumstances, if Comcast were to sell its shares, GE would have the opportunity to participate in the sale, and in some cases, Comcast would have the right to require GE to participate in the sale.

We have a number of ongoing relationships with GE. See “Certain relationships and related transactions, and director independence” for more information. GE and Comcast are still evaluating the extent, if any, to which GE’s relationships with us will continue after the transactions are consummated. To the extent those relationships do not continue, in some cases, such as with respect to our insurance, we will be required to find a replacement (which may require us to incur additional expense, including in advance of the transactions being consummated) or, in some cases, we may lose the benefits of the GE relationships, such as our sponsorship agreement with GE Money Bank. See “Business—Corporate sponsorships—GE Money Bank.”

There could be a long time between announcement of the transactions contemplated by the Master Agreement and consummation thereof. Certain aspects of the internal reorganizations to be implemented in connection with the transactions are still being finalized. Although we currently do not anticipate that these reorganizations will adversely impact us, we cannot be sure that will be the case. In addition, uncertainty around the transactions may adversely impact our business.

On December 1, 2009, an affiliate of Blackstone closed its acquisitions of SeaWorld® and certain other parks from Anheuser-Busch InBev. Affiliates of the Blackstone Group L.P. own a 50% interest in UCDP, UCDP Finance, Holding I, Holding II, UCFH I Finance and UCFH II Finance. See “—The Blackstone Group L.P.” Blackstone’s interests in SeaWorld® and the Aquatica™ water park might conflict with Blackstone’s interest in us. See “Risk factors—Risks related to our partners—Blackstone and Vivendi Universal Entertainment control us and may have conflicts of interest with us or you in the future.” We have key ticket products that allow guests to visit SeaWorld® and other parks owned by affiliates of Blackstone. Our ability to offer these products, such as the Orlando Flex Ticket™ which we offer under an agreement that will be subject to renewal in December 2011, could be impacted by the recent transactions. See “Risk factors—Risks related to our business—The theme park industry competes with numerous vacation and entertainment alternatives; the Orlando theme park market is extremely competitive.” This transaction, along with the joint venture described above, could create uncertainty in our relationships with our vendors, customers and strategic partners which could negatively affect our business and operations.

We urge you to consider the foregoing information as you read about our business, including the risks associated therewith.

Ownership and organizational structure

The following chart sets forth our ownership and organizational structure as of June 27, 2010.

In January 1987, Universal City Florida Partners, or “UCFP,” a Florida general partnership, was formed to develop, operate and own Universal Studios Florida. In June 1992, Universal City Development Partners, a Florida general partnership, was formed for the purpose of developing and operating Universal’s Islands of Adventure and CityWalk, which were completed and opened to the public in 1999. In January 2000, Universal City Development Partners converted into a Delaware limited partnership and changed its name to Universal City Development Partners, LP, or “UCDP-DEL,” and UCFP was merged with and into UCDP-DEL. In June 2002, UCDP-DEL was merged with and into a newly formed Florida limited partnership. UCDP is the surviving entity of that merger. UCDP Finance is a Florida corporation that serves as co-issuer of the notes. Holding I and Holding II are holding companies and do not have any material assets or operations other than ownership of partnership interests in UCDP and cash.

The Blackstone Group L.P.

Affiliates of the Blackstone Group L.P. own a 50% interest in UCDP, UCDP Finance, Holding I, Holding II, UCFH I Finance and UCFH II Finance. The Blackstone Group is a leading global alternative asset manager and provider of financial advisory services founded in 1985 and headquartered in New York. Blackstone manages the largest institutional private equity fund ever raised, a $21.7 billion fund raised in 2005. Since its inception, Blackstone has raised approximately $48 billion for private equity investing and has invested in over 140 separate private equity transactions. In addition to private equity investments, Blackstone’s core businesses include real estate investments, corporate debt investments, asset management, corporate advisory services and restructuring and reorganization advisory services.

Vivendi Universal Entertainment LLLP

Vivendi Universal Entertainment is an indirect wholly owned subsidiary of USI, which is in turn an indirect wholly owned subsidiary of NBC Universal. General Electric Company (“GE”) beneficially owns 80% of NBC Universal and Vivendi controls the remaining 20%. NBC Universal indirectly owns Vivendi Universal Entertainment, which indirectly owns a 50% interest in UCDP, UCDP Finance, Holding I, Holding II, UCFH I Finance and UCFH II Finance. For certain changes contemplated in the ownership of NBC Universal, see “—Recent developments.”

Additional information

UCDP is a Florida limited partnership. UCDP Finance, a wholly owned subsidiary of UCDP, is a Florida corporation and serves as co-issuer of the notes. UCDP Finance does not have any operations or assets of any kind and will not have any revenues. UCDP Finance will likely not have the ability to service the interest and principal obligations on the notes. Our principal executive offices are located at 1000 Universal Studios Plaza, Orlando, FL 32819-7610 and our telephone number at that address is (407) 363-8000. Our website address is www.universalorlando.com. The information on our website is not incorporated into this prospectus and should not be considered to be a part of this prospectus. We have included our website address as an inactive textual reference only.

The exchange offer

You should consider carefully all the information set forth in this prospectus and, in particular, should evaluate the specific factors under the section “Risk factors” prior to deciding whether to exchange your original notes for exchange notes. The following summary contains basic information about the exchange offer and is not intended to be complete. For a more complete understanding of the exchange notes, please refer to “Description of the senior notes”, “Description of the senior subordinated notes” and “The exchange offer.”

Background	On November 6, 2009, we completed a private placement of the original notes. In connection with that private placement, we entered into a registration rights agreement relating to the senior exchange notes (the “Senior Registration Rights Agreement”) and a registration rights agreement relating to the senior subordinated exchange notes (the “Senior Subordinated Registration Rights Agreement” and, together with the senior registration rights agreement, the “Registration Rights Agreements”) in which we agreed, among other things, to complete an exchange offer.

The Exchange Offer	We are offering to exchange our senior exchange notes and the guarantees thereof, which have been registered under the Securities Act, for a like principal amount of our outstanding, unregistered senior original notes and the guarantees thereof and our senior subordinated exchange notes and the guarantees thereof, which have been registered under the Securities Act, for a like principal amount of our outstanding, unregistered senior subordinated original notes and the guarantees thereof.

As of the date of this prospectus, $400.0 million in aggregate principal amount of our senior original notes is outstanding and $225.0 million in aggregate principal amount of our senior subordinated original notes is outstanding.

Resale of Exchange Notes	We believe the exchange notes issued pursuant to the exchange offer in exchange for the original notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	you are acquiring the exchange notes in the ordinary course of your business;

•	you have not engaged in, do not intend to engage in and have no arrangement or understanding with any person to participate in the distribution of the exchange notes; and

•	you are not our affiliate as defined in Rule 405 of the Securities Act.

Each participating broker-dealer that receives exchange notes for its own account pursuant to the exchange offer in exchange for original notes that were acquired as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See “Plan of distribution.”

Consequences of Failure to Exchange	Original notes that are not tendered in the exchange offer or are not accepted for exchange will continue to bear legends restricting their transfer. You will not be able to offer or sell the original notes:

•	except pursuant to an exemption from the requirements of the Securities Act; or

•	if the original notes are registered under the Securities Act.

After the exchange offer is closed, we will no longer have an obligation to register the original notes, except for some limited circumstances. See “Risk factors—Risks related to the exchange notes and our indebtedness—If you fail to exchange your original notes, they will continue to be restricted securities and may become less liquid.”

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2010, unless we decide to extend the exchange offer, in which case the term “expiration date” shall mean the latest date and time to which the exchange offer is extended.

Conditions to the Exchange Offer	We will not be required to consummate the exchange offer and will be entitled to terminate the exchange offer if prior to the expiration date:

•	any law, statute, rule or regulation is proposed, adopted or enacted which, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer; or

•	any governmental approval has not been obtained, which approval we, in our reasonable judgment, consider necessary for the completion of the exchange offer as contemplated in this prospectus.

Special Procedures for Beneficial Holders	If you beneficially own original notes that are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and you wish to tender in the exchange offer, you should contact such registered holder promptly and instruct such person to tender on your behalf. If you wish to tender in the exchange offer on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your original notes, either arrange to have the original notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take a considerable amount of time.

Withdrawal Rights	You may withdraw your tender of original notes at any time before the expiration date.

Federal Income Tax Consequences	The exchange of your original notes for exchange notes should not be a taxable event for U.S. Federal income tax purposes.

Exchange Agent	The Bank of New York Mellon Trust Company, N.A. is serving as the exchange agent in connection with the exchange offer.

Terms of the exchange notes

The form and terms of the exchange notes to be issued in the exchange offer are the same as the form and terms of the original notes except that the exchange notes will be registered under the Securities Act and, therefore, will not bear legends restricting their transfer and will not be entitled to any other exchange or registration rights. For a more complete understanding of the exchange notes, please refer to “Description of the senior notes” and “Description of the senior subordinated notes.”

Issuers	Universal City Development Partners, Ltd. and UCDP Finance, Inc.

Securities offered	$400.0 million aggregate principal amount of 8.875% senior notes due 2015.

$225.0 million aggregate principal amount of 10.875% senior subordinated notes due 2016.

Guarantees	The senior exchange notes will be guaranteed on an unsecured senior basis and the senior subordinated exchange notes will be guaranteed on an unsecured senior subordinated basis by Universal Parks & Resorts Vacations and Universal Orlando Online Merchandise Store, each of which is a subsidiary of UCDP (the “guarantors”).

Maturity	Senior exchange notes: November 15, 2015.

Senior subordinated exchange notes: November 15, 2016.

Interest	Senior exchange notes: 8.875% per annum.

Senior subordinated exchange notes: 10.875% per annum.

Interest payment dates	May 15 and November 15 of each year, commencing May 15, 2010.

Optional redemption	We may redeem some or all of the senior exchange notes at any time after November 15, 2012 at the redemption prices set forth in “Description of the senior notes—Optional redemption.” We may also redeem up to 35% of the aggregate principal amount of the senior exchange notes using the proceeds from certain equity offerings completed before November 15, 2012. In addition, prior to November 15, 2012, we may redeem the senior exchange notes, in whole or from time to time in part, at a redemption price equal to 100% of the principal amount of the senior exchange notes plus accrued and unpaid interest, if any, to the applicable redemption date plus the applicable “make-whole” premium set forth in “Description of the senior notes—Optional redemption.”

We may redeem some or all of the senior subordinated exchange notes at any time after November 15, 2013 at the redemption prices set forth in “Description of the senior subordinated notes—Optional redemption.” We may also redeem up to 35% of the aggregate principal amount of the senior subordinated exchange notes using the proceeds from certain equity offerings completed before November 15, 2012. In addition, prior to November 15, 2013 we may redeem the senior subordinated exchange notes, in whole or from time to time in part, at a redemption price equal to 100% of the principal amount of the senior subordinated exchange notes plus accrued and unpaid interest, if any, to the applicable redemption date plus the applicable “make-whole” premium set forth in “Description of the senior subordinated notes—Optional redemption.”

Change of control; certain asset sales	If we experience specific kinds of changes of control we will be required to make an offer to purchase the exchange notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the purchase date. See “Description of the senior notes—Change of control” and “Description of the senior subordinated notes—Change of control.” If we sell assets under certain circumstances, we will be required to make an offer to purchase the exchange notes at their face amount, plus accrued interest and unpaid interest to the purchase date. See “Description of the senior notes—Certain covenants—Asset Sales” and “Description of the senior subordinated notes—Certain covenants—Asset Sales.”

Ranking	The senior exchange notes will be unsecured senior obligations of the issuers and will:

•

rank senior in right of payment to all of the issuers’ existing and future obligations and other obligations that are, by their terms, expressly subordinated in right of payment to the senior exchange notes, including the senior subordinated notes and special fees owed to VUE;

•

rank equal in right of payment to all of the issuers’ existing and future senior obligations and other obligations that are not, by their terms, expressly subordinated in right of payment to the senior exchange notes, including our renewed senior secured credit facilities and our obligations in respect of the Consultant Agreement; and

•

be effectively subordinated to all of the issuers’ existing and future secured debt (including obligations under our renewed senior secured credit facilities and our obligations in respect of the Consultant Agreement), to the extent of the value of the assets securing such debt, and structurally subordinated to the obligations of any of our subsidiaries that do not guarantee the senior notes.

The senior subordinated exchange notes are not expressly subordinated in right of payment to our obligations under the Consultant Agreement, but are effectively subordinated to our obligations thereunder to the extent of the value of the assets securing such obligations.

Similarly, the senior exchange note guarantees will be unsecured senior obligations of the guarantors and will:

•

rank senior in right of payment to all of the guarantors’ existing and future debt and other obligations that are, by their terms, expressly subordinated in right of payment to such guarantees, including the guarantors’ guarantees under the senior subordinated notes;

•	rank equal in right of payment to all of the guarantors’ existing and future senior debt and other obligations that are not, by their terms, expressly subordinated in right of payment to such guarantees, including the guarantors’ guarantees of the renewed senior secured credit facilities; and

•

be effectively subordinated to all of the guarantors’ existing and future secured debt (including such guarantors’ guarantees under our renewed senior secured credit facilities), to the extent of the value of the assets securing such debt, and structurally subordinated to the obligations of any of our subsidiaries that do not guarantee the senior notes.

The senior subordinated exchange notes will be unsecured senior subordinated obligations of the issuers and will:

•	be subordinated in right of payment to all of the issuers’ existing and future senior debt, including our renewed senior secured credit facilities and the senior notes;

•	rank equal in right of payment to all of the issuers’ future senior subordinated debt and other obligations that are not by the terms of the senior subordinated exchange notes expressly made senior;

•

be effectively subordinated to all of the issuers’ existing and future secured debt (including obligations under our renewed senior secured credit facilities and our obligations in respect of the Consultant Agreement), to the extent of the value of the assets securing such debt, and structurally subordinated to the obligations of any of our subsidiaries that do not guarantee the senior subordinated notes; and

•

rank senior in right of payment to all of the issuers’ future debt and other obligations that are, by their terms, expressly subordinated in right of payment to the senior subordinated exchange notes, including the special fees owed to VUE.

Similarly, the senior subordinated exchange note guarantees will be unsecured senior subordinated obligations of the guarantors and will:

•

be subordinated in right of payment to all of the guarantors’ existing and future senior debt, including the guarantors’ guarantees under our renewed senior secured credit facilities and the senior notes;

•

rank equal in right of payment to all of the guarantors’ future senior subordinated debt and other obligations that are not by the terms of the senior subordinated exchange notes expressly made senior;

•

be effectively subordinated to all of the guarantors’ existing and future secured debt (including such guarantors’ guarantees under our renewed senior secured credit facilities), to the extent of the value of the assets securing such debt, and structurally subordinated to the obligations of any of our subsidiaries that do not guarantee the senior subordinated notes; and

•

rank senior in right of payment to all of the applicable guarantors’ future debt and other obligations that are, by their terms, expressly subordinated in right of payment to the guarantees of the senior subordinated notes.

As of June 27, 2010, the exchange notes were effectively subordinated to $934.1 million of indebtedness (including $895.5 million of secured indebtedness under our renewed senior secured credit facilities, $33.3 million in liabilities on our financing obligations and capital leases, and $5.3 million under our obligations in respect of the Consultant Agreement). The senior exchange notes and related guarantees were ranked senior to the $225.0 million principal amount of senior subordinated notes. The senior subordinated exchange notes and related guarantees were ranked junior to approximately $1,334.1 million of senior indebtedness, including the renewed senior secured credit facilities and the senior notes. An additional $75.0 million was available for future borrowings under the revolving portion of our renewed senior secured credit facilities from time to time, all of which would be secured and effectively senior to the notes.

Certain covenants	The indenture governing the senior notes and the indenture governing the senior subordinated notes, among other things, restrict the issuers’ ability and the ability of the issuers’ restricted subsidiaries to:

•	make certain distributions, investments and other restricted payments;

•	incur or guarantee additional debt or issue preferred stock;

•	transfer or sell assets;

•	create certain liens;

•	pay dividends and repurchase capital stock;

•	merge, consolidate or sell substantially all of their assets;

•	enter into certain transactions with affiliates; and

•	enter into agreements that restrict dividends from subsidiaries.

The indenture governing the senior notes and the indenture governing the senior subordinated notes also require each of the issuers’ future wholly-owned domestic restricted subsidiaries that guarantees certain other indebtedness of the issuers to guarantee the notes.

These covenants are subject to important qualifications. See “Description of the senior notes—Certain covenants” and “Description of the senior subordinated notes—Certain covenants.”

No public market	The exchange notes will be new issues of securities and there is currently no established trading market for them. The initial purchasers of the original notes advised us that they intend to make a market in the exchange notes. Such initial purchasers are not obligated, however, to make a market in the exchange notes, and any such market making may be discontinued by such initial purchasers in their discretion at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the exchange notes. See “Plan of distribution.”

Use of Proceeds	We will not receive any cash proceeds upon the completion of the exchange offer.

Risk factors

Despite our competitive strengths discussed elsewhere in this prospectus, investing in the notes involves substantial risks and uncertainties. Some of the more significant risks and uncertainties associated with our business include general economic conditions, particularly the duration, severity and impact on consumer behavior of the global recession, our substantial indebtedness and our ability to service that indebtedness, competition within the Orlando theme park market and the resources of our competitors, our dependence on certain material intellectual property rights used in our business and our dependence on a single location for substantially all of our revenues. The risks described under the heading “Risk factors” immediately following this summary may cause us not to realize the full benefits of our strengths or may cause us to be unable to successfully execute all or part of our strategy. See “Risk factors” for a discussion of the foregoing and other risks you should consider before deciding whether to exchange your original notes for the exchange notes.

Summary historical, pro forma financial and other data

The following table sets forth certain of our historical, pro forma financial and other data. The summary historical financial data for the fiscal years ended December 31, 2009, 2008 and 2007, and as of December 31, 2009 and 2008, have been derived from our audited consolidated financial statements and the related notes included elsewhere in this prospectus. The summary historical financial data for the six months ended June 27, 2010 and June 28, 2009, and as of June 27, 2010, have been derived from our unaudited condensed consolidated financial statements and the related notes included elsewhere in this prospectus, and include all adjustments that management considers necessary for a fair presentation of our financial position and results of operations as of the date and for the periods indicated. Results for the six months ended June 27, 2010 and June 28, 2009 are not necessarily indicative of the results that may be expected for the entire year.

The summary pro forma consolidated financial data gives effect to the Transactions and the Partnership Agreement Amendment in the manner described under “Unaudited pro forma financial information.” No pro forma balance sheet is presented as the Transactions are reflected in the historical financial data as of June 27, 2010.

The unaudited pro forma financial data is presented for informational purposes only, and does not purport to represent what our results of operations would actually have been if the Transactions and the Partnership Agreement Amendment had occurred on the dates indicated, nor does it purport to project our results of operations or financial condition that we may achieve in the future.

The information set forth below should be read in conjunction with “Selected historical financial data,” “Unaudited pro forma financial information,” “Management’s discussion and analysis of financial condition and results of operations” and “Risk factors,” together with our consolidated financial statements and the related notes included elsewhere in this prospectus.

	Historical					Pro Forma
	Six Months Ended		Year ended December 31,			Year ended December 31, 2009
(Dollars in thousands)	June 27, 2010	June 28, 2009	2009	2008	2007
Statement of operations data:
Operating revenues:
Theme park tickets	$215,633	$191,016	$419,026	$455,935	$450,844	$419,026
Theme park food and beverage	45,525	45,046	94,655	112,270	115,188	94,655
Theme park merchandise	44,264	39,804	82,695	99,634	101,599	82,695
Other theme park related(1)	39,436	40,519	86,658	104,380	102,825	86,658
Other(2)	61,209	63,146	119,819	151,133	161,387	119,819

Total operating revenues	406,067	379,531	802,853	923,352	931,843	802,853
Costs and operating expenses:
Theme park operations	91,613	83,721	176,947	184,371	177,556	176,947
Theme park selling, general and administrative	101,412	64,245	124,216	153,205	153,053	124,216
Theme park cost of products sold	48,119	44,668	92,645	113,536	113,610	92,645
Special fee payable to Vivendi Universal Entertainment and consultant fee	26,801	23,903	51,913	58,305	57,996	53,633
Depreciation and amortization	55,626	52,829	106,051	111,130	110,327	106,051
Other	57,518	52,000	102,058	122,374	128,503	102,058

Total costs and operating expenses	381,089	321,366	653,830	742,921	741,045	655,550

Operating income	24,978	58,165	149,023	180,431	190,798	147,303
Total other expense, net	58,632	47,567	125,532	102,542	96,137	108,950

Net (loss) income	(33,654)	10,598	23,491	77,889	94,661	38,353
Less: net income attributable to the noncontrolling interest in UCRP	952	1,212	1,577	2,149	2,773	1,577

Net (loss) income attributable to the Partners	$(34,606)	$9,386	$21,914	$75,740	$91,888	$36,776

	Historical					Pro Forma
(Dollars in thousands, except other operational data)	Six Months Ended		Year ended December 31,			Year ended December 31, 2009
	June 27, 2010	June 28, 2009	2009	2008	2007
Other data:
EBITDA(3)	$80,655	$111,111	$260,238	$292,085	$302,852	$258,518
Covenant EBITDA(3)	80,405	113,363	259,845	297,906	312,075	258,125
Net cash and cash equivalents provided by operating activities	83,821	73,257	65,973	191,333	241,518	n/a
Net cash and cash equivalents used in investing activities	70,950	68,530	134,043	134,874	49,721	n/a
Net cash and cash equivalents (used in) provided by financing activities	(14,656)	(52,395)	25,429	(96,535)	(130,540)	n/a
Capital expenditures	70,950	70,584	143,433	137,010	60,912	n/a
Ratio of earnings to fixed charges(4)	n/a	1.1x	1.1x	1.7x	1.9x	1.2x

Other operational data:
Turnstile admissions in thousands(5)	4,528	4,747	10,157	11,357	11,514	10,157
Paid admissions in thousands(6)	4,214	4,336	9,297	10,564	10,758	9,297
Theme park ticket revenue per paid admission	$51.17	$44.05	$45.07	$43.16	$41.91	$45.07
Theme park food, beverage and merchandise revenue per turnstile admission	$19.83	$17.88	$17.46	$18.66	$18.83	$17.46
Other theme park related revenue per turnstile admission	$8.71	$8.54	$8.53	$9.19	$8.93	$8.53

	Historical
	As of	As of December 31,
(Dollars in thousands)	June 27, 2010	2009	2008	2007
Balance sheet data:
Total cash and equivalents	$43,372	$45,157	$87,798	$127,874

Total assets	1,991,460	1,969,604	1,975,277	1,986,022

Total long-term indebtedness (including current portion)	1,497,501	1,504,730	1,007,960	1,007,126

Other long-term obligations(7)	24,404	27,415	119,896	118,721

Total equity	220,565	255,011	642,346	643,582

Year ended
	December 31, 2009	December 31, 2009
(pro forma)
Ratios:
Total indebtedness/Covenant EBITDA	5.78x	5.83x
Covenant EBITDA/Cash interest expense(8)	2.79x	2.39x

(1)	Consists primarily of UEP sales, aged ticket sales, theme park corporate special events and the parking facility. We host special events for corporate guests whereby a portion of the theme park is rented for corporate functions. UEP is a ticket that allows guests to experience reduced wait times at certain attractions and shows.
(2)	Consists primarily of CityWalk, Universal Parks & Resorts Vacations and hotel rent received from our on-site hotels.
(3)	We have included Covenant EBITDA because it is used by some investors as a measure of our ability to service debt, while we have also included EBITDA as it is a measure of Company operating performance under our Annual Incentive Plan. While EBITDA represents earnings before interest, taxes and depreciation and amortization, Covenant EBITDA includes certain other adjustments permitted by the definition of EBITDA in our renewed senior secured credit agreement and the indentures governing the notes. Some of these adjustments include exclusion of gains or losses from the sale of assets held for sale, exclusion of impairment charges on long lived assets and adjustments related to income and cash flows derived from investments in unconsolidated entities. Covenant EBITDA and EBITDA are not prepared in accordance with United States generally accepted accounting principles and should not be considered alternatives for Net Income, Net Cash And Cash Equivalents Provided By Operating Activities and other consolidated income or cash flow statement data prepared in accordance with United States generally accepted accounting principles or as measures of profitability or liquidity. Covenant EBITDA and EBITDA, because they are before debt service, capital expenditures and working capital needs, do not represent cash that is available for other purposes at our discretion. Our presentation of Covenant EBITDA and EBITDA may not be comparable to similarly titled measures reported by other companies. For these reasons, we have prepared a two step reconciliation between our U.S. generally accepted accounting principles (“GAAP”) financial measures, EBITDA as well as Covenant EBITDA. Covenant EBITDA is the primary basis in our renewed senior secured credit agreement to determine our quarterly compliance with our secured leverage ratio and the interest coverage ratio, which is computed based on the prior twelve months. See below for related reconciliations.

(4)	The Ratio Of Earnings To Fixed Charges is computed by dividing earnings by fixed charges. For purposes of calculating the Ratio Of Earnings To Fixed Charges, earnings represents Net Income (Loss) plus fixed charges. Fixed charges include Interest Expense (including Amortization Of Deferred Finance Costs) and the portion of operating rental expense that management believes represents the interest component of rent expense. During the six months ended June 27, 2010, our earnings were insufficient to cover fixed charges by approximately $36.9 million.
(5)	Turnstile Admissions represent total admissions to our theme parks, which includes paid admissions and complimentary tickets.
(6)	Paid Admissions represent the total paid admissions to our theme parks.
(7)	Other Long-term Obligations include Capital Lease And Financing Obligations, Net Of Current Portion and Deferred Special Fees Payable To Affiliates.
(8)	Cash Interest Expense consists of net interest expense less Amortization Of Deferred Finance Costs, Accretion Of Bond Discounts, interest on special fees payable to affiliates of Vivendi Universal Entertainment, and Interest On Financing Obligations. Cash Interest Expense on a pro forma basis was calculated based upon the interest rates on our renewed senior secured credit facilities after giving effect to the 2010 Amendment and the notes. See “Unaudited pro forma financial information.”

The following is a reconciliation of Net Cash And Cash Equivalents Provided By Operating Activities to EBITDA and Covenant EBITDA for each of the periods presented above:

	Historical
	Six Months Ended		Year ended December 31,
(Dollars in thousands)	June 27, 2010	June 28, 2009	2009	2008	2007
Net cash and cash equivalents provided by operating activities	$83,821	$73,257	$65,973	$191,333	$241,518
Adjustments:
Interest expense	56,362	51,196	108,388	102,669	107,906
Interest income	(37)	(89)	(201)	(2,654)	(7,269)
Amortization of deferred finance costs	(1,867)	(4,779)	(8,645)	(6,939)	(5,164)
Interest on financing obligations	(1,206)	(1,258)	(2,346)	(2,380)	(1,166)
Changes in deferred special fee payable and related interest payable to affiliates	—	(1,478)	91,967	(4,359)	(6,735)
Gain on sale of assets held for sale	—	—	5,155	—	2,776
Distributions from investments in unconsolidated entities	(1,574)	(1,315)	(3,161)	(3,691)	(3,681)
Income from investments in unconsolidated entities	1,003	1,329	1,586	2,673	1,724
Loss from impairment of investments in unconsolidated entities	—	—	(444)	—	—
Accretion of bond discount	(1,612)	(415)	(1,219)	(834)	(837)
Income attributable to the noncontrolling interest in UCRP	(952)	(1,212)	(1,577)	(2,149)	(2,773)
Net change in working capital accounts (9)	(53,283)	(4,125)	4,762	18,416	(23,447)

EBITDA	80,655	111,111	260,238	292,085	302,852
Adjustments to arrive at Covenant EBITDA:
Income attributable to the noncontrolling interest in UCRP	952	1,212	1,577	2,149	2,773
Income from investments in unconsolidated entities	(1,003)	(1,329)	(1,586)	(2,673)	(1,724)
Distributions from investments in unconsolidated entities	1,574	1,315	3,161	3,691	3,681
Gain on sale of assets held for sale	—	—	(5,155)	—	(2,776)
Interest income	37	89	201	2,654	7,269
Other	(1,810)	965	1,409	—	—

Covenant EBITDA	$80,405	$113,363	$259,845	$297,906	$312,075

Note: Reconciliations for the years ended December 31, 2008 and 2007 and for the six months ended June 28, 2009 are shown for illustrative purposes only as results for those periods were not subject to the same calculations of Covenant EBITDA as contained in the indentures governing the notes or the renewed senior secured credit facilities.

(9)	Net change in working capital accounts represents changes in operating assets and liabilities, which includes Accounts Receivable (Net), Notes Receivable, Receivables From Related Parties, Inventories (Net), Prepaid Expenses And Other Assets, Other Long-term Assets, Accounts Payable And Accrued Liabilities, Unearned Revenue, Due To Related Parties, and Other Long-term Liabilities.

The following is a reconciliation of Net Income Attributable To The Partners to EBITDA and Covenant EBITDA for each of the periods presented above:

	Historical					Pro forma
	Six Months Ended		Year ended December 31,			Year ended December 31, 2009
(Dollars in thousands)	June 27, 2010	June 28, 2009	2009	2008	2007
Net (loss) income attributable to the Partners	$(34,606)	$9,386	$21,914	$75,740	$91,888	$36,776
Adjustments:
Interest expense	56,362	51,196	108,388	102,669	107,906	121,092
Expenses associated with debt refinancing	3,310	—	25,023	—	—	—
Loss on extinguishment of debt	—	—	4,263	—	—	—
Depreciation and amortization	55,626	52,829	106,051	111,130	110,327	(5,200)
Net change in fair value of interest rate swaps and amortization of accumulated other comprehensive loss	—	(2,211)	(5,200)	5,200	—	106,051
Interest income	(37)	(89)	(201)	(2,654)	(7,269)	(201)

EBITDA (as defined)	80,655	111,111	260,238	292,085	302,852	258,518
Adjustments to arrive at Covenant EBITDA:
Income attributable to the noncontrolling interest in UCRP	952	1,212	1,577	2,149	2,773	1,577
Income from investments in unconsolidated entities	(1,003)	(1,329)	(1,586)	(2,673)	(1,724)	(1,586)
Distributions from investments in unconsolidated entities	1,574	1,315	3,161	3,691	3,681	3,161
Gain on sale of assets held for sale	—	—	(5,155)	—	(2,776)	(5,155)
Interest income	37	89	201	2,654	7,269	201
Other	(1,810)	965	1,409	—	—	1,409

Covenant EBITDA	$80,405	$113,363	$259,845	$297,906	$312,075	$258,125

Note: Reconciliations for the years ended December 31, 2008 and 2007 and for the six months ended June 28, 2009 are shown for illustrative purposes only as results for those periods were not subject to the same calculations of Covenant EBITDA as contained in the indentures governing the notes or the renewed senior secured credit facilities.

Risk factors

You should carefully consider the risks described below, together with the other information contained in this prospectus, before you make a decision to exchange any original notes for exchange notes. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially affect our business operations. In addition, our business is subject to uncertainties as a result of the transactions described under “Summary—Recent developments” and certain of those transactions and their impact on us are outside of our control. If any of the events described in the risk factors below actually occurs, our business, financial condition, operating results and prospects could be materially adversely affected, which in turn could adversely affect our ability to repay the notes. In such case, you may lose all or part of your original investment.

Risks related to our business

Recent instability in general economic conditions throughout the world could reduce consumer discretionary spending which could impact our profitability and liquidity while increasing our exposure to counterparty risk.

Unfavorable general economic conditions, such as higher unemployment rates, a constrained credit market, housing-related pressures, and higher prices for consumer goods can reduce spending for leisure travel and family entertainment. Unfavorable economic conditions can also impact our ability to raise theme park ticket prices to counteract increased energy, labor, and other costs. Therefore, a continued economic recessionary environment would likely continue to negatively impact our results of operations. We remain cautious of current economic conditions domestically and in our key international markets, as recessionary fears have continued. Factors such as continued unfavorable economic conditions, a significant decline in demand for family entertainment, or continued instability of the credit and capital markets could adversely impact our results, which in turn, could trigger a downgrade in our credit rating. These factors could also negatively impact our ability to obtain financing, our profitability and our liquidity generally. These conditions could also hinder the ability of those with which we do business, including vendors, customers and tenants, to satisfy their obligations to us. Our exposure to credit losses will depend on the financial condition of our vendors, customers and tenants and other factors beyond our control, such as deteriorating conditions in the world economy or in the theme park industry. The unprecedented levels of disruption and volatility in the credit and financial markets have increased our possible exposure to vendor, customer and tenant credit risk because it has made it harder for them to access sufficient capital to meet their liquidity needs. This market turmoil coupled with a reduction of business activity generally increases our risks related to our status as an unsecured creditor of most of our vendors, customers and tenants. Credit losses, if significant, would have a material adverse effect on our business, financial condition and results of operations. Moreover, these issues could also increase the counterparty risk inherent in our business, including with our suppliers, vendors and financial institutions with which we enter into hedging agreements and long-term debt agreements such as our renewed senior secured credit agreement. The financial stability of these counterparties could adversely affect us. In this difficult economic environment, our credit evaluations may be inaccurate and we cannot assure you that credit performance will not be materially worse than anticipated, and, as a result, materially and adversely affect our business, financial position and results of operations.

Failure to comply with regulations, or changes in regulations or new regulations, applicable to our business could limit our ability to conduct our business and could increase our operating costs.

We are subject to various federal, state and local regulations of our business. These regulations include those relating to environmental protection, privacy and data protection laws and regulations, and the regulation of the safety of consumer products, ride safety and theme park operations. We are also subject to regulation by state and local authorities relating to health, sanitation, safety and fire standards and liquor licenses and federal and state laws governing our relationships with employees, federal and state laws which prohibit discrimination and other laws regulating the design and operation of facilities such as the Americans With Disabilities Act of 1990.

Failure to comply with the laws and regulatory requirements applicable to our business could result in revocation of required licenses, administrative enforcement actions, fines and civil and criminal liability. Changes in any of these regulatory areas may increase our costs and adversely affect the profitability of our business.

Attendance at our theme parks is influenced by general economic and other conditions.

Attendance at our theme parks is heavily dependent upon consumer spending on travel and other leisure activities. Because consumer spending on travel and other leisure activities is discretionary, this is usually the first type of spending to be curtailed by consumers during economic downturns such as the current one. As a result, we have historically experienced weaker attendance during economic downturns and during other events affecting travel and leisure activities. In addition, during economic downturns, if people travel to our theme parks, they generally spend less on merchandise, food and beverage while at the park. Any further deterioration in the already weakened general economic conditions, increases in the cost of travel (including the cost of fuel), additional outbreaks or escalation of war, or terrorist or political events that diminish consumer spending and confidence could reduce attendance and in-park spending at our theme parks.

Attendance at our theme parks could be adversely impacted by recent events in the Gulf of Mexico.

Historically, Florida’s beaches have been a key component of Florida’s tourism industry. Although it is difficult to quantify the relationship between our visitation and that of Florida’s beaches, approximately 70% of our attendance is derived from guests residing outside of Florida. Accordingly, a substantial portion of our attendance could be adversely impacted by the recent oil spill in the Gulf of Mexico. The extent and duration of any impact is currently unknown and is dependent on several factors outside of our control. These factors include the location of the oil drift and the nature of its impact on coastal land and waterways, public perception of the extent of damage caused by the oil spill, and governmental action which could restrict access to coastal land and waterways.

Our business is largely dependent on air travel.

We estimate that approximately half of the visitors to our theme parks travel to Orlando by air. An increase in the price of jet fuel may serve to increase the price of air travel and reduce the number of visitors traveling by air. In addition, the recent economic difficulties facing the airline industry may result in a reduction in scheduled flights to Orlando and an increase in the price of air travel which in turn may have a negative effect on the number of visitors to Orlando. In addition, another terrorist attack in the United States or in one of our major international attendance markets or the mere threat of a terrorist attack is likely to result in a decline in air travel. A significant decline in visitors traveling to Orlando by air would negatively affect attendance at our theme parks, possibly dramatically.

We are subject to the risks inherent in deriving substantially all of our revenue from one location.

Substantially all of our revenue is derived from the operation of our two theme parks and CityWalk in Orlando, Florida. This subjects us to a number of risks. Our business is and will continue to be influenced by local economic, financial and other conditions affecting the Orlando area. This may include prolonged or severe inclement weather in the Orlando area, a catastrophic event such as a hurricane or tornado, or the occurrence or threat of a terrorist attack in the Orlando area, any of which could significantly reduce attendance at our theme parks and CityWalk. In addition, the partial or total destruction of our theme parks or CityWalk requiring any of them to be closed for an extended period of time would have a material adverse effect on our ability to generate revenue.

Armed conflicts, acts of terrorism and other world events affecting the safety and security of travel could adversely impact the demand for family entertainment or leisure travel which could affect our future sales and profitability.

Our business has been impacted in the past by geopolitical events such as the terrorist attacks in the U.S. on September 11, 2001 and the wars in Iraq and Afghanistan. Occurrences such as these have historically had an impact on the demand for family entertainment and leisure travel. Decreases in the demand for our products and services could lead to price discounting, which could reduce our ability to generate revenue.

Events such as the United States’ military operations in the Middle East and the oil spill in the Gulf of Mexico could negatively impact our parks by, for example, driving up the prices of gas and air travel which would have a negative impact on attendance at our theme parks.

The United States and certain of its allies are currently engaged in military operations in the Middle East. This military action could exacerbate the risks identified above and have a number of other consequences, many of which would likely have a negative impact on attendance at our theme parks and, as a result, our prospects. The military operations in Iraq and Afghanistan could further increase the price of crude oil, which in turn would increase the price of gasoline and jet fuel. Similarly, the oil spill in the Gulf of Mexico could also cause an increase in gasoline and jet fuel prices. According to the Energy Information Administration of the U.S. Department of Energy, the price of gas increased to as much as $4.06 per gallon in Florida in 2008. If gas prices return to these high levels or increase substantially, it may cause significant numbers of domestic consumers to forego taking a vacation, which could negatively affect our attendance, as approximately 25% of our visitors drive more than 200 miles to our theme parks and approximately half of our visitors travel by air to our theme parks. Furthermore, the current military operations in Iraq and Afghanistan may increase the likelihood of another major terrorist attack in the United States or one or more of our key international markets. The threat or occurrence of a terrorist attack could serve to discourage many consumers from travel or otherwise participating in leisure activities.

Risks related to our insurance.

Most of our insurance is arranged by GE through global programs for its businesses via licensed insurers issuing enforceable insurance policies, for which we are allocated charges for premium payments, which we believe are generally less expensive than what we could otherwise obtain on a standalone basis. See “Summary—Recent developments.” The insurance includes multi-layered property coverage that presently provides for coverage for replacement costs per occurrence (subject to sub-limits such as wind-storm and terrorism). Our deductible varies from year to year based upon a financial analysis of then-current premiums, market conditions and cost of capital. The multi-layered property coverage insures our real and personal properties (other than land) against physical damage resulting from a variety of hazards including terrorism and business interruption. The insurance program also includes workers’ compensation, public/general and automobile liability, accident and other forms of insurance. For many of our insurance policies we are subject to high deductibles.

Loss of key distribution channels for ticket sales or the loss of key ticket products may reduce our revenues.

Approximately 41% of our annual theme park ticket sales are generated by third party distribution channels, the majority of which are concentrated among 40 third party customers. As an example, approximately 9% of our annual theme park ticket sales are derived from timeshare operators, which are dominated by a few major operators in the Orlando area. Due to the recent upheaval in the credit markets in conjunction with the timeshare industry’s reliance on access to credit, certain timeshare operators have experienced a significant downturn in their business. Continuation of these circumstances could adversely impact this important distribution channel. Other significant distribution channels include key domestic and international travel operators. In addition, we also have key ticket products such as the Orlando FlexTicket™ which entitles a guest to visit both of our theme parks as well as Wet ’n Wild®, SeaWorld®, Aquatica™ and Busch Gardens® Tampa Bay. A loss of any key distribution channel or ticket product could have a negative effect on our ticket sales.

The theme park industry competes with numerous vacation and entertainment alternatives; the Orlando theme park market is extremely competitive.

Our theme parks compete with other theme, water and amusement parks in Orlando and around the country and with other types of recreational facilities and other forms of entertainment, including cruise ships, other vacation travel, major sports attractions and other major entertainment activities. Our business is also subject to factors that affect the recreation, vacation and leisure industries generally, such as general economic conditions, consumer confidence and changes in consumer spending habits. The Orlando theme park market is extremely competitive. There are currently seven major theme parks in the Orlando area, including our competitors: Walt Disney World’s Magic Kingdom®, Epcot®, Disney’s Hollywood Studios, Disney’s Animal Kingdom® and Blackstone’s SeaWorld®. Additionally, on March 1, 2008, Anheuser-Busch InBev opened its Aquatica™ water park, which along with SeaWorld® was subsequently acquired by Blackstone on December 1, 2009. Affiliates of the Blackstone Group L.P. own a 50% interest in UCDP, UCDP Finance, Holding I, Holding II, UCFH I Finance and UCFH II Finance. See “Summary—The Blackstone Group L.P.” Blackstone’s interests in SeaWorld® and the Aquatica™ water park might conflict with Blackstone’s interest in us. See “—Risks related to our partners—Blackstone and Vivendi Universal Entertainment control us and may have conflicts of interest with us or you in the future.” All of these theme parks are located within a 10-mile radius of our theme parks, which has the effect of increasing competition for market share among the major competitors. Some of these theme parks, particularly those affiliated with The Walt Disney Company, enjoy better name recognition than our theme parks do. This puts us at a disadvantage in our attempts to attract guests to our theme parks over those of our competitors. As a result, we offer significant commissions to travel agents and wholesalers in order to provide them with an incentive to encourage their customers to purchase tickets to our theme parks rather than those of our competitors in the Orlando area. Additionally, because our sponsorship relationships change over time, the sponsorship relationships that we may have in the future may not benefit our business to the extent they do currently by providing marketing exposure for us.

There is the risk of accidents or other incidents occurring at theme parks, including those owned by other theme park operators, which may create negative publicity which may reduce attendance and thereby negatively impact our results of operations.

Our theme parks feature “thrill rides.” There are inherent risks involved with these sorts of rides and attractions. An accident or an injury at our theme parks or at another theme park may result in negative publicity which could reduce attendance and thereby negatively impact our results of operations. We purchase insurance to protect us in the event of an accident or certain other losses, however we are subject to high deductibles and our insurance may not cover all types of incidents. Additionally, we cannot be assured that negative events unrelated to attractions, such as the outbreak of infectious disease or other health concerns, will not occur at our theme parks or at another theme park. Any of these events could negatively impact our results of operations.

If we are unable to adequately protect the right to use the intellectual property of the themed elements of our rides and attractions, we may be required to re-theme certain rides and attractions, which would be expensive and time consuming. In addition, if there is an uncured event of default under certain of our intellectual property agreements and such agreements are terminated, we may suffer negative consequences such as acceleration of payments due thereunder.

The use of themed elements in our rides and attractions is dependent upon our obtaining and maintaining intellectual property licenses granting us the rights to use those elements. Failure to protect our existing intellectual property rights may result in the loss of those rights, require us to make significant additional payments to third parties for infringing their intellectual property rights, and negatively impact our ability to obtain intellectual property licenses in the future. The loss of the right to use a particular themed element means that we would be unable to operate the rides or attractions that utilize the relevant element. This may require us to re-theme those rides or attractions which may involve taking the relevant ride or attraction out of service and may require significant capital expenditures. Any of those actions could negatively impact our results of operations, name recognition and growth prospects. In addition, if there were an event of default that we failed to cure under one of our intellectual property agreements, and such agreement was terminated, we may become subject to accelerated payments. For example, the License Agreement (the “WB Agreement”) between Warner Bros. Consumer Products Inc. (“WB”) and UCDP, pursuant to which UCDP licenses certain rights to the characters and other intellectual property contained in the Harry Potter™ books and motion pictures, is terminable, subject to applicable cure periods, if we fail to maintain quality standards, fail to invest minimum required capital, fail to use the properties in accordance with the license, or upon other customary events of default. In addition, if we sell Universal’s Islands of Adventure, or if 50% of UCDP is not owned by Vivendi

Universal Entertainment or its affiliates, the agreement is terminable unless the buyer of Universal’s Islands of Adventure or of the interests in UCDP meets certain financial and reputation tests. In addition, Universal’s Islands of Adventure must either continue to be managed by NBCU or continue to be operated under a license from NBCU that enables NBCU to maintain the quality and reputation of Universal’s Islands of Adventure (the “NBCU License Agreement”). Our partnership agreement has been amended to provide that NBCU will execute the NBCU License Agreement with us, on the same financial terms as set forth in our existing partnership agreement and the Universal License Agreement, if, following a sale or change in control, we will no longer be managed by NBCU. In the event that, following a sale or change in control, in accordance with the WB Agreement, the name of the Universal’s Islands of Adventure theme park no longer contains the word “Universal” or “Universal’s”, then The Wizarding World of Harry Potter™, Jurassic Park®, Seuss Landing™ and Marvel Super Hero Island® and other themed areas of Universal’s Islands of Adventure need to be operated under the NBCU License Agreement, or the name of the theme park and resort must include the name of another major recognized theme park operator, major established motion picture and television studio or another name approved by WB. In the event of termination by WB due to our default, a sale of Universal’s Islands of Adventure or a change of control of UCDP for which the foregoing requirements are not satisfied, payments due with respect to the remaining term of the agreement will be accelerated and due immediately. In addition, we license various elements based on The Simpsons™, including certain characters under the License Agreement ( the “Fox Agreement”) among UCDP, Universal City Studios LLLP and Twentieth Century Fox Licensing & Merchandising (“Fox”). The Fox Agreement would be terminable in the event of our breach, or in certain cases following a change of control to which Fox did not consent. If Fox were to terminate the Fox Agreement under such circumstances, payments due with respect to the remaining term of the Fox Agreement would continue to be due and payable as and when they would have become due and payable, except that if the breach is a result of a change of control, then 50% of such remaining payments allocated to us shall be due and payable as and when they would have become due and payable. See “Business—Intellectual property.”

The use of, and ability to create derivative works from, copyrighted material is important in our business. If an author claims a right to terminate a copyright for a work from which we have created derivative works for use in our business, our ability to create new derivative works from any such work in the future could be compromised or the costs we incur to preserve our rights to continue to create derivative works from any such work could increase.

Copyright is the right to prevent others from copying protected expression in a work of authorship. Under the U.S. Copyright Act, the owner of a copyright enjoys a number of rights, including the right to prepare derivative works based upon the copyrighted work. Bona fide individual authors and their heirs have a statutory right to terminate their earlier assignments and licenses in certain copyrighted works by sending notice within a statutorily-defined window of time. The timing requirements with respect to such notice period mean that notice is required years in advance of the statutory termination date. For example, we license our rights to the Incredible Hulk™ (“Hulk”) from Marvel and we are aware that the estate of Jack Kirby (the “Kirby Estate”) has claimed a right to terminate rights that allegedly were granted by Jack Kirby to Marvel Entertainment, Inc. or its predecessor (“Marvel”) for the Hulk. Certain Marvel-related entities subsequently filed suit against the Kirby Estate, seeking a declaratory judgment that such termination of rights is invalid and of no legal force or effect. If the Kirby Estate is successful in its claim of termination, such termination would only be effective after 2018.

The loss of key personnel could hurt our operations.

Our success depends upon the continuing contributions of our executive officers and other key operating personnel. The complete or partial loss of their services could adversely affect our business. Our Chief Executive Officer and other executives are employees of, and have employment agreements with, Vivendi Universal Entertainment. We cannot be certain that we will be able to retain their services or to find adequate replacements for them in the event we were to lose their services. If Vivendi Universal Entertainment were to cease acting as our manager, we could lose the services of those executives.

Our business is seasonal and bad weather can adversely impact attendance at our theme parks.

Our business is seasonal. Attendance at our theme parks follows a seasonal pattern which coincides closely with holiday and school schedules. Some of our attractions and other facilities may close periodically for maintenance, re-theming, or to adjust to varying attendance levels. Because many of the attractions at our theme parks are outdoors, attendance at our theme parks is adversely affected by bad weather. Prolonged bad or mixed weather conditions during our seasonal peak attendance periods may reduce attendance, causing a more severe decline in revenues than if those conditions occurred during a low attendance period. In addition, temporary but severe weather conditions, such as a hurricane, can adversely impact attendance at our theme parks.

We rely heavily on information technology in our operations, and any material failure, inadequacy, interruption or breach of security of that technology could harm our ability to effectively operate our business and subject us to financial liability, potentially resulting in our reputation being harmed.

We rely heavily on information systems across our operations. Our ability to effectively manage our business depends significantly on the reliability and capacity of these systems. Despite our considerable efforts and technology to secure our computer network, security could be compromised, confidential information, such as customer credit card numbers, could be misappropriated, or system disruptions could occur. This could lead to adverse publicity, loss of sales and profits, or cause us to incur significant costs to reimburse third parties for damages, which could impact our results of operations.

Risks related to our Partners

Risks related to the right of first refusal agreement between our partners.

Pursuant to a right of first refusal provision in the partners’ agreement between Blackstone and Vivendi Universal Entertainment, as amended, (the “partners’ agreement”), if either Blackstone or Vivendi Universal Entertainment desires to sell its ownership interest in Holding I and Holding II, it shall, subject to certain conditions, make a binding offer, specifying the proposed sale price, to sell to the other its entire interest in each of Holding I and Holding II. The non-offering partner will then have 90 days after receipt of an offer to accept the offer to sell. If Blackstone exercises its rights under this provision by accepting a binding offer, it may result in 100% control and ownership of us being acquired by Blackstone, which could pose a number of risks to our business. This event could impact our continued use of the “Universal” name and certain intellectual property as discussed above in “If we are unable to adequately protect the right to use the intellectual property of the themed elements of our rides and attractions, we may be required to re-theme certain rides and attractions, which would be expensive and time consuming. In addition, if there is an uncured event of default under certain of our intellectual property agreements and such agreements are terminated, we may suffer negative consequences such as acceleration of payments due thereunder” and below in “Risks related to our reliance on our strategic partners and their affiliates, including our use of the ‘Universal’ name and certain intellectual property.” These same risks would be present if a third party unaffiliated with Vivendi Universal Entertainment were to acquire control of us. In addition, we face risks related to a change of control under certain of our business agreements.

Risks related to our reliance on our strategic partners and their affiliates, including our use of the “Universal” name and certain intellectual property.

Our continued use of the “Universal” name and our future access to new intellectual property from USI, Universal City Studios LLLP, an indirect, wholly owned subsidiary of Vivendi Universal Entertainment, Universal CPM and USI Asset Transfer LLC, a direct, wholly owned subsidiary of Vivendi Universal Entertainment (collectively referred to as the “Universal License Parties”), is dependent on there not being a change of control as described in UCDP’s partnership agreement and as confirmed by the License Agreement dated as of March 28, 2002, as amended May 25, 2007 and January 15, 2010 (the “Universal License Agreement”) among UCDP and the Universal License Parties. In addition, a change of control could have other negative consequences for us, including potential termination of the WB Agreement, acceleration of payments due under certain of our license agreements and the loss of significant benefits we enjoy from our relationship with certain of our affiliates. Accordingly, a change of control under our license agreements could impair our name recognition and growth prospects and negatively impact our results of operations.

We license the right to use the “Universal” name and a substantial number of intellectual properties as street entertainment characters and as themed elements in rides and attractions from the Universal License Parties. See “Business—Intellectual property.” Our right to use the “Universal” name in connection with Universal Orlando continues indefinitely at no cost to us until the latest of (i) 30 months after the occurrence of certain change of control events (as described in UCDP’s partnership agreement), (ii) 30 months after any termination of the WB Agreement prior to its scheduled expiration, or (iii) the expiration of the WB Agreement in accordance with its terms. Under UCDP’s partnership agreement, a change of control occurs when (a) Universal CPM is no longer a wholly owned subsidiary of USI, Vivendi Universal Entertainment, or any of their respective affiliates, or (b) the Universal License Parties do not own any interest in us. A change of control under our WB Agreement, such as Blackstone or a third party unaffiliated with the Universal License Parties acquiring all of the partnership interests in us, would cause us to lose our right to use the “Universal” name on the earlier of the expiration of the WB Agreement and 30 months after the date of termination of the WB Agreement, and could cause us to lose such right even earlier if NBCU does not enter into a new license agreement upon such change of control granting us the right to continue to use the “Universal” name in accordance with NBCU’s obligations under our partnership agreement. See “Business—Intellectual property—Harry Potter.” A change of control under our license agreements, such as Blackstone or a third party unaffiliated with the Universal License Parties acquiring all of the partnership interests in us, would not necessarily constitute a change of control under the indentures governing the notes. If we are unable to use the “Universal” name, and if we are unable to partner with another similar, recognizable brand, the name recognition of our theme parks could be impaired.

Our right to use the creative and proprietary elements controlled by the Universal License Parties continues at no cost to us, subject to third party contractual limitations, until the later of the expiration or termination of the WB Agreement in accordance with its terms or, if sooner, the date that neither we nor a permitted successor or assign is a party to the WB Agreement, or the date such intellectual property rights would otherwise cease to be licensed to us. The Universal License Parties are required to continue to license those intellectual properties that are currently licensed to us for as long as we or our permitted successor or assign remains a party to the WB Agreement and such WB Agreement remains in effect, and we continue to operate our theme parks at a substantially similar standard, even if the Universal License Parties no longer have an ownership interest in us. However, in a situation where Blackstone or a third party unaffiliated with the Universal License Parties acquires all of the partnership interests in us, the Universal License Parties are not required to grant us a license to any new intellectual property rights that they may acquire or develop in the future that may be or become useful or necessary for the operation of our theme parks. See “Business—Intellectual property.” Our inability to acquire proprietary and creative elements for possible new attractions could impair the growth prospects of our theme parks. The Universal License Parties could also claim that our theme parks were not being operated to a sufficiently high standard after Blackstone or a third party unaffiliated with the Universal License Parties acquired all of the partnership interests in us, and revoke the license completely. If this were to occur, we may be unable to operate our theme parks for an extended period of time, and may not be able to continue operating our theme parks at all. In addition, the WB Agreement is terminable if the Universal License Parties fail to remain involved either as a 50% owner or through certain license arrangements, unless WB consents to the assignment or the entity to which Universal’s Islands of Adventure or our partnership interests are transferred meets other tests designed to ensure the financial capability of the buyer and to maintain the reputation of our theme parks. In the event of termination by WB due to our default or a sale of Universal’s Islands of Adventure or a change of control of us for which the foregoing requirements are not satisfied, payments due with respect to the remaining term of the WB Agreement will be accelerated and due immediately.

We also rely on Vivendi Universal Entertainment and its affiliates for management oversight, advisory and other services. In its capacity as our manager, Vivendi Universal Entertainment or its direct wholly owned subsidiary, Universal CPM, provides creative services in relation to development of our rides and attractions and the

UPR merchandise team provides merchandising services. In addition, certain of our senior executives are NBCU employees. Most of our insurance is arranged by GE through global programs for its businesses via licensed insurers issuing enforceable policies. These and the numerous other arrangements with affiliates of Vivendi Universal Entertainment and, indirectly, NBCU and GE, such as savings we derive from access to favorable purchasing agreements and volume purchasing and other corporate programs, provide us with significant benefits that may be reduced or lost completely if Blackstone or a third party unaffiliated with Vivendi Universal Entertainment gains control of us pursuant to the right of first refusal or otherwise. For a description of these arrangements and the right of first refusal, see “Certain relationships and related transactions, and director independence” and “Description of the UCDP partnership agreement—Right of first refusal.”

If the equity holders of Holding I and Holding II that are controlled by Blackstone default on certain indebtedness, Blackstone’s equity interests in Holding I and Holding II will be subject to foreclosure.

On November 6, 2009, the equity holders of Holding I and Holding II that are controlled by Blackstone entered into a credit agreement with JPMorgan Chase Bank, N.A., Bank of America, N.A. and the other lenders party thereto with respect to a senior secured term loan (the “Margin Loan”) in the amount of $305.0 million, the proceeds of which were used to refinance term loans made to the equity holders of Holding I and Holding II that are controlled by Blackstone by JPMorgan Chase Bank, N.A. and Bank of America, N.A. concurrently with the consummation of the amendment of our 2004 senior secured credit agreement, to pre-fund interest and amortization reserves with respect to the term loans thereunder and to pay related fees and expenses. The obligations of the borrowers under the Margin Loan are secured by their equity interests in Holding I and Holding II and are guaranteed by NBC Universal on a deficiency basis, subject to the terms of the guarantee. The Margin Loan has a five-year maturity. It is anticipated that the only assets of the borrowers will be their equity interests in Holding I and Holding II. If the borrowers default on, or are unable to refinance the Margin Loan prior to expiration, the borrowers’ equity interests in Holding I and Holding II will be subject to foreclosure by the lenders. Any such foreclosure will not constitute a change in control for purposes of our renewed senior secured credit facilities or the notes.

Potential deadlock between the partners of our general partner could prevent us from executing certain aspects of our business strategy.

Major decisions by Holding II regarding our business generally require the consent of representatives of both Blackstone and Vivendi Universal Entertainment. This creates a potential for deadlocks. Any deadlock could delay us from taking certain actions in the future which would be beneficial to the business and may prevent or delay us from executing certain aspects of its business strategy.

Blackstone and Vivendi Universal Entertainment control us and may have conflicts of interest with us or you in the future.

Blackstone and Vivendi Universal Entertainment, together, beneficially own 100% of our equity interests. As a result, Blackstone and Vivendi Universal Entertainment have control over our decisions to enter into any corporate transaction and will have the ability to prevent any transaction that requires the approval of equity holders, regardless of whether or not noteholders believe that any such transactions are in their own best interests. For example, Blackstone and Vivendi Universal Entertainment could, subject to the terms of the indentures governing the notes, cause us to distribute our cash resources to them or make distributions to service the loan to the Blackstone entities guaranteed by NBC Universal rather than invest such resources in our business. In addition, Blackstone and Vivendi Universal Entertainment may have interests adverse to parties with which we would like to enter into sponsorship relationships, and thus certain sponsorship relationships that would provide us with significant marketing exposure may be unavailable to us. Additionally, our Partners, their subsidiaries or their affiliates may from time to time, depending upon market conditions, seek to purchase debt securities issued by us in open market or privately negotiated transactions or by other means.

Furthermore, on December 1, 2009 an affiliate of Blackstone closed its acquisitions of SeaWorld® and certain other parks from Anheuser-Busch InBev. As noted previously, we have key ticket products, which allow guests to visit SeaWorld® and other parks owned by affiliates of Blackstone. Our ability to offer these products, such as the Orlando Flex Ticket™ which we offer under an agreement that will be subject to renewal in December 2011, could be impacted by these recent events. See “—Risks related to our business—The theme park industry competes with numerous vacation and entertainment alternatives; the Orlando theme park market is extremely competitive.”

The pending joint venture among Comcast, GE and NBC Universal may constrain our operations until it is consummated, may affect how our business is managed if it is ultimately consummated, and may affect our relationships with GE and other vendors, customers and strategic partners and trigger a change of control under certain agreements.

On December 3, 2009, Comcast, GE, NBC Universal and NewCo entered into a Master Agreement pursuant to which they will form a joint venture and GE entered into a Stock Purchase Agreement with Vivendi pursuant to which, GE has agreed to purchase Vivendi’s 20% interest in NBCU for approximately $5.8 billion in cash, with GE purchasing approximately 38% of Vivendi’s interest in NBCU on September 26, 2010 (if the joint venture transaction has not closed by such date) and purchasing the remainder of Vivendi’s interest on the date the joint venture transaction closes. See “Summary—Recent developments.” Upon consummation of the transactions contemplated by the Master Agreement and the Stock Purchase Agreement as currently contemplated, we would continue to be owned 50% by VUE, a wholly-owned subsidiary of NBC Universal. However, certain aspects of the transaction structuring are still being negotiated and finalized. Accordingly, our ownership could change. If VUE ceases to own its interest in us, directly or indirectly, it could trigger a change of control under certain agreements which could negatively affect our revenues, earnings and cash flows and adversely affect our prospects, which could be detrimental to our noteholders.

We cannot predict what changes, if any, Comcast will implement in our business and operations if the pending transactions are consummated. In addition, uncertainty around the transactions (and the impact upon us) could adversely impact our business. Moreover, GE will have veto rights with respect to any material expansion of the joint venture’s scope of business or purpose, certain acquisitions, issuances or repurchases of equity, debt incurrences and loans made outside of the ordinary course of business which could adversely affect our business’ growth prospects.

In addition, in connection with the pending transactions, some of our vendors, customers and strategic partners may delay or defer decisions relating to their ongoing and future relationships with us, which could negatively affect our revenues, earnings and cash flows and adversely affect our prospects, which could be detrimental to our noteholders.

We have a number of ongoing relationships with GE. See “Certain relationships and related transactions, and director independence” for more information. GE and Comcast are still evaluating the extent, if any, to which GE’s relationships with us will continue after the transactions are consummated. To the extent those relationships do not continue, in some cases, such as with respect to our insurance, we will be required to find a replacement (which may require us to incur additional expense, including in advance of the transactions being consummated) or, in some cases, we may lose the benefits of the GE relationships, such as our sponsorship agreement with GE Money Bank. See “Business—Corporate sponsorships—GE Money Bank.”

Even if the transactions contemplated by the Master Agreement are ultimately consummated, there could be a long time between their announcement and consummation, which could be as late as June 2011. The Master Agreement requires that until the closing of the transactions the parties must conduct the businesses that will be transferred to NewCo (including our business) in the ordinary course consistent with past practice and use commercially reasonable efforts to preserve those businesses and to keep available certain senior management and key employees.

Certain material transactions outside of the ordinary course of business are prohibited prior to the closing of the transaction without the consent of the other party, such as material mergers, acquisitions and dispositions, certain new material contracts, material increases in the compensation of certain employees and related party transactions. These covenants may impact our ability to operate our business during the pendency of the transactions contemplated by the Master Agreement.

Risks related to the exchange notes and our indebtedness

If you fail to exchange your original notes, they will continue to be restricted securities and may become less liquid.

Original notes that you do not tender or that we do not accept will, following the exchange offer, continue to be restricted securities, and you may not offer to sell them except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities law. We will issue exchange notes in exchange for the original notes pursuant to the exchange offer only following the satisfaction of the procedures and conditions set forth in “The exchange offer—Procedures for tendering.” These procedures and conditions include timely receipt by the exchange agent of the original notes and of a properly completed and duly executed letter of transmittal.

Because we anticipate that most holders of original notes will elect to exchange their original notes, we expect that the liquidity of the market for any original notes remaining after the completion of the exchange offer will be substantially limited. Any original notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount at maturity of the original notes outstanding. Following the exchange offer, if you do not tender your original notes you generally will not have any further registration rights, and your original notes will continue to be subject to certain transfer restrictions. Accordingly, the liquidity of the market for the original notes will likely be adversely affected.

There is no public market for the exchange notes, and we cannot assure you that a market for the exchange notes will develop or that you will be able to sell your exchange notes.

The exchange notes are new issues of securities for which there is no established public market. We do not intend to have the exchange notes listed on a national securities exchange. The initial purchasers of the original notes have advised us that they currently intend to make a market in the exchange notes, as permitted by applicable laws and regulations. However, such initial purchasers are not obligated to make a market in the exchange notes, and they may discontinue their market-making activities at any time without notice. Therefore, we cannot assure you that an active market for the exchange notes will develop or, if developed, that it will continue. In addition, subsequent to their initial issuance, the exchange notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our performance and other factors.

Our ability to generate sufficient cash to service all of our indebtedness depends on many factors, some of which are beyond our control.

Our ability to generate cash depends on many factors, some of which are beyond our control. Our cash debt service for 2009, based on the amount of indebtedness that would have been outstanding after giving pro forma effect to the Transactions as if they occurred on January 1, 2009, was approximately $118.4 million based on the interest rates on our renewed senior secured credit facilities and the notes, of which $60.0 million represents debt service on fixed-rate obligations (including variable rate debt subject to interest rate swap agreements). Accordingly, we will have to generate significant cash flows from operations to meet our debt service requirements. Our ability to make scheduled payments or to refinance our indebtedness, including the notes and the renewed senior secured credit facilities, depends on our ability to generate cash from operations in the future. This is subject, in part, to general economic, financial, competitive, legislative, regulatory, social, political and other factors. In addition, Blackstone and Vivendi Universal Entertainment may have interests adverse to parties with which we would like to enter into sponsorship relationships, and thus certain sponsorship relationships may be unavailable to us. Additionally, because our sponsorship relationships change over time, the sponsorship relationships that we may have in the future may not benefit our business to the extent they do currently by providing marketing exposure for us.

We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our renewed senior secured credit agreement, or otherwise, in an amount sufficient to enable us to fund planned capital expenditures, pay our indebtedness, including the notes, or to fund our other liquidity needs. If we cannot pay our indebtedness, we may need to refinance our indebtedness. The Consultant Agreement caps UCDP’s ability to incur secured borrowings to an amount equal to the greater of $975.0 million and 3.75x UCDP’s Covenant EBITDA (as defined in the renewed senior secured credit facilities). This cap may make it more difficult to refinance our indebtedness, including the notes.

Federal and state statutes allow courts, under specific circumstances, to void the notes and guarantees, subordinate claims in respect of the notes and guarantees and require noteholders to return payments received.

Certain of the existing domestic subsidiaries of the issuers guarantee the original notes and will guarantee the exchange notes and certain of their future domestic subsidiaries may guarantee the notes. The issuance of the exchange notes and the incurrence of the guarantees may be subject to review under state and federal laws if a bankruptcy, liquidation or reorganization case or a lawsuit, including in circumstances in which bankruptcy is not involved, were commenced at some future date by, or on behalf of, our unpaid creditors. Under the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, a court may void or otherwise decline to enforce the notes or guarantees or subordinate the notes or guarantees to our existing and future indebtedness. While the relevant laws may vary from state to state, a court might do so if it found that when we issued the notes and incurred the guarantees or, in some states, when payments became due under the notes or guarantees, we received less than reasonably equivalent value or fair consideration and either:

•	were insolvent or rendered insolvent by reason of such incurrence;

•	were engaged in a business or transaction for which our remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that we would incur, debts beyond our ability to pay such debts as they mature.

The court might also void the notes or guarantees, without regard to the above factors, if the court found that we issued the notes or incurred the guarantees with actual intent to hinder, delay or defraud our creditors. In addition, any payment by us pursuant to the notes or guarantees could be voided and required to be returned to us or to a fund for the benefit of our creditors.

A court would likely find that we did not receive reasonably equivalent value or fair consideration for the notes or guarantees if we did not substantially benefit directly or indirectly from the issuance of the notes. If a court were to void the notes or guarantees, you would no longer have a claim against us. Sufficient funds to repay the notes may not be available from other sources. In addition, the court might direct you to repay any amounts that you already received from us.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, an issuer or guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of its assets;

•

if the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

Each guarantee will contain a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer. This provision may not be effective to protect the guarantees from being voided under fraudulent transfer laws, or may eliminate the guarantors’ obligations or reduce the guarantors’ obligations to an amount that effectively makes the guarantees worthless. In a 2009 Florida bankruptcy case, this kind of provision was found to be ineffective to protect the guarantees. To the extent a court voids the notes as fraudulent transfers or holds the notes unenforceable for any other reason, holders of notes would cease to have any direct claim against us. If a court were to take this action, our assets would be applied first to satisfy our liabilities, if any, before any portion of our assets could be applied to the payment of notes.

Our substantial indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the notes. In addition, we are highly leveraged and have substantial debt service obligations.

As of June 27, 2010, the notes were effectively subordinated to $895.5 million of secured indebtedness under our renewed senior secured credit facilities. As of June 27, 2010, the aggregate amount of our gross outstanding indebtedness was $1,553.8 million, including the renewed senior secured credit facilities, the notes and our obligations under capital leases and financing arrangements. An additional $75.0 million is available for future borrowings under the revolving portion of the renewed senior secured credit facilities and, in addition, we may borrow, subject to certain conditions (including limitations in the Consultant Agreement), up to $150.0 million of uncommitted incremental term loans under the renewed senior secured credit facilities from time to time, all of which would be secured and effectively senior to our noteholders. Furthermore, the Consultant (as defined in “Management’s discussion and analysis of financial condition and results of operations”) has a lien on certain of our assets to secure his interests under the Consultant Agreement, including a mortgage on our real property up to $400.0 million, and the notes are effectively subordinated to his interests to the extent of the value of those assets. As a result of the foregoing, although we do not classify our obligations to the Consultant as indebtedness, we are highly leveraged. This level of indebtedness and our other obligations could have important consequences to you, including the following:

•	it may limit our ability to borrow money for working capital, capital expenditures, acquisitions, debt service requirements and general corporate or other purposes;

•	it may limit our flexibility in planning for, or reacting to, changes in our business and future business opportunities;

•	we will be more highly leveraged than some of our competitors, which may place us at a competitive disadvantage;

•	it may make us more vulnerable than less leveraged companies to a downturn in our business or the economy;

•	the debt service requirements of our indebtedness could make it more difficult to generate cash;

•

a substantial portion of our cash flow from operations will be dedicated to the repayment of our indebtedness, including indebtedness we may incur in the future, and will not be available for other purposes; and

•	there would be a material adverse effect on our business and financial condition if we were unable to service our indebtedness or obtain additional financing, as needed.

Our substantial obligations could have other important consequences to you. For example, our failure to comply with the restrictive covenants in the renewed senior secured credit agreement, which limit our ability to incur debt and sell assets, could result in an event of default that, if not cured or waived, could harm our business or prospects and could result in our bankruptcy.

Despite our substantial indebtedness, we may still incur significantly more debt. Moreover, we may incur a significant amount of additional secured indebtedness. This could exacerbate the risks described above.

The terms of the indentures governing the notes and the renewed senior secured credit agreement permit us to incur significant additional indebtedness in the future. We have $75.0 million available for borrowing under the revolving credit portion of the renewed senior secured credit facilities and are permitted to borrow, subject to certain conditions (including limitations in the Consultant Agreement), up to $150.0 million of uncommitted incremental term loans under the renewed senior secured credit facilities from time to time. All of those borrowings would be effectively senior to the notes (to the extent of the value of the collateral securing such borrowings in the case of the senior notes). In addition, the Consultant has a lien on certain of our assets to secure his interests under the Consulting Agreement, including a mortgage on our real property up to $400.0 million, and the notes are effectively subordinated to his interests to the extent of the value of those assets. If new debt is added to our current debt levels, this would increase the risks described above. Our substantial indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the notes.

The right of noteholders to receive payments on the notes will be effectively subordinated to the rights of our existing and future secured creditors.

Holders of our secured obligations, including indebtedness outstanding under our renewed senior secured credit agreement and our obligations in respect of the Consultant Agreement, will have claims that are prior to your claims as holders of the notes to the extent of the value of the assets securing those other obligations. Notably, our renewed senior secured credit agreement is secured by liens on substantially all of our assets and the assets of our existing and future domestic subsidiaries. In addition, the Consultant has a lien on certain of our assets to secure his interests under the Consultant Agreement and the notes are effectively subordinated to his interests to the extent of the value of those assets. The notes are effectively subordinated to all such secured indebtedness to the extent of the value of the collateral. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of secured indebtedness and other secured claims, such as the Consultant’s, will have a prior claim to the assets that constitute their collateral. Holders of the notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, holders of notes may receive less, ratably, than holders of our secured obligations.

As of June 27, 2010, the exchange notes were effectively subordinated to $934.1 million of indebtedness (including amounts owed on our renewed senior secured credit facilities, financing obligations and capital leases and amounts owed via the Consultant Agreement), and $75.0 million was available for additional secured borrowings under the revolving portion of our renewed senior secured credit facilities. In addition, we are permitted to borrow, subject to certain conditions (including limitations in the Consultant Agreement), up to $150.0 million of uncommitted incremental term loans under our renewed senior secured credit facilities from time to time. We are permitted to borrow significant additional indebtedness, including secured indebtedness, in the future under the terms of the indentures governing the notes and our renewed senior secured credit agreement. See “Description of other debt,” “Description of the senior notes—Certain covenants” and “Description of the senior subordinated notes—Certain covenants.”

Claims of creditors of our non-guarantor subsidiaries will have priority with respect to the assets and earnings of such subsidiaries over you.

None of our subsidiaries other than Universal Parks & Resorts Vacations and Universal Orlando Online Merchandise Store will initially guarantee the notes. Claims of creditors of our subsidiaries, including trade creditors, secured creditors and creditors holding indebtedness and guarantees issued by such subsidiaries, will generally have priority with respect to the assets and earnings of such subsidiaries over our claims or those of our creditors, including you, even if the obligations of those subsidiaries do not constitute senior indebtedness.

The right of noteholders to receive payments on the senior subordinated notes will be subordinated to the rights of the lenders under our renewed senior secured credit facilities, the holders of the senior notes and the Consultant, and to all of our other senior indebtedness, including any of our future senior debt.

The senior subordinated notes and the guarantees thereof will rank junior in right of payment to all of our existing senior indebtedness, including borrowings under our renewed senior secured credit facilities and the senior notes, and will rank junior in right of payment to all of our future borrowings, except for any future indebtedness that expressly provides that it ranks equal or junior in right of payment to the senior subordinated notes and the guarantees thereof. See “Description of the senior subordinated notes—Subordination of the senior subordinated notes.”

As of June 27, 2010, we had approximately $1,334.1 million of senior indebtedness outstanding on a consolidated basis (including amounts owed on our renewed senior secured credit facilities, the senior notes, financing obligations and capital leases and amounts owed via the Consultant Agreement), and $75.0 million was available for additional secured borrowings under the revolving portion of our renewed senior secured credit facilities. In addition, we are permitted to borrow, subject to certain conditions (including limitations in the Consultant Agreement), up to $150.0 million of uncommitted incremental term loans under our renewed senior secured credit facilities from time to time. We are permitted to borrow significant additional indebtedness, including senior indebtedness, in the future under the terms of the indentures governing the notes and our renewed senior secured credit agreement. See “Description of other debt,” “Description of the senior notes—Certain covenants” and “Description of the senior subordinated notes—Certain covenants.”

We may not be permitted to pay principal, premium, if any, interest or other amounts on account of the senior subordinated notes or the guarantees thereof in the event of a payment default or certain other defaults in respect of certain of our senior indebtedness, including debt under our renewed senior secured credit facilities and the senior notes, unless such senior indebtedness has been paid in full or the default has been cured or waived. In addition, in the event of certain other defaults with respect to such senior indebtedness, we may not be permitted to pay any amount on account of the senior subordinated notes or the guarantees thereof for a designated period of time. See “Description of the senior subordinated notes—Ranking.”

Because of the subordination provisions in the senior subordinated notes and the guarantees thereof, in the event of a bankruptcy, liquidation, reorganization or similar proceeding relating to us, our assets will not be available to pay obligations under the senior subordinated notes or the guarantees until we have made all payments in cash on our senior indebtedness. Sufficient assets may not remain after all these payments of principal or interest when due. In addition, in the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us, holders of the senior subordinated notes will participate with trade creditors and all other holders of our senior subordinated indebtedness, as the case may be, in the assets (if any) remaining after we have paid all of the senior indebtedness. However, because the indenture governing the senior subordinated notes requires that amounts otherwise payable to holders of the senior subordinated notes in a bankruptcy or similar proceeding be paid to holders of senior indebtedness instead, holders of senior subordinated notes may receive less, ratably, than holders of trade payables or other unsecured, unsubordinated creditors in any such proceeding. In any of these cases, we may not have sufficient funds to pay all creditors, and holders of the senior subordinated notes may receive less, ratably, than the holders of senior indebtedness. See “Description of the senior subordinated notes—Ranking.”

Our ability to refinance our debt obligations, including the notes, could be adversely impacted by the Consultant’s right, starting in June 2017, to terminate the periodic payments under the Consultant Agreement and receive instead one payment equal to the fair market value of the Consultant’s interest in the Orlando parks and any comparable projects or, under certain circumstances, an alternative one-time payment.

We have a Consultant Agreement with a Consultant under which we pay a fee for consulting services and exclusivity equal to a percentage of our gross revenues from the attractions and certain other facilities owned or operated, in whole or in part, by us. The Consultant Agreement also provides that the Consultant is entitled to a fee based on a percentage of gross revenues of comparable projects, which are gated motion picture and television themed attractions owned or operated, in whole or in part, by us, or any of our partners or any of their affiliates, other than in Universal City, California. At present, the only operating theme parks that are deemed to be comparable projects are Universal Studios Japan in Osaka, Japan and Universal Studios Singapore on Sentosa Island, Singapore, which are not owned by us. The amount of fees paid by Universal Studios Japan to the Consultant have historically been between 70% and 80% of the fees paid to the Consultant by us, while fees based on Universal Studios Singapore’s results have only recently begun to be paid, as the park just opened in March 2010. Fees with respect to Universal Studios Japan and Universal Studios Singapore are paid by an affiliate of Vivendi Universal Entertainment and are not paid by UCDP. In addition to the existing comparable parks, there are three contemplated comparable parks which are vested immediately for purposes of the consulting fee payments and it is possible that other comparable projects will be created in the future that would fall under the Consultant Agreement. In fiscal years 2009, 2008 and 2007, the fees incurred by us payable to the Consultant under the Consultant Agreement were approximately $17.5 million, $19.6 million and $19.6 million, respectively. The Consultant has a lien on certain of our assets to secure his interests under the Consultant Agreement, including a mortgage on our real property up to $400.0 million, and the notes are effectively subordinated to his interests to the extent of the value of those assets. The lien securing the Consultant’s interest is junior to the lien securing our renewed senior secured credit facilities. Under the terms of the notes and our renewed senior secured credit agreement, the lien securing our obligations under the Consultant Agreement is a permitted lien. The Consultant Agreement does not have an expiration date, but starting in June 2017, the Consultant has the right upon 90 days’ notice to terminate the periodic payments under the Consultant Agreement and receive instead one cash payment equal to the fair market value of the Consultant’s interest in the ongoing revenue streams or, under certain circumstances, an alternative one-time payment, in each case with respect to the Orlando parks and any comparable projects that have been opened at that time for at least one year, which amounts could be significant. The amount of such cash payment would be determined in a manner that includes fees paid with respect to Universal Studios Japan and Universal Studios Singapore and any other comparable parks that may open. Because this could increase the size of such cash payment even if a portion of such cash payment is not our responsibility in the first instance, it could make the financing of any such payment more difficult. In addition, the Consultant Agreement limits the amount of secured debt we may incur to the greater of $975.0 million and 3.75 times our Covenant EBITDA (as defined in our renewed senior secured credit agreement). Accordingly, we may not be able to refinance our existing debt on a secured basis or make the payment to the Consultant. This could make any financing in the future more difficult. We cannot predict whether the Consultant will exercise his payment option or the timing of any such decision. Due to uncertainties in the amount and timing of such cash payment and our ability to make such a cash payment and the limits on our ability to incur additional senior secured debt, our ability to refinance our renewed senior secured credit agreement and the notes, and our ability to incur future indebtedness, is likely to be adversely impacted by this right of the Consultant. For more information about the Consultant Agreement, see “Certain relationships and related transactions, and director independence—Consultant agreement.”

We may not have the ability to raise the funds necessary to finance any change of control offer required by the indentures governing the notes.

Pursuant to the indentures governing the notes, we may need to refinance large amounts of our debt, including the notes and borrowings under our renewed senior secured credit agreement, upon the incurrence of specific kinds of change of control events. The indentures define a change of control as either (1) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries, taken as a whole (other than to Blackstone, Vivendi Universal Entertainment or an entity with more than 50% of its capital stock owned collectively by Blackstone or Vivendi Universal Entertainment, each of which is referred to as a “Permitted Holder”), or (2) when the issuers of the notes become aware of an acquisition of more than 50% of the total voting power or economic interests in us by someone other than a Permitted Holder. If a change of control occurs, we must offer to purchase all of the notes then outstanding for a price equal to 101% of the principal amount of the notes, plus any accrued and unpaid interest. We cannot assure you that there will be sufficient funds available for us to make any required repurchases of the notes upon a change of control. In addition, our renewed senior secured credit agreement may prohibit us from repurchasing the notes until we first repay outstanding indebtedness under our renewed senior secured credit agreement in full. If we fail to repurchase the notes in that circumstance, we will go into default under the indentures governing the notes and under our renewed senior secured credit agreement. Any future debt that we incur may also contain restrictions on repayment upon a change of control. If any change of control occurs, we cannot assure you that we will have sufficient funds to satisfy all of our debt obligations.

Our debt agreements and the Consultant Agreement contain restrictions that limit our flexibility in operating the business.

Our renewed senior secured credit agreement and the indentures governing the notes contain a number of significant covenants that, among other things, restrict our ability to:

•	incur additional indebtedness;

•	create liens on our assets;

•	issue dividends;

•	engage in mergers or acquisitions; and

•	make investments.

These restrictive covenants may not allow us the flexibility we need to operate the business in an effective and efficient manner and may prevent us from taking advantage of strategic opportunities that would benefit our business or addressing the effects of the global recession and liquidity crisis in the financial markets.

In addition, we will be required under our renewed senior secured credit agreement to satisfy specified financial ratios and tests. Our ability to comply with those financial ratios and tests may be affected by events beyond our control, including the current recessionary economic environment, and we may not be able to meet those ratios and tests. A breach of any of those covenants could result in a default under our renewed senior secured credit agreement and the lenders could elect to declare all amounts borrowed under our renewed senior secured credit agreement, together with accrued interest, to be immediately due and payable and could proceed against the collateral securing that indebtedness. Substantially all of our assets are pledged as collateral pursuant to the terms of our renewed senior secured credit agreement, and certain of our assets are subject to the Consultant’s second-priority lien. If any of our indebtedness were to be accelerated, our consolidated assets may not be sufficient to repay in full that indebtedness. In addition, as described above, the terms of the Consultant Agreement limit our ability to incur existing or subsequent senior secured debt. See “Certain relationships and related transactions, and director independence—Consultant agreement.” In light of the current global economic recession and liquidity crisis in the financial markets, we would have difficulty finding alternative financing.

Current turmoil in the credit and capital markets could impede our ability to refinance our long-term debt or prevent us from obtaining additional funds required to effectively operate our business, including funds from our renewed revolving credit facility.

Throughout 2008 and 2009, U.S. and global credit markets experienced significant disruption, making it increasingly difficult for many businesses to obtain financing on acceptable or previously customary terms. Additionally, the volatility in equity markets due to rapid and wide fluctuations in value has resulted in a reduction of public offerings of equity securities. If these conditions persist or worsen, our borrowing costs may increase, and it may be more difficult to secure funding for our operations, including capital expenditures for theme park attractions. These risks could also impact our long-term debt ratings which would likely increase our cost of borrowing and/or make it more difficult for us to obtain funding. These factors are particularly important given our substantial long-term debt balance as of June 27, 2010 of $1,520.5 million (based on gross maturities and including current portions). Additionally, we can not assure you that we will be able to draw upon our renewed revolving credit facility if needed.

Use of proceeds

The exchange offer is intended to satisfy our obligations under the Senior Registration Rights Agreement to use our reasonable best efforts to exchange the senior original notes for the senior exchange notes in a transaction registered with the Securities and Exchange Commission, and our obligations under the Senior Subordinated Registration Rights Agreement to use our reasonable best efforts to exchange the senior subordinated original notes for the senior subordinated exchange notes in a transaction registered with the Securities and Exchange Commission. We will not receive any cash proceeds from the issuance of the exchange notes or the exchange offer.

Capitalization

The following table sets forth our cash and cash equivalents and our capitalization as of June 27, 2010. You should read this table in conjunction with the information set forth under “Risk factors,” “Use of proceeds,” “Selected historical financial data,” “Unaudited pro forma financial information” and “Management’s discussion and analysis of financial condition and results of operations,” as well as our consolidated financial statements and related notes included elsewhere in this prospectus.

(Dollars in millions)	As Of June 27, 2010
Cash and cash equivalents	$43.4

Debt, capital leases and financing obligations:
Renewed senior secured credit facilities(1)	$879.2
Senior notes(2)	395.8
Senior subordinated notes(3)	222.5
Capital leases and financing obligations	33.3

Total debt, capital leases and financing obligations	1,530.8
Partners’ equity	214.8

Total capitalization	$1,745.6

(1)	Represents the $895.5 million aggregate principal amount of the renewed senior secured credit facilities net of $16.3 million of unamortized discounts. The renewed senior secured credit facilities bear interest at a floating rate based, at our option, on either a base rate or LIBOR in each case plus a specified margin as discussed within “Description of other debt”. The term loans under the renewed senior secured credit facilities mature in November 2014.
(2)	Represents the $400.0 million aggregate principal amount of the senior notes net of $4.2 million of unamortized discounts.
(3)	Represents the $225.0 million aggregate principal amount of the senior subordinated notes net of $2.5 million of unamortized discounts.

Selected historical financial data

The following table sets forth certain of our historical financial and other data. The selected historical financial and other data for the fiscal years ended December 31, 2009, 2008 and 2007, and as of December 31, 2009 and 2008, have been derived from our audited consolidated financial statements and the related notes included elsewhere in this prospectus. The selected historical financial and other data for the years ended December 31, 2006 and 2005, and as of December 31, 2007, 2006 and 2005, have been derived from our audited consolidated financial statements and the related notes thereto which are not included in this prospectus. The selected historical financial and other data for the six months ended June 27, 2010 and June 28, 2009, and as of June 27, 2010, have been derived for our unaudited condensed consolidated financial statements and the related notes included elsewhere in this prospectus, and include all adjustments that management considers necessary for a fair presentation of our financial position and results of operations as of the dates and for the periods indicated. Results for the six months ended June 27, 2010 and June 28, 2009 are not necessarily indicative of the results that may be expected for the entire year. The information set forth below should be read in conjunction with “Risk factors,” “Management’s discussion and analysis of financial condition and results of operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus.

The information set forth below should be read in conjunction with “Risk factors,” “Unaudited pro forma financial information,” “Management’s discussion and analysis of financial condition and results of operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus.

	Six Months Ended		Year ended December 31,
(Dollars in thousands)	June 27, 2010	June 28, 2009	2009	2008	2007	2006	2005
Statement of operations data:

Operating revenues:
Theme park tickets	$215,633	$191,016	$419,026	$455,935	$450,844	$420,654	$436,015
Theme park food and beverage	45,525	45,046	94,655	112,270	115,188	108,612	105,195
Theme park merchandise	44,264	39,804	82,695	99,634	101,599	91,421	87,723
Other theme park related(1)	39,436	40,519	86,658	104,380	102,825	84,245	69,994
Other(2)	61,209	63,146	119,819	151,133	161,387	150,454	151,669

Total operating revenues	406,067	379,531	802,853	923,352	931,843	855,386	850,596

Costs and operating expenses:
Theme park operations	91,613	83,721	176,947	184,371	177,556	168,431	167,143
Theme park selling, general and administrative	101,412	64,245	124,216	153,205	153,053	149,075	142,472
Theme park cost of products sold	48,119	44,668	92,645	113,536	113,610	105,023	101,560
Special fee payable to Vivendi Universal Entertainment and consultant fee	26,801	23,903	51,913	58,305	57,996	53,408	53,084
Depreciation and amortization	55,626	52,829	106,051	111,130	110,327	111,210	117,308
Other	57,518	52,000	102,058	122,374	128,503	123,263	127,704

Total costs and operating expenses	381,089	321,366	653,830	742,921	741,045	710,410	709,271

Operating income	24,978	58,165	149,023	180,431	190,798	144,976	141,325
Total other expense, net	58,632	47,567	125,532	102,542	96,137	100,479	103,639

Net (loss) income	(33,654)	10,598	23,491	77,889	94,661	44,497	37,686
Less: net income attributable to the noncontrolling interest in UCRP	952	1,212	1,577	2,149	2,773	2,537	2,418

Net (loss) income attributable to the Partners	$(34,606)	$9,386	$21,914	$75,740	$91,888	$41,960	$35,268

	Six Months Ended		Year ended December 31,
(Dollars in thousands, except other operational data)	June 27, 2010	June 28, 2009	2009	2008	2007	2006	2005
Other data:
EBITDA (3)	$80,655	$111,111	$260,238	$292,085	$302,852	$258,133	$258,217
Covenant EBITDA(3)	80,405	113,363	259,845	297,906	312,075	260,620	260,613
Net cash and cash equivalents provided by operating activities	83,821	73,257	65,973	191,333	241,518	165,921	117,813
Net cash and cash equivalents used in investing activities	70,950	68,530	134,043	134,874	49,721	44,292	32,303
Net cash and cash equivalents (used in) provided by financing activities	(14,656)	(52,395)	25,429	(96,535)	(130,540)	(101,845)	(62,556)
Capital expenditures	70,950	70,584	143,433	137,010	60,912	45,313	38,374
Ratio of earnings to fixed charges(4)	n/a	1.1x	1.1x	1.7x	1.9x	1.4x	1.4x

Other operational data:
Turnstile admissions in thousands(5)	4,528	4,747	10,157	11,357	11,514	11,209	11,498
Paid admissions in thousands(6)	4,214	4,336	9,297	10,564	10,758	10,468	10,772
Theme park ticket revenue per paid admission	$51.17	$44.05	$45.07	$43.16	$41.91	$40.18	$40.48
Theme park food, beverage and merchandise revenue per turnstile admission	$19.83	$17.88	$17.46	$18.66	$18.82	$17.85	$16.78
Other theme park related revenue per turnstile admission	$8.71	$8.54	$8.53	$9.19	$8.93	$7.52	$6.09

		As of	As of December 31,
(Dollars in thousands)		June 27, 2010	2009	2008	2007	2006	2005
Balance sheet data:
Total cash and equivalents		$43,372	$45,157	$87,798	$127,874	$66,617	$46,833

Total assets		1,991,460	1,969,604	1,975,277	1,986,022	1,926,911	1,967,004

Total long-term indebtedness (including current portion)		1,497,501	1,504,730	1,007,960	1,007,126	1,006,364	1,041,313

Other long-term obligations(7)		24,404	27,415	119,896	118,721	80,873	75,121

Total equity		220,565	255,011	642,346	643,582	686,550	705,107

The following is a reconciliation of Net Cash And Cash Equivalents Provided By Operating Activities to EBITDA and Covenant EBITDA for each of the periods presented above:

	Six Months Ended		Year ended December 31,
(Dollars in thousands)	June 27, 2010	June 28, 2009	2009	2008	2007	2006	2005
Net cash and cash equivalents provided by operating activities	$ 83,821	$73,257	$65,973	$191,333	$241,518	$165,921	$117,813
Adjustments:
Interest expense	56,362	51,196	108,388	102,669	107,906	109,733	106,701
Interest income	(37)	(89)	(201)	(2,654)	(7,269)	(4,270)	(1,451)
Amortization of deferred finance costs	(1,867)	(4,779)	(8,645)	(6,939)	(5,164)	(5,374)	(5,251)
Interest on financing obligations	(1,206)	(1,258)	(2,346)	(2,380)	(1,166)	—	—
Changes in deferred special fee payable and related interest payable to affiliates	—	(1,478)	91,967	(4,359)	(6,735)	(6,168)	22,169
Gain on sale of assets held for sale	—	—	5,155	—	2,776	5,195	2,180
Distributions from investments in unconsolidated entities	(1,574)	(1,315)	(3,161)	(3,691)	(3,681)	(164)	(529)
Income from investments in unconsolidated entities	1,003	1,329	1,586	2,673	1,724	(711)	(178)
Loss from impairment of investments in unconsolidated entities	—	—	(444)	—	—	—	—
Accretion of bond discount	(1,612)	(415)	(1,219)	(834)	(837)	(851)	(844)
Income attributable to the noncontrolling interest in UCRP	(952)	(1,212)	(1,577)	(2,149)	(2,773)	(2,537)	(2,418)
Net change in working capital accounts (8)	(53,283)	(4,125)	4,762	18,416	(23,447)	(2,641)	20,025

EBITDA	80,655	111,111	260,238	292,085	302,852	258,133	258,217
Adjustments to arrive at Covenant EBITDA:
Income attributable to the noncontrolling interest in UCRP	952	1,212	1,577	2,149	2,773	2,537	2,418
Income from investments in unconsolidated entities	(1,003)	(1,329)	(1,586)	(2,673)	(1,724)	711	178
Distributions from investments in unconsolidated entities	1,574	1,315	3,161	3,691	3,681	164	529
Gain on sale of assets held for sale	—	—	(5,155)	—	(2,776)	(5,195)	(2,180)
Interest income	37	89	201	2,654	7,269	4,270	1,451
Other	(1,810)	965	1,409	—	—	—	—

Covenant EBITDA	$ 80,405	$113,363	$259,845	$297,906	$312,075	$260,620	$260,613

The following is a reconciliation of Net Income Attributable To The Partners to EBITDA and Covenant EBITDA for each of the periods presented above:
Net (loss) income attributable to the Partners	$(34,606)	$9,386	$21,914	$75,740	$91,888	$41,960	$35,268
Adjustments:
Interest expense	56,362	51,196	108,388	102,669	107,906	109,733	106,701
Expenses associated with debt refinancing	3,310	—	25,023	—	—	—	—
Loss on extinguishment of debt	—	—	4,263	—	—	—	—
Depreciation and amortization	55,626	52,829	106,051	111,130	110,327	111,210	117,308
Net change in fair value of interest rate swaps and amortization of accumulated other comprehensive loss	—	(2,211)	(5,200)	5,200	—	(500)	391
Interest income	(37)	(89)	(201)	(2,654)	(7,269)	(4,270)	(1,451)

EBITDA	80,655	111,111	260,238	292,085	302,852	258,133	258,217
Adjustments to arrive at Covenant EBITDA:
Income attributable to the noncontrolling interest in UCRP	952	1,212	1,577	2,149	2,773	2,537	2,418
Income from investments in unconsolidated entities	(1,003)	(1,329)	(1,586)	(2,673)	(1,724)	711	178
Distributions from investments in unconsolidated entities	1,574	1,315	3,161	3,691	3,681	164	529
Gain on sale of assets held for sale	—	—	(5,155)	—	(2,776)	(5,195)	(2,180)
Interest income	37	89	201	2,654	7,269	4,270	1,451
Other	(1,810)	965	1,409	—	—	—	—

Covenant EBITDA	$ 80,405	$113,363	$259,845	$297,906	$312,075	$260,620	$260,613

Note: Reconciliations for the years ended December 31, 2005 through 2008 and for the six months ended June 28, 2009 are shown for illustrative purposes only as results for those periods were not subject to the same calculations of Covenant EBITDA as contained in the indentures governing the notes or the renewed senior secured credit facilities.

(1)	Consists primarily of UEP sales, aged ticket sales, theme park corporate special events and the parking facility. We host special events for corporate guests whereby a portion of the theme park is rented for corporate functions. UEP is a ticket that allows guests to experience reduced wait times at certain attractions and shows.
(2)	Consists primarily of CityWalk, Universal Parks & Resorts Vacations and hotel rent received from our on-site hotels.
(3)	We have included Covenant EBITDA because it is used by some investors as a measure of our ability to service debt, while we have also included EBITDA as it is a measure of Company operating performance under our Annual Incentive Plan. While EBITDA represents earnings before interest, taxes and depreciation and amortization, Covenant EBITDA includes certain other adjustments permitted by the definition of EBITDA in our renewed senior secured credit agreement and the indentures governing the notes. Some of these adjustments include exclusion of gains or losses from the sale of assets held for sale, exclusion of impairment charges on long lived assets and adjustments related to income and cash flows derived from investments in unconsolidated entities. Covenant EBITDA and EBITDA are not prepared in accordance with United States generally accepted accounting principles and should not be considered alternatives for Net Income (Loss), Net Cash And Cash Equivalents Provided By Operating Activities and other consolidated income or cash flow statement data prepared in accordance with United States generally accepted accounting principles or as measures of profitability or liquidity. Covenant EBITDA and EBITDA, because they are before debt service, capital expenditures and working capital needs, do not represent cash that is available for other purposes at our discretion. Our presentation of Covenant EBITDA and EBITDA may not be comparable to similarly titled measures reported by other companies. For these reasons, we have prepared a two step reconciliation between our GAAP financial measures, EBITDA as well as Covenant EBITDA. Covenant EBITDA is the primary basis in our renewed senior secured credit agreement to determine our quarterly compliance with our secured leverage ratio and the interest coverage ratio, which is computed based on the prior twelve months.
(4)	The Ratio Of Earnings To Fixed Charges is computed by dividing earnings by fixed charges. For purposes of calculating the Ratio Of Earnings To Fixed Charges, earnings represents Net Income (Loss) plus fixed charges. Fixed charges include Interest Expense (including Amortization Of Deferred Finance Costs) and the portion of operating rental expense that management believes represents the interest component of rent expense. During the six months ended June 27, 2010, our earnings were insufficient to cover fixed charges by approximately $36.9 million.
(5)	Turnstile Admissions represent total admissions to our theme parks, which includes paid admissions and complimentary tickets.
(6)	Paid Admissions represent the total paid admissions to our theme parks.
(7)	Other Long-term Obligations include Capital Lease And Financing Obligations Net Of Current Portion and Deferred Special Fees Payable To Affiliates.
(8)	Net change in working capital accounts represents changes in operating assets and liabilities, which includes Accounts Receivable (Net), Notes Receivable, Receivables From Related Parties, Inventories (Net), Prepaid Expenses And Other Assets, Other Long-term Assets, Accounts Payable And Accrued Liabilities, Unearned Revenue, Due To Related Parties, and Other Long-term Liabilities.

Unaudited pro forma financial information

We derived the unaudited pro forma financial data set forth below by the application of the pro forma adjustments to the historical consolidated financial statements included elsewhere in this prospectus.

No pro forma balance sheet is presented as the Transactions and the 2010 Amendment are reflected in the historical financial data as of June 27, 2010.

The unaudited pro forma statement of operations for the six months ended June 27, 2010 and for the year ended December 31, 2009 give pro forma effect to the Transactions, the 2010 Amendment and the Partnership Agreement Amendment as if they had each occurred on January 1, 2009.

The unaudited pro forma consolidated financial information is presented for informational purposes only and does not purport to represent what our results of operations would actually have been if they had occurred on the date indicated nor do they purport to project our results of operations for any future period.

You should read our unaudited pro forma financial information and the accompanying notes in conjunction with all of the historical financial statements and related notes included in this prospectus and other financial information appearing elsewhere in this prospectus, including information contained in “Risk factors,” “Selected historical financial data” and “Management’s discussion and analysis of financial condition and results of operations.”

Universal City Development Partners, Ltd. and subsidiaries Pro forma consolidated statement of operations For the six months ended June 27, 2010 (In thousands)
	Historical	Adjustments(1)		Pro forma
Operating revenues:
Theme park tickets	$215,633	$—		$215,633
Theme park food and beverage	45,525			45,525
Theme park merchandise	44,264			44,264
Other theme park related	39,436			39,436
Other	61,209			61,209

Total operating revenues	406,067	—		406,067

Costs and operating expenses:
Theme park operations	91,613			91,613
Theme park selling, general and administrative	101,412			101,412
Theme park cost of products sold	48,119			48,119
Special fee payable to Vivendi Universal Entertainment and consultant fee	26,801			26,801
Depreciation and amortization	55,626			55,626
Other	57,518			57,518

Total costs and operating expenses	381,089	—		381,089

Operating income	24,978	—		24,978
Other expense (income):
Interest expense	56,362	(2,677	)(3)	53,685
Interest income	(37)			(37)
Expenses associated with debt refinancing	3,310	(3,310	)(4)	—
Income from investments in unconsolidated entities	(1,003)			(1,003)

Total other expense, net	58,632	(5,987)		52,645

Net (loss) income	(33,654)	5,987		(27,667)
Less: net income attributable to the noncontrolling interest in UCRP	952			952

Net (loss) income attributable to the Partners	$(34,606)	$5,987		$(28,619)

Universal City Development Partners, Ltd. and subsidiaries

Pro forma consolidated statement of operations

For the year ended December 31, 2009

(In thousands)

	Historical	Adjustments(1)			Pro forma
Operating revenues:
Theme park tickets	$419,026	$			$419,026
Theme park food and beverage	94,655				94,655
Theme park merchandise	82,695				82,695
Other theme park related	86,658				86,658
Other	119,819				119,819

Total operating revenues	802,853		—		802,853

Costs and operating expenses:
Theme park operations	176,947				176,947
Theme park selling, general and administrative	124,216				124,216
Theme park cost of products sold	92,645				92,645
Special fee payable to Vivendi Universal Entertainment and consultant fee	51,913		1,720	(2)	53,633
Depreciation and amortization	106,051				106,051
Other	102,058				102,058

Total costs and operating expenses	653,830		1,720		655,550

Operating income (loss)	149,023		(1,720)		147,303

Other expense (income):
Interest expense	108,388		12,704	(3)	121,092
Interest income	(201)				(201)
Expenses associated with debt refinancing	25,023		(25,023	)(5)	—
Loss on extinguishment of debt	4,263		(4,263	)(5)	—
Net change in fair value of interest rate swaps and amortization of accumulated other comprehensive loss	(5,200)				(5,200)
Income from investments in unconsolidated entities	(1,586)				(1,586)
Gain on sale of assets held for sale	(5,155)				(5,155)

Total other expense, net	125,532		(16,582)		108,950

Net income	23,491		14,862		38,353
Less: net income attributable to the noncontrolling interest in UCRP	1,577				1,577

Net income attributable to the Partners	$21,914		$14,862		$36,776

(1)	Approximately $71.5 million in professional and advisory fees and other fees were incurred as a direct result of the renewed senior secured credit facilities (including the 2010 Amendment) and the issuance of the original notes. This includes fees for professional and advisory services to our financial, legal and accounting advisors. It also includes UCDP’s portion of fees totaling $3.0 million paid to holders of the May 2010 notes and April 2010 notes. Approximately $31.3 million of such professional and advisory fees will be expensed as non-recurring fees and has not been included in the pro forma statements of operations. The remainder of such fees will be capitalized as deferred finance costs or discounts to long term borrowings as applicable.
(2)	Represents incremental special fees payable to Vivendi Universal Entertainment resulting from the amendment of UCDP’s partnership agreement. This amendment, which was executed as of October 18, 2009, increased the applicable rate used to calculate the special fee payable to Vivendi Universal Entertainment through June 2017 from 5.0% to 5.25% of certain revenue, as defined.

(3)	Represents an adjustment to interest expense (including amortization of deferred finance costs and original issue discounts) assuming the Transactions (including the 2010 Amendment to the renewed senior secured credit facilities) occurred at January 1, 2009. Specifically, the adjustment includes adjustments to record (a) the interest expense relating to the notes and the term loans under the renewed senior secured credit facilities, (b) the elimination of the amortization of deferred finance costs and (c) the elimination of historical interest expense. The following table sets forth the calculation of the interest expense adjustments:

	Six months ended June 27, 2010	Year ended December 31, 2009
Senior notes	$—	$30,219
Senior subordinated notes	—	20,713
Renewed senior secured credit facilities	—	41,157
New deferred finance cost amortization	299	8,691
Removal of interest expense on debt repaid or refinanced	(2,976)	(77,457)
Removal of existing deferred finance cost amortization	—	(8,088)
Removal of interest on deferred special fee payable to affiliates	—	(2,531)

Total	$(2,677)	$12,704

Exclusive of the impact of any discounts, the interest rate on the senior notes and senior subordinated notes is 8.875% and 10.875%, respectively. The interest rate on the term loans under the renewed senior secured credit facilities after giving effect to the 2010 Amendment is 5.5% (based on a LIBOR floor of 1.75% plus 3.75%). The commitment fee on the unutilized portion of the revolving credit facility is 1.00%. None of the $75.0 million revolving credit has been utilized.

(4)	Represents the removal of $3.3 million in non-recurring professional and advisory fees associated with the 2010 Amendment which only impacted the renewed senior secured credit facilities.
(5)	Represents the removal of $4.3 million loss on the extinguishment of the April 2010 notes. Additionally, represents the removal of $25.0 million non-recurring professional and advisory fees. Note that the loss on extinguishment of the April 2010 notes includes professional and advisory fees of $2.9 million.

Management’s discussion and analysis of financial condition and results of operations

Overview

The following “Management’s discussion and analysis of financial condition and results of operations” (“MD&A”) is designed to help the reader understand our financial results, strategies and business environment from our viewpoint. The MD&A should be read in conjunction with our consolidated financial statements and the accompanying notes included elsewhere in this prospectus. This overview summarizes the MD&A, which includes the following sections:

•	Our operations—a brief description of our operations and our business environment.

•	Ownership and basis of presentation—a summary of our Company structure including our partners and subsidiaries and other factors impacting our financial presentation.

•	Critical accounting policies and estimates—a discussion of our accounting policies requiring critical estimates and judgment.

•	Results of operations—an analysis of our results of operations for the three-year fiscal period presented in our consolidated financial statements.

•	Liquidity, capital resources and financial position—a discussion of our sources and uses of cash, our financial position, and contractual obligations.

Our operations

We own and operate two theme parks (Universal’s Islands of Adventure and Universal Studios Florida), an entertainment complex (Universal CityWalk Orlando), and movie and production facilities, all located in Orlando, Florida. Our operations are heavily dependent on theme park attendance, which we consider our most important operating indicator. We use two different metrics to gauge theme park attendance: paid attendance and turnstile attendance, which includes complimentary attendance. Additionally, through in-park surveys, we track our theme park attendance from three distinct points of origin: international, Florida and the outer-U.S., which is the domestic market excluding the state of Florida. Theme park attendance is affected by macroeconomic, competitive and seasonal forces. As our entertainment product is a component of our customers’ discretionary spending, macroeconomic factors, such as consumer sentiment and foreign currency exchange rates, play an important role in our attendance. Consumer sentiment is an important economic indicator, especially in relation to our outer-U.S. market where travel costs are higher when compared to our Florida market. Oil and gas prices affect consumer sentiment for all of our markets due to their impact on discretionary income and travel costs. Foreign currency exchange rates affect the relative prices for our international guests and therefore impact attendance from that market.

Orlando has seven large theme parks in the metro area. As a result, our attendance is also affected by competitive forces. Our largest competitor is Walt Disney World, which contains four of the parks in Orlando. Additionally, Anheuser-Busch InBev historically owned and operated SeaWorld®. However, on October 7, 2009, Anheuser-Busch InBev announced that it would sell SeaWorld® to an affiliate of Blackstone and this transaction closed on December 1, 2009. Due to the high level of competition in our market, theme park ticket pricing and the introduction of new attractions are factors significantly impacting theme park attendance.

Theme park attendance follows a seasonal pattern which coincides closely with holiday and school schedules. The year begins with the end of the peak Christmas and New Year’s holiday period. When children return to school, attendance levels subside. During the March to April timeframe, spring break and Easter vacation periods drive seasonally high attendance. Since the peak spring break period fluctuates from year to year between the end of the first quarter and the beginning of the second quarter, historical quarterly financial information might not be comparable. May is a traditionally slow attendance period. June marks the beginning of the summer attendance peak when local schools are out for the summer. This peak attendance period continues throughout the month of June, as schools outside of Florida finish their terms. The peak summer period includes the entire month of July and the first few weeks in August, when the local schools begin to go back into session. Attendance levels continue to decline through Labor Day, when schools outside of Florida begin. Excluding special events such as Rock the Universe in September and Halloween Horror Nights® in October, the period from September through November is seasonally slow, with an attendance spike around Thanksgiving week. Attendance falls again after Thanksgiving weekend, and does not pick up until the third week of December, when the peak Christmas and New Year’s holiday period begins. The Atlantic Ocean hurricane season begins in June and ends in November of each year. Historically, hurricanes have had little impact on Orlando theme parks. From 1991 to 2003, our parks had been closed only once due to the inclement weather caused by hurricanes. However, during the 2004 and 2005 seasons, we closed our parks on four days as a result of hurricanes. From 2006 through 2009, there were no storms that caused us to close our parks.

Based on the seasonality of our attendance, the results for the three months and six months ended June 27, 2010 and June 28, 2009 are not necessarily indicative of results for the full year. Additionally, the three months ended June 27, 2010 and June 28, 2009 each contained 91 days, while the six months ended June 27, 2010 and June 28, 2009 contained 178 and 179 days, respectively.

In 2009, approximately 52.2% of our revenues were derived from theme park tickets. We analyze our theme park ticket revenue based on revenue per paid admission. Sales of food, beverage and merchandise constitute approximately 22.1% of our revenues. We analyze our theme park food, beverage and merchandise revenues based on revenue per turnstile admission. We derive less than 10% of our revenue from our CityWalk complex, which includes retail, dining, cinema and nightclub entertainment. Our primary operating costs include Theme Park Operations, Theme Park Selling, General and Administrative costs, Theme Park Cost of Products Sold, a Special Fee Payable to Vivendi Universal Entertainment, the Consultant Fee, Depreciation and Amortization, and Interest Expense. We also monitor EBITDA, Covenant EBITDA and certain of our debt covenant ratios as these items impact our ability to service our debt, make distributions to our partners (see the “Ownership and basis of presentation” section below) and make payments of special fees to our manager, Vivendi Universal Entertainment. Covenant EBITDA is the primary basis in the UCDP senior secured credit agreement to determine our quarterly compliance with our secured leverage ratio and the interest coverage ratio, which is computed based on the prior twelve months. These items are discussed in greater detail within the section entitled “Liquidity, capital resources and financial position.”

Ownership and basis of presentation

Our ultimate owners, each having a 50% interest in us, are Universal CPM and Blackstone. Universal CPM is a wholly owned subsidiary of Vivendi Universal Entertainment, which in turn is an indirect subsidiary of NBC Universal. Furthermore, GE owns 80% of NBC Universal, while Vivendi owns the remaining 20%. Our consolidated financial statements include the amounts of Universal City Development Partners, Ltd., and all of its subsidiaries including: Universal Parks & Resorts Vacations (“UPRV”), Universal City Restaurant Partners, Ltd. (“UCRP”), Universal Orlando Online Merchandise Store (“UOMS”), and UCDP Finance, Inc. (collectively “UCDP”). All significant intercompany balances and transactions have been eliminated upon consolidation. Universal City Development Partners, Ltd. is our primary operating company, while UCDP Finance, Inc. facilitated the issuance of the notes. UPRV is our travel company that sells and coordinates vacation packages for some of our guests. UCRP operates a restaurant and merchandise store in the CityWalk complex, and UOMS is our online merchandise store, which opened during the second quarter of 2010.

Critical accounting policies and estimates

In the ordinary course of business, we make a number of estimates and assumptions relating to the reporting of results of operations and financial condition in the preparation of our consolidated financial statements in conformity with United States generally accepted accounting principles. Results could differ significantly from those estimates under different assumptions and conditions. We believe that the application of the following accounting policies, which are important to our financial position and results of operations, require significant judgments and estimates on the part of management. For a summary of all of our significant accounting policies, including the accounting policies discussed below, see note 2 to our consolidated financial statements included elsewhere in this prospectus. These accounting policies have been discussed and reviewed with the representatives of Holdings and our audit committee, which consists of representatives from both Vivendi Universal Entertainment and Blackstone.

Revenue recognition

Operating revenue primarily consists of sales related to theme park tickets, merchandise and food and beverage. Revenue from theme park tickets is recognized at the time tickets are redeemed. For tickets not redeemed, revenue is recorded after one year from the date of purchase, which coincides with our historical redemption patterns. Proceeds related to the sale of theme park or entertainment complex tickets are exempt from unclaimed property reporting within the State of Florida. Revenue from theme park annual tickets is recognized in equal installments over the life of the annual ticket. Revenue from food and beverage and merchandise is recognized at the time of sale. In addition to unredeemed tickets, we also defer revenue on admissions to CityWalk venues until redemption and on corporate sponsorships, which are recognized as revenue over the period of benefit. Revenue from hotel rent is recognized when earned.

Property and equipment

Property and equipment is recorded at cost and is depreciated on a straight-line basis over the estimated useful lives of those assets. Changes in circumstances such as changes to our business model could result in an impairment of our property and equipment. In addition, it could also result in the actual useful lives differing from our estimates. We review our assumptions whenever a change in these circumstances occurs. We currently depreciate our major ride components using a 20-year useful life and our show elements, such as film, over 10 years.

We utilize one accounting impairment model for long-lived assets held for sale, whether previously held and used or newly acquired. We review our long-lived assets and identifiable intangibles for impairment indicators. If indicators are noted, we compare the carrying amount of the asset to its fair value based on undiscounted cash flows. If the carrying amount exceeds its fair value, an impairment loss is recognized to adjust the long lived asset to fair value. If we determine that the useful life of property and equipment should be shortened, such as finalizing the date a ride will be closed as part of developing a new ride, we would depreciate the net book value in excess of the salvage value, over the revised remaining useful life, thereby increasing depreciation expense. Our consolidated and condensed consolidated financial statements do not include any significant impairment adjustments related to property and equipment. During the three months ended June 27, 2010 and June 28, 2009, the six months ended June 27, 2010 and June 28, 2009 and during the years ended December 31, 2009, 2008 and 2007, we accelerated depreciation on certain assets, primarily in our Lost Continent Island, which were disposed of as part of the construction of The Wizarding World of Harry Potter™. As a result, additional depreciation expense of approximately $0.6 million, $0.9 million, $1.6 million, $1.9 million, $4.1 million, $4.0 million and $2.8 million was recorded during the three months ended June 27, 2010 and June 28, 2009, the six months ended June 27, 2010 and June 28, 2009 and the years ended December 31, 2009, 2008 and 2007, respectively.

Provision for inventory

Inventory, which primarily includes spare parts for the theme park rides, food and beverage and merchandise, is recorded at the lower of cost or market. Cost is determined using the average cost method. We periodically make judgments regarding the realizable value of certain slow-moving and obsolete inventory. For spare parts, these judgments are based on the usage of the parts on specific rides. If we decide to close down a ride as part of developing a new ride, we specifically review spare parts related to the ride being closed for impairment. For merchandise, these judgments are based primarily on the demand of our customers. The enactment of new product safety regulations can also impact our provision for merchandise inventory. When the realizable value is less than the average cost, we record an inventory provision.

At June 27, 2010, we had a $2.5 million inventory provision, which included $1.5 million for slow-moving merchandise, $0.2 million for food supplies and $0.8 million for obsolete spare parts. At December 31, 2009, we had a $2.1 million inventory provision, which included $1.1 million for slow-moving merchandise, $0.2 million for food supplies and $0.8 million for obsolete spare parts. At December 31, 2008, we had a $2.0 million inventory provision, which included $1.2 million for slow-moving merchandise, $0.3 million for food supplies and $0.5 million for obsolete spare parts.

Litigation

We are currently involved in certain legal proceedings and other claims, including those discussed within the “Business” section of this prospectus. If we believe that costs from these matters are probable and the amount of the costs can be reasonably estimated, we will accrue the amount of the costs. Accordingly, we have accrued our estimate of the probable legal and settlement costs for the resolution of these claims. This estimate has been developed in consultation with outside counsel and is based upon an analysis of potential results, assuming a combination of litigation and settlement strategies. It is possible, however, that future results of operations for any particular quarterly or annual period could be materially affected by changes in our assumptions or the effectiveness of our strategies related to these proceedings. As additional information becomes available, we will reassess any potential liability related to these matters and, if necessary, revise our estimates. See note 13 to our consolidated financial statements included elsewhere in this prospectus for more detailed information on litigation related exposure.

Recent accounting pronouncements

In April 2008, the Financial Accounting Standards Board (“FASB”) issued guidance that amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset and requires enhanced related disclosures. This guidance must be applied prospectively to all intangible assets acquired as of and subsequent to fiscal years beginning after December 15, 2008. This guidance became effective for us on January 1, 2009. Although future transactions involving intangible assets may be impacted by this guidance, it did not impact our financial statements as we did not acquire any intangible assets during the six months ended June 27, 2010 or the year ended December 31, 2009.

In March 2008, the FASB issued guidance that expands the disclosure requirements for derivative instruments and hedging activities. Specifically, this guidance requires entities to provide enhanced disclosures addressing the following: how and why an entity uses derivative instruments; how derivative instruments and related hedged items are accounted for; and how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. This guidance is effective for fiscal years beginning after November 15, 2008. This guidance became effective for us on January 1, 2009. Our adoption of the standard did not have a material impact on our financial position, results of operations or cash flows as it is primarily disclosure related.

In December 2007, the FASB issued guidance that modifies certain aspects of how an acquiring entity recognizes and measures the identifiable assets, the liabilities assumed and the goodwill acquired in a business combination. This guidance is effective for fiscal years beginning after December 15, 2008. Although this guidance will impact our accounting for business combinations completed on or after January 1, 2009, it did not impact our financial statements as we did not enter into any business combinations during the six months ended June 27, 2010 or the year ended December 31, 2009.

In May 2009, the FASB issued guidance that establishes principles and requirements for subsequent events. Specifically, the guidance sets forth parameters pertaining to the period after the balance sheet date during which management should consider events or transactions for potential recognition or disclosure, circumstances under which an event or transaction would be recognized after the balance sheet date and the required disclosures that should be made about events or transactions that occurred after the balance sheet date. This guidance is effective for interim or annual financial periods ending after June 15, 2009, and as such, became effective for us on June 28, 2009. Our adoption of the standard did not have a material impact on our financial position, results of operations or cash flows.

In June 2009, the FASB issued revisions to pre-existing guidance pertaining to the consolidation and disclosures of variable interest entities. Specifically, it changes how a reporting entity determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. The determination of whether a reporting entity is required to consolidate another entity is based on, among other things, the other entity’s purpose and design and the reporting entity’s ability to direct the activities of the other entity that most significantly impact the other entity’s economic performance. This guidance requires a reporting entity to provide additional disclosures about its involvement with variable interest entities and any significant changes in risk exposure due to that involvement. A reporting entity is required to disclose how its involvement with a variable interest entity affects the reporting entity’s financial statements. This guidance is effective at the start of a reporting entity’s first fiscal year beginning after November 15, 2009. As such, the guidance became effective for us on January 1, 2010. Our adoption of the standard did not have a material impact on our financial position, results of operations or cash flows as it did not result in the additional consolidation or deconsolidation of any variable interest entities.

In June 2009, the FASB issued accounting guidance that has become the single source of authoritative nongovernmental GAAP, superseding existing FASB, American Institute of Certified Public Accountants (“AICPA”), Emerging Issues Task Force (“EITF”), and related accounting literature. This guidance reorganizes the thousands of GAAP pronouncements into roughly 90 accounting topics and displays them using a consistent structure. Also included is relevant Securities and Exchange Commission guidance organized using the same topical structure in separate sections. This guidance is effective for financial statements issued for reporting periods that end after September 15, 2009. Beginning in the third quarter of 2009, this guidance impacts our financial statements and related disclosures as all references to authoritative accounting literature reflect the newly adopted codification.

Results of operations

Overview—Interim Results

For the first half of 2010, we experienced a decrease of 3% in our Paid Theme Park Admissions when compared to the first half of 2009. Our domestic business experienced mid-single digit percentage declines, while our international business was relatively flat when compared to the first half of 2009. We believe the decrease in Paid Theme Park Admissions was primarily driven by three factors. First, our business continues to be impacted by the downturn in the global economy. Second, due to the timing of our fiscal quarter end, the first half of 2010 had one less day than the first half of 2009. Finally, the first quarter of 2010 was unusually cold and wet for Central Florida. Partially offsetting these items was the opening of The Wizarding World of Harry Potter™, which opened on June 18, 2010. Total theme park spending on a per guest basis increased 13% in the first half of 2010 when compared to the first half of 2009. The incremental spending on a per guest basis helped to overcome the attendance shortfall, as Total Operating Revenues increased 7% versus the first half of 2009. Total Costs and Operating Expenses increased 19% compared to the first half of 2009, which was primarily due to increased marketing spend of $34.0 million that was incurred largely to support the launch of The Wizarding World of Harry Potter™ . Also, we incurred additional costs of $7.9 million on entertainment, ride maintenance, and other operating costs primarily relating to the opening of The Wizarding World of Harry Potter™ and the addition of the Hollywood Rip Ride RockitSM coaster which opened during the third quarter of 2009. As a result, Operating Income and EBITDA decreased $33.2 million and $30.5 million, respectively, when compared to the first half of 2009. At June 27, 2010, we had $118.4 million in available Cash and Cash Equivalents, including $75.0 million of availability under our revolving credit facility. In April 2010, we amended our renewed senior secured credit facilities, which reduced the interest rate applicable to the borrowings under the term loan. Additional details of this amendment are discussed in the section “Liquidity, capital resources and financial position”. We owed $1,520.5 million on our gross indebtedness at June 27, 2010, of which $9.0 million was current.

Subsequent to the end of the second quarter, our year-to-date attendance comparisons to the prior year have improved significantly since the opening of The Wizarding World of Harry Potter™. As noted above, we ended our second quarter with our year-to-date attendance being down 3% compared to 2009, yet our year-to-date attendance was up in the middle single-digits versus 2009 by the end of fiscal July 2010.

Overview—Year-End Results

During 2009, we experienced a decrease of 12% in our Paid Theme Park Admissions. This was driven by softness in both our domestic and international business as both markets experienced low-teen digit percentage declines to prior year. We believe these decreases were primarily driven by the downturn in the global economy. Total theme park spending on a per guest basis was consistent with 2008, but the reduced volume contributed to a $120.5 million shortfall in Total Operating Revenues, or 13%, when compared to 2008. Our ability to reduce Total Cost and Operating Expenses, which decreased $89.1 million, or 12%, when compared to 2008, helped partially offset the revenue shortfall. As a result, Operating Income decreased $31.4 million in 2009 versus the prior year. EBITDA decreased $31.8 million when compared to 2008. During November 2009, we refinanced our indebtedness. At December 31, 2009, we had $120.2 million in Cash and Cash Equivalents, including $75.0 million of availability under our revolving credit facility. We owed $1,525.0 million on our gross indebtedness at December 31, 2009, of which $9.0 million was current. Additionally, cash paid for capital expenditures during 2009 totaled $143.4 million, which primarily related to the Hollywood Rip Ride RockitSM coaster that opened in summer 2009 and continued progress on The Wizarding World of Harry Potter™.

Three Months Ended June 27, 2010 Compared to Three Months Ended June 28, 2009

The following table summarizes our results of operations during the three months ended June 27, 2010 and June 28, 2009 (in thousands except per capita amounts and percentages):

	Three Months Ended		% Change Favorable/ (Unfavorable)
	June 27, 2010	June 28, 2009
Operational Data:
Paid theme park admissions	2,551	2,495	2.2%
Turnstile theme park admissions	2,727	2,734	(0.3)%
Theme park ticket revenue per paid admission	$50.86	$43.78	16.2%
Theme park food, beverage and merchandise revenue per turnstile admission	20.76	18.06	15.0%
Other theme park related revenue per turnstile admission	7.94	8.22	(3.4)%

Statement of operations data:
Operating revenues:
Theme park ticket revenue	$129,739	$109,239	18.8%
Theme park food and beverage	29,035	26,350	10.2%
Theme park merchandise	27,583	23,016	19.8%
Other theme park related	21,666	22,474	(3.6)%
Other	35,431	34,663	2.2%

Total operating revenues	243,454	215,742	12.8%

Costs and operating expenses:
Theme park operations	50,400	43,296	(16.4)%
Theme park selling, general and administrative	53,281	30,928	(72.3)%
Theme park cost of products sold	28,682	24,738	(15.9)%
Special fee payable to Vivendi Universal Entertainment and consultant fee	16,148	13,674	(18.1)%
Depreciation and amortization	28,675	26,199	(9.5)%
Other	32,439	25,555	(26.9)%

Total costs and operating expenses	209,625	164,390	(27.5)%

Operating income	33,829	51,352	(34.1)%
Non-operating expense, net	31,075	24,222	28.3%

Net income	2,754	27,130	(89.8)%
Less: net income attributable to the noncontrolling interest in UCRP	674	726	7.2%

Net income attributable to the Partners	$2,080	$26,404	(92.1)%

Paid Theme Park Admissions increased 2% when compared to the second quarter of 2009. Our domestic business experienced mid-single digit percentage increases, whereas our international business experienced low-single digit percentage decreases. We believe our attendance in the second quarter of 2010 benefited from the opening of The Wizarding World of Harry Potter™ which opened on June 18, 2010. Total theme park per capita spending increased 14% versus the second quarter of 2009. As a result of increased attendance and strong per capita spend, our Total Operating Revenue increased $27.7 million, or 13%. Theme Park Ticket Revenue Per Paid Admission increased 16% as a result of new ticket offerings and selective price changes to maximize yield. Theme Park Food, Beverage and Merchandise Revenue Per Turnstile Admission increased 15% primarily due to guest spending on new merchandise products and food and beverage offerings related to The Wizarding World of Harry Potter™.

Theme Park Operations increased $7.1 million, or 16%, largely due to incremental spend on entertainment, ride maintenance, and other operating costs resulting from the opening of The Wizarding World of Harry Potter™ and the addition of the Hollywood Rip Ride RockitSM coaster which opened in August 2009. Theme Park Selling, General and Administrative increased $22.4 million, or 72%, principally due to increased marketing spend of $19.5 million. In 2009, we reduced our marketing spend as part of our cost containment strategy, while in 2010 we have reinstated much of these marketing costs. Additionally, in 2010, we have incurred incremental marketing spend relating to the launch of The Wizarding World of Harry Potter™. Theme Park Cost Of Products Sold increased 16% when compared to the second quarter of 2009, which corresponds to the combined increase in Theme Park Food and Beverage Revenue and Theme Park Merchandise Revenue of 15%. Non-operating Expenses increased $6.9 million, or 28%, when compared to the second quarter of 2009 due to $3.3 million in expenses incurred in connection with the amendment of our renewed senior secured credit facility in April 2010 and $2.2 million in higher interest expense due to our increased indebtedness resulting from our refinancing in November 2009 in which UCDP refinanced debt previously at the Holdings level.

Six Months Ended June 27, 2010 Compared to Six Months Ended June 28, 2009

The following table summarizes our results of operations during the six months ended June 27, 2010 and June 28, 2009 (in thousands except per capita amounts and percentages):

	Six Months Ended		% Change Favorable/ (Unfavorable)
	June 27, 2010	June 28, 2009
Operational Data:
Paid theme park admissions	4,214	4,336	(2.8)%
Turnstile theme park admissions	4,528	4,747	(4.6)%
Theme park ticket revenue per paid admission	$51.17	$44.05	16.2%
Theme park food, beverage and merchandise revenue per turnstile admission	19.83	17.88	10.9%
Other theme park related revenue per turnstile admission	8.71	8.54	2.0%

Statement of operations data:
Operating revenues:
Theme park ticket revenue	$215,633	$191,016	12.9%
Theme park food and beverage	45,525	45,046	1.1%
Theme park merchandise	44,264	39,804	11.2%
Other theme park related	39,436	40,519	(2.7)%
Other	61,209	63,146	(3.1)%

Total operating revenues	406,067	379,531	7.0%

Costs and operating expenses:
Theme park operations	91,613	83,721	(9.4)%
Theme park selling, general and administrative	101,412	64,245	(57.9)%
Theme park cost of products sold	48,119	44,668	(7.7)%
Special fee payable to Vivendi Universal Entertainment and consultant fee	26,801	23,903	(12.1)%
Depreciation and amortization	55,626	52,829	(5.3)%
Other	57,518	52,000	(10.6)%

Total costs and operating expenses	381,089	321,366	(18.6)%

Operating income	24,978	58,165	(57.1)%
Non-operating expense, net	58,632	47,567	(23.3)%

Net (loss) income	(33,654)	10,598	NM
Less: net income attributable to the noncontrolling interest in UCRP	952	1,212	(21.5)%

Net (loss) income attributable to the Partners	$(34,606)	$9,386	NM

NM—Not meaningful

For the first half of 2010, we experienced a decrease of 3% in our Paid Theme Park Admissions when compared to the first half of 2009. Our domestic business experienced mid-single digit percentage declines, while our international business was relatively flat when compared to the first half of 2009. The factors impacting our attendance results were discussed previously in the Overview—Interim Results section. Total theme park spending on a per guest basis increased 13% in the first half of 2010 compared to the first half of 2009. The incremental spending on a per guest basis helped to overcome the attendance shortfall, as revenues increased 7% versus the first half of 2009. Theme Park Ticket Revenue Per Paid Admission increased 16% as a result of new ticket offerings and selective price increases to maximize yield. Theme Park Food, Beverage and Merchandise Revenue Per Turnstile Admission increased 11% primarily due to changes in our guest mix and guest spending on new merchandise products and food and beverage offerings relating to The Wizarding World of Harry Potter™. Other Revenue decreased $1.9 million, or 3%, compared to the first half of 2009. This was due to $2.4 million in decreased revenues from our CityWalk operations, partially offset by $0.8 million in increased revenues from our travel company.

Theme Park Operations increased $7.9 million, or 9%, due to additional spend on entertainment, ride maintenance, and other operating costs primarily relating to the opening of The Wizarding World of Harry Potter™ and the addition of the Hollywood Rip Ride RockitSM coaster. Theme Park Selling, General and Administrative increased $37.2 million, or 58%, principally due to increased marketing spend as noted previously. In 2009, we reduced our marketing spend as part of our cost containment strategy, while in 2010 we have reinstated much of these marketing costs. Additionally, in 2010, we have incurred incremental marketing spend relating to the launch of The Wizarding World of Harry PotterTM. Theme Park Cost Of Products Sold increased 8% when compared to the first half of 2009, which corresponds to the combined increase in Theme Park Food and Beverage Revenue and Theme Park Merchandise Revenue of 6%. Theme Park Cost Of Product Sold as a percentage of revenue increased slightly from 52.6% to 53.6% due to discrete training costs associated with the introduction of our new content. Other Costs and Operating Expenses increased $5.5 million, or 11%, versus the first half of 2009. This is primarily due to increased operating costs at our travel company, as a result of increased volume, and increased employee benefit costs. Non-operating Expenses increased $11.1 million, or 23%, when compared to the first half of 2009. This is due to higher interest expense of $5.2 million due to our increased indebtedness resulting from our refinancing in November 2009 in which UCDP refinanced debt previously at the Holding level, $3.3 million in expenses incurred in connection with the amendment of our renewed senior secured credit facility in April 2010 and changes in the fair value of our interest rate swaps which benefited the first half of 2009.

2009 compared to 2008

The following table summarizes our results of operations during the years ended December 31, 2009 and 2008 (in thousands except per capita amounts and percentages):

	2009	2008	% Change Favorable/ (unfavorable)
Operational Data:
Paid theme park admissions	9,297	10,564	(12.0)%
Turnstile theme park admissions	10,157	11,357	(10.6)%
Theme park ticket revenue per paid admission	$45.07	$43.16	4.4%
Theme park food, beverage and merchandise revenue per turnstile admission	$17.46	$18.66	(6.4)%
Other theme park related revenue per turnstile admission	$8.53	$9.19	(7.2)%

Statement of operations data:
Operating revenues:
Theme park ticket revenue	$419,026	$455,935	(8.1)%
Theme park food and beverage	94,655	112,270	(15.7)%
Theme park merchandise	82,695	99,634	(17.0)%
Other theme park related	86,658	104,380	(17.0)%
Other	119,819	151,133	(20.7)%

Total operating revenues	802,853	923,352	(13.1)%

Costs and operating expenses:
Theme park operations	176,947	184,371	4.0%
Theme park selling, general and administrative	124,216	153,205	18.9%
Theme park cost of products sold	92,645	113,536	18.4%
Special fee payable to Vivendi Universal Entertainment and consultant fee	51,913	58,305	11.0%
Depreciation and amortization	106,051	111,130	4.6%
Other	102,058	122,374	16.6%

Total costs and operating expenses	653,830	742,921	12.0%

Operating income	149,023	180,431	(17.4)%
Non-operating expense, net	125,532	102,542	(22.4)%

Net income	23,491	77,889	(69.8)%
Less: net income attributable to the noncontrolling interest in UCRP	1,577	2,149	26.6%

Net income attributable to the Partners	$21,914	$75,740	(71.1)%

Paid Theme Park Admissions decreased 12% when compared to 2008. As previously discussed we believe this was driven by the downturn in the global economy. Both our domestic and international markets experienced low-teen digit percentage declines to prior year. Accordingly, our Total Operating Revenues decreased $120.5 million, or 13%. Overall total per capita spending in 2009 was consistent with 2008. Theme Park Ticket Revenue Per Paid Admission increased 4% as a result of selective price changes to maximize yield. Theme Park Food, Beverage, and Merchandise Revenue Per Turnstile Admission decreased 6% primarily due to lower guest spending. Other Theme Park Related Revenue Per Turnstile Admission decreased 7%, principally due to a $10.7 million decrease in corporate special events revenue, $3.1 million in reduced guest spending on our UEP product, which typically decreases in periods of lower attendance, and $2.0 million in lower aged pass sales revenue. Other Revenue decreased $31.3 million, or 21%, year-over-year due to $11.3 million in reduced rental income from the three on-site hotels, decreased volume resulted in $10.1 million in lower revenue from our travel company and $9.0 million lower revenue from our CityWalk operations. Rental income from the three on-

site hotels includes two components, one of which is based on 1% of hotel revenues (base ground rent) while the other is earned only in years in which the hotels achieve certain operating results (incremental ground rent). Our revenues only included base ground rent from the on-site hotels during the current year.

Theme Park Operations was favorable by $7.4 million largely due to decreased entertainment and operating costs resulting from our reduced attendance levels and management’s cost savings initiatives. Theme Park Selling, General and Administrative was favorable by $29.0 million, or 19%, due to reductions in marketing spend and management’s cost savings initiatives impacting departments throughout the Company. Theme Park Cost of Products Sold decreased 18% when compared to 2008, which corresponds to the decrease in Theme Park Food and Beverage Revenue and Theme Park Merchandise Revenue of 16% and 17%, respectively. As a percentage of revenue, Theme Park Cost of Products Sold decreased from 53.6% in 2008 to 52.2% in 2009, which resulted from a combination of reduced commodity prices and menu changes. Special Fee Payable to Vivendi Universal Entertainment and Consultant Fee decreased 11%, which corresponds to the decrease in Total Operating Revenue of 13%. Other Costs and Operating Expenses was favorable by $20.3 million, or 17%, year-over-year due to reduced operating costs of $7.1 million at our travel company, in addition to reduced operating costs at our CityWalk operations and corporate special events of $5.3 million and $4.9 million, respectively. These reduced operating costs correlate to the lower revenues from each of these areas as discussed previously. Non-operating Expenses was unfavorable by $23.0 million compared to 2008. This was principally due to $29.3 million in expenses and losses incurred in connection with the debt refinancing and $5.7 million in higher interest expense resulting from the amendment of our 2004 senior secured credit agreement in July 2008 and our increased indebtedness during the last two months of 2009. These items were partially offset by $10.4 million in favorable changes in the fair value of our interest rate swaps and a $5.2 million gain on a land sale. See “Business—Properties”.

2008 compared to 2007

The following table summarizes our results of operations during the years ended December 31, 2008 and 2007 (in thousands except per capita amounts and percentages):

	2008	2007	% Change Favorable/ (Unfavorable)
Operational data:
Paid theme park admissions	10,564	10,758	(1.8)%
Turnstile theme park admissions	11,357	11,514	(1.4)%
Theme park ticket revenue per paid admission	$43.16	$41.91	3.0%
Theme park food, beverage and merchandise revenue per turnstile admission	$18.66	$18.82	(0.9)%
Other theme park related revenue per turnstile admission	$9.19	$8.93	2.9%

Statement of operations data:
Operating revenues:
Theme park ticket revenue	$455,935	$450,844	1.1%
Theme park food and beverage	112,270	115,188	(2.5)%
Theme park merchandise	99,634	101,599	(1.9)%
Other theme park related	104,380	102,825	1.5%
Other	151,133	161,387	(6.4)%

Total operating revenues	923,352	931,843	(0.9)%

Costs and operating expenses:
Theme park operations	184,371	177,556	(3.8)%
Theme park selling, general and administrative	153,205	153,053	(0.1)%
Theme park cost of products sold	113,536	113,610	0.1%
Special fee payable to Vivendi Universal Entertainment and consultant fee	58,305	57,996	(0.5)%
Depreciation and amortization	111,130	110,327	(0.7)%
Other	122,374	128,503	4.8%

Total costs and operating expenses	742,921	741,045	(0.3)%

Operating income	180,431	190,798	(5.4)%
Non-operating expenses, net	102,542	96,137	(6.7)%

Net income	77,889	94,661	(17.7)%
Less: net income attributable to the noncontrolling interest in UCRP	2,149	2,773	22.5%

Net income attributable to the Partners	$75,740	$91,888	(17.6)%

Paid Theme Park Admissions decreased by 2% primarily due to the mid single-digit percentage reduction in guests from our domestic points of origin as the U.S. economy worsened throughout 2008. However, attendance from our international market showed strength during 2008 with increases in the low-double digits compared to 2007, thus partially offsetting the softness in our domestic business.

Despite the attendance shortfall, theme park related revenues increased $1.8 million during 2008 driven by growth in Theme Park Ticket Revenue of $5.1 million resulting from a price increase in August and other yield initiatives. As a result, Theme Park Ticket Revenue Per Paid Admission increased 3%. Theme Park Food, Beverage and Merchandise Revenue Per Turnstile Admission decreased 1% as guests began to reduce spending on these items as the economy worsened throughout 2008. Other Theme Park Related Revenue Per Turnstile Admission increased 3% stemming largely from strong park special event revenue which increased $2.1 million in 2008. Other Theme Park Related items primarily include sales of UEP tickets, parking revenue, park special events, stroller rentals and aged ticket sales. Other Revenue generating programs decreased $10.3 million or 6% as the economy continued to worsen.

The decrease in Other Revenue was principally due to reduced revenue of $4.0 million at our CityWalk venues and $3.4 million in lower revenue at our travel company. Additionally, Other Revenue was adversely impacted by $1.3 million in lower corporate sponsorship revenue. The results for 2008 were aided by an extra day due to the leap year.

Theme Park Operations increased $6.8 million, or 4%, year-over-year principally due to increased maintenance and operational costs from our newer attractions, The Simpsons Ride™ and Disaster! A Major Motion Picture...Starring You!SM. These increased costs were also partially due to increased utility costs as energy costs increased steadily throughout the year. Theme Park Selling, General and Administrative was consistent between 2008 and 2007 as increased costs relating to our investment in information technology initiatives were largely offset by decreases in our marketing expenses. Theme Park Cost of Products Sold was slightly favorable in absolute dollar terms, while as a percentage of revenue they increased from 52.4% in 2007 to 53.6% in 2008, which was chiefly attributable to increased commodity prices. Other Costs and Operating Expenses decreased by $6.1 million, primarily due to $4.9 million in lower costs relating to our travel company’s decrease in revenues. Similarly, we incurred $0.7 million in lower costs relating to the lower CityWalk revenues. Non-operating Expenses increased by $6.4 million primarily due to $5.2 million in losses related to our interest rate swaps and lower interest income of $4.6 million, both of which were partially offset by decreased debt interest expense of $5.2 million as a result of interest rate reductions in 2008. Our interest rate swaps became ineffective in the fourth quarter of 2008, thus resulting in the charge described above. Results from 2007 benefited from a gain from the sale of property of $2.8 million. See “Business—Properties”.

Other performance measures

We have included Covenant EBITDA because it is used by some investors as a measure of our ability to service debt, while we have also included EBITDA as it is a measure of Company operating performance under our Annual Incentive Plan. While EBITDA represents earnings before interest, taxes and depreciation and amortization, Covenant EBITDA includes certain other adjustments permitted by the definition of EBITDA in our renewed senior secured credit agreement and the indentures governing the notes. Some of these adjustments include exclusion of gains or losses from the sale of assets held for sale, exclusion of impairment charges on long lived assets and adjustments related to income and cash flows derived from investments in unconsolidated entities. Covenant EBITDA and EBITDA are not prepared in accordance with United States generally accepted accounting principles and should not be considered alternatives for Net Income, Net Cash And Cash Equivalents Provided By Operating Activities and other consolidated income or cash flow statement data prepared in accordance with United States generally accepted accounting principles or as measures of profitability or liquidity. Covenant EBITDA and EBITDA, because they are before debt service, capital expenditures and working capital needs, do not represent cash that is available for other purposes at our discretion. Our presentation of Covenant EBITDA and EBITDA may not be comparable to similarly titled measures reported by other companies. For these reasons, we have prepared a two step reconciliation between our GAAP financial measures, EBITDA as well as Covenant EBITDA. Covenant EBITDA is the primary basis in our renewed senior secured credit agreement to determine our quarterly compliance with our secured leverage ratio and the interest coverage ratio, which is computed based on the prior twelve months. See below for related reconciliations.

The following is a reconciliation of Net Cash And Cash Equivalents Provided By Operating Activities to EBITDA and Covenant EBITDA for each of the periods presented above:

	Three months ended		Six months ended		Year ended December 31,
(Dollars in thousands)	June 27, 2010	June 28, 2009	June 27, 2010	June 28, 2009	2009	2008	2007
Net cash and cash equivalents provided by operating activities	$53,591	$47,464	$83,821	$73,257	$65,973	$191,333	$241,518
Adjustments:
Interest expense	28,158	25,955	56,362	51,196	108,388	102,669	107,906
Interest income	(24)	(45)	(37)	(89)	(201)	(2,654)	(7,269)
Amortization of deferred finance costs	(1,019)	(2,390)	(1,867)	(4,779)	(8,645)	(6,939)	(5,164)
Interest on financing obligations	(613)	(634)	(1,206)	(1,258)	(2,346)	(2,380)	(1,166)
Changes in deferred special fee payable and related interest payable to affiliates	—	(754)	—	(1,478)	91,967	(4,359)	(6,735)
Gain on sale of assets held for sale	—	—	—	—	5,155	—	2,776
Distributions from investments in unconsolidated entities	(1,033)	(1,315)	(1,574)	(1,315)	(3,161)	(3,691)	(3,681)
Income from investments in unconsolidated entities	369	530	1,003	1,329	1,586	2,673	1,724
Loss from impairment of investments in unconsolidated entities	—	—	—	—	(444)	—	—
Accretion of bond discount	(826)	(208)	(1,612)	(415)	(1,219)	(834)	(837)
Income attributable to the noncontrolling interest in UCRP	(674)	(726)	(952)	(1,212)	(1,577)	(2,149)	(2,773)
Net change in working capital accounts (1)	(15,730)	9,478	(53,283)	(4,125)	4,762	18,416	(23,447)

EBITDA	62,199	77,355	80,655	111,111	260,238	292,085	302,852
Adjustments to arrive at Covenant EBITDA:
Income attributable to the noncontrolling interest in UCRP	674	726	952	1,212	1,577	2,149	2,773
Income from investments in unconsolidated entities	(369)	(530)	(1,003)	(1,329)	(1,586)	(2,673)	(1,724)
Distributions from investments in unconsolidated entities	1,033	1,315	1,574	1,315	3,161	3,691	3,681
Gain on sale of assets held for sale	—	—	—	—	(5,155)	—	(2,776)
Interest income	24	45	37	89	201	2,654	7,269
Other	(2,560)	—	(1,810)	965	1,409	—	—

Covenant EBITDA	$61,001	$78,911	$80,405	$113,363	$259,845	$297,906	$312,075

Note: Reconciliations for the years ended December 31, 2008 and 2007 and for the six months ended June 28, 2009 are shown for illustrative purposes only as results for those periods were not subject to the same calculations of Covenant EBITDA as contained in the indentures governing the notes or the renewed senior secured credit facilities.

(1)	Net Change In Working Capital Accounts represents changes in operating assets and liabilities, which includes Accounts Receivable (net), Notes Receivable, Receivables From Related Parties, Inventories (net), Prepaid Expenses and Other Assets, Other Long-term Assets, Accounts Payable and Accrued Liabilities, Unearned Revenue, Due To Related Parties, and Other Long-term Liabilities.

The following is a reconciliation of Net Income Attributable to the Partners to EBITDA and Covenant EBITDA for each of the periods presented above:

	Three months ended		Six months ended		Year ended December 31,
(Dollars in thousands)	June 27, 2010	June 28, 2009	June 27, 2010	June 28, 2009	2009	2008	2007
Net income (loss) attributable to the Partners	$2,080	$26,404	$(34,606)	$9,386	$21,914	$75,740	$91,888
Adjustments:
Interest expense	28,158	25,955	56,362	51,196	108,388	102,669	107,906
Expenses associated with debt refinancing	3,310	—	3,310	—	25,023	—	—
Loss on extinguishment of debt	—	—	—	—	4,263	—	—
Depreciation and amortization	28,675	26,199	55,626	52,829	106,051	111,130	110,327
Net change in fair value of interest rate swaps and amortization of accumulated other comprehensive loss (1)	—	(1,158)	—	(2,211)	(5,200)	5,200	—
Interest income	(24)	(45)	(37)	(89)	(201)	(2,654)	(7,269)

EBITDA	62,199	77,355	80,655	111,111	260,238	292,085	302,852
Adjustments to arrive at Covenant EBITDA:
Income attributable to the noncontrolling interest in UCRP	674	726	952	1,212	1,577	2,149	2,773
Income from investments in unconsolidated entities	(369)	(530)	(1,003)	(1,329)	(1,586)	(2,673)	(1,724)
Distributions from investments in unconsolidated entities	1,033	1,315	1,574	1,315	3,161	3,691	3,681
Gain on sale of assets held for sale	—	—	—	—	(5,155)	—	(2,776)
Interest income	24	45	37	89	201	2,654	7,269
Other	(2,560)	—	(1,810)	965	1,409	—	—

Covenant EBITDA	$61,001	$78,911	$80,405	$113,363	$259,845	$297,906	$312,075

Note: Reconciliations for the years ended December 31, 2008 and 2007 and for the six months ended June 28, 2009 are shown for illustrative purposes only as results for those periods were not subject to the same calculations of Covenant EBITDA as contained in the indentures governing the notes or the renewed senior secured credit facilities.

(1)	See “Quantitative and qualitative disclosures about market risk” below.

Liquidity, capital resources and financial position

In light of the difficult economic climate, our significant leverage and our reliance on discretionary consumer spending, our liquidity is subject to numerous risks as discussed in “Risk factors.”

Overview

We believe our ability to generate cash flows from operations is a key financial strength as well as our principal source of liquidity. We have generated positive cash flows from operations for each of the past five years, and we believe that we will continue to generate positive cash flows from operations in 2010 and in future years. In addition to the cash flow generated from our operations, our available cash and our unused revolving credit facility under our renewed senior secured credit agreement also will provide liquidity. As such, we believe that we have financial resources necessary to meet business requirements for the next 12 months. Historically, our principal liquidity requirements have been for capital expenditures, special fee payments, debt retirements, working capital and consultant fee payments. Our strategy includes rationalizing our land holdings, which may involve sales from time to time of non-strategic land assets. As of June 27, 2010 and December 31, 2009, we had one parcel of land held for sale and are actively evaluating our land assets for optimization potential. On

November 25, 2009, we sold a parcel of non-strategic land, which was previously classified as held for sale. In connection with this sale, we recorded a gain of approximately $5.2 million. However, we cannot assure you as to the timing, size or proceeds with respect to the sale of the other parcel and we may not be able to sell land assets on commercially reasonable terms or at all.

Our current business structure is heavily leveraged. During 2009, we (i) issued the original notes totaling $625.0 million in aggregate principal amounts and (ii) entered into our renewed senior secured credit facilities consisting of term loans in the principal amount of $900.0 million and a revolving credit facility in an aggregate amount of up to $75.0 million. As of June 27, 2010, our total debt was $1,497.5 million. This included $879.2 million outstanding under our renewed senior secured credit agreement ($895.5 million, net of a remaining unamortized discount of $16.3 million), $395.8 million outstanding under the senior notes ($400.0 million, net of a remaining unamortized discount of $4.2 million) and $222.5 million outstanding under the senior subordinated notes ($225.0 million, net of a remaining unamortized discount of $2.5 million). As of December 31, 2009, our total debt was $1,504.7 million. This included $886.9 million outstanding under our renewed senior secured credit agreement ($900.0 million, net of a remaining unamortized discount of $13.1 million), $395.5 million outstanding under the senior notes ($400.0 million, net of a remaining unamortized discount of $4.5 million) and $222.3 million outstanding under the senior subordinated notes ($225.0 million, net of a remaining unamortized discount of $2.7 million). As of December 31, 2008, our total debt was $1,008.0 million which included $509.0 million outstanding under our 2004 senior secured credit agreement and $499.0 million outstanding under the April 2010 notes ($500.0 million, net of a remaining unamortized discount of $1.0 million). Our 2004 senior secured credit agreement was renewed and additional credit in the amount of $366.0 million was extended to us on November 6, 2009. The term loans under the renewed senior secured credit agreement call for quarterly principal installments of 0.25% with the remainder due on November 6, 2014. The term loans under the renewed senior secured credit facilities are subject to mandatory prepayments of 100% of the net cash proceeds from certain asset sales and from the sale or issuance of indebtedness, in each case subject to certain exceptions including the notes, and of 50% of our excess cash flow for each fiscal year on or after December 31, 2010. The maturity date of the revolving credit facility under the renewed senior secured credit agreement is November 6, 2013. The senior notes will mature on November 15, 2015, and the senior subordinated notes will mature on November 15, 2016. Our renewed senior secured credit facilities and the notes are guaranteed by our existing, and certain of our future, domestic subsidiaries. Our access to capital markets and our ability to issue various securities to raise capital could be affected by our ratings. Additionally, our Partners, their subsidiaries or their affiliates may from time to time, depending upon market conditions, seek to purchase debt securities issued by us in open market or privately negotiated transactions or by other means.

In addition to there being no amounts drawn on the revolving credit facility under the renewed senior secured credit agreement as of June 27, 2010 and December 31, 2009 or under the 2004 senior secured credit agreement as of December 31, 2008, we have never utilized any amounts of these revolving credit facilities. In addition, we may borrow up to $150.0 million of uncommitted incremental term loans from time to time. On April 30, 2010 we amended our renewed senior secured credit facilities, which resulted in a reduction of the interest rate provision of our $895.5 million term loan. Specifically, the floor on the LIBOR rate was reduced from 2.25% to 1.75%, while the margin was reduced from 4.25% to 3.75%. The interest rates under the revolving credit facilities were not impacted. The interest rate applicable to borrowings under our amended renewed senior secured credit agreement is based, at our option, on either a base rate (calculated as the highest of the prime rate in effect on such day, the sum of  1/2 of 1.00% plus the federal funds rate, and LIBOR plus 1.00%, provided that the base rate will never be less than 2.75%) or LIBOR (provided that LIBOR will never be less than 1.75%), in each case plus a specified margin. The specified margin for the term loans is 2.75% in the case of base rate loans and 3.75% in the case of LIBOR loans. The initial specified margin for the revolving facility is 3.25% in the case of base rate loans and 4.25% in the case of LIBOR loans. Any amounts payable under our renewed senior secured credit agreement not paid when due bear interest at a default rate of 2.00% above the rates otherwise applicable. In addition to paying interest on outstanding debt, we pay a commitment fee equal to (i) 0.75% per annum for any day on which more than 50% of the aggregate amount of the revolving credit facility commitments are drawn and (ii) 1.00% per annum for any other day.

Our renewed senior secured credit facilities contain various restrictive covenants. They prohibit us from prepaying other indebtedness, including the notes, and require us to maintain a minimum interest coverage ratio and maximum total leverage ratio. In addition, our renewed senior secured credit facilities, among other things, limit our ability to incur indebtedness or liens, make investments or declare or pay dividends. The indentures governing the notes, among other things: (i) limit our ability and the ability of our subsidiaries to incur additional indebtedness, incur liens, pay dividends or make certain other restricted payments and enter into certain transactions with affiliates and (ii) place restrictions on our ability and the ability of our subsidiaries to merge or consolidate with any other person or sell, assign, transfer, convey or otherwise dispose of all or substantially all of our assets. However, all of these covenants are subject to significant exceptions. For more information, see “Description of other debt,” “Description of the senior notes” and “Description of the senior subordinated notes.”

With the proceeds from the senior notes, senior subordinated notes and the renewed senior secured credit facilities discussed above, the April 2010 notes were either tendered by the early settlement deadline of November 5, 2009 or redeemed by December 23, 2009. The Company recorded a loss on extinguishment of debt equal to $4.3 million as a result of the repurchase of the April 2010 notes which includes fees paid of $2.9 million.

Additionally, the Company paid dividends and deferred special fees of approximately $356.6 million and $94.5 million, respectively, to Holdings which enabled Holdings to repurchase or redeem all of the May 2010 notes (including premiums and fees).

We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our renewed senior secured credit facilities in an amount sufficient to enable us to pay our indebtedness, or to fund our other liquidity needs. Our ability to continue to fund these items and to continue to reduce debt could be adversely affected by the global recession, general slowdown in consumer spending or occurrence of other unfavorable events.

The following table summarizes key aspects in our historical financial position and liquidity (in thousands):

	As of
	June 27, 2010	December 31, 2009	December 31, 2008
Cash and cash equivalents	$43,372	$45,157	$87,798

Unused portion of revolving credit facilities	75,000	75,000	100,000

Current portion of long-term borrowings, capital lease and financing obligations	17,928	14,098	5,822

Current portion of special fees	10,971	8,903	8,861

Total long-term obligations(1)	1,512,905	1,523,145	1,127,856

(1)	Long-term obligations include long-term borrowings (excluding current portions), long-term capital lease and financing obligations and long-term deferred special fees but excludes amounts payable under the Consultant Agreement. For more information regarding capital lease and financing obligations, see note 8 to the consolidated financial statements included elsewhere in this prospectus.

Cash flow summary

The following table summarizes key aspects of our cash flows for the six months ended June 27, 2010 and June 28, 2009 and for each of the last three fiscal years ended December 31 (in thousands):

	Six Months ended		Year ended December 31,
	June 27, 2010	June 28, 2009	2009	2008	2007
Net cash and cash equivalents provided by operating activities	$83,821	$73,257	$65,973	$191,333	$241,518

Net cash and cash equivalents used in investing activities	70,950	68,530	134,043	134,874	49,721

Cash paid for capital expenditures	70,950	70,584	143,433	137,010	60,912

Net cash and cash equivalents (used in) provided by financing activities	(14,656)	(52,395)	25,429	(96,535)	(130,540)

During the six months ended June 27, 2010 and June 28, 2009, net cash provided by operating activities was $83.8 million and $73.3 million, respectively. This increase in cash flow from operating activities of $10.5 million was largely due to changes in working capital of $49.2 million. Additionally, we had adjustments to reconcile net income to cash provided by operating activities for expenses incurred in conjunction with the amendment of the renewed senior secured credit facility of $3.3 million and incremental depreciation expense of $2.7 million. The increase in cash from working capital primarily consisted of increased accrued liabilities, payables to related parties and cash receipts from our guests. This increase in cash from working capital was partially offset by the decrease in net income of $44.3 million, as previously discussed.

In 2009 and 2008, net cash provided by operating activities was $66.0 million and $191.3 million, respectively. This decrease in cash flow from operations of $125.4 million was largely due to the payment of deferred special fees in the amount of $94.5 million, relating to the Transactions, and the decrease in net income of $54.4 million, partially offset by adjustments to reconcile net income to cash provided by operating activities of $25.0 million for expenses incurred in conjunction with the debt refinancing. The decrease in cash flow from operations from 2007 to 2008, which totaled $50.2 million, or 21%, resulted from three primary factors. First, cash flows from operations during 2008 were negatively impacted by $10.4 million compared to 2007 as a result of the timing of payments for our marketing initiatives. Second, our cash flows from operations during 2008 were reduced by $10.5 million relative to 2007 due to payments related to our annual incentive and long-term growth plans (see “Management of UCDP—Compensation discussion and analysis” for further information). Lastly, our net income was $16.8 million lower during 2008 compared to 2007 for the reasons previously discussed.

Cash flows used in investing activities during the six months ended June 27, 2010 and June 28, 2009 and in 2009, 2008 and 2007 consisted primarily of capital expenditures. In 2009, 2008 and 2007, these capital expenditures were partially offset by a combination of proceeds from land sales, capital reimbursements and capital claims settlements which totaled $9.4 million, $2.1 million and $14.8 million, respectively. These proceeds are the result of discrete transactions that may or may not occur in the future. Cash flows related to investing activities in 2007 also contained a $3.7 million contribution related to our unconsolidated investment in Uniman, LLC (see note 4 in our consolidated financial statements included elsewhere in this prospectus for further discussion regarding this investment).

We make annual investments both to provide ongoing capital support for our existing park attractions and infrastructure, and also to fund the development of new park attractions and infrastructure. We believe these investments are critical in maintaining our position of having technologically advanced theme parks and to effectively compete with our competitors. These costs can vary from one year to the next, depending on the timing of the construction cycles. For instance, during 2009, 2008 and 2007, we made purchases totaling

$127.2 million, $142.9 million and $80.0 million, respectively, for capital projects (excluding capitalized interest), while in 2006 similar expenditures amounted to only $40.6 million. During the year ended December 31, 2008, our capital expenditures in excess of the amount permitted by the capital covenant in our 2004 senior secured credit agreement were funded through partner equity contributions. We estimate our 2010 expenditures (excluding capitalized interest) to be approximately $75.0 million. A large portion of our estimated 2010 capital expenditures relate to the construction of The Wizarding World of Harry Potter™ themed island. We anticipate opening The Wizarding World of Harry Potter™ themed island in the spring of 2010. We estimate our total capital investment in The Wizarding World of Harry Potter™, Hollywood Rip Ride RockitSM (which opened in the summer of 2009), The Simpsons Ride™ (which opened in the spring of 2008), and certain system enhancements primarily including the reengineering of our website and online ticket store will be approximately $385.0 million. This includes all capital expenditures to build these attractions, excluding capitalized interest. This also takes into account the net present value of all license fee payments made during the initial terms of the applicable licenses, while excluding license payments made during renewal periods and merchandise royalties.

During the six months ended June 27, 2010 and June 28, 2009, net cash used for financing activities was $14.7 million and $52.4 million, respectively. The amounts used during the six months ended June 27, 2010 primarily related to payments of financing costs that were incurred during our amendment of the renewed senior secured credit facility or were accrued during our refinancing in November 2009 in addition to payments on our long-term obligations. The amounts used during the six months ended June 28, 2009 were almost entirely related to distributions of $33.4 million to the Partners for their respective tax liabilities from our net income in 2008 and distributions of $16.8 million to Holdings to fund their interest payments. In 2009 net cash provided by financing activities was $25.4 million, whereas in 2008 net cash used for financing activities was $96.5 million. The 2009 amount includes inflows of $995.2 million in net proceeds from the renewal of our senior secured credit facilities and issuance of original notes and contributions received from Holdings totaling $14.4 million. These items were offset by the following: 1) $500.0 million in payments on the April 2010 notes; 2) $356.6 million in distributions to Holdings enabling the repurchase of the May 2010 notes; 3) $49.1 million in payments on financing costs; 4) $36.8 million in distributions made to Holdings to fund its interest payments; 5) $33.4 million in distributions made to the Partners for their respective tax liabilities from our net income in 2008; and 6) $5.8 million in payments on financing obligations. In 2008 and 2007, the primary components of our financing outflows related to distributions made to Holdings and payments on our long term obligations. Additionally, we paid $4.3 million in finance costs attributable to the amendment of our 2004 senior secured credit facilities in 2008 as discussed previously. Also during 2008, we received approximately $28.7 million of Partner contributions in order to partially fund our capital expenditures and satisfy the capital covenant in our 2004 senior secured credit agreement.

Consultant agreement

On October 18, 2009, we executed an amendment to an agreement (the “Consultant Agreement”) that we have with Steven Spielberg (the “Consultant”), under which we pay a fee for consulting services and exclusivity equal to a percentage of our gross revenues from the attractions and certain other facilities owned or operated, in whole or in part, by us. Under the terms of the Consultant Agreement, the Consultant is also entitled to a fee based on a percentage of gross revenues of comparable projects, which are gated motion picture and television themed attractions owned or operated, in whole or in part, by us, or any of our partners or any of their affiliates, other than in Universal City, California. At present, the only operating theme parks that are deemed to be comparable projects are Universal Studios Japan in Osaka, Japan and Universal Studios Singapore on Sentosa Island, Singapore.

The Consultant Agreement does not have an expiration date, but starting in June 2017, the Consultant has the right, upon 90 days’ notice, to terminate UCDP’s obligation to make periodic payments thereunder and receive instead one cash payment equal to the fair market value of the Consultant’s interest in the revenue streams or, under certain circumstances, an alternative one-time payment, in each case with respect to the Orlando parks and any comparable projects that were open at that time for at least one year (the “Put Payment”), which amounts could be significant. If the Put Payment is exercised, the Consultant will be precluded from competing or consulting with another theme park for a period of five years after exercise, and the Consultant Agreement allows UCDP the right to use ideas generated during the term of the Consultant Agreement without further payment. The Consultant Agreement contains a formula-based method that includes a risk premium of 6.5% with respect to the Orlando parks to determine the amount of the Put Payment. The Consultant Agreement allows the Consultant to make a one-time election to fix the values for certain, but not all, inputs into the aforementioned formula to establish a minimum amount for the one-time payment to the Consultant (the “Alternative Payment”) in the event that the date the Consultant gives notice to terminate his right to receive compensation under the Consultant Agreement is at least 90 days before March 31, 2018. Although the Consultant made this election on January 15, 2010, the actual amount of the Alternative Payment cannot be determined prior to the Consultant exercising his right to receive the Put Payment, as the Alternative Payment amount is dependent on a discount rate that will set 90 days after the date on which the Consultant exercises his right to receive the Put Payment. The discount rate is based on the actual treasury rate on such date plus a risk premium. However, based on a sensitivity analysis of possible treasury and comparable rates for the United States and Japan ranging from 0% to 15%, we estimate that the Alternative Payment for our parks could range from $160.0 million to $290.0 million, and the Alternative Payment for Universal Studios Japan could range from $135.0 million to $245.0 million. This range has been calculated based on hypothetical treasury rates, and we cannot assure you as to the timing or amount of the Put Payment or the Alternative Payment. These payments may be higher or lower than the range provided above and any such deviation could be material. Any such payment will only be finally determinable once the Consultant makes an election and the payment becomes due. In addition to the existing comparable parks, three contemplated comparable parks are vested immediately for purposes of the quarterly consulting fee payments but each such contemplated comparable park must still be open for at least one year at the time the Put Payment is exercised in order for such project to be included in the Put Payment. In addition, the Consultant has a second-priority lien over UCDP’s real and tangible personal property, including a mortgage on our real property up to $400.0 million, to secure UCDP’s periodic and one-time payment obligations and the notes are effectively subordinated to his interests to the extent of the value of those assets. The lien securing the Consultant’s interest is junior to the lien securing our renewed senior secured credit facilities. The Consultant Agreement caps UCDP’s ability to incur secured borrowings to an amount equal to the greater of $975.0 million and 3.75x UCDP’s Covenant EBITDA (as defined in the renewed senior secured credit agreement). Our obligations under the agreement are guaranteed by NBC Universal, Inc. and USI, as successor to MCA Inc., and USI’s obligations under that guarantee have in turn been assumed by Vivendi Universal Entertainment. Vivendi Universal Entertainment has indemnified us against any liability under the Consultant Agreement related to any comparable project that is not owned or controlled by us. Under the terms of the notes and the renewed senior secured credit agreement, the lien securing our obligations under the Consultant Agreement is a permitted lien. See “Risk factors—Risks related to the exchange notes and our indebtedness— Our ability to refinance our debt obligations, including the notes, could be adversely impacted by the Consultant’s right, starting in June 2017, to terminate the periodic payments under the Consultant Agreement and receive instead one payment equal to the fair market value of the Consultant’s interest in the Orlando parks and any comparable projects or, under certain circumstances, an alternative one-time payment.”

Special fee requirements

Under our partnership agreement, a “special fee” is payable to Vivendi Universal Entertainment through Universal CPM. The special fee has historically been calculated at 5.0% of certain gross operating revenues, as defined in our partnership agreement, generated from each of Universal Studios Florida and Universal’s Islands of Adventure. An amendment to our partnership agreement, which was executed as of October 18, 2009, increased the applicable rate used to calculate the special fee through June 2017 from 5.0% to 5.25% of certain gross operating revenues, as defined. During the three months ended June 27, 2010 and June 28, 2009 and the six months ended June 27, 2010 and June 28, 2009 the special fee amounted to $10.9 million, $9.1 million, $18.1 million and $15.8 million, respectively. For 2009, 2008 and 2007, the special fee amounted to $34.4 million, $38.7 million and $38.4 million, respectively. During the three months ended June 27, 2010 and June 28, 2009 and six months ended June 27, 2010 and June 28, 2009, the interest incurred on the special fee payable to Vivendi Universal Entertainment and affiliates, including both the current and long term portions, was $0.1 million, $0.8 million, $0.2 million and $1.6 million, respectively. For 2009, 2008 and 2007, the interest incurred on the special fee payable to Vivendi Universal Entertainment and affiliates, including both the current and long term portions, was $2.8 million, $4.9 million and $7.5 million, respectively.

Historically, under the terms of our 2004 senior secured credit facilities and the April 2010 notes, the special fee related to both Universal Studios Florida and Universal’s Islands of Adventure could only be paid upon achievement of certain but different ratios (and that is still the case under our renewed senior secured credit agreement). The most restrictive quarterly covenant for payment of the special fee was a debt to EBITDA ratio (as defined in the April 2010 notes) of 5.0 to 1.0 or less related to the current special fees and 3.75 to 1.0 or less related to the deferred special fees (as defined in the 2004 senior secured credit agreement); now the most restrictive quarterly covenant is a fixed charge coverage ratio (as defined in the renewed senior secured credit agreement) greater than or equal to 1.1 to 1.0. These ratios were met as of each of our quarter end dates throughout the period from January 1, 2006 to June 27, 2010, thus allowing the special fee to be paid. Accordingly, during the three months ended June 27, 2010 and June 28, 2009 and the six months ended June 27, 2010 and June 28, 2009, and in 2009, 2008 and 2007, we paid total fees of $7.2 million, $6.8 million, $16.1 million and $15.7 million, $34.6 million, $39.3 million and $38.5 million, respectively, to Vivendi Universal Entertainment. At June 27, 2010, December 31, 2009 and December 31, 2008, the current portion of our consolidated balance sheet included $11.0 million, $8.9 million and $8.9 million, respectively, related to special fees payable to Vivendi Universal Entertainment. Also, at December 31, 2008, we had accrued long-term special fees payable to an affiliate of Vivendi Universal Entertainment of $92.0 million. On November 6, 2009, we paid $94.5 million in special fees to an affiliate of Vivendi Universal Entertainment as part of the Transactions thus enabling Holdings to repay a portion of the May 2010 notes. Therefore, as of December 31, 2009 and June 27, 2010, we had no deferred special fees payable to an affiliate of Vivendi Universal Entertainment on our consolidated balance sheet. Pursuant to certain subordination agreements, the special fee may not be paid if there is an event of default (or to the knowledge of our officers a default) under our renewed senior secured credit facilities or the notes.

Distributions

Under the renewed senior secured credit agreement, for years beginning on or after December 31, 2010, distributions may be made in an aggregate amount not to exceed 25% of excess cash flow if no event of default exists and the total leverage ratio is not greater than 5.5x. Additionally, the indentures governing the notes limit distributions that may be made to an amount equal to our Covenant EBITDA for the period from the beginning of the first fiscal quarter commencing on or after September 28, 2009 to the end of our most recently ended fiscal quarter for which internal financial statements are available less 1.75 times our consolidated interest expense. The notes also have an unrestricted basket of $50.0 million available as of the date of the refinancing.

The above restrictions do not apply to our ability to make a distribution to the Partners in an aggregate amount equal to our hypothetical federal income tax, as provided for in UCDP’s partnership agreement.

Covenant stipulations

Our 2004 senior secured credit agreement and the April 2010 notes (which are no longer outstanding) contained a number of covenants that, among other things, restrict, subject to certain exceptions, our ability, and the ability of our subsidiaries, to sell assets, incur additional indebtedness, repay other indebtedness (including the April 2010 notes), pay certain distributions, create liens on assets, make investments, loans or advances, make certain acquisitions, engage in mergers or consolidations, enter into sale and leaseback transactions, engage in certain transactions with affiliates, amend certain material agreements governing our indebtedness and change the business conducted by us and our subsidiaries. In addition, the 2004 senior secured credit agreement contained the following financial covenants: a maximum total leverage ratio; a minimum interest coverage ratio; and a limitation on capital expenditures.

Our renewed senior secured credit agreement and the notes contain a number of covenants that, among other things, restrict, subject to certain exceptions, our ability, and the ability of our subsidiaries, to sell assets, incur additional indebtedness, repay other indebtedness (including the notes), pay certain distributions, create liens on assets, make investments, loans or advances, make certain acquisitions, engage in mergers or consolidations, enter into sale and leaseback transactions, engage in certain transactions with affiliates, amend certain material agreements governing our indebtedness and change the business conducted by us and our subsidiaries. In addition, the renewed senior secured credit agreement contains the following financial covenants: a maximum total leverage ratio; a minimum interest coverage ratio; and a limitation on capital expenditures. We believe that we were in compliance in all material respects with all financial covenants as of June 27, 2010, December 31, 2009 and December 31, 2008. Based on a trailing 12-month calculation for the period ending June 27, 2010, as prescribed in our senior secured credit facilities, our secured leverage ratio was 3.90 while the required ratio was less than 4.25. Our interest coverage ratio during the same period was 1.86 while our required ratio was greater than 1.65.

Contractual obligations

The following table reflects our estimated contractual obligations as of December 31, 2009 on an actual, historical basis:

	Payments due by fiscal period
(in millions)	Total	2010	2011 to 2012	2013 to 2014	2015 and beyond
Contractual obligations:
Long-term borrowings (1)	$1,525.0	$9.0	$18.0	$873.0	$625.0
Interest payment of long-term borrowings (2)	626.0	118.2	234.7	223.1	50.0
Operating lease obligations	12.6	3.8	6.5	2.3	—
Purchase obligations (3)	88.6	32.6	20.1	17.5	18.4
Special fee payable to Viviendi Universal Entertainment and affiliates	8.9	8.9	—	—	—
Other long-term liabilities (4)	7.5	—	—	—	7.5

Total contractual obligations	$2,268.6	$172.5	$279.3	$1,115.9	$700.9

(1)	Amounts exclude discounts and therefore represent gross maturities.
(2)	Interest due on the senior secured credit facilities was included at the current rate of 6.5%.
(3)	Amount includes various purchase obligations, including obligations for capital leases and financing obligations.
(4)	Amounts exclude any potential obligation resulting from the Consultant’s right to receive one cash payment equal to the fair market value of the Consultant’s interest in the revenue streams or, under certain circumstances, an alternative one-time payment, in each case with respect to the Orlando parks and any comparable projects that have been open at that time for at least one year, which amounts could be significant. The earliest exercise date for this payment is June 2017.

Quantitative and qualitative disclosures about market risk

The following is a schedule of our fixed and variable rate debt maturities and principal payments for each of the next five years, and thereafter (in thousands, except for percentages) as of June 27, 2010:

	2010	2011	2012	2013	2014	Thereafter	Total	Fair value
Debt (1):
Fixed rate debt	$—	$—	$—	$—	$—	$625,000	$625,000	$638,000
Average interest rate	n/a	n/a	n/a	n/a	n/a	9.6%	n/a	n/a
Variable rate debt	$4,500	$9,000	$9,000	$9,000	$864,000	$—	$895,500	$894,381
Average interest rate (2)	6.5%	6.5%	6.5%	6.5%	6.5%	n/a	n/a	n/a

Total gross debt	$4,500	$9,000	$9,000	$9,000	$864,000	$625,000	$1,520,500	$1,532,381

(1)	Amounts exclude discounts and therefore represent gross maturities.
(2)	Represents the current interest rate of the renewed senior secured credit facilities.

The following is a schedule of our fixed and variable rate debt maturities and principal payments for each of the next five years, and thereafter (in thousands, except for percentages) as of December 31, 2009:

	2010	2011	2012	2013	2014	Thereafter	Total	Fair Value
Debt (1):
Fixed rate debt	$—	$—	$—	$—	$—	$625,000	$625,000	$615,563
Average interest rate	n/a	n/a	n/a	n/a	n/a	9.6%	n/a	n/a
Variable rate debt	$9,000	$9,000	$9,000	$9,000	$864,000	$—	$900,000	$905,625
Average interest rate (2)	6.5%	6.5%	6.5%	6.5%	6.5%	n/a	n/a	n/a

Total gross debt	$9,000	$9,000	$9,000	$9,000	$864,000	$625,000	$1,525,000	$1,521,188

(1)	Amounts exclude discounts and therefore represent gross maturities.
(2)	Represents the current interest rate on the senior secured credit facilities.

We are exposed to market risks relating to fluctuations in interest rates. We may mitigate this risk by paying down additional outstanding balances on our variable rate loans, refinancing with fixed rate permanent debt or obtaining cash flow hedge instruments.

As a result, we had $895.5 million and $900.0 million of unhedged variable rate debt as of June 27, 2010 and December 31, 2009, respectively. Based on these variable-rate obligations, each 1.0% increase or decrease in the level of interest rates would, respectively, increase or decrease our annual interest expense and related cash payments by approximately $9.0 million. The sensitivity analysis described above, contains certain simplifying assumptions (for example, it assumes a constant level of variable-rate debt for all maturities and an immediate, across-the-board increase or decrease in the level of interest rates with no other subsequent changes for the remainder of the period). Therefore, although it gives an indication of our exposure to changes in interest rates, it is not intended to predict future results and our actual results will likely vary. In the fourth quarter of 2008, our interest rate swap agreements became ineffective in accordance with applicable accounting guidance which is more fully explained in note 6 of our consolidated financial statements. For the years ended December 31, 2009 and 2008, this resulted in $5.2 million of income and a $5.2 million charge, respectively, on the consolidated statement of operations. Our remaining interest rate swaps expired in the fourth quarter of 2009.

Industry overview

The statements regarding industry outlook, trends, the future development of the theme park industry and other non-historical statements contained in this section are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties, all of which are out of our control, and some of which are described in the “Risk factors” section.

General

The U.S. theme park industry is comprised of over 400 parks and attractions located all over the continental United States, including local amusement parks, larger regional parks, which tend to focus on roller coasters and other “iron rides”, and larger scale destination theme parks. Theme park attendance and nearby hotel occupancy generally peak during school vacation periods over the summer and during early winter and spring holiday periods.

The top 20 theme parks in North America as determined by guest visitation had 121.4 million visitors in 2009, a decline of 1.1% from 2008. Since 2005, attendance at the top 20 theme parks in North America has grown by 2.8%. Many theme parks use popular characters to market their properties and to provide an enhanced family entertainment experience. They feature the characters in advertising, as street entertainers and in attractions and retail outlets in an attempt to create brand association, increase attendance, support higher ticket prices and increase in-park spending. The guest experience is further enhanced by the use of technological advances which have included 3-D film, motion-based simulation and enhanced special effects.

Orlando and Southern California are uniquely positioned as the home of destination theme parks (where theme park visits make up a material component of visitors’ vacations). Destination theme parks offer a greater variety of packaged promotions to consumers than single-day theme parks.

Competitive environment

Companies in the theme park industry benefit from limited direct competition since the combination of a finite supply of real estate appropriate for theme park development, high initial capital investment, long development time and zoning restrictions provides theme park companies with a significant degree of protection from competitive new theme park openings. There are significant barriers to entry for the theme park industry. For example, the Walt Disney Company is currently spending approximately $1.1 billion to overhaul its California Adventure Park.

The theme park industry is highly consolidated, as 17 of the 25 most visited parks in 2009 were affiliated with three major brands, one of which is the Universal theme park brand.

Orlando theme parks

Orlando is the country’s top tourist destination according to the annual Travel Trends survey conducted by the Travel Leaders Franchise Group from November 30, 2009 to December 18, 2009. Orlando replaced Las Vegas after its seven-year reign at the top spot of the survey, thus illustrating Orlando’s strength in family-oriented destinations. In 2009, Orlando hosted over 46.6 million visitors.

With seven major theme parks, Orlando is widely recognized as the theme park capital of the world. The Orlando market began to develop in 1971 with the opening of Walt Disney World’s Magic Kingdom. Over the next 30 years, seven major theme parks were built in Orlando, with the newest theme park, Universal’s Islands of Adventure, opening in 1999. These seven theme parks make up 52% of the top 20 North American parks’ attendance and have experienced a compounded annual growth rate of approximately 2.1% from 2003 to 2009 according to Themed Entertainment Association (TEA).

Orlando theme park market overview

The largest theme park operator in the Orlando market is The Walt Disney Company, with four major parks and 2009 annual attendance of approximately 48 million according to TEA. Walt Disney World continues to make substantial capital investments in the Orlando market and its parks draw a significant number of vacationing visitors to Orlando.

Orlando Theme Park Attendance (in millions)

Note: Theme park names denote year of opening.

Orlando 2009 Theme Park Market Share (source: TEA)

Orlando market

Accommodations

In 2009, the greater Orlando area had approximately 114,000 hotel rooms, making Orlando one of the largest hotel markets in the country. Additionally, there are almost 24,000 timeshare units. Several major hotel chains have recently opened new hotels or are expanding existing hotels in the near future. In 2009, two new resorts opened near Disney: the Hilton Bonnet Creek has 1,000 rooms and the Waldorf-Astoria has 497 rooms. Additionally, Hilton recently opened a 1,400 room resort at the Orlando Convention Center. Also, in 2010, the Peabody Hotel is scheduled to complete a 750 room expansion.

Passenger traffic

Orlando International Airport is the 22nd largest airport in the world, the 11th largest in the United States and the largest in Florida, ranked by the number of passengers during 2008, according to the Greater Orlando Aviation Authority. Currently, Orlando International Airport provides non-stop service to approximately 74 destinations in the United States and 17 international cities and served 33.7 million passengers in 2009, representing an increase of 2.9 million, or 9%, from 2000.

Convention/group meeting visitors

The Orange County Convention Center has 2.1 million square feet of exhibition space, which makes it currently ranked second in the United States in terms of space behind McCormick Place in Chicago.

Business

General

We own and operate two theme parks, Universal Studios Florida and Universal’s Islands of Adventure, and CityWalk, a dining, retail and entertainment complex, at Universal Orlando Resort, a multi-day vacation destination. Universal Orlando Resort also includes three themed hotels, Loews Portofino Bay Hotel at Universal Orlando, Hard Rock Hotel® and Loews Royal Pacific Resort at Universal Orlando, each of which are located within walking distance of our theme parks and CityWalk. These hotels are owned by UCF Hotel Venture, in which Vivendi Universal Entertainment has an indirect noncontrolling interest. The results of the UCF Hotel Venture are not contained in our financial statements. We derive our revenue related to the three themed hotels owned by UCF Hotel Venture from lease payments reflected in the other revenue line item. The resort is located in Orlando, Florida. Our theme parks combine well-known movie, TV, comic and story book characters with exciting and technologically advanced rides and attractions. Since 1999, we have invested $2.9 billion in our facilities, which includes $2.3 billion for the construction of Universal’s Islands of Adventure, CityWalk and infrastructure.

Universal Studios Florida

Universal Studios Florida is a movie-and-television-based theme park designed to allow guests to become part of their favorite movies and television shows. Universal Studios Florida features a total of 20 rides, attractions and shows along with facades of famous film locations. Some of our current rides and shows are:

•

Hollywood Rip Ride RockitSM: This high-tech, customizable, multi-sensory entertainment coaster has staked its claim as the most technologically advanced roller coaster in the world. The groundbreaking combination of audio and special effects engineering, sophisticated on- and off-board video and one-of-a-kind personalization takes guests on a roller coaster experience unlike any other. This coaster, which is our newest, opened in summer 2009.

•

The Simpsons Ride™: Guests careen and crash their way through Krustyland in the wild and hilarious The Simpsons Ride™. This attraction opened in May 2008 and was voted “Best New Attraction” by Theme Park Insider.com for 2008 in addition to winning the 2008 THEA Award for Outstanding Achievement—Attraction.

•	Disaster! A Major Motion Picture... Starring You!SM: Guests take a harrowing trip into the world of disaster movies.

•	Revenge of the Mummy®: Guests plunge into total darkness, as they face fireballs, beetles and an army of mummies on a psychological thrill ride.

•	Shrek 4-D™: Guests join Shrek®, Donkey and Princess Fiona™ on a “4-D” adventure that picks up where DreamWorks’ original Oscar® winning movie left off.

•	JAWS®: A multi-sensory water-based ride adventure which brings guests face to face with a three ton great white shark during a boat ride off the coast of Amity.

•	Jimmy Neutron’s Nicktoon Blast™: A wild rocket chase through the world of some favorite Nicktoons®, such as SpongeBob SquarePants® and the Rugrats®.

•	E.T. Adventure®: Guests climb aboard star bound bicycles to help E.T.® save his dying planet and continue the saga of one of the world’s most beloved screen characters.

•	Terminator 2: 3D®: A cyber-adventure attraction that puts guests in the middle of the action with live stunts and high-tech special effects.

•	TWISTER... Ride It Out®: The attraction that puts guests a mere 20 feet away from the awesome spectacle of a five-story tornado, including intensifying winds and pounding rain in an indoor vortex.

•	MEN IN BLACK™ Alien Attack™: The world’s first life-size, ride-through interactive video game, in which guests zap aliens and compete with each other for high scores.

•

Beetlejuice’s Graveyard Revue™: A revue-style show featuring the official Universal monsters such as Frankenstein®, Dracula® and The Wolfman® singing and dancing to rock ’n roll classics. This show was redesigned during 2006 and won the “Big E” Entertainment Award presented by IAAPA for Best Overall Production, given to shows within various production budget ranges.

•	A Day in the Park with Barney™: A sing-along interactive show where children can see Barney®, Baby Bop™ and BJ® live every day.

The streets of Universal Studios Florida feature facades recreating famous movie locations in San Francisco, New York and Hollywood. These facades recreate the “backlot” and are used as locations for filmed entertainment productions. We believe Universal Studios Florida also appeals to younger children with attractions such as Woody Woodpecker’s KidZone® and A Day in the Park with Barney, featuring an interactive show and play area for pre-schoolers. At Jimmy Neutron’s Nicktoon Blast, kids can board rockets and blast off on a wild chase through the worlds of their favorite Nicktoons, while Beetlejuice’s Graveyard Revue provides entertainment for all ages.

As of June 27, 2010, food and beverage facilities at Universal Studios Florida included 2 full service restaurants, 4 cafeteria-style facilities and 13 fast-food locations providing more than 3,000 seats. The park also has more than 25 food snack carts. Some of our attractions and other facilities may close periodically for maintenance, re-theming, or to adjust to varying attendance levels.

Universal’s Islands of Adventure

With 22 rides, attractions and shows, Universal’s Islands of Adventure won the 2006 Applause Award that is given out every two years by the International Association of Amusement Parks and Attractions to the theme park whose management, operations and creative accomplishments have inspired the amusement industry with their thought, originality and sound business development, and was selected as the “Best Theme Park” by Theme Park Insider in four of the last nine years including 2010. This park combines advanced technology, innovative ride design and popular themes and characters to provide guests with exciting entertainment experiences drawn from the great stories of comics, movies, myths and books.

Visitors enter Universal’s Islands of Adventure through a Port of Entry® where they begin their journey through the themed islands of the park. In this area, visitors find numerous street merchants, shops and restaurants. Once through the Port of Entry, our guests have a panoramic view across a large central lagoon surrounded by five distinct and individually themed islands:

•

The Wizarding World of Harry Potter™: A themed-island inspired by J.K. Rowling’s compelling stories and characters, which is faithful to the visual landscapes of the highest-grossing movie franchise in film history, provides a one-of-a-kind opportunity to experience the magical world of Harry and his friends. The fully immersive, themed island with multiple rides and attractions enables guests to experience some of the most iconic locations found in the books and the films, including the village of Hogsmeade and even Hogwarts castle itself. The themed island includes the groundbreaking attraction, Harry Potter and the Forbidden Journey™, which has opened to rave reviews as evidenced by it winning Theme Park Insider’s Best New Attraction award for 2010.

•

Seuss Landing™ : The beloved characters of Dr. Seuss come to life in Seuss Landing™ with rides and attractions such as The Cat In The Hat™, Caro-Seuss-el™, One Fish, Two Fish, Red Fish, Blue Fish™, If I Ran The Zoo™ and The High In The Sky Seuss Trolley Train Ride!™.

•

The Lost Continent®: In The Lost Continent, visitors participate in rides and attractions featuring epic heroes and their many adventures, including Poseidon’s Fury®, an expedition of explorers that rediscovers a legendary lost underwater city; and The Eighth Voyage of Sindbad® stunt show, a live-action stunt showcase, which combines stunts, pyrotechnic effects and high seas heroics. The marketplace at The Lost Continent surrounds visitors with games of skill and chance, numerous themed shops, and live entertainment.

•

Jurassic Park® : Visitors to Jurassic Park encounter the mysteries and wonders of a prehistoric world. The Jurassic Park River Adventure® takes guests on a raft ride tour through Jurassic Park’s dinosaur habitats. Camp Jurassic® provides children with a prehistoric playground of dinosaur net traps while the Pteranodon Flyers® coaster ride soars overhead. The Jurassic Park Discovery Center® features entertaining and educational hands-on activities designed for the whole family to enjoy.

•

Toon Lagoon® : In Toon Lagoon, a line-up of popular comic strip and cartoon characters comes to life on rides and attractions such as Popeye and Bluto’s Bilge-Rat Barges®, where passengers white-water raft around Popeye’s island in pursuit of Popeye®, Bluto™, Olive Oyl™ and Swee’ Pea; and Dudley Do-Right’s Ripsaw Falls®, a high-speed log flume ride featuring appearances by the cast of characters from the Dudley Do-Right animated television series.

•

Marvel Super Hero Island®: Visitors to Marvel Super Hero Island® discover superheroes and arch villains locked in battle in a place where good always triumphs over evil. Marvel Super Hero Island® employs a combination of motion simulation and theatrical production techniques to create a unique theme park experience for our guests with such rides as The Amazing Adventures of Spider-Man®, voted “Best Dark Ride” by Amusement Today in 2006, the Incredible Hulk Coaster®, which launches riders upward 150 feet and reaches top speeds of 67 miles per hour, and Dr. Doom’s Fearfall®, where guests skyrocket 150 feet straight up and then plunge back to earth in less than 3 seconds.

As of June 27, 2010, food and beverage facilities at Universal’s Islands of Adventure included 2 full service restaurants, 5 cafeteria-style facilities and 19 fast-food locations providing almost 3,500 seats. The park also has more than 20 food snack carts. Universal’s Islands of Adventure also features Mythos, our award winning sit down restaurant that was named “Best Theme Park Restaurant” by Theme Park Insider in 2008 for the sixth straight year. Some of our attractions and other facilities may close periodically for maintenance, re-theming, or to adjust to varying attendance levels.

CityWalk

CityWalk is a diverse collection of restaurants, retail outlets, nightclubs and a 20-screen cineplex located between the entrances to both Universal Studios Florida and Universal’s Islands of Adventure. The 30-acre complex offers free general admission, except for parking fees and cover charges for admission to various night clubs or shows. Easily accessible by foot or boat from the three on-site hotels and our theme parks, CityWalk’s restaurants and storefronts offer a selection of daytime dining and shopping opportunities. In the evening, as guests emerge from our theme parks, CityWalk provides a comprehensive array of nighttime entertainment facilities, including dance clubs and live entertainment. Patrons of CityWalk can enjoy:

•

A wide variety of table service restaurants including Emeril’s® of Orlando, Hard Rock Cafe® Orlando, Jimmy Buffett’s® Margaritaville®, Latin Quarter™, The Sports Grille by NASCAR, NBA City and Bubba Gump Shrimp Co. Restaurant & Market®, along with numerous fast-food venues featuring various themes designed to cater to a wide variety of tastes.

•

Nightclubs such as Bob Marley’s—A Tribute to FreedomSM, the grooveSM, CityWalk’s Rising Star, Pat O’Brien’s® Orlando and the Red Coconut Club® that offer guests an array of music from reggae to blues, as well as other live entertainment and dancing; Jimmy Buffett’s® Margaritaville® and Latin Quarter™ also turn into nightclubs after 11:00 p.m.

•	Hard Rock Live® Orlando concert venue, which has featured many popular recording artists.

•	Retail stores, such as Island Clothing Co., Fresh Produce®, Fossil® and Quiet Flight® Surf Shop.

•

A 20-screen movie theater which ranks in the top five in Orlando market share, based on revenues as reported by Rentrak Corporation. In December 2009, the theater introduced an IMAX screen featuring IMAX’s digital projection system as well as its sound system.

•

A 1,015 seat Sharp AQUOS theater houses the Blue Man Group show, one of seven permanently based Blue Man Group productions produced throughout the world. The Blue Man Group show combines music, comedy and multimedia theatrics to produce a totally unique form of entertainment.

As of December 31, 2009, there were 38 facilities at CityWalk. We owned and operated 15 of these facilities and leased 23 to third parties and affiliated entities. Pursuant to a management agreement, we manage one of the facilities that we lease to a third party. We also have an ownership interest in the form of joint ventures for five of the entities that lease establishments from us.

Intellectual property

UCDP licenses the right to use a substantial number of intellectual properties as walk-around characters and as themed elements in rides, attractions, food and retail outlets as well as on merchandise developed by or for us. UCDP’s rights to use third party intellectual property are of critical importance to our operations and currently cost us a minimum of $9.7 million (plus volume-based fees) annually. We have acquired the right to use the majority of this intellectual property pursuant to the terms of UCDP’s partnership agreement which has been confirmed by the Universal License Agreement. UCDP also licenses certain intellectual property rights directly from unaffiliated third parties, including certain rights to the characters and other intellectual property contained in the Harry Potter™ books and motion pictures, which are licensed directly to UCDP pursuant to the WB Agreement, and various elements based on The Simpsons™, including certain characters and elements licensed to us pursuant to the Fox Agreement. The Universal License Agreement and our partnership agreement were amended on May 25, 2007, in connection with the execution of the WB Agreement. References to the Universal License Agreement and our partnership agreement are to those documents as amended in connection with the WB Agreement.

Certain of UCDP’s license agreements and the indentures governing the notes have change of control provisions. The change of control provisions are the result of negotiations among UCDP and the other parties to such agreements. Our parent entities, to our knowledge, have no present intention to enter into a change of control transaction (as defined in these agreements), although it is possible they may do so in the future. There are various consequences to us if a change of control occurs under UCDP’s license agreements, including, in some circumstances, termination of the applicable license agreement. Under certain circumstances, a given event could trigger the change of control provisions of some of the license agreements without triggering the change of control provisions of the indentures governing the notes. For example, if Blackstone were to increase its combined voting power in Holding I and Holding II to greater than 50% of each of such entities, this event would trigger the change of control provisions of the WB Agreement. At 100% combined voting power in Holding I and Holding II, the event would also trigger the change of control provisions of UCDP’s partnership agreement, as confirmed through the Universal License Agreement. Also, if Blackstone or an entity with more than 50% of its capital stock owned by Blackstone acquired an ownership interest in Universal CPM, this event would trigger the change of control provisions of both UCDP’s partnership agreement, as confirmed through the Universal License Agreement, and the WB Agreement, without triggering the change of control provisions of the indentures governing the notes.

Universal License Agreement

The Universal License Agreement confirms the grant to UCDP, pursuant to UCDP’s partnership agreement, of a non-exclusive right to use the name “Universal” in connection with the operation of our theme parks and the non-exclusive right to use all proprietary and creative elements controlled by the Universal License Parties, including rights licensed by the third parties to the Universal License Parties and then sublicensed by the Universal Licensed Parties to UCDP. The rights under UCDP’s partnership agreement, as confirmed by the Universal License Agreement, are granted to UCDP without cost, except for reimbursement of costs paid by the Universal License Parties to unaffiliated third parties to obtain or maintain third party licenses, and are subject to third party contractual limitations. UCDP’s partnership agreement, as confirmed by the Universal License Agreement, also provides that UCDP will be informed of the status of negotiations relating to potential acquisitions of proprietary creative elements for possible new attractions at our theme parks.

UCDP’s partnership agreement, as confirmed by the Universal License Agreement, provides that UCDP’s right to use the Universal name in connection with Universal Orlando continues indefinitely at no cost to us until the latest of (i) 30 months after a change of control, as described in UCDP’s partnership agreement, (ii) 30 months after any termination of the WB Agreement prior to its scheduled expiration, or (iii) the expiration of the WB agreement in accordance with its terms. The right to use the creative and proprietary elements controlled by the Universal License Parties continues at no cost to us, subject to third party contractual limitations, until the later of (a) the expiration or termination of the WB Agreement or, if sooner, the date that neither UCDP nor its permitted successor or assign is a party to the WB Agreement, or (b) the date such intellectual property rights would otherwise cease to be licensed to us.

Intellectual properties licensed to UCDP under the Universal License Agreement include the following:

•	The Amazing Adventures of Spider-Man®; Doctor Doom’s Fearfall®; The Incredible Hulk Coaster®; and Storm Force Accelatron® licensed by Marvel Characters, Inc.

•

The Cat in the Hat™ , If I Ran the Zoo™, One Fish, Two Fish, Red Fish, Blue Fish™, The High in the Sky Seuss Trolley Train Ride!™, Caro-Seuss-el™ and all other Dr. Seuss-related thematic elements licensed by Dr. Seuss Enterprises, L.P.

•	Shrek®, as seen in Shrek 4-D™, licensed by DreamWorks Animation, LLC.

•	Popeye & Bluto’s Bilge-Rat Barges® and Olive Oyl™ licensed by King Features Syndicate, a division of The Hearst Corporation.

•	Dudley Do-Right’s Ripsaw Falls® licensed by Jay Ward Productions, Inc.

•	Various Nickelodeon elements licensed by MTV Networks, including certain characters and elements used in the Jimmy Neutron’s Nicktoon Blast™ attraction.

The intellectual property rights UCDP licenses from others vary in term, with some lasting for as long as the relevant attraction is operational and others expiring periodically over the next several years. The intellectual property rights granted to UCDP pursuant to UCDP’s partnership agreement, as confirmed by the Universal License Agreement, and our other third party license agreements generally include the right to use all creative elements, trademarks, trade names and characters in theming for rides and attractions and in retail outlets, and, in some cases, to feature them as walk-around characters. Most of UCDP’s license agreements are subject to customary approval rights concerning the design of merchandise and marketing materials using the themed elements owned by the licensors. Most of UCDP’s intellectual property rights, whether acquired directly or pursuant to UCDP’s partnership agreement, as confirmed by the Universal License Agreement, require the payment of basic license and royalty fees to unaffiliated third parties on merchandise manufactured by or for us that include the licensed elements and are generally terminable if UCDP breaches by failing to maintain quality standards or failing to use the properties in accordance with the license.

While some intellectual properties used at our theme parks and the full scope of our present use of some intellectual properties may not, in all cases, be covered by formal licenses, we believe UCDP’s rights to use these intellectual properties are secured on the basis of custom, practice and knowledge of the relevant intellectual property owners. We believe that UCDP’s rights to the intellectual properties we use at our theme parks are sufficient for the current operation of our business.

The following is a brief description of the material terms of the material license agreements entered into by USI or its affiliates through which UCDP sublicenses the right to use certain of its themed elements:

Marvel

USI has a license agreement with Marvel Characters, Inc. (“Marvel”) pursuant to which UCDP holds a sublicense to use properties and elements owned by Marvel. Marvel receives an annual license fee and a guaranteed annual royalty fee for all merchandise themed with Marvel characters. Pursuant to the license agreement, the Marvel properties are entitled to certain levels of advertising and publicity in connection with the marketing of our theme parks. Our use of the Marvel elements for theming, promotions and other purposes are subject to Marvel’s reasonable approval. We have geographical exclusivity east of the Mississippi River with regard to the specific Marvel characters we utilize. The license for the Marvel properties does not prohibit its assignment and is for the duration of our use of attractions themed around Marvel characters.

In August 2009, The Walt Disney Company announced a transaction in which it would acquire Marvel Entertainment and the transaction was consummated on December 31, 2009. We believe our agreement with Marvel stands and that the transaction will not impact our ability to use characters and attractions currently in use. In addition, we do not expect the proposed transaction to have any impact on our guest experience.

In addition, the applicable NBCU subsidiary executed an agreement with Disney Enterprises, Inc. that maintains the confidentiality of our confidential business information provided pursuant to our and our affiliates’ agreements with Marvel and prevents inappropriate disclosure of our confidential information that could be used by the Parks and Resorts business of The Walt Disney Company, or for any of the theme parks or resorts of The Walt Disney Company (or any of its subsidiaries’ or licensees’), for anticompetitive purposes. After two years, such agreement is terminable by either party on six months notice.

Dr. Seuss

USI has a license agreement with Dr. Seuss Enterprises, L.P. (“Dr. Seuss Enterprises”) pursuant to which we obtain the right to use characters owned by Dr. Seuss Enterprises. USI has theme park exclusivity in certain territories, including the United States, for use of the Dr. Seuss elements with the provision that USI will not develop or operate more than three theme parks based on Dr. Seuss elements in the United States, as well as a non-exclusive license to make and sell Dr. Seuss themed merchandise. Dr. Seuss Enterprises is paid a guaranteed yearly merchandise royalty that varies with the paid attendance at our theme parks for the applicable year. The license will continue for so long as the Dr. Seuss properties are used in our theme parks and is assignable to a successor owner of theme parks containing Dr. Seuss elements.

DreamWorks

The term of the license agreement that USI had with DreamWorks, L.L.C. (“DreamWorks”) and DreamWorks Animation, LLC, pursuant to which we held a sublicense allowing us to incorporate certain properties and elements owned or controlled by DreamWorks into our theme parks, was terminated on January 31, 2006; however the agreement provides for certain rights to be retained by Universal Studios Inc. pursuant to the “Post-Term Exploitation of Properties” section of the agreement. Pursuant to this section, we continue to hold a sublicense which allows us to continue to operate our Shrek 4-D™ attraction, use certain strolling characters, and develop and sell merchandise based upon DreamWorks properties we used prior to January 31, 2006, for so long as we continue to pay to DreamWorks the applicable annual fees and merchandise royalties for such use.

King Features

Universal City Studios LLLP, a subsidiary of USI, has a license agreement with King Features Syndicate, a division of The Hearst Corporation, pursuant to which we obtain the right to use certain characters, such as Popeye®, Bluto™ and Olive Oyl™. We have a license to use the King Features elements for our theme park attractions, advertising, publicity and marketing, subject to reasonable approval rights of King Features, until 2019, with options to renew in ten-year successive increments so long as we continue to operate a Popeye®

themed attraction. The license is assignable and Universal City Studios LLLP has theme park exclusivity within the United States and Canada with respect to the use of the characters and a non-exclusive right to manufacture and sell related merchandise. King Features receives an annual fee and a guaranteed annual royalty fee for all merchandise themed with King Features characters.

The following is a brief description of the material terms of the WB Agreement, which UCDP licenses directly from Warner Bros. Consumer Products, Inc.

Harry Potter

Pursuant to the WB Agreement, UCDP has directly licensed certain rights to the characters and other intellectual property contained in the Harry Potter™ books and motion pictures. This license will be used, among other purposes, for appropriately themed attractions, merchandise stores and food venues which will be incorporated in a new themed area at Universal’s Islands of Adventure that will include a re-themed portion of one of its existing “islands” and additional undeveloped real estate. This themed-island opened in June 2010. Under the terms of the agreement, we have the right to use the licensed property until approximately nine years after the scheduled grand opening date of the attractions. We also have the ability to extend the term for two successive five-year renewal periods. Our use of the licensed property for the attractions, theming, promotions, merchandise and other purposes is subject to the sole approval of WB. The agreement provides us with the exclusive right to use the licensed property in theme parks, amusement parks, water parks and stand-alone themed venues similar to those found in a theme park within a 250-mile radius around Universal’s Islands of Adventure. UCDP will pay WB various license fees, merchandise royalty payments, and other payments throughout the term of the agreement.

The WB Agreement is terminable, subject to applicable cure periods, if we fail to maintain quality standards, fail to invest minimum required capital, fail to use the properties in accordance with the license, or upon other customary events of default. In addition, if we sell Universal’s Islands of Adventure, or if 50% of UCDP is not owned by Vivendi or its affiliates, the agreement is terminable unless the buyer of Universal’s Islands of Adventure or of the interests in UCDP meets certain financial and reputation tests. In addition, Universal’s Islands of Adventure must either continue to be managed by NBCU or continue to be operated under the NBCU License Agreement. Our partnership agreement has been amended to provide that NBCU will execute the NBCU License Agreement with us, on the same financial terms as set forth in our existing partnership agreement and the Universal License Agreement, if, following such sale or change in control, we will no longer be managed by NBCU. In the event that, following such sale or change in control, in accordance with the WB Agreement, the name of the Universal’s Islands of Adventure theme park no longer contains the word “Universal” or “Universal’s”, then The Wizarding World of Harry Potter™, Jurassic Park® , Seuss Landing™ and Marvel Super Hero Island® themed areas of Universal’s Islands of Adventure need to be operated under the NBCU License Agreement, or the name of the theme park and resort must include the name of another major recognized theme park operator, major established motion picture and television studio or another name approved by WB. In the event of termination by WB due to our default, a sale of Universal’s Islands of Adventure or a change of control of UCDP for which the foregoing requirements are not satisfied, payments due with respect to the remaining term of the agreement will be accelerated and due immediately.

Competition

The Orlando theme park market is extremely competitive, with the highest concentration of theme parks per square mile in the world. There are currently seven major theme parks in Orlando. The Walt Disney Company owns four of these: Disney’s Magic Kingdom®, Epcot®, Disney’s Hollywood Studios™ and Disney’s Animal Kingdom®. The Magic Kingdom, Disney’s original Orlando theme park, targets families with young children and benefits from strong brand recognition of its flagship icon, Mickey Mouse. Epcot is a tour through the countries of the world, Disney’s Hollywood Studios™ is a movie-based theme park and Disney’s Animal Kingdom is an animal based theme park featuring both live and imaginary animal attractions. Due partly to its longer operating history within the theme park industry, Disney has the highest level of unaided awareness in the theme park industry and commands the majority market share. Additionally, Anheuser-Busch InBev historically operated a local SeaWorld® park in Orlando, which was sold to an affiliate of Blackstone on December 1, 2009. In addition to the seven major theme parks, Orlando is also home to four water parks with which we compete.

The Orlando theme parks compete with other theme parks around the country as well as other forms of entertainment and recreation around the world. These include sports and outdoor activities and other vacation travel (cruises, beaches, etc.). Other principal competitive factors of a theme park include location, price, uniqueness and quality of the rides and attractions, entertainment value, general atmosphere and cleanliness.

Guests to our theme parks

Guests to our theme parks can be divided into three distinct points of origin: U.S. visitors from outside of Florida, international visitors and Florida residents. As measured internally through guest surveys, we believe our largest market is U.S. visitors from outside of Florida, representing approximately 37% of our admissions in 2009. We have actively pursued this market by enhancing our Internet marketing and partnering with travel agencies with the goal of increasing advance multi-day ticket sales. In 2009, based on our survey data, we believe approximately 33% of our admissions were international visitors, approximately 50% of whom came from the United Kingdom. We market to these international guests primarily with advance multi-day tickets through cooperative print and online media campaigns with our marketing partners. We also partner with a number of major tour operators, particularly in the United Kingdom. In 2009, based on our survey data, we believe approximately 30% of our admissions were Florida residents. We have a series of special events to attract Florida residents to our theme parks during the non-peak seasons. Examples of these events include Halloween Horror Nights®, Mardi Gras, Grinchmas™ and the Macy’s Holiday Parade™. To capitalize on the strength of these events, we have introduced annual ticket programs in a further effort to maximize attendance from the Florida market. The following table summarizes our paid attendance by point of origin during our last three fiscal years ended December 31, (in millions):

	2009	2008	2007
Outer U.S.	3.5	4.1	4.5
International	3.1	3.5	3.2
Florida	2.7	3.0	3.1

Source: In-park guest surveys

Marketing and sales

In order to increase the number of visitors to our theme parks, we utilize various sales and marketing channels, including Internet sales channels, our subsidiary travel company (Universal Parks & Resorts Vacations), sales to timeshare operators, the establishment of joint marketing partnerships and other niche channels such as group sales. In addition, we also benefit from significant marketing spending by corporate sponsors on our behalf. Our sales and marketing expense for 2009 was $55.7 million. Our marketing activities are heavily weighted toward the key vacation planning period of February to May.

Internet sales

As measured internally through in-park surveys, in 2009 approximately 65% of our theme park guests visited our website to gather information about us, and Internet sales account for approximately 25% of our 2009 theme park ticket revenue. We have increased our focus on improving and advancing our on-line presence and e-commerce capabilities by making graphical, copy, navigational and functional modifications that we believe will strengthen brand linkage and increase ticket conversions in our online ticket store. Our online strategy also includes efforts to continuously optimize search engine marketing and display advertising to increase brand recognition, traffic to the website and online sales.

Universal Parks & Resorts Vacations

Our subsidiary, Universal Parks & Resorts Vacations, serves as our own wholesale and consumer direct travel company and accounted for approximately 5% of our 2009 theme park ticket revenue. Universal Parks & Resorts Vacations primarily sells travel packages directly to consumers and through travel industry sales. This involves organizing vacation packages, including theme park tickets to Universal Studios Florida and Universal’s Islands of Adventure, reservations for air transportation, hotel accommodations and rental car transportation. In addition, Universal Parks & Resorts Vacations operates its own travel website and guest service desks at approximately 30 locations, primarily at key hotels in Orlando.

Timeshare operators and other distribution channels

A significant portion of our ticket revenue is generated through our relationships with timeshare operators in the Orlando area. Many timeshare operators purchase tickets from us at a discounted price in order to offer those tickets to consumers as a reward for taking a tour of their timeshare properties. We also sell discounted tickets to timeshare operators for sale to visitors of their timeshare properties. Ticket sales from the timeshare sales channel constituted approximately 9% of our 2009 theme park ticket revenue. A majority of these tickets are sold by a small group of major timeshare operators in the Orlando area. Due to the recent upheaval in the credit markets in conjunction with the timeshare industry’s reliance on access to credit, certain timeshare operators have experienced a significant downturn in their business. A continuation or worsening of these circumstances could adversely impact this important distribution channel, which could in turn adversely impact our business. In addition to the timeshare channel, we have several other primary distribution channels, including AAA, which has approximately 50 regional clubs that we use across North America. Sales from these AAA locations accounted for approximately 3% of 2009 theme park ticket revenue. Sales from hotel guest service desks accounted for approximately 4% of 2009 theme park ticket revenue. We also utilize several key domestic and international travel operators as distribution channels for our theme park tickets. A dispute with one of our key distribution channels could adversely affect our business.

Corporate sponsorships

We enter into sponsorship agreements and benefit from sponsorship agreements entered into by Vivendi Universal Entertainment and NBC Universal and their affiliates with national and international companies that provide us with significant marketing exposure but do not require significant cash expenditure on our part. The following is a brief summary of some of the major sponsorship agreements that benefit our business.

The Coca-Cola Company

The Coca-Cola Company has been granted certain designations, such as, the “Official Soft Drink, Fruit Juice and Sports Drinks of Universal Studios Florida, Universal’s Islands of Adventure and CityWalk,” and has been given exclusive marketing, advertising and associational rights in the soft drink, sports drink and juice categories with respect to Universal Studios Florida, Universal’s Islands of Adventure and CityWalk and has exclusive product availability with respect to soft drinks, juices and sports drinks sold at Universal Studios Florida, Universal’s Islands of Adventure and those portions of CityWalk wholly owned or controlled by us or our affiliates. In return, Coca-Cola pays annual sponsorship fees and established a marketing fund for joint promotional activities benefiting us as well as certain other affiliates of Universal Parks & Resorts. This sponsorship agreement continues through December 31, 2012.

GE Money Bank

Effective January 1, 2008, GE Money Bank became the “Official Financial Services Provider” or the “Official Financial Services Sponsor” of, and was given the right to install and operate ATM machines at, Universal Studios Florida, Universal’s Islands of Adventure and CityWalk and certain other Universal properties owned by our affiliates. Since January 1, 2008, GE Money Bank has been the sponsor of the TWISTER...Ride it Out® attraction at Universal Studios Florida and the Jurassic Park River Adventure® attraction at Universal’s Islands of Adventure and has exclusive marketing, advertising and associational rights in the retail banking and financial services categories with respect to our theme parks, CityWalk and certain other Universal properties owned by our affiliates. In return, GE Money Bank pays annual sponsorship and ATM fees and has committed to participate in mutually agreed upon marketing and promotional programs requiring expenditures by us and other Universal affiliates for our collective benefit. In addition to this sponsorship agreement, GE Money Bank has entered into a co-branded credit card program agreement with Vivendi Universal Entertainment and other Universal affiliates to create a co-branded credit card which was launched in March 2008 and which is marketed in several locations, including Universal Orlando. We share revenue from card acquisition and card usage and participate in joint advertising and marketing programs. This agreement has an initial term through December 31, 2014. See “Summary—Recent developments.”

American Express

American Express has joined our family of sponsors and has been granted exclusive marketing and promotional rights as the “Official Payment Services Products Provider” of our theme parks, certain other Universal theme park properties and certain other entities owned by our affiliates. In return, American Express pays annual sponsorship and benefits fees and has committed to mutually agreed marketing and promotional programs benefiting us as well as our affiliates. American Express is the sponsor of the VIP tours at our theme parks. This agreement has an initial term through December 31, 2014.

Nestle Waters

Nestle Waters North America has been granted the right to market itself as the “Official Bottled Water” of Universal Studios Florida, Universal’s Islands of Adventure and CityWalk, has been designated as a sponsor of Shrek 4-D™ and has exclusive product availability with respect to bottled water at Universal Studios Florida, Universal’s Islands of Adventure and those portions of CityWalk wholly owned or controlled by us or our affiliates. Nestle Waters pays annual sponsorship fees and has committed to minimum marketing and promotional expenditures benefiting us as well as certain other affiliates of Universal Parks & Resorts. The sponsorship agreement has an initial term through December 31, 2012.

Seasonality

Our business is seasonal. Though the weather in Orlando allows us to admit customers on almost every day of the year, our attendance follows a seasonal pattern which coincides closely with holiday and school schedules. We address this seasonality by attempting to attract business during non-peak times and by reducing variable expenses during non-peak times.

We attempt to increase attendance during traditionally slow months in a number of ways. For instance, we try to increase attendance from local customers by coordinating special events. Halloween Horror Nights® in October covers more than 20 nights and significantly increases our local attendance. In another effort to boost local attendance and mitigate the effects of seasonality, we host our Mardi Gras special event every Saturday from early February to early April. Other initiatives include renting the parks to corporate customers for after-hour events, providing discount ticket offers to Florida residents and packaging hotel-inclusive special deals to attract customers who do not live in the Orlando area but are close enough to drive.

We also attempt to reduce variable expenses by making a number of operational adjustments during non-peak periods. For example, we reduce our operating hours based on anticipated attendance, opening at 9 a.m. and closing as early as 5 p.m. Also, certain attractions, shows, restaurants and stores are operated at reduced capacity or closed during seasonally slow times. Some of our attractions and other facilities may close periodically for maintenance, re-theming, or to adjust to varying attendance levels.

We also carefully tailor our staffing levels. For example, we only hire enough full-time employees to provide a full schedule during our non-peak periods. Increased labor requirements are handled through casual and seasonal employees, overtime and other approaches, such as having our full-time employees who do not normally work in the park, including our maintenance and support staff, fulfill shifts in the parks during peak times, or hiring employees from retirement communities. We also minimize our labor requirements by categorizing days, for purposes of staffing, based on estimated attendance at our theme parks. For each potential operating hour combination we have low, medium and high attendance levels, and we develop staffing grids to meet the capacity requirements of each particular situation.

The Atlantic Ocean hurricane season begins in June and ends in November of each year. Historically, hurricanes have had little impact on Orlando theme parks. From 1991 to 2003, our parks had been closed only once due to the inclement weather caused by hurricanes. However, we closed our parks on four days as a result of hurricanes during 2004 and 2005. We experienced no closures from 2006 through 2009.

Capital improvements

We make annual investments both to provide ongoing capital support for our existing park attractions and infrastructure, and also to fund the development of new park attractions and infrastructure. We believe these investments are critical in maintaining our position of having technologically advanced theme parks and to effectively compete with our competitors. These costs can vary from one year to the next, depending on the timing of the construction cycles. For instance, during 2009, 2008 and 2007, we made purchases totaling $127.2 million, $142.9 million and $80.0 million, respectively, for capital projects (excluding capitalized interest), while in 2006 similar expenditures amounted to only $40.6 million. During the year ended December 31, 2008, our capital expenditures in excess of the amount permitted by the capital covenant in our 2004 senior secured credit agreement were funded through partner equity contributions. We estimate our 2010 expenditures (excluding capitalized interest) to be approximately $75.0 million. A large portion of our estimated 2010 capital expenditures relate to the construction of The Wizarding World of Harry Potter™ themed island, which we opened in June 2010. We estimate our total capital investment in The Wizarding World of Harry Potter™ , Hollywood Rip Ride RockitSM (which opened in the summer of 2009), The Simpsons Ride™ (which opened in the spring of 2008), and certain system enhancements primarily including the reengineering of our website and online ticket store will be approximately $385.0 million. This includes all capital expenditures to build these attractions, excluding capitalized interest. This also takes into account the net present value of all license fee payments made during the initial terms of the applicable licenses, while excluding license payments made during renewal periods or merchandise royalties.

In order to ensure the creative content of the licensed movies and television shows is successfully translated into our newly developed rides and attractions, a worldwide creative team from Universal Parks & Resorts, Universal Creative, provides design and oversight for all new capital initiatives in our theme parks. For our rides and attractions that are also developed for other Universal theme parks, research and development costs are allocated pro rata among the various Universal theme parks that are building the same ride or attraction.

Maintenance and inspection

We maintain and develop our rides in accordance with standards developed by ASTM International for the design, manufacture, testing, operation, maintenance and inspection of amusement rides and devices. ASTM International is a not-for-profit organization that provides a global forum for the development and publication of voluntary consensus standards for design, materials, products, systems and services that are widely accepted within our industry. We use a computerized maintenance management system to manage our maintenance program, which includes daily, weekly, monthly and yearly inspections and extensive preventative maintenance.

Our in-house inspectors are certified by the National Association of Amusement Ride Safety Officials. Our in-house inspectors conduct regular inspections and file annual inspection affidavits with the State of Florida Department of Agriculture and Consumer Services, or the “FDA.” UCDP has a memorandum of understanding with the FDA pursuant to which our inspection and maintenance personnel conduct an annual consultation at our theme parks with FDA officials and representatives from other major Florida theme parks. During those site visits, our in-house inspectors consult with the FDA on our ride safety programs and conduct an educational seminar for the FDA inspectors on recent developments in amusement ride technology and safety. We also report certain ride injuries to the FDA pursuant to the memorandum of understanding.

Park operations

Although our theme parks are open almost every day of the year, we adjust our hours of operation, as well as our staffing levels, based on expected attendance. The management of the day-to-day operation of our theme parks by our management team is overseen by UCDP’s manager, Vivendi Universal Entertainment, pursuant to the terms of UCDP’s partnership agreement.

Principal products

Ticket sales

In connection with our strategy to maximize revenue and profit opportunities, we regularly review our ticket price levels and sales mix to capitalize on opportunities to implement selective price and product adjustments. We offer a number of ticket options to our theme park guests. Historically, we offered two types of one-day tickets. The first one-day ticket entitled the guest to visit either Universal Studios Florida or Universal’s Islands of Adventure for an entire day. The second type of one-day ticket entitled the guest to visit both Universal Studios Florida and Universal’s Islands of Adventure for an entire day. In January 2010, we reconfigured our ticket offerings as one-day, two-day, three-day, four-day, and seven-day tickets. Each of the tickets is valid for admission to Universal Studios Florida and/or Universal’s Islands of Adventure, one park per day, during the specified number of days. However, all of these tickets are valid for a 14-day period including first day of use. In addition to expanding the product offerings, we also added an option for the guest to upgrade access to both parks on the same day. The ability to visit both parks on the same day adds flexibility to the ticket and is offered at an additional charge.

Universal Orlando also offers several two-park annual ticket products. The first annual ticket option (Premier Pass) entitles a guest to unlimited visits to both of our theme parks for a full year with no restrictions and includes free valet parking, free kennel use, and after 4:00 PM UEP ride access. The second annual ticket option (Preferred Pass) also includes unlimited visits for a full year with no restrictions and includes free self parking. The third annual ticket option (Power Pass) provides access to both of our theme parks but includes blockout dates and does not include free parking. We offer the FlexPay option for certain annual ticket products, which allows them to pay equal monthly installments on their credit card.

In addition to our ticket products featuring Universal Studios Florida and Islands of Adventure, we also offer ticket products in conjunction with other Central Florida attractions. The 5-park Orlando FlexTicket™ entitles a guest to 14 days of unlimited admission to both of our theme parks as well as to Wet ‘n Wild®, SeaWorld® and Aquatica™. The 6-park Orlando FlexTicket Plus entitles a guest to 14 days of unlimited admission to Busch Gardens® Tampa Bay in addition to the five parks listed previously.

The table below sets forth certain information relating to our ticket revenue in 2009 (visitors, attendance and revenue in millions):

Type of ticket	Total number of unique visitors	Attendance per visitor		Average Attendance	Price(1)		Revenue(1)	% of revenue
One-day	3.0	1.02		3.1	$63.03		$192.1	46%
Two-day	0.5	1.95		1.0	91.13		45.3	11%
Seven-day	0.9	2.51		2.3	91.76		83.0	20%
Orlando FlexTicket	0.3	2.48		0.7	96.72		26.5	6%
Annual ticket	0.4	4.34		1.6	116.26		41.8	10%
Other	0.3	2.23		0.7	92.75		30.3	7%

Total	5.4	1.72	(2)	9.3	$77.46	(2)	$419.0	100%

(1)	Net of discounts and commissions.
(2)	Reflects weighted average.

Revenues from our tickets were $455.9 million and $450.8 million during 2008 and 2007, respectively.

Merchandise, food and beverage sales

In addition to our ticket sales, we derive revenue from the sale of theme park merchandise, food and beverage. Revenues from these products during the past three fiscal years are set forth in the table below (in millions):

	Fiscal year ended December 31,
	2009	2008	2007
Theme park food and beverage	$94.7	$112.3	$115.2
Theme park merchandise	$82.7	$99.6	$101.6

Geographic financial summary

We operate exclusively in the theme park industry. Substantially all revenues were the result of sales directly related to our theme parks, which are located in Orlando, Florida. Accordingly, all revenues and long-lived assets were earned and reside in the United States. For additional information about our revenues and long-lived assets please refer to our financial statements and notes thereto included elsewhere in this prospectus.

Employees

As of June 27, 2010, we had approximately 14,300 employees on our payroll of whom approximately 13,200 were hourly employees and approximately 1,100 were salaried employees. Certain of our executive officers are employed and compensated by Vivendi Universal Entertainment, but they work for us in operating Universal Orlando. We reimburse Vivendi Universal Entertainment or its affiliates for the value of any compensation paid to such employees allocated to us by an affiliate of Vivendi Universal Entertainment. We currently have no employees that are represented by a union. We consider relations with our employees to be satisfactory.

Environmental and other regulations

We are subject to various federal, state and local environmental laws and regulations, including those governing water discharges, air emissions, soil and groundwater contamination, the installation and operation of underground and above ground storage tanks, and the disposal of waste and hazardous materials. In the event of any violations of or liabilities under any of these environmental laws or instances of noncompliance with environmental permits required at our facilities, we could incur substantial costs, including cleanup costs, fines and civil or criminal penalties. Currently, we do not expect the costs of these environmental requirements to have a material impact on our business, results of operations or financial condition.

Properties

Universal Studios Florida, Universal’s Islands of Adventure, CityWalk, our film production studios, our guest parking structures, our employee parking lots, our executive offices and various administrative buildings as well as extensive landscaping and water systems, are located on 429 acres which we own in Orlando, Florida. In addition, we own approximately 137 acres on which the three themed hotels are located which are leased to UCF Hotel Venture under a long-term ground lease. During 2009, we sold approximately 12 acres for $7.1 million with a cost basis of $1.4 million. After the reduction of related expenses, we recorded a gain of approximately $5.2 million. During 2008, we did not complete any property sales. During 2007, we sold approximately 2 acres for $3.1 million with a cost basis of $0.3 million. After the reduction of related expenses, we recorded a gain of approximately $2.8 million. All of these sales pertained to non-strategic land parcels.

We have approximately 104 acres of undeveloped land which has planning approval for additional hotels and other uses. The development of hotels on these vacant sites is subject to a right of first refusal by Loews Hotels to participate in the development. We have identified approximately 35+ acres of this undeveloped land that would not be necessary for the hotel development and are considering the sale of this land for retail, office or other uses.

In addition, we have other smaller parcels of land that are not essential to our operations. As of June 27, 2010, one parcel of land was classified as held for sale in the financial statements. Although this parcel continues to be classified as held for sale, we cannot assure you as to the amount or timing of receipt of the proceeds with respect to such sale.

As of June 27, 2010, we leased three off-site retail stores including two stores at the Orlando Airport and one off-site liquidation retail store at the Festival Bay Mall in Orlando. In addition, we lease off-site office and warehouse space of approximately 280,000 square feet for merchandise inventory and entertainment props as well as 25,000 square feet for the manufacture of replacement prosthetic skins for some of our attractions.

We believe that our facilities, whether owned or leased, are in satisfactory working order to meet our current and anticipated needs.

Legal proceedings

The Company is threatened with or involved in various legal actions and claims incidental to the conduct of its business. Management does not expect these legal actions and claims to have a material impact to the Company’s results of operations, financial position or cash flows.

Management of UCDP

Directors and Executive Officers

Pursuant to the terms of UCDP’s partnership agreement, UCDP is governed and managed by its general partner, Holding II, through a six-member committee of representatives of the partners of Holding II, known as the Park Advisory Board. Three members of the Park Advisory Board are designated by Blackstone and three are designated by Universal CPM. Holding II has the exclusive right to manage and control UCDP and may execute documents, instruments and agreements on UCDP’s behalf. All actions of the Park Advisory Board must be approved by the representatives of both Blackstone and Universal CPM (except when the capital account balance of either Blackstone or Universal CPM is half that of the other, then the partner with the greater capital account balance is entitled to exclusively govern and manage UCDP for so long as its capital account balance is twice that of the other partner). UCDP’s partnership agreement provides for Vivendi Universal Entertainment to manage the day-to-day operation of our theme parks subject to the supervision and oversight of the Park Advisory Board.

We employ most of our executive officers and employees. However, some of our executive officers and certain of our employees are employed by our manager, Vivendi Universal Entertainment, or its affiliates, and their services are provided to us on a reimbursement basis. See “Certain relationships and related transactions, and director independence—Reimbursement of UCDP’s manager’s costs” for a more complete description of this relationship.

Set forth below is certain information regarding our representatives, the members of our Park Advisory Board, our executive officers and certain other key employees. In this prospectus, “Universal Orlando” refers to the business conducted by UCDP.

Name	Age(2)	Position
Thomas L. Williams(1)	62	Universal CPM representative on UCDP’s Park Advisory Board and Universal CPM representative for each of Holding I and Holding II

John R. Sprouls(1)	51	Executive Vice President, Human Resources, Legal and Business Affairs, Universal Parks & Resorts, President/Chief Executive Officer for each of Holding I and Holding II, Chief Executive Officer for UCDP, President for UCDP Finance and Universal CPM representative for each of Holding I and Holding II

Christy R. Shibata(1)	37	Universal CPM representative on UCDP’s Park Advisory Board and Universal CPM representative for each of Holding I and Holding II

Jean Louis Bonnier(1)	47	Universal CPM representative on the audit committee for each of Holding I and Holding II and UCDP

Salil K. Mehta(1)	46	Universal CPM representative on UCDP’s Park Advisory Board

Michael S. Chae	41	Blackstone representative on UCDP’s Park Advisory Board and Blackstone representative for each of Holding I and Holding II

Jill Greenthal	53	Blackstone representative on UCDP’s Park Advisory Board, Blackstone representative on the audit committee for each of Holding I and Holding II, and UCDP, and Blackstone representative for each of Holding I and Holding II

Sean T. Klimczak	33	Blackstone representative on UCDP’s Park Advisory Board and Blackstone representative for each of Holding I and Holding II

Name	Age(2)	Position
William A. Davis	63	President and Chief Operating Officer, UCDP

Tracey L. Stockwell	46	Senior Vice President and Chief Financial Officer, UCDP, Treasurer, UCDP Finance, Inc. and Treasurer/Chief Financial Officer for each of Holding I and Holding II

Richard E. Costales	57	Senior Vice President, Resort Operations, UCDP

Richard T. Florell	61	Senior Vice President and General Manager, Resort Revenue Operations, UCDP

Peter C. Giacalone	58	Senior Vice President, Business Development, UCDP

Alice A. Norsworthy	50	Executive Vice President, Marketing and Sales, UCDP

Michelle McKenna	45	Senior Vice President and Chief Information Officer, UCDP

John McReynolds	47	Senior Vice President, External Affairs, UCDP

Donna Mirus Bates	38	Senior Vice President, Brand Marketing, UCOP

James A. Timon	51	Senior Vice President, Entertainment, UCDP

David A. Winslow	57	Senior Vice President, Technical Services, UCDP

Judith A. Luengas	39	Vice President, Legal Affairs and General Counsel, UCDP

Sherry L. Wheelock	41	Vice President Finance, Treasurer, UCDP

Daniel P. Neal	37	Vice President Finance, Controller, UCDP

(1)	Employed by Vivendi Universal Entertainment or one of its affiliates.
(2)	As of June 27, 2010.

Thomas L. Williams has been a member of UCDP’s Park Advisory Board and a Universal CPM representative for each of Holding I and Holding II since October 1999. In addition, Mr. Williams was appointed Chairman of each of UCFH I Finance and UCFH II Finance in December 2004. Mr. Williams has been Chairman and Chief Executive Officer of Universal Parks & Resorts, a division of Vivendi Universal Entertainment since 1999. Prior to holding that position, Mr. Williams served as UCDP’s President and Chief Executive Officer from 1997 to 1999, and as UCDP’s President and Chief Operating Officer from 1990 to 1997. Prior to joining Universal Orlando in 1987 he was Vice President of Hotels and Restaurants for Yosemite National Park.

John R. Sprouls has been a Universal CPM representative and the President/Chief Executive Officer for each of Holding I and Holding II since December 2004 and Chief Executive Officer of UCDP and President of UCDP Finance since December 2006. In addition, Mr. Sprouls is a Universal Parks & Resorts Executive Vice President, Human Resources, Legal & Business Affairs since 2004. Since 1999, Mr. Sprouls was Universal Parks & Resorts Executive Vice President, Chief Human Resources Officer. Prior to that, Mr. Sprouls served as Universal Parks & Resorts Senior Vice President of Administration from 1997 to 1999, and Universal Parks & Resorts Vice President of Human Resources from 1996 to 1997. Prior to joining us in 1996, Mr. Sprouls held various Human Resource roles within The Seagram Company, Ltd., including Senior Vice President of Human Resources for the Seagram Spirits and Wine Group from 1991 to 1996.

Christy R. Shibata has been a member of UCDP’s Park Advisory Board and a Universal CPM representative for each of Holding I and Holding II since April 2007. Ms. Shibata currently serves as Executive Vice President, Financial Planning and Analysis for NBC Universal, a position she has held since October 2008. Prior to that time and since March 2007, Ms. Shibata served as Executive Vice President and Chief Financial Officer of Universal Pictures and Studios. From October 2005 to February 2007, she was Vice President and Chief Financial Officer, of CNBC and CNBC International. From September 2002 to September 2005, she was the Chief Financial Officer at GE Healthcare Japan.

Jean Louis Bonnier was appointed Senior Vice President/Chief Financial Officer of Universal Parks & Resorts Finance in December 2005. Mr. Bonnier also serves on the audit committees for each of Holding I and Holding II and UCDP. Prior to his current position Mr. Bonnier served as Universal Parks & Resorts Vice President, Finance. Prior to joining Universal Parks & Resorts, Mr. Bonnier was Vice President of NBC Stations Division. He has been with NBC since 1999 and various businesses within GE since 1991.

Salil K. Mehta was appointed as a Universal CPM representative to UCDP’s Park Advisory Board in March 2008. Mr. Mehta is the President of Business Operations, Strategy and Development of NBC Universal, a position held February 2008. From 2005 to 2008, Mr. Mehta was an Executive VP of ESPN Enterprises and prior to that time, he worked in the corporate strategic planning department at Walt Disney Company and was the Executive VP of Corporate Business Development for them since 2002.

Michael S. Chae has been a member of UCDP’s Park Advisory Board and a Blackstone representative for each of Holding I and Holding II since September 2005. Mr. Chae is a Senior Managing Director in the Private Equity at The Blackstone Group L.P., which he joined in 1997. Before joining Blackstone, Mr. Chae worked as an Associate at the Carlyle Group, L.P. and prior to that with Dillon, Read & Co.

Jill Greenthal has been a member of UCDP’s Park Advisory Board and a Blackstone representative for each of Holding I and Holding II since February 2007. Ms. Greenthal also serves on the audit committees for each of Holding I and Holding II and UCDP. Ms. Greenthal is a Senior Advisor in the Private Equity group at Blackstone, a position held since September 2007. Prior to that time, she was a Senior Managing Director in the Corporate and Mergers and Acquisitions Advisory Services group since 2003. Ms. Greenthal currently serves on the Board of Directors of Akamai Technologies, Freedom Communications, Orbitz Worldwide and The Weather Channel.

Sean T. Klimczak was appointed as a member to UCDP’s Park Advisory Board and as a Blackstone representative to each of Holding I and Holding II in December 2009. Mr. Klimczak is a Principal in Blackstone’s Corporate Private Equity group based in New York, which he joined in 2005. Prior to joining Blackstone, Mr. Klimczak worked as an Associate at Madison Dearborn Partners and prior to that with Morgan Stanley & Company’s Investment Banking Division. Mr. Klimczak serves on the Board of Directors of The Weather Channel, Sithe Global Power, American Petroleum Tankers and The Blackstone Charitable Foundation.

William A. Davis was named President and Chief Operating Officer of UCDP in December 2006. During 2005 and 2006 he was the Vice President and General Manager of Six Flags Marine World in San Francisco. Prior to that, Mr. Davis was the Managing Director of Port Aventura, S.A., more commonly known as Universal Mediterranea, in Tarragona, Spain during 2003 and 2004. Mr. Davis also served as a director of Port Aventura, S.A. and USPA Hotel Ventures I, S.A. during that same period. From 2000 until 2002, Mr. Davis was the Senior Vice President of Guest Services for Busch Entertainment Corporation.

Tracey L. Stockwell was named UCDP’s Senior Vice President and Chief Financial Officer in January 2007, as well as Treasurer of UCDP Finance and Treasurer/Chief Financial Officer of both of Holdings I and Holdings II. Prior to that, she had been UCDP’s Vice President of Finance and Controller since 2000. From 1999 to 2000, she served as UCDP’s Senior Director of Finance. From 1997 to 1999, she was UCDP’s Director of Finance. Prior to that position Ms. Stockwell was a senior manager for Price Waterhouse in Orlando. Ms. Stockwell received a B.Com from the University of Windsor, Ontario and is a licensed Certified Public Accountant in Florida.

Richard E. Costales has been UCDP’s Senior Vice President, Resort Operations since 2003. From 1994 to 2003, he served as UCDP’s Senior Vice President, Park Operations. From 1991 to 1994, he served as UCDP’s Vice President of Operations. Prior to 1991, Mr. Costales was UCDP’s Director of Operations.

Richard T. Florell has been UCDP’s Senior Vice President and General Manager, Resort Revenue Operations since 2003. From 2000 to 2003, Mr. Florell was Senior Vice President and General Manager of

CityWalk and Resort Shared Services. From 1995 to 2000 Mr. Florell was Vice President of CityWalk. Prior to joining us in 1995, Mr. Florell was Vice President of Specialty Entertainment Centers at Walt Disney World, which included Pleasure Island, Disney’s Village Marketplace, Resort Retail Operations, Resort Entertainment and Development of Downtown Disney.

Peter C. Giacalone has been UCDP’s Senior Vice President, Business Development, since 2004. From 1997 to 2003, Mr. Giacalone was Senior Vice President, Business Development, Universal Parks & Resorts, a division of Vivendi Universal Entertainment. From 1994 to 1996, Mr. Giacalone was UCDP’s Vice President Business Administration. Prior to holding that position he served as UCDP’s Director Business Administration from 1991 to 1993. Prior to holding that position, he served as UCDP’s Assistant Controller from 1987 to 1990.

Alice A. Norsworthy has been UCDP’s Executive Vice President, Marketing and Sales effective September 2008. From 2005 to 2008, Ms. Norsworthy served as Senior Vice President of Marketing for Royal Caribbean. Prior to that role, she held a variety of senior leadership roles at Walt Disney World, most recently as Senior Vice President, Business Integration, Products & Services from mid 2003 to September 2005.

Michelle McKenna has been UCDP’s Senior Vice President and Chief Information Officer since July 2007. From 2006 to 2007, she was the Senior Vice President and Chief Information Officer for Centex Destination Properties. Prior to that position, she served as Vice President of Information Technologies for the Walt Disney Company from 2001 to 2006.

John McReynolds was promoted to UCDP’s Senior Vice President, External Affairs in March 2007. Prior to that, he had been UCDP’s Vice President, Government Relations since 2000. From 1995 until 1997, he served as UCDP’s Manager of Government Relations; from 1997 until 1998 as UCDP’s Director of Government Relations; and from 1998 until 2000, as UCDP’s Senior Director of Government Relations. Prior to holding those positions, Mr. McReynolds held various positions in United States Senator Connie Mack’s office.

Donna Mirus Bates has been UCDP’s Senior Vice President, Brand Marketing since February 2010. From 2007 to 2010, Ms. Bates served as Vice President, Brand Marketing. Prior to 2007, Ms. Bates served in a variety of leadership roles for UCDP. Ms. Bates came to Universal Orlando in 1998 from Church Street Station.

James A. Timon has been UCDP’s Senior Vice President, Entertainment since 2004. Since 2003, Mr. Timon was UCDP’s Vice President of Entertainment after providing consulting services to us since 2002. From 1996 to 2002, he served as President of Renaissance Entertainment. Prior to joining Renaissance Entertainment, Mr. Timon was Vice President of Entertainment for Universal Studios Hollywood, another theme park owned by Vivendi Universal Entertainment.

David A. Winslow was promoted to UCDP’s Senior Vice President, Technical Services, in October 2009. Prior to that, he had been UCDP’s Vice President, Technical Services since 2008. From 2007 to 2008, he served as UCDP’s Senior Director, Engineering. From 2004 to 2007, he served as UCDP’s Director, Engineering, and from 2002 to 2004 as Director, Attraction Development. From 1995 to 2002, Mr. Winslow served as Technical Director or Project Leader on several different construction projects at UCDP.

Judith A. Luengas was promoted to UCDP’s Vice President, Legal Affairs and General Counsel in February 2010. From 2006 to 2010, Ms. Luengas served as UCDP’s Director of Legal Affairs. From 2001 to 2006, she served as UCDP’s Senior Attorney and from 1998 to 2001, as UCDP’s Attorney. Ms. Luengas received her J.D. from Stetson University College of Law.

Sherry L. Wheelock has been UCDP’s Vice President of Finance and Treasurer since late 2005. From 1996 to 2005, Ms. Wheelock held two positions with the Company, UCDP’s Assistant Treasurer/Director of Capital and Director of Internal Audit. Prior to joining us, Ms. Wheelock was a Senior Auditor at Franklin Templeton Mutual Funds and Deloitte & Touche LLP. Ms. Wheelock received a B.B.A. in accounting from Baylor University and is a Certified Public Accountant in Florida.

Daniel P. Neal was named as UCDP’s Vice President of Finance and Controller in February 2007. He served as UCDP’s Senior Director of Finance in 2005 and 2006. From 2002 to 2004, he was UCDP’s Director of Finance. Prior to joining us, he was a manager for Arthur Andersen. Mr. Neal received a B.S. and masters in accounting from Florida State University and is a licensed Certified Public Accountant in Florida.

Audit committee

Our audit committee is comprised of two members. Each of Blackstone and Vivendi Universal Entertainment, who together hold 100% of our equity interests (each holding a 50% interest), has appointed one member. Blackstone has appointed Jill Greenthal, and Vivendi Universal Entertainment has appointed Jean Louis Bonnier. Ms. Greenthal was appointed in February 2007, while Mr. Bonnier was appointed in February 2005.

We do not have any securities listed on a national securities exchange and are not a listed issuer. Accordingly, the rules pertaining to audit committees and the rules pertaining to the designation of an audit committee financial expert which apply to listed issuers do not apply to us. As a result, we have not designated an audit committee financial expert nor do we have an audit committee which complies with the rules which apply to listed issuers.

Changes in directors and executives

Effective February 7, 2010, Catherine A. Roth was promoted from Senior Vice President, Legal Affairs and General Counsel, UCDP to Senior Vice President, Legal and Business Affairs, Universal Parks and Resorts. Effective on that same day, she was replaced by Judith A. Luengas who was named Vice President, Legal Affairs and General Counsel for UCDP.

In January 2010, Kurt Kostur resigned his position as Senior Vice President, Marketing, UCDP. Also in January 2010, Donna Mirus-Bates was named as Mr. Kostur’s replacement.

On December 4, 2009, Sean T. Klimczak was appointed to UCDP’s Park Advisory Board and as a Blackstone representative to each of Holding I and Holding II.

Peter Wallace was appointed to UCDP’s Park Advisory Board and as a Blackstone representative to each of Holding I and Holding II on May 7, 2009. Mr. Wallace replaced Thomas McGrath. Subsequently, in November 2009, Mr. Wallace left his position on the Park Advisory Board and no longer serves as a representative to Holding I or Holding II.

Director independence

UCDP has no independent directors. For a description of their relationship with us and our affiliates, please see their biographies above.

Indemnification arrangements

Our policy is to indemnify employees and employees of affiliates for actions taken in connection with their employment or on our behalf and we may from time to time enter into agreements to facilitate that policy.

Code of ethics

We have adopted a Code of Conduct applicable to our Senior Financial Officers, including our principal executive officer, principal financial officer, principal accounting officer and controller. A copy of the Code of

Conduct is available upon written request, and is filed as an exhibit to the registration statement which includes this prospectus. In addition, our principal executive officer, and principal financial officer are subject to a Code of Conduct applicable to GE employees, which is also filed as an exhibit to the registration statement which includes this prospectus.

Compensation discussion and analysis

The compensation committee

The compensation program for UCDP’s named executive officers (“NEOs”) is designed to attract, retain, incentivize and reward talented executives who can contribute to UCDP’s growth and success and thereby build value over the long term. UCDP’s executive compensation program is organized around the following fundamental principles:

•	Compensation should be tied to the success of the Company and each executive’s contribution to that success.

•

The level of compensation should consider the importance of the executive to the Company, the competition for the executive’s talent and relative compensation levels for other executives within the Company.

We do not have any securities listed on a national securities exchange and are not a listed issuer. We do not have a designated compensation committee as the Park Advisory Board believes it is appropriate for executive officer compensation to be determined by two designated representatives of Holdings, Michael Chae and Tom Williams, on behalf of Blackstone and Universal CPM, respectively. This process is set forth in UCDP’s partnership agreement.

Benchmarking of compensation

UCDP periodically assesses the competitiveness of its pay practices for its NEOs through internal staff research and through purchased external studies conducted by Watson Wyatt. External studies analyze nonpublic information regarding overall compensation and specific compensation elements such as base salary and incentive compensation of peer group companies. While the peer group companies used in the study are not explicitly identified, they are categorized by industry, such as entertainment, restaurant, or retail, and their respective revenue levels. UCDP uses the information provided about companies that are in the same industries as UCDP with which UCDP competes for employees. Internal analysis focuses on public information regarding compensation elements such as incentive based compensation of peer group companies in the entertainment, restaurant and retail industries.

Elements of incentive compensation

UCDP’s compensation practices are designed to reward successful individual performance and the success of the Company by aligning executives’ financial interests with those of the Company’s through a combination of base salary and performance-based incentive compensation. Base salary is linked to the executive’s role and contributions to the Company. Performance-based incentive compensation is comprised of annual cash bonuses tied to the individual’s performance against his or her objectives and the Company’s performance, and a long-term growth plan, used to focus executives’ efforts toward longer-term performance, thereby enhancing the value of the Company to the partners.

Base salary

Base salaries are generally designed to be competitive with comparable positions in peer group companies in order to attract and retain talented executives with compensation packages that are competitive but fair. Several elements of executive compensation are compared to those of peer group companies, including base salary and performance-based incentive compensation under our Annual Incentive Plan and our Long-Term Growth Plan. Each NEO’s actual salary varies based on his or her qualifications and experience, responsibilities and potential. Base salaries are reviewed annually and adjusted based on achievement of qualitative and quantitative individual goals and objectives developed by the individual with his or her manager, as well as when an individual is promoted or assumes additional responsibilities. Over the last five years, our NEOs have received base salary increases ranging from 4% to 6%, excluding 2009 as no base salary increases were awarded. In some situations, base salaries may be increased higher based upon an individual’s performance review and the discretion of the Executive Vice President, Human Resources, Legal and Business Affairs for UPR.

Performance-based incentive compensation

The Company’s incentive compensation programs are overseen by the representatives of Holdings and have the ability to offer different types of cash awards to promote high performance levels and achievement of Company goals by key employees, encourage the growth of partner value and allow key employees to participate in the long-term growth and profitability of the Company. NEOs qualify for short and long-term incentives if they meet the individual and Company performance objectives and targets set at the beginning of each fiscal year.

Annual incentive plan

The goal of our Annual Incentive Plan (also referred to in certain employment agreements of our NEOs as the Executive Incentive Plan and hereinafter the “Incentive Plan”) is to reward superior performance. Our Incentive Plan provides our executive team the opportunity to benefit from our business performance in conjunction with their level of personal performance. Currently, employees who are eligible to participate in the Incentive Plan are limited to our executive employees at a Director level or above who do not participate in a Sales Incentive Plan. Under the Incentive Plan, which is administered by our Compensation department, each participant has a bonus target of 15% to 37.5% of his or her base salary, generally based on his or her level in the organization, with the bonus target for Senior Vice Presidents and above starting at 25% of their base salary. Each year participants and their managers create individual objectives which support the overall operating plan established by senior management. While the specifics of each individual’s goals will vary depending upon his or her role within the Company, most goals focus upon team member satisfaction, guest satisfaction and financial returns. At the conclusion of the fiscal year, the individual objectives are evaluated by the individual’s manager and an overall personal performance percentage is assigned to the individual. Concurrently, Company performance is determined by operating performance of UCDP as measured by EBITDA. Payout is then based on the target multiplied by personal performance multiplied by Company performance. Over the last five years, our NEOs have received incentive rewards ranging from 17% to 51% of their base salaries. If a participant ceases to be employed by reason of retirement, disability, death or termination (other than for cause) he or she will participate in the Incentive Plan on a pro-rata basis. If a person ceases to be employed by us or Vivendi Universal Entertainment because he or she has been terminated for cause, or for reasons other than retirement, disability, or death prior to Incentive Plan payout, his or her participation in the Incentive Plan is terminated and no plan payments are made.

2010 Long-Term Growth Plan

On May 22, 2008, the Park Advisory Board of UCDP approved the Long-Term Growth Plan effective as of January 1, 2008. The Long-Term Growth Plan provides key employees the opportunity to benefit from UCDP’s growth in value. Employees who are eligible to participate in the plan are limited to UCDP’s Executive Committee members, UCDP’s business unit heads and a select group of Universal Parks & Resorts and other UCDP executives. Under the plan, which is administered by the Park Advisory Board, each participant is granted one or more value appreciation rights (“VARs”) based upon the participant’s level of responsibility within the Company. The value of a VAR is generally based on the growth in market value of the equity interests of the ownership partners (Blackstone Capital Partners (“BCP”) and NBC Universal) in UCDP. A pool is established for valuing the VARs and such pool is equal to 2% of the growth in UCDP’s equity value. The value of a VAR is calculated by dividing the total pool value by the total number of outstanding VARs. Each VAR will be triggered and automatically exercisable and payable upon the earlier of six months after a change in UCDP’s ownership structure which results in NBC Universal, Inc. owning less than 50%, or January 1, 2011. If a change of ownership occurs, the payout value is calculated based on the sales price of this ownership change. If a change of ownership does not occur, the payout value is calculated based on an earnings multiple from financial results generated during 2010, subject to specific caps so that the payout value for each participant is no more than 150% of his or her total compensation as of January 1, 2011. Under the plan, all awards are paid in cash. If a participant ceases to be employed by reason of retirement, disability, death or termination (other than for cause), any VARs earned continue under the plan and are pro-rated. Where there is a termination (other than for cause), the participant is not allowed to receive a payout under the plan if that party had not been an active participant in the plan for at least nine months. If a person ceases to be employed for reasons other than retirement, disability, death or termination (other than for cause), any rights under the plan and all VARs granted are canceled. As of December 31, 2009, approximately $2,535,000 has been accrued for this plan.

Determining Compensation for UCDP’s Chief Executive Officer in 2009

Mr. Sprouls has been Holdings’ Chief Executive Officer since December 2004 and UCDP’s Chief Executive Officer since December 2006. At the beginning of each year, Mr. Sprouls develops objectives designed to achieve Company success. These objectives are reviewed with Mr. Sprouls’ manager, Thomas L. Williams, the Chairman and CEO of UPR, for the corollary purpose of establishing how Mr. Sprouls’ performance will be assessed. These objectives are largely derived from the Company’s focus on team member satisfaction, guest satisfaction and financial returns. Mr. Sprouls does not participate in the final determination of his own compensation.

For 2009, based on the Company’s performance, Mr. Sprouls’ leadership contribution in his role as CEO of UCDP, and Mr. Sprouls’ performance against the above measured objectives, the portion of his base salary attributable to UCDP was $210,250 which is consistent with the prior year. The prior CEO received base salary increases ranging from 2.5% to just over 6% from 2003 through 2006. Additionally in 2009, Mr. Sprouls received a bonus under VUE’s Annual Incentive Plan, $63,500 of which was attributable to UCDP, and for which UCDP reimbursed VUE. The prior CEO received bonuses under UCDP’s Annual Incentive Plan ranging from $150,000 to $391,500 during the period from 2003 to 2006. Mr. Sprouls’ total compensation attributable to UCDP throughout 2009 was $282,000, as compared to $285,250 in 2008. We believe that Mr. Sprouls’ total compensation is closely connected with the Company’s objective to retain, incentivize and reward talented executives who can contribute to its growth and success and thereby build value over the long term.

2009 Summary compensation table

The following table sets forth the compensation during the last three fiscal years awarded to, earned by or paid to NEOs. Compensation for each of the individuals below is approved by the representatives of Holding I and Holding II.

Name and principal position	Year	Salary($)	Non- equity incentive plan compensation(1)($)	Bonus($)(2)	All other compensation(3)($)	Total($)

John R. Sprouls(4)

President and Chief Executive Officer of Holdings, Chief Executive Officer of UCDP and Executive Vice President Human Resources, Legal and Business Affairs, Universal Parks & Resorts

	2009 2008 2007	210,250 210,250 202,150	63,500 67,500 560,000	— — —	8,250 7,500 7,500	282,000 285,250 769,650
Tracey L. Stockwell Treasurer/Chief Financial Officer of Holdings and Senior Vice President and Chief Financial Officer, Universal Orlando	2009 2008 2007	260,644 260,644 232,056	67,472 46,916 417,732	— — —	10,199 11,700 11,339	338,315 319,260 661,127
Alice A. Norsworthy Executive Vice President, Sales and Marketing, Universal Orlando	2009	400,004	105,000	200,000	75,680	780,684
William A. Davis President and Chief Operating Officer, Universal Orlando	2009 2008 2007	468,041 468,041 446,561	105,000 90,000 829,500	— — —	30,863 12,824 29,501	603,904 570,865 1,305,562
Richard T. Florell Senior Vice President/GM, Resort Revenue Operations, Universal Orlando	2009 2008 2007	338,332 338,332 322,117	74,602 60,900 477,541	— — —	22,485 18,420 18,157	435,419 417,652 817,815

(1)	Represents incentive plan compensation earned in each respective year presented above under VUE’s Annual Incentive Plan, in the case of Mr. Sprouls, and under UCDP’s Annual Incentive Plan, in the case of Mr. Davis, Ms. Stockwell, Ms. Norsworthy and Mr. Florell. Under the Annual Incentive Plan, awards are based on operating performance as measured by EBITDA (see “Annual incentive plan” above). In addition to the Annual Incentive Plan, in 2007 Mr. Sprouls, Mr. Davis, Ms. Stockwell and Mr. Florell earned $450,000, $600,000, $305,525 and $328,586, respectively, under the Long-Term Growth Plan (see “Long-Term Growth Plan” above).
(2)	Represents a one-time sign on bonus comprised exclusively of cash.
(3)	The amounts shown in this column for fiscal 2009, 2008 and 2007 include the following:

(i)	GE matches contributions made by employees under the GE Savings & Security Program. The cost of these contributions was $8,250 in the case of Mr. Sprouls for 2009, and $7,500 in the case of Mr. Sprouls for 2008 and 2007.

(ii)	We match contributions made by employees under the Universal Orlando 401(k) Plan. In 2009, the cost of these contributions was $9,800 in the case of Mr. Davis, $7,699 in the case of Ms. Stockwell and $9,800 in the case of Mr. Florell. In 2008, the cost of these contributions was $9,200 for Mr. Davis, Ms. Stockwell and Mr. Florell. In 2007, the cost of these contributions was $9,000 in the case of Mr. Davis, $8,839 in the case of Ms. Stockwell and $9,000 in the case of Mr. Florell.

(iii)	We match contributions made by employees under our deferred compensation plan. In 2009, the cost of these contributions was $18,563 in the case of Mr. Davis, $5,200 in the case of Ms. Norsworthy and $10,185 in the case of Mr. Florell. In 2008, the cost of these contributions was $1,124 in the case of Mr. Davis and $6,720 in the case of Mr. Florell. In 2007, the cost of these contributions was $18,001 in the case of Mr. Davis and $6,657 in the case of Mr. Florell. We also maintain a program of life and disability insurance generally available to all salaried employees on the same basis.

(iv)	We provide a medical allowance to our executives. In each respective year presented above, we paid $2,500 to Mr. Davis, Ms. Stockwell, Ms. Norsworthy and Mr. Florell.

(v)	In 2009, Ms. Norsworthy was compensated $67,980 under a relocation plan.

(4)	During 2009, 2008 and 2007, Mr. Sprouls was an employee of Vivendi Universal Entertainment, and we reimburse Vivendi Universal Entertainment or its affiliates for the pro rata cost of his employment compensation based on the time he spent working on UCDP matters. For both years, we reimbursed Vivendi Universal Entertainment or its affiliates for 50% of the cost of Mr. Sprouls’ employment compensation. Amounts set forth in the above table represent amounts we reimbursed Vivendi Universal Entertainment or its affiliates with respect to Mr. Sprouls. Mr. Sprouls is eligible to participate in various retirement plans with VUE and now GE, which we are not liable for, nor did we incur any expense for such plans and therefore, they are not reflected in the table above. The following represents plans in which Mr. Sprouls currently maintains balances:

(i)	Mr. Sprouls maintains a balance in the Vivendi Universal Entertainment Pension Plan.

(ii)	In 2009, Mr. Sprouls was granted 17,600 GE stock options which vest 20% each year for five years. In 2008, Mr. Sprouls was granted 2,200 GE stock options which vest 20% each year for five years and 734 restricted stock units which vest 20% each year for five years. In 2007, Mr. Sprouls was granted 2,200 GE stock options which vest 20% each year for five years and 734 restricted stock units which vest 50% at the end of years three and five.

(iii)	In 2009, under the GE Restricted Stock Plan, Mr. Sprouls earned dividends of $3,870.

Nonqualified deferred compensation

UCDP has a nonqualified deferred compensation plan (the “Plan”) that permits eligible executives and members of management to defer a specified portion of their compensation. Under the plan, employees may defer up to 80% of base salary and/or up to 100% of bonus compensation. The deferred compensation, together with limited partnership matching contributions, which vest immediately, accrue earnings based on elected investment alternatives. Employees are eligible to receive distributions at death or at termination of their employment or after specified waiting periods, as they elect at the time of deferral. Funds are also available at their election at retirement, at termination of their employment, at death or during specified in-service periods, or in the event of an approved unforeseeable financial emergency. During 2009, the Company made matching contributions of $18,563, $10,185 and $5,200 for Mr. Davis, Mr. Florell and Ms. Norsworthy, respectively. The Company’s other NEOs did not participate in the Plan.

2009 Nonqualified Deferred Compensation Table

Name	Executive contributions in last fiscal year($)	Company contributions in last fiscal year($)	Aggregate earnings (losses) in last fiscal year($)	Aggregate withdrawals/ distributions ($)	Aggregate balance at last fiscal year-end ($)
William A. Davis	60,300	18,563	40,280	(158,096)	510,841
Alice A. Norsworthy	21,845	5,200	(59)	—	31,216
Tracey L. Stockwell	—	—	9,041	—	40,687
Richard T. Florell	33,677	10,185	75,933	—	471,301

Employment agreements

Mr. John R. Sprouls is a party to an employment agreement with Vivendi Universal Entertainment, and Ms. Tracey Stockwell, Mr. William A. Davis, Ms. Alice A. Norsworthy, Mr. Richard T. Florell and Judith A. Luengas are each a party to an employment agreement with UCDP. The following summaries of the material provisions of the employment agreements do not purport to be complete and are subject to, and qualified in their entirety by reference to, all provisions of each described agreement.

John R. Sprouls

Vivendi Universal Entertainment has an employment agreement with Mr. Sprouls, pursuant to which he serves as Executive Vice President, Human Resources, Legal & Business Affairs for Universal Parks & Resorts. Mr. Sprouls also serves as President/Chief Executive Officer of each of the issuers and as Chief Executive Officer of UCDP. The initial term of the agreement continued through December 6, 2009, but on March 5, 2009, Vivendi Universal Entertainment exercised an irrevocable option to renew for an additional 24 months. Accordingly, the contract now expires on December 6, 2011. If Vivendi Universal Entertainment continues Mr. Sprouls’ employment beyond the expiration of the term without having entered into a new contract, such employment will be “at will.” Under the agreement, Mr. Sprouls receives a base annual salary and is eligible to participate in UCDP’s Long-Term Growth Plan, annual incentive plan, and other benefit plans that are generally available to employees of Vivendi Universal Entertainment. In the event that Mr. Sprouls receives a higher base salary than that provided for in his employment agreement, that higher base salary will be deemed the annual rate. Under the agreement, Mr. Sprouls is also eligible to receive discretionary equity or equity-equivalent grants, as such grants are offered to similarly situated employees. Any award made to Mr. Sprouls under any GE or VUE plan or program will take into consideration his participation in any UCDP Long-Term Growth Plan. In the event of termination for cause or in the case of death, Mr. Sprouls or his estate would be entitled to receive a payment of accrued but unpaid base salary due to him through the termination date or the date of death, as well as other unpaid amounts due to him under Company benefit plans or programs. In the event of termination for disability, Mr. Sprouls or his estate is entitled to receive a payment of accrued but unpaid base salary due to him through the earlier of the 180th day after the onset of his disability absence or his death. In the event of involuntary termination (or termination without cause), Mr. Sprouls is entitled to receive his base salary and benefits, with the exception of certain specified types of plans, including any stock or cash incentive based plans, through the expiration of the term of the agreement, so long as he continues to adhere to the covenants in his employment agreement, which include not to disclose confidential or proprietary information, not to become engaged with a competitive business and not to induce Vivendi Universal Entertainment’s employees, consultants or representatives to leave their employment or to work for competitors. Mr. Sprouls is not entitled to participate in any severance plan of Vivendi Universal Entertainment under the terms of his agreement. However, upon his involuntary termination, Mr. Sprouls will receive the greater of the amounts payable to him under applicable long-term incentive plans or the standard amounts payable under the Vivendi Universal Entertainment severance plan, and if the later is the greater measure, he will receive both that amount and a cash payment equal to the difference between it and the amount payable under long-term incentive plans. Mr. Sprouls’ employment agreement contains a binding arbitration clause.

Tracey L. Stockwell

UCDP has an employment agreement with Ms. Stockwell, pursuant to which she serves as Senior Vice President and Chief Financial Officer. The term of the agreement continued through January 22, 2009. On September 16, 2008, UCDP exercised its option to extend the employment contract of Ms. Stockwell for a period of two years, commencing on January 23, 2009 and continuing until January 22, 2011. If UCDP continues Ms. Stockwell’s employment beyond the expiration of the term without having entered into a new contract, such employment will be “at will.” Under the agreement, Ms. Stockwell receives a base annual salary and is eligible to participate in UCDP’s annual incentive plan, variable deferred compensation plan and other benefit plans that are generally available to employees of UCDP. Ms. Stockwell is also eligible to participate in UCDP’s Long-

Term Growth Plan. Ms. Stockwell’s base salary may be modified upwards as determined by a performance review and the Executive Vice President, Human Resources, Legal & Business Affairs for UPR. Her employment may be terminated for cause or disability.

William A. Davis

UCDP has an employment agreement with Mr. Davis, pursuant to which he serves as President and Chief Operating Officer. The term of the agreement continues through October 1, 2012. UCDP has an irrevocable option to renew the term of this agreement for a period of two years, commencing October 2, 2012 and continuing until October 1, 2014. If UCDP continues Mr. Davis’ employment beyond the expiration of the term without having entered into a new contract, such employment will be “at will.” Under the agreement, Mr. Davis receives a base annual salary and is eligible to participate in UCDP’s annual incentive plan, variable deferred compensation plan and other benefit plans that are generally available to employees of UCDP. Mr. Davis is also eligible to participate in UCDP’s Long-Term Growth Plan. Mr. Davis’ base salary may be modified upwards as determined by a performance review and the Executive Vice President, Human Resources, Legal & Business Affairs for UPR. His employment may be terminated for cause or disability.

Alice A. Norsworthy

UCDP has an employment agreement with Ms. Norsworthy, pursuant to which she serves as Executive Vice President, Marketing & Sales. The term of the agreement continues through September 1, 2011. UCDP has an irrevocable option to renew the term of this agreement for a period of two years, commencing September 2, 2011 and continuing until September 1, 2013. If UCDP continues Ms. Norsworthy’s employment beyond the expiration of the term without having entered into a new contract, such employment will be “at will.” Under the agreement, Ms. Norsworthy receives a base annual salary and is eligible to participate in UCDP’s annual incentive plan, variable deferred compensation plan and other benefit plans that are generally available to employees of UCDP. Ms. Norsworthy also received a one-time sign on bonus, which was paid in three equal installments. Ms. Norsworthy is also eligible to participate in UCDP’s Long-Term Growth Plan. Ms. Norsworthy’s base salary may be modified upwards as determined by a performance review and the Executive Vice President, Human Resources, Legal & Business Affairs for UPR. Her employment may be terminated for cause or disability.

Richard T. Florell

UCDP has an employment agreement with Mr. Florell, pursuant to which he serves as Senior Vice President/General Manager, Resort Revenue Operations. The term of the agreement continued through December 3, 2010. On April 30, 2010, UCDP exercised its option to extend the employment contract of Mr. Florell for a period of two years, commencing on December 4, 2010 and continuing until December 3, 2012. If UCDP continues Mr. Florell’s employment beyond the expiration of the term without having entered into a new contract, such employment will be “at will.” Under the agreement, Mr. Florell receives a base annual salary and is eligible to participate in UCDP’s annual incentive plan, variable deferred compensation plan and other benefit plans that are generally available to employees of UCDP. Mr. Florell is also eligible to participate in UCDP’s Long-Term Growth Plan. Mr. Florell’s base salary may be modified upwards as determined by a performance review and the Executive Vice President, Human Resources, Legal & Business Affairs for UPR. His employment may be terminated for cause or disability.

Judith A. Luengas

UCDP has an employment agreement with Ms. Luengas, pursuant to which she serves as Vice President, Legal Affairs and General Counsel. The term of the agreement continues through March 17, 2012. UCDP has an irrevocable option to renew the term of this agreement for a period of two years, commencing March 18, 2012 and continuing until March 17, 2014. If UCDP continues Ms. Luengas’ employment beyond the expiration of the term without having entered into a new contract, such employment will be “at will.” Under the agreement, Ms. Luengas receives a base annual salary and is eligible to participate in UCDP’s annual incentive plan, variable deferred compensation plan and other benefit plans that are generally available to employees of UCDP. Ms. Luengas is also eligible to participate in UCDP’s Long-Term Growth Plan. Ms. Luengas’ base salary may be modified upwards as determined by a performance review and the Executive Vice President, Human Resources, Legal & Business Affairs for UPR. Her employment may be terminated for cause or disability.

Pension benefits

We do not sponsor or maintain any defined benefit pension plans, supplemental defined contribution plans, or other non-qualified pension or retirement plans. For information regarding retirement plans in which our employees participate by virtue of their employment by Vivendi Universal Entertainment, see the footnotes to the “—2009 Summary compensation table” above.

Perquisites

We provide certain perquisites to our executives. These perquisites provide flexibility to the executives and increase travel efficiencies, allowing more productive use of executive time, in term allowing greater focus on activities related to our business. More detail on our perquisites may be found in the footnotes to the Summary Compensation Table.

Potential payments upon termination or change in control

We have an employment agreement with Mr. Sprouls that provides him with potential payments upon termination of his employment. For more information about these potential payments, please see “—Employment agreements.”

Compensation committee interlocks and insider participation

Executive officer compensation is determined by one representative from each of the Holdings partners. The current designated representatives are Michael Chae and Tom Williams, on behalf of Blackstone and Universal CPM, respectively. Under our partnership agreement, the manager submits a proposal to the two representatives of the Holdings partners for their approval of the job descriptions, compensation packages and identities of each person to be hired for each of the 15 employees who, at that time, receive the highest compensation paid by UCDP. As the Executive Vice President, Human Resources, Legal and Business Affairs for Universal Parks & Resorts, John Sprouls participates in the preparation of the proposal to the two representatives of Holdings’ partners. Mr. Sprouls is also the CEO of UCDP.

Certain relationships and related transactions, and director independence

Vivendi Universal Entertainment’s special fee

Under our partnership agreement, a “special fee” is payable to Vivendi Universal Entertainment through Universal CPM. The special fee has historically been calculated at 5% of certain gross operating revenues, as defined in UCDP’s partnership agreement, generated from each of Universal Studios Florida and Universal’s Islands of Adventure. An amendment to our partnership agreement, which was executed as of October 18, 2009, increased the applicable rate used to calculate the special fee through June 2017 from 5.0% to 5.25% of certain gross operating revenues, as defined. During the six months ended June 27, 2010 and June 28, 2009 and in 2009, 2008, and 2007, the special fee amounted to $18.1 million, $15.8 million, $34.4 million, $38.7 million and $38.4 million, respectively. During the six months ended June 27, 2010 and June 28, 2009 and in 2009, 2008, and 2007, the interest incurred on the special fee payable to an affiliate of Vivendi Universal Entertainment, including the long-term portion, was $0.2 million, $1.6 million, $2.8 million, $4.9 million and $7.5 million, respectively.

Historically, under the terms of our 2004 senior secured credit facilities and the April 2010 notes, the special fee related to both Universal Studios Florida and Universal’s Islands of Adventure could only be paid upon achievement of certain but different ratios (and that is still the case under our renewed senior secured credit agreement). The most restrictive quarterly covenant for payment of the special fee was a debt to EBITDA ratio (as defined in the April 2010 notes) of 5.0 to 1.0 or less related to the current special fees and 3.75 to 1.0 or less related to the deferred special fees (as defined in the 2004 senior secured credit agreement); now the most restrictive quarterly covenant is a fixed charge coverage ratio greater than or equal to 1.1 to 1.0. These ratios were met as of each of our quarter end dates throughout the period from January 1, 2006 to June 27, 2010, thus allowing the special fee to be paid. Accordingly, during the six months ended June 27, 2010 and June 28, 2009 and in 2009, 2008 and 2007, we paid total fees of $16.1 million, $15.7 million, $34.6 million, $39.3 million, and $38.5 million, respectively, to Vivendi Universal Entertainment. At June 27, 2010, December 31, 2009 and December 31, 2008, the current portion of our consolidated balance sheet included $11.0 million, $8.9 million, and $8.9 million, respectively, related to the special fees payable to Vivendi Universal Entertainment. Also, at December 31, 2008 we had accrued long-term special fees payable to an affiliate of Vivendi Universal Entertainment of $92.0 million. On November 6, 2009, we paid $94.5 million in special fees to an affiliate of Vivendi Universal Entertainment as part of the Transactions. Therefore, as of June 27, 2010 and December 31, 2009, we had no deferred special fees payable to an affiliate of Vivendi Universal Entertainment on our consolidated balance sheet. Pursuant to certain subordination agreements, the special fee may not be paid if there is an event of default (or to the knowledge of our officers a default) under our renewed senior secured credit facilities or the notes.

Distributions

During the six months ended June 28, 2009 and during the years ended December 31, 2009, 2008 and 2007, UCDP paid distributions to Holdings of $50.1 million, $426.8 million, $117.9 million and $113.3 million, respectively. No distributions were made during the six months ended June 27, 2010. Included in the amounts paid to Holdings during the years ended December 31, 2009 and 2008 were $33.4 million and $11.6 million, respectively, for the Partners’ expected payments of income taxes based on the UCDP’s financial results. These distributions are required per UCDP’s partnership agreement. Additionally, UCDP made other distributions to Holdings of $36.8 million, $37.6 million, and $43.3 million during the years ended December 31, 2009, 2008, and 2007, respectively, primarily to fund Holdings’ interest payments. The remaining 2009 amount of $356.6 million represents the distribution, as discussed in note 5 of our audited financial statements, which allowed Holdings to repurchase the May 2010 notes.

Other partner matters

On October 22, 2009, our partners entered into an amendment to the second amended and restated partners’ agreement (the “Partners’ Amendment”). Pursuant to a right of first refusal provision in the Partners’ Agreement, as so amended, if either Blackstone or Vivendi Universal Entertainment desires to sell its ownership interest in

Universal City Florida Holding Co. I and Universal City Florida Holding Co. II, it shall make a binding offer, specifying the proposed sale price, to sell to the other its entire interest in each of Universal City Florida Holding Co. I and Universal City Florida Holding Co. II. The non-offering partner will then have 90 days after receipt of an offer to accept the offer to sell (the “Initial Offer Period”). If the non-offering partner declines the opportunity to purchase, for offers made after the first anniversary of the effective date of the credit agreement entered into among Blackstone and certain specified lenders (the “Anniversary Date”), the offering party has the right to market both parties’ interest in Holdings to third parties, and both parties are required to sell their interests if a third party offers a price that is at least 90% of the price for both parties’ interests that is imputed from the offer made by the first party to the second party (i.e., as long as Vivendi Universal Entertainment and Blackstone each own 50% of Holdings, then both parties are required to sell to a third party that offers at least 180% of the price quoted by either party to the other party) (such third-party sale option, the “Drag-Along Option”). If the interests in Holdings are not sold to a third party pursuant to the Drag-Along Option by the earlier of the date that is 270 days from the end of the Initial Offer Period and the date on which both the offering party and the other party agree in writing to abandon the third party sale, then the offering party shall be prohibited from making another offer to the other party for a period of one year from the expiration date of the Initial Offer Period, and during such year, the other party may agree to sell its ownership interest without being subject to the offer provisions in the Partners’ Agreement (such sale right, the “Unrestricted Resale”). The Drag-Along Option and the Unrestricted Resale will not be effective until the first anniversary of the Anniversary Date.

Reimbursement of UCDP’s manager’s costs

Our manager, Vivendi Universal Entertainment, provides us with goods and services relating to the management and operation of our theme parks, the costs of which are reimbursed to Vivendi Universal Entertainment under the terms of our partnership agreement. During the six months ended June 27, 2010 and June 28, 2009 and during the years ended December 31, 2009, 2008 and 2007, the total amount of costs we incurred for goods and services relating to the management and operation of our theme parks under the terms of our partnership agreement was $10.7 million, $9.8 million, $22.2 million, $21.1 million and $22.4 million, respectively. Goods and services provided by Vivendi Universal Entertainment include:

•

Insurance—NBC Universal arranges multi-layered insurance coverage for our operations. We believe these insurance programs generally provide broader coverage at lower annual premiums than we could purchase on a standalone basis. During the six months ended June 27, 2010 and June 28, 2009 and during the years ended December 31, 2009, 2008 and 2007, the cost of insurance coverage allocated to us was $3.4 million, $3.9 million, $7.8 million, $7.8 million and $8.2 million, respectively.

•

Creative Services—Universal Parks & Resort’s creative group designs new rides and attractions for all theme parks owned or operated by Vivendi Universal Entertainment. Costs for the creative group, which includes salaries, benefits and direct costs incurred on our behalf, are allocated to the theme parks based on actual time spent and therefore can vary from year to year. During the six months ended June 27, 2010 and June 28, 2009 and during the years ended December 31, 2009, 2008 and 2007, the costs of the creative group allocated to us were $1.5 million, $1.1 million, $2.6 million, $2.6 million and $3.8 million, respectively.

•

Merchandise—Vivendi Universal Entertainment manages the design and procurement of merchandise for all theme parks it owns or operates to leverage purchasing power and supplier relationships and efficiencies. Vivendi Universal Entertainment allocates the cost of the merchandise management to the theme parks based upon relative merchandise revenues. During the six months ended June 27, 2010 and June 28, 2009 and during the years ended December 31, 2009, 2008 and 2007, the costs of merchandise management allocated to us were $1.4 million, $1.5 million, $2.8 million, $2.9 million and $2.5 million, respectively. In addition, we purchase merchandise directly from an affiliate of Vivendi Universal Entertainment from time to time based upon specific needs. During the six months ended June 27, 2010 and June 28, 2009 and during the years ended December 31, 2009, 2008 and 2007, these purchases amounted to $0.1 million, $0.1 million, $0.2 million, $0.3 million and $0.3 million, respectively.

•

Shared Executive Salaries—certain of our senior executives are employees of Vivendi Universal Entertainment or its affiliates. Vivendi Universal Entertainment allocates the full cost of the amount of time dedicated to our activities by each employee. During the six months ended June 27, 2010 and June 28, 2009 and during the years ended December 31, 2009, 2008 and 2007, the total amount of these costs allocated to us was $0.2 million, $0.1 million, $0.3 million, $0.6 million and $3.9 million, respectively. Additionally, certain of our employees support the efforts of Vivendi Universal Entertainment or its affiliates, and we allocate the full cost of the amount of time dedicated to their activities by each employee. During the six months ended June 27, 2010 and June 28, 2009 and during the years ended December 31, 2009, 2008 and 2007, the total amount of these costs allocated to Vivendi Universal Entertainment was $0.5 million, $0.4 million, $1.0 million, $0.9 million and $1.0 million, respectively.

•

Other Reimbursed Amounts—we also reimburse Vivendi Universal Entertainment for certain other costs it incurs in providing corporate support services for managing our theme parks. These costs relate to legal services, international marketing, information systems and other items which are purchased on our behalf. In addition, Vivendi Universal Entertainment and its affiliates enter into sponsorship agreements with various corporate partners that benefit the theme parks it owns or operates. Revenues and expenses are equitably allocated to the theme parks by Vivendi Universal Entertainment. During the six months ended June 27, 2010 and June 28, 2009 and during the years ended December 31, 2009, 2008 and 2007, the total amount of these costs allocated to us was $4.1 million, $3.1 million, $8.5 million, $6.9 million and $3.7 million, respectively.

Transactions with certain CityWalk operations

Vivendi Universal Entertainment, through a subsidiary, owns the Universal Studios Store, which leases space in CityWalk from us under a customary and market lease agreement. During the six months ended June 27, 2010 and June 28, 2009 and during the years ended December 31, 2009, 2008 and 2007, the total rent earned by us for this store was $0.2 million, $0.2 million, $0.5 million, $0.5 million and $0.4 million, respectively. We have been managing the Universal Studios Store since 2002, and are paid a management fee of 5% of the gross sales generated at the store. In each of the years ended December 31, 2009, 2008 and 2007, the management fee earned by us was approximately $0.2 million, while the management fee was $0.1 million in each of the six months ended June 27, 2010 and June 28, 2009.

Advisory services agreement

UCDP has an Advisory Services Agreement with Vivendi Universal Entertainment and Blackstone. Under the terms of the Advisory Services Agreement, each of Vivendi Universal Entertainment and Blackstone has agreed to provide us with advisory and consulting services in connection with the ongoing strategic and operational oversight of our affairs in such areas as financing structures, public and private offerings of debt and equity securities and property dispositions and acquisitions. Vivendi Universal Entertainment and Blackstone will each receive an annual advisory fee of $1.25 million. In 2008 and 2007, we incurred $2.5 million for the advisory fee. Blackstone and Vivendi Universal Entertainment waived this fee for 2009. As this fee was reinstituted in 2010, we incurred $1.3 million in advisory fees during the six months ended June 27, 2010.

Directors’ fees

In 2007, the Agreement of Limited Partnership of Universal City Development Partners, Ltd. was amended to add a provision which permits VUE and Blackstone to be reimbursed up to $0.1 million each for payments made to their respective, appointed representatives to the Park Advisory Board, who function effectively as Directors of the Partnership. During the three and six months ended June 27, 2010 and in the years ending December 31, 2008 and 2007, we incurred $0.1 million, $0.1 million, $0.3 million and $0.3 million under this amended provision. Blackstone and Vivendi Universal Entertainment waived this fee for 2009.

Transactions with UCF Hotel Venture

Vivendi Universal Entertainment indirectly owns approximately 25% of UCF Hotel Venture, which owns the three hotels and the common support facility at Universal Orlando Resort. We have a separate long-term ground lease relating to each hotel and the common support facility with UCF Hotel Venture. Under the lease, UCF Hotel Venture pays us rent based upon 1% of gross hotel revenues, plus an additional rent based upon certain cash flow thresholds. During the six months ended June 27, 2010 and June 28, 2009 and during the years ended December 31, 2009, 2008 and 2007, the total rent earned by us under the leases was $1.0 million, $1.1 million, $1.9 million, $13.2 million and $13.6 million, respectively.

Hotel guests may charge theme park tickets, food, beverage and merchandise sold at our theme parks and food, beverage, merchandise and entertainment services sold at CityWalk venues owned or operated by us to their hotel room account by presenting their room key. We then collect this revenue by billing UCF Hotel Venture. During the six months ended June 27, 2010 and June 28, 2009 and during the years ended December 31, 2009, 2008 and 2007, total hotel room key charges from UCF Hotel Venture were $2.7 million, $2.8 million, $5.2 million, $7.2 million and $8.1 million, respectively.

Resort covenants and reciprocal easement agreement

Under a Resort Covenants and Reciprocal Easement Agreement, we are required to provide bus and boat transportation for hotel guests between our theme parks and the UCF Hotel Venture hotels. We are also responsible for maintaining the related waterways and pedestrian walkways. UCF Hotel Venture reimburses us for 50% of these costs. During the six months ended June 27, 2010 and June 28, 2009 and during the years ended December 31, 2009, 2008 and 2007, UCF Hotel Venture’s portion of the total maintenance and operating costs related to transportation was $0.5 million, $0.5 million, $0.9 million, $1.2 million and $1.0 million, respectively.

We are also required to maintain all Universal Orlando Resort common areas, such as roadways, landscaping and utility lines. During the six months ended June 27, 2010 and June 28, 2009 and during the years ended December 31, 2009, 2008 and 2007, the total common area maintenance cost reimbursements from UCF Hotel Venture were $0.2 million, $0.2 million, $0.3 million, $0.4 million and $0.3 million, respectively.

We are responsible for hotel marketing. UCF Hotel Venture reimburses us up to 3.5% of each hotel’s revenue to cover marketing costs. During the six months ended June 27, 2010 and June 28, 2009 and during the years ended December 31, 2009, 2008 and 2007, the total hotel marketing costs from UCF Hotel Venture were $3.3 million, $3.3 million, $7.0 million, $8.3 million and $8.4 million, respectively. In June 2009, we entered into an agreement with UCF Hotel Venture stating that the hotel marketing cost reimbursement for the year ended December 31, 2009 will be approximately $7.0 million. A portion of these amounts is used by us to pay for conference management services at the UCF Hotel Venture hotels. The total payments made by us for conference management services during the six months ended June 27, 2010 and June 28, 2009 and during the years ended December 31, 2009, 2008 and 2007, were $0.8 million, $0.8 million, $1.5 million, $2.0 million and $1.6 million, respectively.

Our tour operator, Universal Parks & Resorts Vacations, sells wholesale travel packages and receives a travel agent commission for each reservation at one of the hotels and is reimbursed for credit card fees incurred. During the six months ended June 27, 2010 and June 28, 2009 and in the years ended December 31, 2009, 2008 and 2007, the total travel agent commissions earned through UCF Hotel Venture were approximately $0.1 million, $0.1 million, $0.1 million, $0.2 million and $0.3 million, respectively, and the amounts for credit card fees were $0.1 million, $0.1 million, $0.2 million, $0.2 million and $0.2 million, respectively. In addition, Universal Parks & Resorts Vacations books hotel rooms on behalf of UCF Hotel Venture and receives a booking fee for each reservation. During the six months ended June 27, 2010 and June 28, 2009 and in the years ended December 31, 2009, 2008 and 2007, the total booking fees paid by UCF Hotel Venture to us were $0.1 million, $0.1 million, $0.2 million, $0.1 million and $0.2 million, respectively. Amounts received during interim periods were immaterial.

The Resort Covenants and Reciprocal Easement Agreement requires us to offer to all guests of the UCF Hotel Venture hotels unlimited express ride access at our theme park attractions offering this feature. We are permitted to sell tickets that allow guests express ride access at certain of our theme park attractions to the general public at a price that is at least 20% of the then-applicable single park or combination park (as applicable) admission price per person, provided that we cannot offer unlimited front-of-line access benefits to hotels within 25 miles of the Universal Orlando resort other than the UCF Hotel Venture hotels (although we may sell tickets that allow guests express ride access at certain of our theme park attractions at such other hotels through our guest service desks that may be located at such other hotels).

In the event that Vivendi Universal Entertainment sells its interest in UCF Hotel Venture, we will lose our right to provide the marketing for the UCF Hotel Venture hotels, and we will no longer be entitled to receive from UCF Hotel Venture the Resort Marketing Fee in the amount of 0.5% of the gross revenues of the UCF Hotel Venture. During the six months ended June 27, 2010 and June 28, 2009 and during the years ended December 31, 2009, 2008 and 2007, the Resort Marketing Fee totaled $0.5 million, $0.5 million, $0.9 million, $1.1 million and $1.2 million, respectively.

Transactions with related theme parks

Vivendi Universal Entertainment owns Wet ’n Wild® water park and Blackstone owns Sea World Parks & Entertainment (“SPE”), which includes SeaWorld® Orlando, Aquatica and Busch Gardens® Tampa Bay. These parks are located throughout the Central Florida area. We participate with these other related theme parks, in an Orlando FlexTicketTM program which we manage and which permits a customer to visit our theme parks, Wet ’n Wild®, SeaWorld® Orlando, Aquatica and Busch Gardens® Tampa Bay. Revenue sharing is negotiated and agreed upon by all theme park participants at the beginning of each year, based on attendance share at each attraction participating in the Orlando FlexTicket™ program. During the six months ended June 27, 2010 and June 28, 2009 and during the years ended December 31, 2009, 2008 and 2007, our share of proceeds from the Orlando FlexTicket™ program was $10.5 million, $14.0 million, $28.0 million, $41.3 million and $38.6 million, respectively. During the six months ended June 27, 2010 and June 28, 2009 and during the years ended December 31, 2009, 2008 and 2007, Wet ’n Wild®’s share was $2.6 million, $3.7 million, $7.3 million, $10.4 million and $7.3 million, respectively. During the six months ended June 27, 2010 and during the year ended December 31, 2009, in which Blackstone acquired SPE, SPE’s share of this ticketing program was approximately $9.1 million and $25.6 million, respectively.

We purchase food and alcohol supplies for Wet ’n Wild® to enable Wet ’n Wild® to benefit from our purchasing relationships. Although Wet ’n Wild® does not pay us a fee or commission for this service, we benefit from lower food and alcohol prices as a result of our increased buying power.

For our rides and attractions that are also developed for other Universal theme parks by the creative group of Vivendi Universal Entertainment, we share research and development costs. These costs are allocated pro rata among the various Universal theme parks that are building the ride or attraction.

From time to time we may enter into arrangements with other theme parks owned or operated by Vivendi Universal Entertainment to share the expertise of certain employees with other parties. We may enter into similar arrangements with other theme parks that Vivendi Universal Entertainment or its affiliates may develop in the future. Services rendered to affiliates are either reimbursed or paid directly by the affiliate.

Vivendi Universal Entertainment has entered into licensing arrangements for Universal theme parks in Singapore and Dubai, which will use our technology and schematics for various components on some of their rides. During the six months ended June 28, 2009 and in the years ended December 31, 2009, 2008 and 2007, we received approximately $2.1 million, $2.1 million, $2.1 million and $6.9 million, respectively, from these parks as capital reimbursements. During the year ended December 31, 2009, we also received $0.2 million in capital reimbursements from other related parties. No capital reimbursements were received during the six months ended June 27, 2010.

Transactions with NBC Universal and GE

We realize synergies with other NBC Universal businesses which include cross-promotion with a variety of NBC Universal television and cable services, in particular, advertising time on the NBC television network and other promotions. In response, NBC television and cable services receive visual identification in our parks.

We lease certain computer and attraction equipment (and historically trailers) through a subsidiary of GE. During the six months ended June 27, 2010 and June 28, 2009 and during the years ended December 31, 2009, 2008 and 2007, the cost of these leases was approximately $0.5 million, $0.9 million, $2.0 million, $1.2 million and $0.2 million, respectively. The majority of these leases expire in 2014, while the minimum future lease payments under the leases totaled approximately $1.6 million and $2.5 million, respectively, as of June 27, 2010 and December 31, 2009.

Starting in 2008, we began to participate in the V Payment program with GE, which allows us to directly pay certain vendors through a credit card issued by GE. We then reimburse GE monthly for all such charges. The total amount of these payments during the years ending December 31, 2009 and 2008 was $4.3 million and $21.5 million, respectively. As of March 2009, GE no longer participates in this program. We also have a sponsorship agreement with GE Money Bank, a subsidiary of GE. See “Summary—Recent developments.” During the six months ended June 27, 2010 and June 28, 2009 and during the years ended December 31, 2009 and 2008, we recognized $1.0 million, $1.0 million, $2.2 million and $2.0 million, respectively, of revenue relating to the GE Money Bank sponsorship agreement.

Partners’ capital contribution

In February 2008, the Partners entered into a contribution agreement (“the 2008 Contribution Agreement”) with us, allowing us to request, through Holdings, cash contributions not to exceed a total of $50.0 million to fund ongoing capital expenditure needs. The capital expenditures funded from such capital contributions will not count against the limitations on capital expenditures under our renewed senior secured credit agreement. During the year ending December 31, 2008, the Partners made cash contributions of $28.7 million to us through Holdings.

Blackstone loans

Concurrently with the consummation of the offering of the original notes, the equity holders of Holding I and Holding II that are controlled by Blackstone entered into a credit agreement with JPMorgan Chase Bank, N.A., Bank of America, N.A. and the other lenders party thereto with respect to the Margin Loan in the amount of $305.0 million, the proceeds of which were used to refinance term loans made to the equity holders of Holding I and Holding II that are controlled by Blackstone by JPMorgan Chase Bank, N.A. and Bank of America, N.A. concurrently with the consummation of the 2004 senior secured credit agreement, to pre-fund interest and amortization reserves with respect to the term loans thereunder and to pay related fees and expenses. The obligations of the borrowers under the Margin Loan will be secured by their equity interests in Holding I and Holding II and are guaranteed by NBC Universal on a deficiency basis, subject to the terms of the guarantee. The Margin Loan has a five-year maturity. All future distributions received by the borrowers from us are to be applied to the payment of interest and repayment of the Margin Loan. It is anticipated that the only assets of the borrowers will be their equity interests in us.

Consultant agreement

Pursuant to the terms of the Consultant Agreement, we pay to the Consultant a fee for consulting services and exclusivity equal to a percentage of certain of our revenues from the attractions and certain other facilities owned or operated, in whole or in part, by us. Under the terms of the Consultant Agreement, the Consultant is also entitled to a fee based on a percentage of certain revenues of comparable projects, which are gated motion picture and television themed attractions owned or operated, in whole or in part, by us, or any of our partners or any of their affiliates, other than in Universal City, California. At present, the only operating theme parks that are deemed to be comparable projects are Universal Studios Japan in Osaka, Japan and Universal Studios Singapore on Sentosa Island, Singapore.

During the six months ended June 27, 2010 and June 28, 2009 and during the years ended December 31, 2009, 2008 and 2007, the fees incurred by us under this agreement for our parks were approximately $8.7 million, $8.1 million, $17.5 million, $19.6 million and $19.6 million, respectively. Fees with respect to Universal Studios Japan and Universal Studios Singapore are paid by an affiliate of Vivendi Universal Entertainment and are not paid by us. The unpaid fees relating to Universal Studios Japan were approximately $3.4 million, $4.2 million and $4.9 million, respectively, as of June 27, 2010, December 31, 2009 and December 31, 2008. The unpaid fees relating to Universal Studios Singapore were approximately $0.7 million as of June 27, 2010. Subsequently, these amounts were completely paid. The Consultant may also be entitled to participate in certain sales of equity by our partners and to participate in certain real estate development activities of our partners or their affiliates.

On October 18, 2009 we executed an amendment to the Consultant Agreement. The Consultant Agreement does not have an expiration date, but starting in June 2017, the Consultant has the right, upon 90 days’ notice, to terminate UCDP’s obligation to make periodic payments thereunder and receive instead one cash payment equal to the fair market value of the Consultant’s interest in the revenue streams or, under certain circumstances, an alternative one-time payment, in each case with respect to the Orlando parks and any comparable projects that were open at that time for at least one year (the “Put Payment”), which amounts could be significant. If the Put Payment is exercised, the Consultant will be precluded from competing or consulting with another theme park for a period of five years after exercise, and the Consultant Agreement allows UCDP the right to use ideas generated during the term of the Consultant Agreement without further payment. The Consultant Agreement contains a formula-based method that includes a risk premium of 6.5% with respect to the Orlando parks to determine the amount of the Put Payment. The Consultant Agreement allows the Consultant to make a one-time election to fix the values for certain, but not all, inputs into the aforementioned formula to establish a minimum amount for the one-time payment to the Consultant (the “Alternative Payment”) in the event that the date the Consultant gives notice to terminate his right to receive compensation under the Consultant Agreement is at least 90 days before March 31, 2018. Although the Consultant made this election on January 15, 2010, the actual amount of the Alternative Payment cannot be determined prior to the Consultant exercising his right to receive the Put Payment, as the Alternative Payment amount is dependent on a discount rate that will set 90 days after the date on which the Consultant exercises his right to receive the Put Payment. The discount rate is based on the actual treasury rate on such date plus a risk premium. However, based on a sensitivity analysis of possible treasury and comparable rates for the United States and Japan ranging from 0% to 15%, we estimate that the Alternative Payment for our parks could range from $160.0 million to $290.0 million, and the Alternative Payment for Universal Studios Japan could range from $135.0 million to $245.0 million. This range has been calculated based on hypothetical treasury rates, and we cannot assure you as to the timing or amount of the Put Payment or the Alternative Payment. These payments may be higher or lower than the range provided above and any such deviation could be material. Any such payment will only be finally determinable once the Consultant makes an election and the payment becomes due. In addition to the existing comparable parks, three contemplated comparable parks are vested immediately for purposes of the quarterly consulting fee payments but each such contemplated comparable park must still be open for at least one year at the time the Put Payment is exercised in order for such project to be included in the Put Payment. In addition, the Consultant has a second-priority lien over UCDP’s real and tangible personal property to secure UCDP’s periodic and one-time payment obligations, including a mortgage on our real property up to $400.0 million, and the notes are effectively subordinated to his interests to the extent of the value of those assets. The lien securing the Consultant’s interest is junior to the lien securing our renewed senior secured credit facilities. The Consultant Agreement caps UCDP’s ability to incur secured borrowings to an amount equal to the greater of $975.0 million and 3.75x UCDP’s Covenant EBITDA (as defined in the renewed senior secured credit facilities). Our obligations under the agreement are guaranteed by NBC Universal, Inc. and USI, as successor to MCA Inc., and Universal Studios, Inc.’s obligations under that guarantee have in turn been assumed by Vivendi Universal Entertainment. Vivendi

Universal Entertainment has indemnified us against any liability under the Consultant Agreement related to any comparable project that is not owned or controlled by us. Under the terms of the notes and the renewed senior secured credit agreement, the lien securing our obligations under the Consultant Agreement is a permitted lien. See “Risk factors—Risks related to the exchange notes and our indebtedness—Our ability to refinance our debt obligations, including the notes, could be adversely impacted by the Consultant’s right, starting in June 2017, to terminate the periodic payments under the Consultant Agreement and receive instead one payment equal to the fair market value of the Consultant’s interest in the Orlando parks and any comparable projects or, under certain circumstances, an alternative one-time payment.”

Description of the UCDP partnership agreement

We have two partners, Holding I, our sole limited partner, and Holding II, our sole general partner. Holding I has five partners, Blackstone UTP Capital LLC, a Delaware limited liability company, Blackstone UTP Capital A LLC, a Delaware limited liability company, Blackstone UTP Offshore Capital LLC, a Delaware limited liability company, and Blackstone Family Media III LLC, a Delaware limited liability company, or collectively “Blackstone,” and Universal City Property Management II LLC, a Delaware limited liability company, or “Universal CPM.” The partnership interests in Holding I are currently owned 50% by Blackstone and 50% by Universal CPM. Holding II has five partners, which are the same five partners that are partners of Holding I. The partnership interests in Holding II are currently owned 50% by Blackstone and 50% by Universal CPM.

The following is a summary of the principal terms of our partnership agreement. An amendment to our partnership agreement was executed as of October 18, 2009. The management and governance provisions of our partnership agreement are described under the section entitled “Management of UCDP.” This summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of our partnership agreement, a copy of which is available from us upon request. For a graphic description of our ownership structure, please see “Summary—Ownership and organizational structure.”

Purpose

Our purpose under the partnership agreement is to own, develop and operate our Florida theme parks, Universal Studios Florida and Universal’s Islands of Adventure, and our dining, retail and entertainment complex, CityWalk.

Universal licenses

We have a license to use, at no cost, the “Universal” name in connection with the operation of our theme parks and the non-exclusive right to use all proprietary and creative elements controlled by Universal CPM and its affiliates, including third party licensed rights. The terms of these license arrangements have been confirmed in the Universal License Agreement. For a more detailed description of the Universal License Agreement see “Business—Intellectual property.”

Upon the date of a transfer or assignment by us of the WB Agreement, more fully described in “Business—Intellectual property”) or a Change of Control (as defined in the WB Agreement and more fully described in “Business—Intellectual property”), which results in Universal’s Islands of Adventure no longer being managed by NBCU or an affiliate thereof, NBCU shall enter into the NBCU License Agreement. The NBCU License Agreement shall contain the same financial terms as set forth in our partnership agreement and the Universal License Agreement.

Reimbursement of costs incurred by our partners and the manager

Our partners and the manager are entitled to be reimbursed for all costs incurred in connection with partnership activities and activities as manager.

Vivendi Universal Entertainment’s special fee

Under our partnership agreement, a “special fee” is payable to Vivendi Universal Entertainment through Universal CPM. The special fee has historically been calculated at 5.0% of certain gross operating revenues, as defined in our partnership agreement, generated from each of Universal Studios Florida and Universal’s Islands of Adventure. An amendment to our partnership agreement, which was executed as of October 18, 2009, increased the applicable rate used to calculate the special fee through June 2017 from 5.0% to 5.25% of certain gross operating revenues, as defined. Interest is charged monthly at prime on the outstanding amount of deferred fees. Subsequent to our refinancings and renewals in November 2009, the most restrictive quarterly covenant for payment of current special fees is a fixed charge coverage ratio greater than or equal to 1.1 to 1.0. Pursuant to certain subordination agreements, the special fees may not be paid if there is an event of default (or to the knowledge of our officers a default) under our renewed senior secured credit agreement or the notes. The renewed senior secured credit agreement restricts the payment of special fees under certain circumstances. The special fee is payable to an affiliate of Vivendi Universal Entertainment for so long as Universal Studios Florida and Universal’s Islands of Adventure continue to operate and regardless of whether Vivendi Universal Entertainment or its affiliates continue to have an ownership interest in those theme parks or act as UCDP’s manager.

Limitation on transfer of partnership interests

Our partners may not transfer or sell their interests in UCDP without the consent of the other partners or as otherwise provided under the partners’ agreement.

Certain actions that require approval of the Park Advisory Board

Although our manager, Vivendi Universal Entertainment, is ultimately responsible for our day-to-day management, certain actions require the approval of the Park Advisory Board. These actions include: (1) changing the area comprising Universal Studios Florida, Universal’s Islands of Adventure, CityWalk, or the hotels and resort facilities; (2) incurring indebtedness; (3) repaying indebtedness or other liabilities other than in the ordinary course; (4) any amendment to our renewed senior secured credit agreement; (5) making any election or decision under our renewed senior secured credit agreement; (6) making and determining the amount of distributions to our partners other than (a) the special fee payable to an affiliate of Vivendi Universal Entertainment, (b) repayment of any loan or other obligation to one of our partners and (c) those described below under the heading “Distributions”; (7) establishing annual operating plans and budgets and annual capital expenditure plans and budgets; (8) certain contracts having a cost in excess of $1,000,000 (subject to CPI escalation); (9) the addition, substantial modification or deletion of a major ride or attraction having a cost in excess of $1,500,000 (subject to CPI escalation); (10) expenditures in excess of approved budgets, except for (a) items resulting from increases in business volume, (b) emergency situations estimated to cost less than $50,000 and (c) the transfer of budgetary funds among categories within approved budgets; (11) entry into or changes to existing corporate sponsorship arrangements having a financial impact in excess of $50,000; and (12) changing the name of Universal Orlando to eliminate the use of “Universal” or “Universal Studios.”

Certain actions that require the approval of both partners

The Park Advisory Board may not take certain actions unless it first receives the approval of Holding I and Holding II. These actions include the sale, pledge or encumbrance of significant assets, the issuance of securities of, or interests in, UCDP or admission of any additional partner to UCDP, changes in the primary business of UCDP, any act that would make it impossible to carry on the ordinary business of UCDP, any assignment of UCDP property in trust for creditors or the dissolution of the partnership.

Arbitration of disputes

Any dispute arising out of or in connection with the partnership agreement, other than matters requiring partner approval or approval of the Park Advisory Board, will be submitted to arbitration in Orlando, Florida, and the decision of any arbitration shall be final and binding.

Indemnification

The partnership will indemnify and hold harmless Vivendi Universal Entertainment and its affiliates from all claims, liabilities and costs incurred or arising on account of their good faith performance of the functions as our manager.

Distributions

Subject to the restrictions contained in our renewed senior secured credit agreement, the indentures governing the notes and applicable law, the partners will cause us to make partnership distributions as follows: (i) to fund the cash needs of Holding I or Holding II, (ii) at the option of NBC Universal, to enable Holding I or Holding II to purchase accrued receivables relating to special fees, (iii) to make distributions to the partners and (iv) for other uses as determined by Holding I and Holding II. This understanding may be modified at any time at the discretion of the partners. In addition, as soon as possible after the end of each fiscal year, a cash distribution shall be made to each partner in an amount equal to the combined federal, state and local and foreign income tax on the amount of such partner’s taxable income of the partnership allocated to it for the tax period using the highest applicable combined tax rates. Cash distributions to pay taxes will not be restricted by the renewed senior secured credit agreement or the indentures governing the notes.

Dissolution of the partnership

The partnership will be dissolved and its affairs wound up upon written agreement of Holding I and Holding II, the acquisition of the partnership interests of the partners of our general partner by a lender in connection with our renewed senior secured credit facilities by foreclosure or power of sale, notice by any partner of our general partner ceasing to have an interest in our theme parks, the occurrence of any event that results in there being no general partner unless the partnership is continued and an additional general partner is appointed or upon the occurrence of any event that results in there being no limited partner unless the partnership is continued and an additional limited partner is appointed.

Upon our dissolution, unless we are reconstituted and continued as a new partnership, the person authorized to wind up our affairs (the liquidator) will, acting with all the powers of our general partner that the liquidator deems necessary or desirable in its good faith judgment, liquidate our assets. The proceeds of the liquidation will be applied as follows: (1) first, towards the payment of all of our creditors and the creation of a reserve for contingent liabilities and (2) then, to our partners in proportion to the balance in their respective capital accounts.

Non-competition agreement

During the term of the partnership agreement neither of our partners nor any of their affiliates may engage in any theme park similar to our theme parks in the State of Florida without the consent of the other partners. In addition, neither Blackstone nor any of its affiliates may engage in any theme park similar to our theme parks anywhere in the world without Universal CPM’s consent. This restriction does not apply to the operation of any studio similar to our working studios at Universal Studios Florida.

If Universal CPM, Vivendi Universal Entertainment or USI or any of their affiliates propose to develop or acquire a theme park having key elements similar to our theme parks, then Blackstone may elect to participate in such development or acquisition on a 50/50 basis with Universal CPM, Vivendi Universal Entertainment or USI.

Right of first refusal

Our partners have entered into an amendment to the second amended and restated partners’ agreement. Pursuant to a right of first refusal provision in the partners’ agreement, as so amended, if either Blackstone or Vivendi Universal Entertainment desires to sell its ownership interest in Holding I and Holding II, it shall make a binding offer, specifying the proposed sale price, to sell to the other its entire interest in each of Holding I and Holding II. The non-offering partner will then have 90 days after receipt of an offer to accept the offer to sell (the “Initial Offer Period”). If the non-offering partner declines the opportunity to purchase, for offers made after the first anniversary of the effective date of the credit agreement governing the Margin Loan (the “Anniversary

Date”), the offering party has the right to market both parties’ interest in Holdings to third parties, and both parties are required to sell their interests if a third party offers a price that is at least 90% of the price for both parties’ interests that is imputed from the offer made by the first party to the second party (i.e., as long as Vivendi Universal Entertainment and Blackstone each own 50% of Holdings, then both parties are required to sell to a third party that offers at least 180% of the price quoted by either party to the other party) (such third-party sale option, the “Drag-Along Option”). If the interests in Holdings are not sold to a third party pursuant to the Drag-Along Option by the earlier of the date that is 270 days from the end of the initial offer period and the date on which both the offering party and the other party agree in writing to abandon the third party sale, then the offering party shall be prohibited from making another offer to the other party for a period of one year from the expiration date of the Initial Offer Period, and during such year, the other party may agree to sell its ownership interest without being subject to the offer provisions in the partners’ agreement (such sale right, the “Unrestricted Resale”). The Drag-Along Option and the Unrestricted Resale will not be effective until the Anniversary Date. If Blackstone exercises its rights under this provision by accepting a binding offer, it may result in 100% control and ownership of Holdings being acquired by Blackstone, which could pose a number of risks to our business. UCDP licenses the right to use the “Universal” name and a substantial number of intellectual properties as street entertainment characters and as themed elements in rides and attractions from the Universal License Parties (see “Business—Intellectual property”). Our right to use the “Universal” name in connection with Universal Orlando continues indefinitely at no cost to us until the latest of (i) 30 months after the occurrence of certain change of control events (as described in UCDP’s partnership agreement), (ii) 30 months after any termination of the WB Agreement prior to its scheduled expiration, or (iii) the expiration of the WB Agreement in accordance with its terms. Under UCDP’s partnership agreement, as confirmed by the Universal License Agreement, a change of control occurs when (a) Universal CPM is no longer a wholly owned subsidiary of USI, Vivendi Universal Entertainment, or any of their respective affiliates, or (b) the Universal License Parties do not own any interest in us. A change of control under UCDP’s license agreements, such as Blackstone or a third party unaffiliated with the Universal License Parties acquiring all of the partnership interests in us, would not necessarily constitute a change of control under the indentures governing the notes. If we are unable to use the “Universal” name, and if we are unable to partner with another similar, recognizable brand, the name recognition of our theme parks could be impaired.

If Universal CPM or any of its affiliates are providing services with respect to our theme parks at the time of a sale of its interest in Holding I and Holding II pursuant to the partners’ agreement, then Universal CPM has agreed to enter into a customary transitional services agreement with Blackstone or a third party, as applicable, to provide those services for a period of 12 months following the sale, with those services to be provided on the same terms and conditions (including reimbursement) as in effect prior to the sale. If the cost of any service was not being allocated or reimbursed prior to the sale, then Universal CPM will provide that service at cost. Also, if Universal CPM or any of its affiliates is a party to a corporate sponsorship deal pursuant to which we will have obligations or liabilities following the closing of the sale, Universal CPM or its relevant affiliate will agree to provide the benefits of that corporate sponsorship deal to us on the same terms and conditions as in effect prior to the closing, subject to receipt of any necessary consent of the corporate sponsor.

Description of other debt

Renewed senior secured credit agreement

General

Our renewed senior secured credit agreement provides for term loans of up to $900.0 million and a revolving credit facility of up to $75.0 million. In addition, we may borrow up to $150.0 million of incremental term debt from time to time.

Structure

The obligations under our renewed senior secured credit agreement are senior obligations and rank pari passu in right of payment to the senior notes.

Security

The obligations under our renewed senior secured credit agreement are secured by first priority security interests in substantially all of our tangible and intangible properties and assets.

Maturity; prepayment

The term loans under our renewed senior secured credit agreement will mature in November 2014. The term loans are repayable in quarterly installments of 0.25% of the initial amount of the term loan, with the first such installment due on March 31, 2010. The term loans may be voluntarily prepaid at any time, and are also subject to mandatory prepayments of 100% of the net cash proceeds from certain asset sales and from the sale or issuance of indebtedness, in each case subject to certain exceptions, and of 50% of our excess cash flow for each fiscal year ending on or after December 31, 2010. Once repaid, the term loans may not be reborrowed.

The revolving facility will mature in November 2013. Borrowings under the revolving facility may be voluntarily prepaid at any time.

Interest rates

The interest rate applicable to borrowings under our renewed senior secured credit agreement is based, at our option, on either a base rate (calculated as the highest of the prime rate in effect on such day, the sum of  1/2 of 1.00% plus the federal funds rate, and LIBOR plus 1.00%, provided that the base rate will never be less than 2.75%) or LIBOR (provided that LIBOR will never be less than 1.75%), in each case plus a specified margin. The specified margin for the term loans is 2.75% in the case of base rate loans and 3.75% in the case of LIBOR loans. The initial specified margin for the revolving facility is 3.25% in the case of base rate loans and 4.25% in the case of LIBOR loans. Any amounts payable under our renewed senior secured credit agreement not paid when due bear interest at a default rate of 2.00% above the rates otherwise applicable.

Covenants; events of default

We are subject to various restrictive financial and other covenants contained in our renewed senior secured credit agreement, including, without limitation, covenants that restrict or limit:

•	the incurrence of indebtedness;

•	the granting of additional liens;

•	certain mergers, consolidations, sales of assets and acquisitions;

•	our ability to make investments;

•	our ability to distribute cash to our partners;

•	transactions with affiliates;

•	our ability to make payments in respect of, or modify the terms of, certain other indebtedness; and

•	capital expenditures.

Our renewed senior secured credit agreement also contains customary affirmative covenants, including, without limitation, maintenance of existence, properties, intellectual property and insurance, payment of taxes, delivery of financial statements and compliance with laws. In addition, our renewed senior secured credit agreement requires us to maintain compliance with certain financial covenants, including maintenance of certain ratios of secured debt to EBITDA and certain ratios of EBITDA to interest expense. For more information about these ratios, see “Management’s discussion and analysis of financial condition and results of operations—Liquidity, capital resources and financial position.”

Our renewed senior secured credit agreement provides for customary events of default, including inaccuracy of representations and warranties, nonpayment of principal and interest, violation of covenants, default on certain other material indebtedness, bankruptcy and insolvency events and nonpayment of material judgments.

The exchange offer

Purpose of the exchange offer

In connection with the sale of the original notes, we entered into the Registration Rights Agreements with the Initial Purchasers (as defined in “Description of the senior notes—Certain definitions”), under which we agreed to use our reasonable best efforts to file and have declared effective a registration statement under the Securities Act relating to the exchange offer.

We are making the exchange offer in reliance on the position of the SEC as set forth in certain no-action letters. However, we have not sought our own no-action letter. Based upon these interpretations by the SEC, we believe that a holder of exchange notes, but not a holder who is our “affiliate” within the meaning of Rule 405 of the Securities Act, who exchanges original notes for exchange notes in the exchange offer generally may offer the exchange notes for resale, sell the exchange notes and otherwise transfer the exchange notes without further registration under the Securities Act and without delivery of a prospectus that satisfies the requirements of Section 10 of the Securities Act. This does not apply, however, to a holder who is our “affiliate” within the meaning of Rule 405 of the Securities Act. We also believe that a holder may offer, sell or transfer the exchange notes only if the holder acquires the exchange notes in the ordinary course of its business and is not participating, does not intend to participate and has no arrangement or understanding with any person to participate in a distribution of the exchange notes.

Any holder of the original notes using the exchange offer to participate in a distribution of exchange notes cannot rely on the no-action letters referred to above. Any broker-dealer who holds original notes acquired for its own account as a result of market-making activities or other trading activities and who receives exchange notes in exchange for such original notes pursuant to the exchange offer may be a statutory underwriter and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such exchange notes.

Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where such original notes were required by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The letter of transmittal states that by acknowledging and delivering a prospectus, a broker-dealer will not be considered to admit that it is an “underwriter” within the meaning of the Securities Act. We have agreed that for a period of not less than 180 days after the expiration date, we will make this prospectus available to broker-dealers for use in connection with any such resale. See “Plan of distribution.”

Except as described above, this prospectus may not be used for an offer to resell, resale or other transfer of exchange notes.

The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of original notes in any jurisdiction in which the exchange offer or the acceptance of it would not be in compliance with the securities or blue sky laws of such jurisdiction.

Terms of the exchange offer

Upon the terms and subject to the conditions of the exchange offer, we will accept any and all original notes validly tendered prior to 5:00 p.m., New York time, on the expiration date. Promptly after the expiration date, we will issue an aggregate principal amount of up to $400.0 million of senior exchange notes and guarantees related thereto for a like principal amount of outstanding senior original notes and guarantees related thereto, and we will issue an aggregate principal amount of up to $225.0 million of senior subordinated exchange notes and guarantees related thereto for a like principal amount of outstanding senior subordinated original notes and guarantees related thereto, in each case tendered and accepted in connection with the exchange offer. The exchange notes issued in connection with the exchange offer will be delivered on the earliest practicable date following the expiration date. Holders may tender some or all of their original notes in connection with the exchange offer, but only in an amount equal to $2,000 principal amount or in integral multiples of $1,000 in excess thereof.

The terms of the senior exchange notes are identical in all material respects to the terms of the senior original notes, and the terms of the senior subordinated exchange notes are identical in all material respects to the terms of the senior subordinated original notes, in each case except that the exchange notes will have been registered under the Securities Act and will be issued free from any covenant regarding registration, including the payment of additional interest upon a failure to file or have declared effective an exchange offer registration statement or to complete the exchange offer by certain dates. The senior exchange notes will evidence the same debt as the senior original notes and will be issued under the same indenture and entitled to the same benefits under that indenture as the senior original notes being exchanged, and the senior subordinated notes will evidence the same debt as the senior subordinated original notes and will be issued under the same indenture and entitled to the same benefits under that indenture as the senior subordinated original notes being exchanged. As of the date of this prospectus, $400.0 million in aggregate principal amount of the original senior notes and $225.0 million of the original senior subordinated notes are outstanding.

In connection with the issuance of the original notes, we arranged for the original notes purchased by qualified institutional buyers and those sold in reliance on Regulation S under the Securities Act to be issued and transferable in book-entry form through the facilities of The Depository Trust Company (“DTC”), acting as depositary. Except as described in “Description of book-entry system,” the exchange notes will be issued in the form of a global note registered in the name of DTC or its nominee and each beneficial owner’s interest in it will be transferable in book-entry form through DTC. See “Description of book-entry system.”

Holders of original notes do not have any appraisal or dissenters’ rights in connection with the exchange offer. Original notes which are not tendered for exchange or are tendered but not accepted in connection with the exchange offer will remain outstanding and be entitled to the benefits of the indenture under which they were issued, but will not be entitled to any registration rights under the Registration Rights Agreements. See “—Consequences of failures to properly tender original notes in the exchange.”

We shall be considered to have accepted validly tendered original notes if and when we have given oral or written notice to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us.

If any tendered original notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events described in this prospectus or otherwise, we will return the original notes, without expense, to the tendering holder promptly after the expiration date.

Holders who tender original notes will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes on exchange of original notes in connection with the exchange offer. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. See “—Fees and Expenses.”

Expiration date; extensions; amendments

The expiration date for the exchange offer is 5:00 p.m., New York City time, on                     , 2010, unless extended by us in our sole discretion, in which case the term “expiration date” shall mean the latest date and time to which the exchange offer is extended.

We reserve the right, in our sole discretion:

•

to delay accepting any original notes, to extend the offer or to terminate the exchange offer if, in our reasonable judgment, any of the conditions described below shall not have been satisfied, by giving oral or written notice of the delay, extension or termination to the exchange agent, or

•	to amend the terms of the exchange offer in any manner.

If we amend the exchange offer in a manner that we consider material, we will disclose such amendment by means of a prospectus supplement, and we will extend the exchange offer for a period of five to ten business days.

If we determine to extend, amend or terminate the exchange offer, we will publicly announce this determination by making a timely release through an appropriate news agency.

Interest on the exchange notes

The senior exchange notes will bear interest at the rate of 8 7/8% per annum from the most recent date to which interest on the original senior notes has been paid or, if no interest has been paid, from November 6, 2009. Interest will be payable semiannually in arrears on November 15 and May 15 of each year, beginning on May 15, 2010. The senior subordinated exchange notes will bear interest at the rate of 10 7/8% per annum from the most recent date to which interest on the original senior subordinated notes has been paid or, if no interest has been paid, from November 6, 2009. Interest will be payable semiannually in arrears on November 15 and May 15 of each year, beginning on May 15, 2010.

Conditions to the exchange offer

Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or to exchange any exchange notes for, any original notes and may terminate the exchange offer as provided in this prospectus before the acceptance of the original notes, if prior to the expiration date:

•	any law, statute, rule or regulation is proposed, adopted or enacted, which in our reasonable judgment, might materially impair our ability to proceed with the exchange offer; or

•	any governmental approval has not been obtained, which approval we, in our reasonable discretion, consider necessary for the completion of the exchange offer as contemplated by this prospectus.

The conditions listed above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions. We may waive these conditions in our reasonable discretion in whole or in part at any time and from time to time prior to the expiration date. The failure by us at any time to exercise any of the above rights shall not be considered a waiver of such right, and such right shall be considered an ongoing right which may be asserted at any time and from time to time.

If we determine in our reasonable discretion that any of the conditions are not satisfied, we may:

•	refuse to accept any original notes and return all tendered original notes to the tendering holders;

•

extend the exchange offer and retain all original notes tendered before the expiration of the exchange offer, subject, however, to the rights of holders to withdraw those original notes (See “—Withdrawal of tenders” below); or

•	waive unsatisfied conditions relating to the exchange offer and accept all properly tendered original notes which have not been withdrawn.

Procedures for tendering

Unless the tender is being made in book-entry form, to tender in the exchange offer, a holder must:

•	complete, sign and date the letter of transmittal, or a facsimile of it,

•	have the signatures guaranteed if required by the letter of transmittal, and

•

mail or otherwise deliver the signed letter of transmittal or the signed facsimile, the original notes and any other required documents to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date.

Any financial institution that is a participant in DTC’s Book-Entry Transfer Facility system may make book-entry delivery of the original notes by causing DTC to transfer the original notes into the exchange agent’s account. To validly tender original notes through DTC, the financial institution that is a participant in DTC will electronically transmit its acceptance through the Automated Tender Offer Program. DTC will then edit and verify the acceptance, execute a book-entry transfer of the tendered original notes into the applicable account of the exchange agent at DTC and then send to the exchange agent confirmation of such book-entry transfer. The confirmation of such book-entry transfer will include an agent’s message stating that DTC has received an express acknowledgment from the participant in DTC tendering the original notes that the participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce the terms of the letter of transmittal against the participant. A tender of original notes through a book-entry transfer into the exchange agent’s account will only be effective if an agent’s message or the letter of transmittal (or facsimile), with any required signature guarantees and any other required documents are transmitted to and received or confirmed by the exchange agent at the address set forth under the caption “exchange agent” below, prior to 5:00 p.m., New York City time, on the expiration date unless the guaranteed delivery procedures described below under the caption “—Guaranteed Delivery Procedures” are complied with. Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent.

The tender by a holder of original notes will constitute an agreement between us and the holder in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

The method of delivery of original notes and the letter of transmittal and all other required documents to the exchange agent is at the election and risk of the holders. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. No letter of transmittal of original notes should be sent to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the tenders for such holders.

Any beneficial owner whose original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on behalf of the beneficial owner. If the beneficial owner wishes to tender on that owner’s own behalf, the owner must, prior to completing and executing the letter of transmittal and delivery of such owner’s original notes, either make appropriate arrangements to register ownership of the original notes in the owners’ name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Signature on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934, unless the original notes tendered pursuant thereto are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal, or

•	for the account of an eligible guarantor institution.

In the event that signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by:

•	a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.,

•	a commercial bank or trust company having an office or correspondent in the United States, or

•	an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934.

If the letter of transmittal is signed by a person other than the registered holder of any original notes, the original notes must be endorsed by the registered holder or accompanied by a properly completed bond power, in each case signed or endorsed in blank by the registered holder.

If the letter of transmittal or any original notes or bond powers are signed or endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by us, submit evidence satisfactory to us of their authority to act in that capacity with the letter of transmittal.

We will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance and withdrawal of tendered original notes in our sole discretion. We reserve the absolute right to reject any and all original notes not properly tendered or any original notes whose acceptance by us would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to any particular original notes either before or after the expiration date. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within a time period we will determine. Although we intend to request the exchange agent to notify holders of defects or irregularities relating to tenders of original notes, neither we, the exchange agent nor any other person will have any duty or incur any liability for failure to give such notification. Tenders of original notes will not be considered to have been made until such defects or irregularities have been cured or waived. Any original notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

In addition, we reserve the right, as set forth above under the caption “—Conditions to the exchange offer,” to terminate the exchange offer.

By tendering, each holder represents to us, among other things, that:

•

the exchange notes acquired in connection with the exchange offer are being obtained in the ordinary course of business of the person receiving the exchange notes, whether or not such person is the holder;

•	neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such exchange notes; and

•	neither the holder nor any such other person is our “affiliate” (as defined in Rule 405 under the Securities Act).

If the holder is a broker-dealer which will receive exchange notes for its own account in exchange for original notes, it will acknowledge that it acquired such original notes as the result of market-making activities or other trading activities and it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of distribution.”

Guaranteed delivery procedures

A holder who wishes to tender its original notes and:

•	whose original notes are not immediately available;

•	who cannot deliver the holder’s original notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date; or

•	who cannot complete the procedures for book-entry transfer before the expiration date may effect a tender if

•	the tender is made through an eligible guarantor institution;

•	before the expiration date, the exchange agent receives from the eligible guarantor institution:

•	a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery,

•	the name and address of the holder, and

•

the certificate number(s) of the original notes, if any, and the principal amount at maturity of original notes tendered, stating that the tender is being made and guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal and the certificate(s) representing the original notes (or a confirmation of book-entry transfer), and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent; and

•

the exchange agent receives, within three New York Stock Exchange trading days after the expiration date, a properly completed and executed letter of transmittal or facsimile, as well as the certificate(s) representing all tendered original notes in proper form for transfer or a confirmation of book-entry transfer, and all other documents required by the letter of transmittal.

Withdrawal of tenders

Except as otherwise provided herein, tenders of original notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

To withdraw a tender of original notes in connection with the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth herein prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

•	specify the name of the person who deposited the original notes to be withdrawn,

•	identify the original notes to be withdrawn (including the certificate number(s), if any, and principal amount at maturity of such original notes),

•

be signed by the depositor in the same manner as the original signature on the letter of transmittal by which such original notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the trustee register the transfer of such original notes into the name of the person withdrawing the tender, and

•	specify the name in which any such original notes are to be registered, if different from that of the depositor.

If original notes have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn original notes or otherwise comply with DTC’s procedures. We will determine all questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices. Any original notes so withdrawn will be considered not to have been validly tendered for purposes of the exchange offer, and no exchange notes will be issued unless the original notes withdrawn are validly re-tendered. Any original notes which have been tendered but which are not accepted for exchange or which are withdrawn will be returned to the holder without cost to such holder promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn original notes may be re-tendered by following one of the procedures described above under “—Procedures for tendering” at any time prior to the expiration date.

Exchange Agent

The Bank of New York Mellon Trust Company, N.A. has been appointed as exchange agent in connection with the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent, at its offices at 101 Barclay Street, 7 East, New York, N.Y. 10286. The exchange agent’s telephone number is (212) 815-2742 and facsimile number is (212) 298-1915.

Fees and Expenses

We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer. We will pay certain other expenses to be incurred in connection with the exchange offer, including the fees and expenses of the exchange agent and certain accounting and legal fees.

Holders who tender their original notes for exchange generally will not be obligated to pay transfer taxes. If, however:

•	exchange notes are to be delivered to, or issued in the name of, any person other than the registered holder of the original notes tendered, or

•	if tendered original notes are registered in the name of any person other than the person signing the letter of transmittal, or

•	if a transfer tax is imposed for any reason other than the exchange of original notes in connection with the exchange offer,

then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption from them is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to the tendering holder.

Consequences of failures to properly tender original notes in the exchange

Issuance of the exchange notes in exchange for the original notes under the exchange offer will be made only after timely receipt by the exchange agent of such original notes, of a properly completed and duly executed letter of transmittal (or an agent’s message from DTC) and the certificate(s) representing such original notes (or confirmation of book-entry transfer), and all other required documents. Therefore, holders of the original notes desiring to tender such original notes in exchange for exchange notes should allow sufficient time to ensure timely delivery. We are under no duty to give notification of defects or irregularities of tenders of original notes for exchange. Original notes that are not tendered or that are tendered but not accepted by us will, following completion of the exchange offer, continue to be subject to the existing restrictions upon transfer thereof under the Securities Act, and, upon completion of the exchange offer, certain registered rights under the Registration Rights Agreements will terminate.

In the event the exchange offer is completed, we will not be required to register the remaining original notes. Remaining original notes will continue to be subject to the following restrictions on transfer:

•

the remaining original notes may be resold only if registered pursuant to the Securities Act, if any exemption from registration is available, or if neither such registration nor such exemption is required by law, and

•	the remaining original notes will bear a legend restricting transfer in the absence of registration or an exemption.

We do not currently anticipate that we will register the remaining original notes under the Securities Act. To the extent that original notes are tendered and accepted in connection with the exchange offer, any trading market for remaining original notes could be adversely affected. See “Risk factors—Risks related to the exchange notes and our indebtedness—If you fail to exchange your original notes, they will continue to be restricted securities and may become less liquid.”

Description of the senior notes

General

The senior original notes were issued under an indenture (the “senior indenture”) dated as of November 6, 2009, among Universal City Development Partners, Ltd. (the “Company”) and UCDP Finance, Inc., as joint and several obligors (the “Issuers”), the Guarantors and The Bank of New York Mellon Trust Company, N.A., as Trustee. The senior exchange notes will be issued under the same indenture and will be identical in all material respects to the original notes, except that the exchange notes will be registered under the Securities Act and will be free of any obligation regarding registration, including the payment of additional interest upon failure to file or have declared effective an exchange offer registration statement or to consummate an exchange offer or otherwise register the original notes for resale by certain dates. We have filed a copy of the senior indenture as an exhibit to the registration statement which includes this prospectus.

The following summary of certain provisions of the senior indenture and the senior notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the senior indenture, including the definitions of certain terms therein and those terms made a part thereof by the TIA. Capitalized terms used in this “Description of the senior notes” section and not otherwise defined have the meanings set forth in the section “—Certain definitions.” As used in this “Description of the senior notes” section, “we,” “us” and “our” mean the Issuers and not any of their Subsidiaries.

We issued the senior original notes in an initial aggregate principal amount of $400.0 million and will issue senior exchange notes in exchange therefor. We may issue additional senior notes from time to time after this offering. Any offering of additional senior notes is subject to the covenant described below under the caption “—Certain covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” The senior notes and any additional senior notes subsequently issued under the senior indenture will be treated as a single class for all purposes under the senior indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

Principal of, premium, if any, and interest on the senior notes will be payable, and the senior notes may be exchanged or transferred, at the office or agency of the Issuers in the Borough of Manhattan, The City of New York (which initially shall be the principal corporate trust office of the Trustee). At the option of the Issuers, payment of interest may be made by check mailed to the holders at their registered addresses.

The senior notes have been and will continue to be issued only in fully registered form, without coupons, in denominations of $2,000 and any integral multiple of $1,000 in excess thereof. No service charge will be made for any registration of transfer or exchange of notes, but the Issuers may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

Terms of the senior notes

The senior notes are unsecured senior obligations of the Issuers and will mature on November 15, 2015. Each senior note bears interest at the rate of 8.875% per annum from November 6, 2009 or from the most recent date to which interest has been paid or provided for, payable semiannually to holders of record at the close of business on the May 1 or November 1 immediately preceding the interest payment date on May 15 or November 15 of each year, commencing May 15, 2010.

Optional redemption

Except as set forth below, the Issuers and the Guarantors will not be entitled to redeem senior notes at their option.

Commencing November 15, 2012, the senior notes will be redeemable, at the Issuers’ option, in whole or in part, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on November 15 of the years set forth below:

Period	Redemption Price
2012	104.438%
2013	102.219%
2014 and thereafter	100.000%

At any time and from time to time prior to November 15, 2012, the Issuers may redeem in the aggregate up to 35% of the aggregate principal amount of the senior notes (calculated after giving effect to any issuance of additional senior notes) with the net cash proceeds received by or contributed to the Company from one or more Equity Offerings at a redemption price (expressed as a percentage of principal amount thereof) of 108.875% plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 65% of the original aggregate principal amount of the senior notes (calculated after giving effect to any issuance of additional senior notes) must remain outstanding after each such redemption and provided further that such redemption shall occur within 90 days after the date on which any such Equity Offering is consummated upon not less than 30 nor more than 60 days’ notice mailed to each holder of senior notes being redeemed and otherwise in accordance with the procedures set forth in the indenture.

In addition, the senior notes may be redeemed, in whole or in part, at any time prior to November 15, 2012, at the Issuers’ option upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount of the senior notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest to, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). “Applicable Premium” means, with respect to any senior note on any applicable redemption date, the greater of:

(1)	1.0% of the principal amount of such senior note; and

(2)	the excess, if any, of:

(a)	the present value at such redemption date of (i) the redemption price of such senior note at November 15, 2012 (such redemption price being set forth in the table above) plus (ii) all required interest payments (excluding accrued and unpaid interest to such redemption date) due on such senior note through November 15, 2012 computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b)	the principal amount of such senior note.

“Treasury Rate” means, with respect to the senior notes, as of any redemption date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the redemption date to November 15, 2012; provided, however, that if the period from the redemption date to November 15, 2012 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to November 15, 2012 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

Selection

In the case of any partial redemption, selection of the senior notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such senior notes are listed, or if such notes are not so listed, on a pro rata basis, by lot or by such other method in accordance with the procedures of DTC (and in such manner as complies with applicable legal requirements); provided that no senior notes of $2,000 or less shall be redeemed in part. If any senior note is to be redeemed in part only, the notice of redemption relating to such senior note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original senior note. On and after the redemption date, interest will cease to accrue on senior notes or portions thereof called for redemption so long as the Issuers have deposited with the paying agent funds sufficient to pay the principal of, plus accrued and unpaid interest and additional interest (if any) on, the senior notes to be redeemed.

Ranking

The senior notes will be the unsecured obligations of the Issuers ranking pari passu in right of payment with all existing and future unsecured unsubordinated debt of the Issuers, including obligations outstanding under the Credit Agreement, and senior to all existing and future Subordinated Indebtedness of the Issuers, including the Senior Subordinated Notes. The senior notes will be effectively subordinated to all of the Issuers’ secured obligations, including obligations outstanding under the Credit Agreement, to the extent of the value of the assets securing such obligations and structurally subordinated to all obligations of the Company’s subsidiaries that are not Guarantors. The senior subordinated notes are not expressly subordinated in right of payment to our obligations under the Consultant Agreement, but are effectively subordinated to our obligations thereunder to the extent of the value of the assets securing such obligations.

The Indebtedness evidenced by the Senior Guarantees will be the unsecured obligations of the applicable Guarantor, will rank pari passu in right of payment with all existing and future unsecured unsubordinated debt of such Guarantor, including its guarantee of the obligations outstanding under the Credit Agreement, and will be senior in right of payment to all existing and future Subordinated Indebtedness of such Guarantor, including its guarantee of the Senior Subordinated Notes. The Senior Guarantees will also be effectively subordinated to any Secured Indebtedness of the applicable Guarantor, including its guarantee of the obligations outstanding under the Credit Agreement, to the extent of the value of the assets securing such Secured Indebtedness and structurally subordinated to all obligations of the Guarantor’s subsidiaries that are not Guarantors.

As of June 27, 2010, the Company had approximately $1,520.5 million of outstanding gross Indebtedness, including approximately $895.5 million of indebtedness under the Credit Agreement (which was secured by a pledge of substantially all the Company’s and the Guarantor’s assets), $400.0 million of senior notes and $225.0 million of senior subordinated notes. The Company’s only non-Guarantor subsidiary (not including UCDP Finance, Inc.) had no Indebtedness. In addition, pursuant to the Subordination Agreement, the Special Fees will be subordinate in right of payment to the senior notes and may not be paid if there is an Event of Default (or to the knowledge of our officers a Default) under the senior notes.

Senior guarantees

Each of the Company’s direct and indirect Wholly Owned Restricted Subsidiaries that were Domestic Subsidiaries on the Issue Date and all future Wholly Owned Restricted Subsidiaries of the Company that are Domestic Subsidiaries, in each case that guarantee Indebtedness under any Indebtedness of the Company or any of its Restricted Subsidiaries or Incurs certain other Indebtedness as described under “—Certain covenants—Future Guarantors” will jointly and severally, fully and unconditionally guarantee on an unsecured senior basis the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Company under the senior indenture and the senior notes, whether for payment of principal of, premium, if any, or interest or additional interest on the senior notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Guarantors being herein called the “Guaranteed Obligations”). Such Guarantors will agree to pay, in addition to the amount stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the holders in enforcing any rights under the Senior Guarantees. Any Guarantor that makes a payment under its Senior Guarantee will be entitled upon payment in full of all guaranteed obligations under the senior indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

Each Senior Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the applicable Guarantor without rendering the Senior Guarantee, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. This provision may not, however, be effective to protect a Senior Guarantee from being voided or subordinated under fraudulent transfer laws, and depending on the Guarantor, this provision might reduce such Guarantor’s liability on its Senior Guarantee to zero.

Each Senior Guarantee will be a general unsecured obligation of each Guarantor and (i) will be equal in right of payment with all existing and future senior Indebtedness of such Guarantor (including its guarantee of the Credit Agreement), (ii) will be effectively subordinated to all Secured Indebtedness of such Guarantor (including its guarantee of the Credit Agreement) to the extent of its assets that comprise collateral securing such Secured Indebtedness and (iii) will be senior in right of payment to all existing and future Subordinated Indebtedness (including its Guarantee of the Senior Subordinated Notes).

Each Senior Guarantee will be a continuing guarantee and shall:

•	remain in full force and effect until payment in full of all the Guaranteed Obligations or until released in accordance with the provisions in the senior indenture;

•	be binding upon each such Guarantor and its successors; and

•	inure to the benefit of and be enforceable by the Trustee, the holders and their successors, transferees and assigns.

A Senior Guarantee will be automatically released upon the sale (including through merger or consolidation) of the Capital Stock, or all or substantially all the assets, of the applicable Guarantor if:

•	such sale is made in compliance with the covenant described under “—Certain covenants—Asset Sales;” and

•

such Guarantor is released from its guarantees, if any, of, and all pledges and security, if any, granted in connection with, the Credit Agreement and any other Indebtedness of the Company or any Subsidiary of the Company.

A Senior Guarantee also will be automatically released upon the applicable Subsidiary ceasing to be a Subsidiary as a result of any foreclosure of any pledge or security interest securing the Credit Agreement or other exercise of remedies in respect thereof or if such Subsidiary is released from its guarantees of, and all pledges and security interests granted in connection with, the Credit Agreement, subject to compliance with the covenant described under “—Certain covenants—Future Guarantors.” In addition, a Senior Guarantee made by any Restricted Subsidiary will be automatically released (i) if the Company designates such Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the senior indenture, (ii) upon the exercise by the Issuers of their legal defeasance option or covenant defeasance option as described under “—Defeasance” or (iii) upon the discharge of the Issuers’ obligations under the senior indenture in accordance with the terms of the senior indenture.

Mandatory redemption; offers to purchase; open market purchases

The Issuers will not be required to make any mandatory redemption or sinking fund payments with respect to the senior notes. However, under certain circumstances, the Issuer may be required to offer to purchase senior notes as described under the captions “—Change of control” and “—Certain covenants—Asset Sales.” The Issuers or their Affiliates may at any time and from time to time purchase senior notes in the open market or otherwise.

Change of control

Upon the occurrence of a Change of Control, each holder will have the right to require the Issuers to repurchase all or any part of such holder’s senior notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), except to the extent the Issuers have previously elected to redeem senior notes as described under “—Optional redemption.”

Within 60 days following any Change of Control, except to the extent that the Issuers have exercised their right to redeem the senior notes as described under “—Optional redemption,” the Issuers shall mail a notice (a “Change of Control Offer”) to each holder with a copy to the Trustee stating:

(1)	that a Change of Control has occurred and that such holder has the right to require the Issuers to purchase such holder’s senior notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the date of purchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date);

(2)	the circumstances and relevant facts and financial information regarding such Change of Control;

(3)	the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4)	the instructions determined by the Issuers, consistent with this covenant, that a holder must follow in order to have its senior notes purchased.

The Issuers will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the senior indenture applicable to a Change of Control Offer made by the Issuers and purchases all senior notes validly tendered and not withdrawn under such Change of Control Offer. Senior notes repurchased by the Issuers or an Affiliate pursuant to a Change of Control Offer will have the status of senior notes issued but not outstanding or will be retired and cancelled at the option of the Issuers. Senior notes purchased by an unaffiliated third party pursuant to a Change of Control Offer will have the status of senior notes issued and outstanding.

A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of the making of the Change of Control Offer.

The Issuers will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of senior notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under this paragraph by virtue thereof.

This Change of Control repurchase provision is a result of negotiations between the Issuers and the Initial Purchasers. The Issuers have no present intention to engage in a transaction involving a Change of Control, although it is possible that the Issuers could decide to do so in the future. Subject to the limitations discussed below, the Issuers could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the senior indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Issuers’ capital structure or credit ratings.

The Credit Agreement contains, and existing and future Indebtedness of the Issuers and their Subsidiaries may contain, prohibitions on the occurrence of certain events that would constitute a Change of Control or require such indebtedness to be repaid or purchased upon a Change of Control. There can be no assurance that sufficient funds will be available when necessary to make any required purchases. The Credit Agreement does not permit the Issuers to purchase senior notes in the event of a Change of Control. Even if sufficient funds were otherwise available, the terms of certain of the Company’s Indebtedness could prohibit the prepayment of senior notes prior to their scheduled maturity. Consequently, if the Issuers are not able to prepay such Indebtedness, they will be unable to fulfill their repurchase obligations if holders of senior notes exercise their repurchase rights following a Change of Control. The failure to make or consummate the Change of Control Offer or pay the purchase price when due will give the trustee and the holders the rights described under “—Events of Default.” In the event that the Issuers are required to purchase outstanding senior notes pursuant to a Change of Control Offer, the Issuers expect to seek third party financing to the extent they lack available funds to meet their purchase obligations. However, there can be no assurance that they would be able to obtain such financing.

The definition of “Change of Control” includes a phrase relating to the sale, lease or transfer of “all or substantially all” the assets of the Company and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of senior notes to require the Issuers to repurchase such senior notes as a result of a sale, lease or transfer of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

The provisions under the senior indenture relative to our obligations to make an offer to repurchase the senior notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the senior notes.

Certain covenants

The senior indenture contains covenants including, among others, the following:

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock. The senior indenture provides that:

(1)	the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock; and

(2)	the Company will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock;

provided, however, that the Company and any Restricted Subsidiary that is a Guarantor may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock and any Restricted Subsidiary that is a Guarantor may issue shares of Preferred Stock, in each case if the Debt to EBITDA Ratio of the Company at the time of such Incurrence or issuance, as the case may be, would have been less than or equal to 5.50 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of the most recently ended four full fiscal quarters for which internal financial statements are available.

The foregoing limitations will not apply to the following (“Permitted Indebtedness”):

(a)	the Incurrence by the Company or its Restricted Subsidiaries of Indebtedness under Credit Facilities and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) up to an aggregate principal amount of $1,125.0 million outstanding at any one time, less the amount of all mandatory principal payments with respect to such Indebtedness made with the Net Proceeds of Asset Sales;

(b)	the Incurrence by the Company and the Guarantors of Indebtedness represented by the senior notes (not including any additional senior notes) and the Senior Guarantees and any exchange notes and guarantees thereof;

(c)	the Incurrence by the Company and the Guarantors of Indebtedness represented by the Senior Subordinated Notes and the guarantees by the Company’s Restricted Subsidiaries of the Senior Subordinated Notes and any exchange notes and guarantees thereof in aggregate principal amount outstanding not to exceed $225.0 million;

(d)	Indebtedness existing on the Issue Date (other than Indebtedness described in clauses (a), (b) and (c));

(e)	Indebtedness (including Capitalized Lease Obligations) Incurred by the Company or any of its Restricted Subsidiaries to finance the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets (but no other material assets)) and any Refinancing Indebtedness with respect to any Indebtedness Incurred pursuant to this clause (e); provided, however, the aggregate principal amount of all Indebtedness Incurred pursuant to this clause (e) (including any such Refinancing Indebtedness Incurred under this clause (e)) and then outstanding does not exceed the greater of (x) $50.0 million and (y) 2.5% of Total Assets; provided, further that the Company or any of its Restricted Subsidiaries may Refinance Indebtedness previously Incurred pursuant to this clause (e) without regard to subsequent changes in Total Assets;

(f)	Indebtedness Incurred by the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit, such obligations are reimbursed within 30 days following such drawing;

(g)	Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred in connection with the disposition of any business, assets or a Subsidiary of the Company in accordance with the terms of the senior indenture, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(h)	Indebtedness of the Company to a Restricted Subsidiary; provided, however, that, unless such Indebtedness is owed to a Guarantor, such Indebtedness is subordinated in right of payment to the senior notes; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary of the Company or any other subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness;

(i)

shares of Preferred Stock of a Restricted Subsidiary issued to the Company or another Restricted Subsidiary of the Company; provided, however, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary, or any other subsequent transfer of any such shares of Preferred Stock (except to the Company or another Restricted Subsidiary), shall be deemed, in each case, to be an issuance of shares of Preferred Stock;

(j)	Indebtedness of a Restricted Subsidiary to the Company or another Restricted Subsidiary; provided, however, that (i) any such Indebtedness is made pursuant to an intercompany note and (ii) to the extent applicable, if a Guarantor Incurs such Indebtedness to a Restricted Subsidiary that is not a Guarantor, such Indebtedness is subordinated in right of payment to the Senior Guarantee of such Guarantor; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary lending such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness;

(k)	Hedging Obligations that are Incurred in the ordinary course of business (and not for speculative purposes): (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of the indenture to be outstanding; (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (3) for the purpose of fixing or hedging commodity price risk with respect to any commodity purchases;

(l)	obligations in respect of performance, bid and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business;

(m)	Indebtedness or Disqualified Stock of the Company or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount, which when aggregated with the principal amount or liquidation preference of all other Indebtedness and Disqualified Stock then outstanding and Incurred pursuant to this clause (m), does not exceed $60.0 million at any one time outstanding;

(n)	any guarantee by the Company or a Restricted Subsidiary of Indebtedness or other obligations of the Company or any of its Restricted Subsidiaries so long as the Incurrence of such Indebtedness or other obligation by the Company or such Restricted Subsidiary is permitted under the terms of the indenture; provided, however, that if such Indebtedness is by its express terms subordinated in right of payment to the senior notes or any Senior Guarantee, if applicable, of such Restricted Subsidiary, as applicable, any such guarantee of such Guarantor with respect to such Indebtedness shall be subordinated in right of payment to such Guarantor’s Senior Guarantee with respect to the senior notes substantially to the same extent as such Indebtedness is subordinated to the senior notes or the Senior Guarantee of such Restricted Subsidiary, as applicable;

(o)	the Incurrence by the Company or any of its Restricted Subsidiaries of Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to the first paragraph of this covenant or clauses (b), (c), (d) or (p) of this paragraph or this clause (o);

(p)	Indebtedness or Disqualified Stock of Persons that are acquired by the Company or any of its Restricted Subsidiaries or merged into the Company or a Restricted Subsidiary in accordance with the terms of the indenture; provided, however, that such Indebtedness or Disqualified Stock is not Incurred in contemplation of such acquisition or merger or to provide all or a portion of the funds or credit support required to consummate such acquisition or merger; provided further, however, that after giving effect to such acquisition and the Incurrence of such Indebtedness either:

(1)	the Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Debt to EBITDA Ratio test set forth in the first sentence of this covenant; or

(2)	the Debt to EBITDA Ratio test would be lower than immediately prior to such acquisition;

(q)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two Business Days of its Incurrence;

(r)	Indebtedness of the Company or any Restricted Subsidiary of the Company supported by a letter of credit issued pursuant to the Credit Agreement, in a principal amount not in excess of the stated amount of such letter of credit;

(s)	Contribution Indebtedness;

(t)	(1) if the Company or any of its Restricted Subsidiaries could Incur $1.00 of additional Indebtedness pursuant to the first paragraph hereof after giving effect to such borrowing, Indebtedness of Foreign Subsidiaries not otherwise permitted hereunder or (2) if the Company could not Incur $1.00 of additional Indebtedness pursuant to the first paragraph hereof after giving effect to such borrowing, Indebtedness of Foreign Subsidiaries Incurred for working capital purposes, in either case in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness then outstanding and Incurred pursuant to this clause (t), does not exceed the greater of (x) $10.0 million and (y) 5% of the consolidated assets of the Foreign Subsidiaries;

(u)	Preferred Stock that is not Disqualified Stock and issued by a Restricted Subsidiary of the Company to a Person holding a minority Equity Interest in such Restricted Subsidiary (after giving effect to such issuance) in an aggregate amount not to exceed $10.0 million at any one time issued and outstanding; provided, however, that such Preferred Stock is not exchangeable or convertible into Indebtedness of the Company or any of its Restricted Subsidiaries and does not require cash payments of dividends at any time that such cash payment would result in a Default or Event of Default under the senior indenture governing the senior notes;

(v)	customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

(w)	Indebtedness owed on a short-term basis of no longer than 30 days to banks and other financial institutions Incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of the Company or any of its Restricted Subsidiaries;

(x)	Indebtedness Incurred by the Company or any of its Restricted Subsidiaries in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case Incurred or undertaken in the ordinary course of business on arm’s length commercial terms on a recourse basis and not pursuant to any receivables securitization facility, asset-based loan facility or long-term factoring program; and

(y)	Indebtedness of the Company or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements in each case, Incurred in the ordinary course of business.

Notwithstanding the foregoing, neither the Company nor any Guarantor may Incur any Permitted Indebtedness if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Indebtedness unless such Permitted Indebtedness will be subordinated to the senior notes or such Guarantor’s Senior Guarantee, as applicable, to at least the same extent as such Subordinated Indebtedness.

For purposes of determining compliance with this covenant:

(1)	in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of Permitted Indebtedness or is entitled to be Incurred pursuant to the first paragraph of this covenant, the Company, in its sole discretion, will classify (and may later reclassify) such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) (in the case of a reclassification, to the extent the reclassified item could be Incurred pursuant to one of such categories or such first paragraph at the time of such reclassification) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in such category or under the first paragraph of this covenant; provided, however, that all Indebtedness outstanding under the Credit Agreement on the Issue Date will be treated as Incurred on the Issue Date under clause (a) of the second preceding paragraph; and

(2)	at the time of incurrence, the Company will be entitled to divide and classify an item of Indebtedness, Disqualified Stock or Preferred Stock in more than of the types of Indebtedness described in the first and second paragraphs above.

Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, of the same class will not be deemed to be an Incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this covenant.

The senior indenture provides that the Company will not, and will not permit any Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is subordinated or junior in right of payment to any Indebtedness of the Company or such Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the senior notes or such Guarantor’s Senior Guarantee to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Company or such Guarantor, as the case may be.

The senior indenture does not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (2) senior Indebtedness as subordinated or junior to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral.

Limitation on Restricted Payments. The senior indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests, including any payment made in connection with any merger or consolidation involving the Company (other than (A) dividends or distributions by the Company payable solely in Equity Interests (other than Disqualified Stock) of the Company; or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(2)	purchase or otherwise acquire or retire for value any Equity Interests of the Company or any direct or indirect parent of the Company;

(3)	make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Indebtedness (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement, and (B) Indebtedness permitted under clauses (h) and (j) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”); or

(4)	make any Restricted Investment

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(a)	no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(b)	immediately after giving effect to such transaction on a pro forma basis, the Company could Incur $1.00 of additional Indebtedness under the provisions of the first paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(c)

such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Issue Date (including, without duplication, Restricted Payments permitted by clauses (1), (8) and (15) (to the extent the repurchase of

Subordinated Indebtedness occurs as the result of an Asset Sale) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum of, without duplication,

(1)	an amount equal to the Company’s EBITDA for the period from the beginning of the first fiscal quarter commencing on or after September 28, 2009 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (the “Basket Period”) less the product of 1.75 times the Company’s Consolidated Interest Expense for the Basket Period, plus

(2)	100% of the aggregate net proceeds, including cash and the Fair Market Value of property other than cash, received by the Company since the Issue Date from the issue or sale of Equity Interests of the Company (excluding Refunding Capital Stock, Designated Preferred Stock, Excluded Contributions, Disqualified Stock, any Cash Contribution Amount and the net proceeds received from Equity Offerings to the extent used to redeem notes in compliance with the provisions set forth under the caption “—Optional redemption”), including Equity Interests issued upon conversion of Indebtedness or upon exercise of warrants or options (other than an issuance or sale to a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries), plus

(3)	100% of the aggregate amount of contributions to the capital of the Company received in cash and the Fair Market Value of property other than cash since the Issue Date (other than Refunding Capital Stock, Designated Preferred Stock, Excluded Contributions, Disqualified Stock and the Cash Contribution Amount), plus

(4)	100% of the aggregate amount received in cash and the Fair Market Value of property other than cash received from:

(A)	the sale or other disposition (other than to the Company or a Restricted Subsidiary) of Restricted Investments made by the Company and its Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from the Company and its Restricted Subsidiaries by any Person (other than the Company or any of its Subsidiaries) and from repayments of loans or advances which constituted Restricted Investments,

(B)	the sale (other than to the Company or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary, or

(C)	a distribution or dividend from an Unrestricted Subsidiary, plus

(5)	in the event any Unrestricted Subsidiary has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Company or a Restricted Subsidiary, the Fair Market Value of the Investment of the Company in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), after deducting any indebtedness associated with the Unrestricted Subsidiary so designated or combined or any indebtedness associated with the assets so transferred or conveyed.

The foregoing provisions will not prohibit:

(1)	the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the indenture;

(2) (a)

the repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) or Subordinated Indebtedness of the Company in exchange for, or out of the proceeds of the substantially concurrent sale of, Equity Interests of the Company or Holdings to the extent contributed to the Company or out of a capital contribution to the Company (in each case, other than any Disqualified Stock of the Company or any Equity Interests sold to a Subsidiary of the

Company or to an employee stock ownership plan or any trust established by the Company or any of its Subsidiaries) (collectively, including any such contributions, “Refunding Capital Stock”); and

(b)	the declaration and payment of accrued dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company or to an employee stock ownership plan or any trust established by the Company or any of its Subsidiaries) of Refunding Capital Stock;

(3)	the Refinancing of Subordinated Indebtedness of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Company which is Incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” so long as

(a)	the principal amount of such new Indebtedness does not exceed the principal amount of the Subordinated Indebtedness being so Refinanced (plus the amount of any premium (including tender offer premiums and defeasance costs) required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so Refinanced plus any fees and expenses incurred in connection therewith),

(b)	such Indebtedness is subordinated to the senior notes at least to the same extent as such Subordinated Indebtedness so Refinanced,

(c)	such indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so Refinanced, and

(d)	such Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so Refinanced;

(4)	the repurchase, retirement or other acquisition for value of Equity Interests of the Company or Holdings held by any future, present or former employee, director or consultant of the Company, Holdings or any Subsidiary of the Company pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement; provided, however, that the aggregate amounts paid under this clause (4) do not exceed $5.0 million in any calendar year (with unused amounts in any calendar year being permitted to be carried over for the two succeeding calendar years); provided further, however, that such amount in any calendar year may be increased by an amount not to exceed:

(a)	the cash proceeds received by the Company or any of its Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Stock) of the Company or Equity Interests of Holdings, to the extent contributed to the Company, to members of management, directors or consultants of the Company and its Restricted Subsidiaries that occurs after the Issue Date (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under clause (c) of the immediately preceding paragraph); plus

(b)	the cash proceeds of key man life insurance policies received by the Company and its Restricted Subsidiaries after the Issue Date;

provided, however, that the Company may elect to apply all or any portion of the aggregate increase contemplated by clauses (a) and (b) above in any single calendar year;

(5)	the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Company or any of its Restricted Subsidiaries issued in accordance with the covenant described in the section entitled “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(6)

the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date; provided, however, that

(A) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis, the Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Debt to EBITDA Ratio test set forth in the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and (B) the aggregate amount of dividends declared and paid pursuant to this clause (6) does not exceed the net cash proceeds actually received by the Company directly from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date;

(7)	Investments in Unrestricted Subsidiaries and joint ventures having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (7) that are at that time outstanding, not to exceed $40.0 million at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(8)	the payment of dividends on the Company’s common stock of up to 6.0% per annum of the net proceeds received by, or contributed to, the Company from any public offering of common stock of the Company or Holdings other than public offerings registered on Form S-8 or constituting an Excluded Contribution;

(9)	Restricted Payments that are made with Excluded Contributions;

(10)	other Restricted Payments in an aggregate amount not to exceed $50.0 million;

(11)	the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Company or a Restricted Subsidiary of the Company by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents);

(12)	payments, whether in the form of cash dividends or other distributions on the Company’s Capital Stock or otherwise, used to fund the payment, purchase or other satisfaction of current or deferred fees and expenses owed by the Company or its Restricted Subsidiaries to Affiliates to the extent permitted by the covenant described under “—Transactions with Affiliates”;

(13)	repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options;

(14)	without duplication of amounts paid under clause (17) below, during a period when the Company is treated as a partnership for federal, state or local or foreign income tax purposes and after such period to the extent relating to the liability for such period, the payment of distributions in respect of partners’ income tax liability with respect to the Company solely as a result of the Company being a partnership or similar pass-through entity for federal, state or local or foreign income tax purposes in an amount not to exceed the taxable income of the Company multiplied by the highest combined federal, state and local and foreign income tax rate applicable to the partners of certain Affiliates of Blackstone;

(15)	the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness in accordance with the provisions similar to those described under the captions “—Change of control” and “—Asset Sales”; provided, however, that all senior notes tendered by holders in connection with a Change of Control Offer or Asset Sale Offer, as applicable have been repurchased, redeemed or acquired for value;

(16)	the payment of fees and expenses incurred by Blackstone and VUE and paid by the Issuers in connection with the Transactions;

(17)

the declaration and payment of dividends by the Company to, or the making of loans to, Holdings in amounts required for Holdings to pay, in each case without duplication, (i) franchise and excise taxes and other fees, taxes and expenses required to maintain its corporate existence; (ii) without duplication of amounts paid under clause (14) above, foreign, federal, state and local income taxes, to the extent such income taxes are attributable to the income of the Company and its Restricted Subsidiaries and, to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries; provided, however, that in each case the amount of such payments in any fiscal year does not exceed the amount that the Company and its Restricted Subsidiaries would be required to pay in respect of foreign, federal, state and local taxes for such fiscal year were the Company, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent described above) to pay such taxes separately from Holdings; (iii) customary salary, bonus and other benefits payable to officers and employees of Holdings to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Company and its Restricted Subsidiaries and to the extent such salaries, bonuses and other benefits were deducted in computing Consolidated Net Income of the Company; (iv) general corporate operating and overhead costs and expenses of Holdings to the extent such costs and expenses are attributable to the ownership or operation of the Company and its Restricted Subsidiaries; and (v) fees and expenses other than to Affiliates of the Company related to any unsuccessful equity or debt offering of Holdings; and

(18)	any Restricted Payments in connection with the Transactions;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (6), (7), (10) and (11), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

As of the Issue Date, the Company’s Subsidiaries were all Restricted Subsidiaries. The Company will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will only be permitted if a Restricted Payment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Dividend and Other Payment Restrictions Affecting Subsidiaries. The senior indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a) (i)	pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock; or (2) with respect to any other interest or participation in, or measured by, its profits; or (ii) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(b)	make loans or advances to the Company or any of its Restricted Subsidiaries; or

(c)	sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries;

except in each case for such encumbrances or restrictions existing under or by reason of:

(1)	contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Credit Agreement, the other Senior Credit Documents and the Consultant Agreement;

(2)	the senior indenture and the senior notes;

(3)	the Senior Subordinated Indenture and the Senior Subordinated Notes;

(4)	applicable law or any applicable rule, regulation or order;

(5)	any agreement or other instrument relating to Indebtedness of a Person acquired by the Company or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof or to provide all or any portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(6)	any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(7)	Secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(8)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(9)	customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(10)	purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (c) above on the property so acquired;

(11)	customary provisions contained in leases and other similar agreements entered into in the ordinary course of business that impose restrictions of the type described in clause (c) above;

(12)	other Indebtedness of Restricted Subsidiaries (i) that is Incurred subsequent to the Issue Date pursuant to the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and either (A) the provisions relating to such encumbrances or restriction contained in such Indebtedness are not materially less favorable to the Issuers, taken as a whole, as determined by the Board of Directors of the Company in good faith, than the provisions contained in the Credit Agreement as in effect on the Issue Date or (B) any such encumbrance or restriction contained in such Indebtedness does not prohibit (except upon a default or event of default thereunder) the payment of dividends or distributions in an amount sufficient, as determined by the Board of Directors of the Company in good faith, to make scheduled payments of cash interest on the senior notes when due (taking into account the resources of the Company at such time); or (ii) that are Foreign Subsidiaries that is Incurred subsequent to the Issue Date pursuant to clause (e), (m) or (t) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(13)	any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (12) above; provided, however, that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, not materially more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Asset Sales. The senior indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, cause or make an Asset Sale, unless (x) the Company or any Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of, and (y) except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided, however, that the amount of:

(a)	any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Company or such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the senior notes) that are assumed by the transferee of any such assets,

(b)	any notes or other obligations or other securities or assets received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days of the receipt thereof (to the extent of the cash received),

(c)	any Designated Non-cash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of 2.5% of Total Assets and $50.0 million at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value), and

(d)	any non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with the sale of unimproved real property owned by the Company on the Issue Date (such non-cash consideration being referred to herein as “Land Sale Non-cash Consideration”)

shall be deemed to be Cash Equivalents for the purposes of this provision.

Within 365 days after the Company’s or any Restricted Subsidiary’s receipt of the Net Proceeds of any Asset Sale, the Company or such Restricted Subsidiary may apply the Net Proceeds from such Asset Sale, at its option:

(1)	to permanently reduce:

(a)	Obligations under the Credit Agreement (and, in the case of revolving Obligations, to correspondingly reduce commitments with respect thereto);

(b)	Obligations under any other Senior Indebtedness (and to correspondingly reduce commitments, if any, with respect thereto); provided, however, that the Company shall equally and ratably reduce Obligations under the senior notes, through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders to purchase their senior notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of senior notes that would otherwise be prepaid; or

(c)	Indebtedness of a Restricted Subsidiary that is not a Guarantor, in each case other than Indebtedness owed to the Company or an Affiliate of the Company, or

(2)	to make (a) an Investment in any one or more businesses; provided, however, that such Investment in any business is in the form of the acquisition of Capital Stock and results in the Company or one of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) capital expenditures or (c) acquisitions of other long-lived assets, in each of (a), (b) and (c), used or useful in a Similar Business, or

(3)	to make an Investment in (a) any one or more businesses, provided, however, that such Investment in any business is in the form of the acquisition of Capital Stock and results in the Company or one of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) properties or (c) acquisitions of other long-lived assets that, in each of (a), (b) and (c), replace the businesses, properties and/or assets that are the subject of such Asset Sale.

Pending the final application of any such Net Proceeds, the Company or such Restricted Subsidiary may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Proceeds in Cash Equivalents. The senior indenture provides that any Net Proceeds from any Asset Sale that are not applied as provided and within the time period set forth in the above paragraph will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $20.0 million, the Company shall make an offer to purchase, prepay or redeem (an “Asset Sale Offer”) on a pro rata basis the maximum principal amount of senior notes and any other Senior Indebtedness that requires that the Company offer to purchase such other Senior Indebtedness in connection with such Asset Sale to (i) all holders of senior notes and (ii) all holders of any such Senior Indebtedness. Such Asset Sale Offer will be at an offer price in cash (A) in the case of the senior notes, of 100% of the principal amount of the senior notes, plus accrued and unpaid interest and additional interest, if any, thereon to the date of repurchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date in accordance with the procedures set forth in the senior indenture), and (B) in the case of other Senior Indebtedness of the Company, sufficient to comply with the provisions governing such Senior Indebtedness of the Company (provided that in no event shall the Company offer to purchase other Senior Indebtedness at a purchase price in excess of 100% of its principal amount, plus accrued and unpaid interest thereon). The Company will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed $20.0 million by mailing the notice required pursuant to the terms of the senior indenture, with a copy to the Trustee. To the extent that the aggregate amount of senior notes and other Senior Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for any purpose not prohibited by the senior indenture. If the aggregate principal amount of senior notes surrendered by holders thereof exceeds the pro rata amount of Excess Proceeds to be used to purchase the senior notes, the Trustee shall select the senior notes to be purchased in the manner described below. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the repurchase of the senior notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the senior indenture, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the senior indenture by virtue thereof.

If more senior notes are tendered pursuant to an Asset Sale Offer than the Company is required to purchase, selection of such senior notes for purchase will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such senior notes are listed or, if such senior notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with applicable legal requirements); provided that no notes of $2,000 or less shall be purchased in part.

Notices of an Asset Sale Offer shall be mailed by first-class mail, postage prepaid, at least 30 but not more than 60 days before the purchase date to each holder of senior notes at such holder’s registered address. If any senior note is to be purchased in part only, any notice of purchase that relates to such senior note shall state the portion of the principal amount thereof that has been or is to be purchased.

A new senior note in principal amount equal to the unpurchased portion of any note purchased in part will be issued in the name of the holder thereof upon cancellation of the original note. On and after the purchase date, unless the Company defaults in payment of the purchase price, interest shall cease to accrue on senior notes or portions thereof purchased.

Transactions with Affiliates. The senior indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with or for the benefit of, any Affiliate of the Company (each of the foregoing, an “Affiliate Transaction”) if such Affiliate Transaction or series of related Affiliate Transactions involves aggregate consideration in excess of $5.0 million, unless:

(a)	such Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(b)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15.0 million, the Company delivers to the Trustee a resolution adopted in good faith by the majority of the Board of Directors of the Company approving such Affiliate Transaction and set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (a) above.

The foregoing provisions will not apply to the following:

(1)	transactions between or among the Company and/or any of its Restricted Subsidiaries;

(2)	Restricted Payments permitted by the provisions of the senior indenture described above under the covenant “—Limitation on Restricted Payments”;

(3)	the payment of annual management, consulting, monitoring and advisory fees to VUE and its Affiliates and Blackstone and its Affiliates in an amount in any fiscal year not to exceed $5.0 million in the aggregate;

(4)	the payment of reasonable and customary compensation to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or of Affiliates of the Company providing services to the Company and/or any Restricted Subsidiary;

(5)	payments by the Company or any of its Restricted Subsidiaries to Blackstone made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved by a majority of the Board of Directors of the Company in good faith;

(6)	transactions in which the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of the preceding paragraph;

(7)	payments, loans or advances to employees or consultants in the ordinary course of business, subject to any limitations otherwise set forth in the senior indenture;

(8)	any consulting, employment or severance agreements or benefits arrangements entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business (other than with a Permitted Holder);

(9)	any agreement as in effect as of the Issue Date or any amendment thereto (so long as any such amendment is not disadvantageous to the holders of the senior notes in any material respect) or any transaction contemplated thereby;

(10)	the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of the Registration Rights Agreement and any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any amendment thereto or similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (10) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the holders of the senior notes in any material respect;

(11)	the payment to VUE or its designee of current or deferred portions of the Special Fee, so long as after giving effect to such payment, on a pro forma basis, the Company would have had a Special Fee Ratio of no less than 1.10 to 1.00;

(12)	transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the senior indenture, which are on terms not materially less favorable than as might reasonably have been obtained at such time from an unaffiliated party;

(13)	agreements in connection with the development, construction and operation of hotels, restaurants and other resort facilities; provided, however, that such Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that could reasonably be expected to have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person;

(14)	transactions relating to resort venues in which the Company or its Affiliates have an ownership or management interest; provided, however, that such Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that could reasonably be expected to have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person;

(15)	any purchase by any Affiliate of Equity Interests (other than Disqualified Stock) of the Company, or any contribution by any Affiliate to the equity capital of the Company;

(16)	transactions with VUE, Blackstone or their respective Affiliates consisting of reimbursement of expenses, obligations, sharing of operating and capital costs, sharing of software and IT hardware systems, licensing and sublicensing of rights under intellectual property, joint marketing arrangements, promotional, merchandising and advertising arrangements, purchase or sale of services, goods and products, participation in joint ticket products, sharing of personnel and employees, the participation in, and reimbursement obligations with respect to, coverage under insurance policies and joint purchasing arrangements, in each case consistent with past practice or practice in effect on the Issue Date or as modified in a manner no less favorable to the Company; provided, however, that such Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that could reasonably be expected to have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person;

(17)	the reimbursement of out-of-pocket expenses actually and properly incurred by VUE or its Affiliates and Blackstone or its Affiliates in connection with activities of the Company as permitted pursuant to the Partnership Agreement as in effect on the Issue Date or as modified in a manner no less favorable to the Company;

(18)	the Transactions;

(19)	to the extent otherwise permitted under the senior indenture, any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to (or the funding of) employment arrangements, stock options and stock ownership plans to managers, employees or other individuals that are not employed by the Company or its Restricted Subsidiaries but provide services to the Company and its Restricted Subsidiaries;

(20)	the participation by the Company and/or any of its Restricted Subsidiaries in any program sponsored by any of the Company’s Affiliates that is made generally available to such Affiliates’ subsidiaries or Persons in which such Affiliate invests; provided, however, that the Company or such Restricted Subsidiary participates on substantially the same terms as are made available to such subsidiaries or such Persons; provided further, however, that such Affiliate Transaction is on terms that are not materially less favorable to the Company or such Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(21)	transactions permitted by, and complying with, the provisions of the covenant described under “—Merger, consolidation or sale of all or substantially all assets.”

Notwithstanding anything to the contrary, Special Fees may only be paid in accordance with clause (11) above.

Liens. The senior indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien on any asset or property of the Company or such Restricted Subsidiary, or any income or profits therefrom, or assign or convey any right to receive income therefrom, that secures any Indebtedness of the Company or any of its Subsidiaries unless the senior notes are equally and ratably secured with (or on a senior basis to, in the case of Indebtedness subordinated in right of payment to the senior notes) the Indebtedness so secured until such time as such Indebtedness is no longer secured by such Lien. The preceding sentence will not require the Company or any Restricted Subsidiary to secure the senior notes if the Lien consists of a Permitted Lien.

Limitation on Business Activities of UCDP Finance, Inc. UCDP Finance, Inc. will not hold any material assets, become liable for any material obligations, engage in any trade or business, or conduct any business activity, other than the issuance of Equity Interests to the Company or any Wholly Owned Restricted Subsidiary, the incurrence of Indebtedness as a co-obligor or guarantor of Indebtedness incurred by the Company, including the senior notes and the Senior Subordinated Notes and the respective exchange notes, if any, that is permitted to be incurred by the Company under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” above (provided that the net proceeds of such Indebtedness are retained by the Company or loaned to or contributed as capital to one or more Restricted Subsidiaries other than UCDP Finance, Inc.), and activities incidental thereto. Neither the Company nor any Restricted Subsidiary shall engage in any transactions with UCDP Finance, Inc. in violation of the immediately preceding sentence.

Reports and Other Information. The senior indenture provides that notwithstanding that the Issuers may not be subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act, the Issuers will continue to file with the SEC (and provide the Trustee and holders with copies thereof, without cost to any holder, within 15 days after filing with the SEC) from and after the Issue Date,

(1)	within 90 days after the end of each fiscal year (or such shorter period as may be required by the SEC), annual reports on Form 10-K (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form),

(2)	within 45 days after the end of each of the first three fiscal quarters of each fiscal year (or such shorter period as may be required by the SEC), reports on Form 10-Q (or any successor or comparable form),

(3)	promptly from time to time after the occurrence of an event required to be therein reported (and in any event within the time period specified for filing current reports on Form 8-K by the SEC), such other reports on Form 8-K (or any successor or comparable form), and

(4)	any other information, documents and other reports which the Issuers would be required to file with the SEC if they were subject to Sections 13 or 15(d) of the Exchange Act;

provided, however, the Issuers shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Issuers will make available such information to prospective purchasers of senior notes, in addition to providing such information to the Trustee and the holders, in each case within 15 days after the time the Issuers would be required to file such information with the SEC if they were subject to Section 13 or 15(d) of the Exchange Act.

Notwithstanding the foregoing, the Issuers may satisfy the foregoing reporting requirements prior to the effectiveness of the Exchange Offer Registration Statement or Shelf Registration Statement by publicly filing with the SEC the Exchange Offer Registration Statement or Shelf Registration Statement, to the extent any such

Registration Statement contains substantially the same information as would be required to be filed by the Issuers if they were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, and by providing the Trustee and holders with such Registration Statement (and amendments thereto) promptly following the filing with the SEC thereof.

Notwithstanding the foregoing, the Issuers will be deemed to have furnished such reports referred to above to the Trustee and the holders of the senior notes if the Issuers have filed such reports with the SEC via the EDGAR filing system and such reports are publicly available or by posting such reports on a publicly accessible page on the Issuer’s website.

Future Guarantors. The senior indenture provides that the Company will cause each Wholly Owned Restricted Subsidiary that is a Domestic Subsidiary that:

(a)	Incurs any Indebtedness pursuant to the Credit Agreement or otherwise pursuant to clause (a) of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or guarantees any Indebtedness Incurred pursuant to the Credit Agreement or otherwise pursuant to such clause (a); or

(b)	Incurs any capital markets Indebtedness or guarantees any capital markets Indebtedness, shall guarantee the senior notes on the terms provided for in the senior indenture.

Merger, consolidation or sale of all or substantially all assets

The senior indenture provides that neither of the Issuers may consolidate or merge with or into or wind up into (whether or not such Issuer is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless:

(1)	such Issuer is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state or territory thereof or the District of Columbia (such Issuer or such Person, as the case may be, being herein called the “Successor Company”);

(2)	the Successor Company (if other than such Issuer) expressly assumes all the obligations of such Issuer under the senior indenture and the senior notes pursuant to a supplemental indenture or other documents or instruments in form satisfactory to the Trustee;

(3)	immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction) no Default or Event of Default shall have occurred and be continuing;

(4)	immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period, either

(a)	the Successor Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Debt to EBITDA Ratio test set forth in the first sentence of the covenant described under “—Certain covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”, or

(b)	the Debt to EBITDA Ratio for the Successor Company and its Restricted Subsidiaries would be no higher than such ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction;

(5)	each Guarantor, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under the senior indenture and the senior notes; and

(6)	the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel satisfactory to it, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the senior indenture.

The Successor Company will succeed to, and be substituted for, such Issuer under the senior indenture and the senior notes. Notwithstanding the foregoing clauses (3) and (4), (a) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company or to another Restricted Subsidiary, and (b) the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating or reforming the Company in another state of the United States so long as the amount of Indebtedness of the Company and its Restricted Subsidiaries is not increased thereby.

The senior indenture further provides that subject to certain limitations in the senior indenture governing release of a Senior Guarantee upon the sale or disposition of a Restricted Subsidiary that is a Guarantor, each such Guarantor will not, and the Company will not permit such a Guarantor to, consolidate or merge with or into or wind up into (whether or not such Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:

(1)	such Guarantor is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state or territory thereof, the District of Columbia (such Guarantor or such Person, as the case may be, being herein called the “Successor Guarantor”);

(2)	the Successor Guarantor (if other than such Guarantor) expressly assumes all the obligations of such Guarantor under the senior indenture and such Guarantor’s Senior Guarantee pursuant to a supplemental indenture or other documents or instruments in form satisfactory to the Trustee;

(3)	immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Guarantor or any of its Subsidiaries as a result of such transaction as having been Incurred by the Successor Guarantor or such Subsidiary at the time of such transaction) no Default or Event of Default shall have occurred and be continuing; and

(4)	such Guarantor shall have delivered or caused to be delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel satisfactory to it, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the senior indenture.

Notwithstanding the foregoing, a Guarantor may merge with an Affiliate incorporated solely for the purpose of reincorporating such Guarantor in another state of the United States so long as the amount of Indebtedness of the Guarantor is not increased thereby.

Defaults

An Event of Default is defined in the senior indenture as:

(1)	a default in any payment of interest on any senior note when due continued for 30 days,

(2)	a default in the payment of principal of or premium, if any, on any note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise,

(3)	the failure by the Issuers to comply with their obligations under the covenant described under “—Merger, consolidation or sale of all or substantially all assets” above,

(4)	the failure by the Issuers to comply for 30 days after notice with any of their obligations under the covenant described under “—Change of control” or “—Certain covenants” above (in each case, other than a failure to purchase senior notes),

(5)	the failure by the Issuers to comply for 60 days after notice with their other agreements contained in the senior notes or the senior indenture,

(6)	the failure by the Issuers or any Significant Subsidiary to pay any Indebtedness (other than Indebtedness owing to the Company or a Restricted Subsidiary) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default if the total amount of such Indebtedness unpaid or accelerated exceeds $50.0 million (the “cross-acceleration provision”),

(7)	certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary (the “bankruptcy provisions”),

(8)	the failure by the Issuers or any Significant Subsidiary to pay final non-appealable judgments aggregating in excess of $50.0 million (net of any amounts which are covered by enforceable insurance policies issued by solvent carriers), which judgments are not discharged, waived or stayed for a period of 60 days (the “judgment default provision”), or

(9)	any Senior Guarantee of a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms thereof) or any Guarantor denies or disaffirms its obligations under the senior indenture or any Senior Guarantee and such Default continues for 10 days.

The foregoing constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a default under clause (4) or (5) does not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of outstanding senior notes notify the Issuers of the default and the Issuers do not cure such default within the time specified in clauses (4) and (5) hereof after receipt of such notice.

If an Event of Default (other than a Default relating to certain events of bankruptcy, insolvency or reorganization of the Company) occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of outstanding senior notes by notice to the Issuers may declare the principal of, premium, if any, and accrued but unpaid interest on all the senior notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs, the principal of, premium, if any, and interest on all the senior notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any holders. Under certain circumstances, the holders of a majority in principal amount of outstanding senior notes may rescind any such acceleration with respect to the senior notes and its consequences.

In the event of any Event of Default specified in clause (6) of the first paragraph above, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders of the senior notes, if within 20 days after such Event of Default arose the Issuers deliver an Officers’ Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured; provided, however, that in no event shall an acceleration of the principal amount of the senior notes as described above be annulled, waived or rescinded upon the happening of any such events.

Subject to the provisions of the senior indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the senior indenture at the request or direction of any of the holders unless such holders have offered to the Trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder may pursue any remedy with respect to the senior indenture or the senior notes unless:

(1)	such holder has previously given the Trustee notice that an Event of Default is continuing,

(2)	holders of at least 25% in principal amount of the outstanding senior notes have requested the Trustee to pursue the remedy,

(3)	such holders have offered the Trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense,

(4)	the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity, and

(5)	the holders of a majority in principal amount of the outstanding senior notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of outstanding senior notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the senior indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the senior indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The senior indenture provides that if a Default occurs and is continuing and is actually known to the Trustee, the Trustee must mail to each holder of senior notes notice of the Default within the earlier of 90 days after it occurs or 30 days after it is actually known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any senior note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the noteholders. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, an Officers’ Certificate indicating whether the signers thereof know of any Default. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

Amendments and waivers

Subject to certain exceptions, the senior indenture may be amended with the consent of the holders of a majority in principal amount of the senior notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the senior notes then outstanding. However, without the consent of each holder of an outstanding note affected, no amendment to the senior indenture may, among other things:

(1)	reduce the amount of senior notes whose holders must consent to an amendment,

(2)	reduce the rate of or extend the time for payment of interest on any senior note,

(3)	reduce the principal of or extend the Stated Maturity of any senior note,

(4)	reduce the premium payable upon the redemption of any senior note or change the time at which any senior note may be redeemed as described under “—Optional redemption” above,

(5)	make any senior note payable in money other than that stated in such senior note,

(6)	impair the right of any holder to receive payment of principal of, premium, if any, and interest on such holder’s senior notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s senior notes,

(7)	make any change in the amendment provisions which require each holder’s consent or in the waiver provisions or

(8)	modify the Guarantees, if any, in any manner adverse to the holders.

In addition, except as set forth below, the Subordination Agreement may only be amended with the consent of the holders of a majority in principal amount of the senior notes then outstanding.

Without the consent of any holder, the Issuers and Trustee may amend the senior indenture and the Issuers may amend the Subordination Agreement:

(1)	to cure any ambiguity, omission, defect or inconsistency,

(2)	to provide for the assumption by a successor corporation, partnership or limited liability company of the obligations of either Issuer or any Guarantor under the senior indenture,

(3)	to provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated senior notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated senior notes are described in Section 163(f)(2)(B) of the Code),

(4)	to add guarantees with respect to the senior notes,

(5)	to secure the senior notes,

(6)	to add to the covenants of the Issuers or any Guarantor for the benefit of the holders or to surrender any right or power conferred upon the Issuers or any Guarantor,

(7)	to make any change that does not adversely affect the rights of any holder,

(8)	to comply with any requirement of the SEC in connection with the qualification of the senior indenture under the TIA or to make certain changes to the senior indenture to provide for the issuance of additional senior notes,

(9)	to conform the text of the senior indenture or the senior notes to any provision of this “Description of the senior notes” to the extent that such provision in this “Description of the senior notes” was intended to be a verbatim recitation of a provision of the senior indenture or the senior notes, or

(10)	to make any amendment to the provisions of the senior indenture relating to the transfer and legending of the senior notes; provided, however, that (a) compliance with the senior indenture as so amended would not result in the senior notes being transferred in violation of the Securities Act or any other applicable securities law and (b) such amendment does not materially and adversely affect the rights of holders to transfer the senior notes.

The consent of the noteholders is not necessary under the senior indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the senior indenture becomes effective, the Issuers are required to mail to the noteholders a notice briefly describing such amendment. However, the failure to give such notice to all noteholders entitled to receive such notice, or any defect therein, will not impair or affect the validity of the amendment.

Transfer and exchange

A noteholder may transfer or exchange notes in accordance with the senior indenture. Upon any transfer or exchange, the registrar and the Trustee may require a noteholder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a noteholder to pay any taxes required by law or permitted by the senior indenture. The Issuers are not required to transfer or exchange any senior note selected for redemption or to transfer or exchange any senior note for a period of 15 days prior to a selection of senior notes to be redeemed. The senior notes will be issued in registered form and the registered holder of a senior note will be treated as the owner of such senior note for all purposes.

Satisfaction and discharge

The senior indenture will be discharged and will cease to be of further effect as to all senior notes issued thereunder, when either

(a)	all such senior notes theretofore authenticated and delivered, except lost, stolen or destroyed notes which have been replaced or paid and senior notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(b) (1)	all such senior notes not theretofore delivered to such Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company and the Company or any Guarantor, if any, has irrevocably deposited or caused to be deposited with such Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, U.S. Government Obligation, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on such notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(2)	no Default or Event of Default (other than that resulting from borrowing funds to be applied to make such deposit) with respect to the senior indenture or the senior notes issued thereunder shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under the Credit Agreement or any other material agreement or instrument (other than the senior indenture) to which the Company is a party or by which the Company or any Guarantor, if any, is bound;

(3)	the Company has paid or caused to be paid all sums payable by it under the senior indenture; and

(4)	the Company has delivered irrevocable instructions to the Trustee under the senior indenture to apply the deposited money toward the payment of such notes at maturity or the redemption date, as the case may be.

In addition, the Company must deliver an Officers’ Certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Defeasance

The Issuers at any time may terminate all their obligations under the senior notes and the senior indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the senior notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the senior notes. The Issuers at any time may terminate their obligations under the covenants described under “—Certain covenants,” the operation of the cross-acceleration provision, the bankruptcy provisions with respect to Subsidiaries and the judgment default provision described under “—Defaults” above and the limitations contained under “—Merger, consolidation or sale of all or substantially all assets” above (“covenant defeasance”). If the Issuers exercise their legal defeasance option or their covenant defeasance option, each Guarantor will be released from all of its obligations with respect to its Guarantee.

The Issuers may exercise their legal defeasance option notwithstanding their prior exercise of their covenant defeasance option. If the Issuers exercise their legal defeasance option, payment of the senior notes may not be accelerated because of an Event of Default with respect thereto. If the Issuers exercise their covenant defeasance option, payment of the senior notes may not be accelerated because of an Event of Default specified in clause (3), (4), (6), (7) with respect only to Significant Subsidiaries, (8) or (9) under “—Defaults” above or because of the failure of the Company to comply with “—Merger, consolidation or sale of all or substantially all assets” above.

In order to exercise either defeasance option, the Issuers must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of principal, premium (if any) and interest on the senior notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the senior notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or change in applicable Federal income tax law).

Concerning the trustee

The Bank of New York Mellon Trust Company, N.A. is the Trustee under the senior indenture and has been appointed by the Issuers as registrar and a paying agent with regard to the senior notes.

Governing law

The senior indenture provides that it and the senior notes will be governed by, and construed in accordance with, the laws of the State of New York.

No personal liability of partners, directors, officers, employees and stockholders

No partner, director, officer, employee, incorporator or holder of any equity interests in either of the Issuers or any direct or indirect parent partnership or corporation, as such, will have any liability for any obligations of the Issuers under the senior notes, the senior indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of senior notes by accepting a senior note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the senior notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Certain definitions

“Acquired Indebtedness” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person was merged with or into or became a Restricted Subsidiary of such specified Person, and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person,

in each case, other than Indebtedness Incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by such Person, or such asset was acquired by such Person, as applicable.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, (i) each of the entities comprising Blackstone and VUE is an Affiliate of the Issuers and (ii) UCF Hotel Venture is not an Affiliate of the Issuers under UCF Hotel Venture’s ownership structure as it existed on the Issue Date.

“Asset Sale” means:

(1)	the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale/Leaseback Transaction) of the Company or any Restricted Subsidiary (each referred to in this definition as a “disposition”) or

(2)	the issuance or sale of Equity Interests of any Restricted Subsidiary (other than to the Company or another Restricted Subsidiary) (whether in a single transaction or a series of related transactions) (other than Preferred Stock issued in compliance with the covenant described under “—Certain covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”),

in each case other than:

(a)	a disposition of Cash Equivalents or obsolete or worn out equipment, or equipment or property that is no longer useful in the conduct of the business of the Company and the Restricted Subsidiaries, in each case, in the ordinary course of business;

(b)	the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to the provisions described above under “—Merger, consolidation or sale of all or substantially all assets” or any disposition that constitutes a Change of Control;

(c)	any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under “—Certain covenants—Limitation on Restricted Payments”;

(d)	any disposition of assets, or issuance or sale of Equity Interests of any Restricted Subsidiary, with an aggregate Fair Market Value of less than $20.0 million;

(e)	any disposition of property or assets by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary;

(f)	sales of assets received by the Company or a Restricted Subsidiary upon the foreclosure on a Lien;

(g)	foreclosures, condemnation or any similar action on assets or the granting of Liens not prohibited by the senior indenture;

(h)	any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i)	the sale or discount of inventory, accounts receivable or notes receivable in the ordinary course of business (not pursuant to any receivables securitization facility, asset-based loan or long-term factoring facility) or the conversion of accounts receivable to notes receivable;

(j)	the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(k)	to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(l)	the licensing or sub-licensing of intellectual property or other general intangibles in the ordinary course of business (in any event excluding any exclusive license, sub-license or assignment of, intellectual property or other general intangibles that precludes the Issuers and the Restricted Subsidiaries from using such intellectual property or general intangibles for a period of time that exceeds ten years); and

(m)	any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business.

“Blackstone” means Blackstone Capital Partners III Merchant Banking Fund L.P. and its Affiliates.

“Board of Directors” means as to any Person, the board of directors of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof or, with respect to the Company, the Park Advisory Board.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law to close in New York State.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash Contribution Amount” means half of the aggregate amount of Indebtedness Incurred by the Company pursuant to clause (s) of the second paragraph of the section entitled “—Certain covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

“Cash Equivalents” means:

(1)	U.S. dollars, pounds sterling, euros or, in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof;

(3)	certificates of deposit and time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500.0 million and whose long-term debt is rated “A” or the equivalent thereof by Moody’s or S&P;

(4)	repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)	commercial paper issued by a corporation (other than an Affiliate of the Company) rated at least “A-2” or the equivalent thereof by Moody’s or S&P and in each case maturing within one year after the date of acquisition;

(6)	investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (5) above;

(7)	readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P; and

(8)	Indebtedness or preferred stock issued by Persons (other than Blackstone or its Affiliates) with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s.

“Change of Control” means the occurrence of any of the following:

(1)	the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of the Company and its Subsidiaries, taken as a whole, to a Person other than one or more of the Permitted Holders; or

(2)	the Company becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group

(within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total voting power of the Voting Stock or economic interests of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1)	consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including the interest component of Capitalized Lease Obligations, and net payments and receipts (if any) pursuant to interest rate Hedging Obligations and excluding amortization of deferred financing fees and original issue discount, expensing of any bridge or other financing fees and non-cash interest accrued on Special Fees);

(2)	consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; and

(3)	one-third of the obligations of such Person and its Restricted Subsidiaries for rental payments made during such period under operating leases as part of Sale/Leaseback Transactions.

For the avoidance of doubt, any interest expense resulting from “mark to market” accounting shall be excluded from the calculation of “Consolidated Interest Expense”.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis; provided, however, that:

(1)	any net after-tax extraordinary gains or losses (less all fees and expenses relating thereto) shall be excluded;

(2)	the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(3)	any net after-tax income or loss from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations shall be excluded;

(4)	any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business (as determined in good faith by the Board of Directors of the Company) shall be excluded;

(5)	the Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period;

(6)	the Net Income for such period of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless (x) such restrictions with respect to the payment of dividends or similar distributions have been legally waived or (y) such restriction is permitted by the covenant described under “—Certain covenants—Dividend and Other Payment Restrictions Affecting Subsidiaries”; provided that the net loss of any such Restricted Subsidiary shall be included; and

(7)	any net after-tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of Indebtedness shall be excluded.

Notwithstanding the foregoing, for the purpose of the covenant described under “—Certain covenants—Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clauses (c)(4) and (5) of the first paragraph thereof.

“Consultant Agreement” means the Consultant Agreement dated as of January 20, 1987, between Diamond Lane Productions (“DLP”) (DLP is the successor in interest to Steven Spielberg) and the Company (as successor in interest to Universal City Florida Partners), as amended, supplemented, replaced or otherwise modified from time to time (so long as any such amendment, supplement, replacement or other modification, taken as a whole, (1) is not materially disadvantageous to the holders of the senior notes in any material respect or (2) would not in the Company’s good faith judgment materially affect the Company’s ability to pay interest or principal on the senior notes).

“Contribution Indebtedness” means Indebtedness of the Company in an aggregate principal amount not greater than twice the aggregate amount of cash received by the Company since the Issue Date from the issue or sale of Equity Interests of the Company or capital contributions from its shareholders (excluding Designated Preferred Stock of the Company, Excluded Contributions, Disqualified Stock of the Company, the net proceeds received from Equity Offerings to the extent used to redeem senior notes in compliance with the provisions set forth under the caption “—Optional redemption” and to the extent such cash proceeds have, or such capital contribution has, not been used to make Restricted Payments); provided, however, that:

(1)	if the aggregate principal amount of such Contribution Indebtedness is greater than such aggregate cash, the amount in excess shall be Indebtedness with a Stated Maturity later than the Stated Maturity of the senior notes, and

(2)	such Contribution Indebtedness is so designated as Contribution Indebtedness pursuant to an Officers’ Certificate on the Incurrence date thereof.

“Credit Agreement” means the amended and restated credit agreement dated on or about the Issue Date, among the Company, the financial institutions named therein and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent, and any amendments, supplements, modifications, restatements or Refinancings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace or Refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement or Refinancing facility or indenture that increases the amount loaned or invested thereunder or alters the maturity thereof; provided, however, that such increase in borrowings is permitted under “—Certain covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” above.

“Credit Facilities” means, with respect to the Company or any of its Restricted Subsidiaries, one or more debt facilities, including the Credit Agreement, or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or any other indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, restatements or Refinancings thereof and any indentures or credit facilities or commercial paper facilities that Refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such Refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof; provided, however, that such increase in borrowings is permitted under “—Certain covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or adds Restricted Subsidiaries as additional borrowers, obligors or guarantors thereunder and whether by the same or any other agent, lender, investor or group of lenders or investors.

“Debt to EBITDA Ratio” means, with respect to any Person for any period, the ratio of:

(1)	the Indebtedness of such Person and its Restricted Subsidiaries at the time of determination (the “Calculation Date”), on a consolidated basis, to

(2)	the EBITDA of such Person for the four most recent full fiscal quarters ending immediately prior to the date for which internal financial statements are available.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, that have been made by the Company or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, discontinued operations, mergers and consolidations (and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, discontinued operation, merger or consolidation, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Debt to EBITDA Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger or consolidation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company in a manner consistent with pro forma adjustments permitted under Article 11 of Regulation S-X or otherwise reasonably identifiable and factually supportable adjustments expected to be realized in the twelve month period commencing after the date of the transaction. The calculation of any such pro forma adjustments shall be set forth in an Officers’ Certificate.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Company (other than Disqualified Stock) that is issued for cash (other than to a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (c) of the covenant described under “—Certain covenants—Limitation on Restricted Payments.”

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event:

(1)	matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale, provided that the relevant asset sale or change of control provisions, taken as a whole, are no more favorable in any material respect to holders of such Capital Stock than the asset sale and change of control provisions applicable to the senior notes and any purchase requirement triggered thereby may not become operative until compliance with the asset sale and change of control provisions applicable to the senior notes (including the purchase of any notes tendered pursuant thereto)),

(2)	is convertible or exchangeable for Indebtedness or Disqualified Stock or

(3)	is redeemable at the option of the holder thereof, in whole or in part,

in each case prior to 91 days after the maturity date of the senior notes;

provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Domestic Subsidiary” means a Restricted Subsidiary that is not a Foreign Subsidiary.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1)	provision for taxes based on income or profits of such Person for such period deducted in computing Consolidated Net income; plus

(2)	Consolidated Interest Expense plus amortization of deferred financing fees and original issue discount of such Person for such period to the extent the same was deducted in computing Consolidated Net Income; plus

(3)	Consolidated Depreciation and Amortization Expense of such Person for such period to the extent such Consolidated Depreciation and Amortization Expense was deducted in computing Consolidated Net Income; plus

(4)	any fees, expenses or charges related to any Equity Offering, Permitted Investment, acquisition, recapitalization, the Transactions or Indebtedness permitted to be incurred by the senior indenture (in each case, whether or not successful), to the extent deducted in such period in computing Consolidated Net Income; plus

(5)	any (a) cash restructuring charges not to exceed $20.0 million and (b) any one-time costs incurred in connection with acquisitions consummated after the Issue Date, in each case, to the extent deducted in such period in computing Consolidated Net Income; plus

(6)	the amount of non-cash charges in relation to the Transactions or any acquisition or investment (but excluding any charge that requires an accrual of a cash reserve for anticipated cash charges for any future period); plus

(7)	non-cash exchange, translation or performance loss relating to any Hedging Obligations; plus

(8)	non-cash charges for the impairment of intangibles and other assets (but excluding any such charge that (A) relates to current assets or (B) requires an accrual of a cash reserve for anticipated cash charges for any future period); plus

(9)	the amount of management, consulting, monitoring and advisory fees and related expenses payable to VUE or Blackstone (or any accruals relating to such fees and related expenses) during such period, in an amount not to exceed $5.0 million; plus

(10)	any non-cash expense relating to defined benefit pension or post-retirement benefit plans to the extent deducted in such period in computing Consolidated Net Income; plus

(11)	any other non-cash charges reducing Consolidated Net Income for such period (including any non-cash charges arising from fair value accounting required by Statement of Financial Accounting Standards no. 133), but excluding any such charge which consists of or requires an accrual of, or cash reserve for, anticipated cash charges for any future period; plus

(12)	the amount of any minority interest expense deducted in calculating Consolidated Net Income; plus

(13)	charges, accruals, interest, depreciation, amortization, fees, expenses, impairment or other asset-write downs or other writeoffs or other impact with respect to the rights in the Consultant Agreement to establish or determine the amount of the floor or in connection with any amendments to the Consultant Agreement and other payments related to such amendment;

less, without duplication,

(1)	non-cash items increasing Consolidated Net Income for such period, including performance gains relating to any Hedging Obligations (excluding any items (A) which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period or (B) in respect of which cash was received in a prior period or will be received in a future period); less

(2)	any income relating to defined benefit pension or post-retirement benefit plans increasing Consolidated Net Income for such period.

Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization of, a Subsidiary of the Company shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the Net Income of such Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Subsidiary or its stockholders.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale of Capital Stock, including without limitation, Preferred Stock of the Company or Holdings (other than Disqualified Stock), other than:

(1)	public offerings registered on Form S-8; and

(2)	any such public or private sale that constitutes an Excluded Contribution.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contributions” means the net cash proceeds received by the Company after the Issue Date from:

(1)	contributions to its common equity capital, and

(2)	the sale (other than to a Subsidiary of the Company or to any Company or Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Company,

in each case designated as Excluded Contributions pursuant to an Officers’ Certificate executed by an Officer of the Company, the cash proceeds of which are excluded from the calculation set forth in clause (c) of the first paragraph of the “—Certain covenants—Limitation on Restricted Payments” covenant.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value (x) for any transactions involving a price in excess of $175.0 million will be determined in good faith by the Board of Directors, whose determination will be conclusive and evidenced by a resolution of the Board of Directors and (y) for all other transactions will be determined in good faith by the Company, which determination will be conclusive.

“Foreign Subsidiary” means a Restricted Subsidiary not organized or existing under the laws of the United States of America or any state or territory thereof and any subsidiary of such Restricted Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which were in effect on the Issue Date. For the purposes of the indenture, the term “consolidated” with respect to any Person shall mean such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an investment. At any time after the Issue Date, the Company may elect to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in the senior indenture); provided that any such election, once made, shall be irrevocable; provided further, any calculation or determination in the senior indenture that requires the application of GAAP for periods that include fiscal quarters ended prior to the Company’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. The Company shall give written notice of any such election made in accordance with this definition to the Trustee and the holders of senior notes.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any indebtedness or other obligations.

“Guarantor” means any Person that Incurs a Senior Guarantee; provided that upon the release or discharge of such Person from its Senior Guarantee in accordance with the senior indenture, such Person ceases to be a Guarantor.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1)	currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2)	other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

“holder” or “noteholder” means the Person in whose name a note is registered on the registrar’s books.

“Holdings” shall mean any corporation, association or other business entity that directly or indirectly owns 100% of the Capital Stock of the Company other than Universal City Florida Holding I and Universal City

Florida Holding II; provided, however, that such entity (x) shall have been incorporated on a date subsequent to the Issue Date and (y) shall not conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any material business other than (i) those incidental to its ownership of the Capital Stock of the Company, (ii) activities incidental to the maintenance of its existence and its employees and (iii) activities incidental to the foregoing activities.

“Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.

“Indebtedness” means, with respect to any Person:

(1)	the principal of and premium (if any) any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property, except any such balance that constitutes a trade payable or similar obligation to a trade creditor due within twelve months from the date on which it is Incurred, in each case Incurred in the ordinary course of business, which purchase price is due more than twelve months after the date of placing the property in service or taking delivery and title thereto, or (d) in respect of Capitalized Lease Obligations, if and to the extent that any of the foregoing indebtedness (other than letters of credit) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2)	to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business); and

(3)	to the extent not otherwise included, indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Person.

Notwithstanding the foregoing, “Indebtedness” shall not include:

(1)	any obligation of the Company to make distributions to its partners in accordance with the terms of the Partnership Agreement; and

(2)	any obligation of the Company relating to the Special Fee.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant of nationally recognized standing that is, in the good faith determination of the Company, qualified to perform the task for which it has been engaged.

“Initial Purchasers” means J.P. Morgan Securities Inc., Banc of America Securities LLC, Barclays Capital Inc., Deutsche Bank Securities Inc., Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated and such other initial purchasers party to the purchase agreement entered into in connection with the offer and sale of the senior notes.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of the Company in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under

“—Certain covenants—Limitation on Restricted Payments”:

(1)	“Investments” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:

(A)	the Company’s “Investment” in such Subsidiary at the time of such redesignation less

(B)	the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2)	any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.

“Issue Date” means November 6, 2009.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction); provided that in no event shall an operating lease be deemed to constitute a Lien.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration or Land Sale Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto), payments required to be made to holders of minority interests in Restricted Subsidiaries as a result of such Asset Sale, amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to the second paragraph of the covenant described under “—Certain covenants—Asset Sales”) to be paid as a result of such transaction, any required distributions to holders of minority interests in any Restricted Subsidiary party to such Asset Sale and any deduction of appropriate amounts to be provided by the Company as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Company after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any indebtedness; provided that Obligations with respect to the senior notes shall not include fees or indemnifications in favor of the Trustee and other third parties other than the holders of the senior notes.

“Officer” means any member of the Park Advisory Board, Chief Executive Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Company or the comparable title with respect to its general partner, or performing those functions for the Company but employed by an Affiliate of the Company, as applicable.

“Officers’ Certificate” means a certificate signed on behalf of the Company or the Issuers (as applicable) by two Officers of the Company or the Issuers (as applicable), one of whom must be the principal executive officer, the principal financial officer or the principal accounting officer of the Company or the Issuers (as applicable), that meets the requirements set forth in the senior indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuers or the Trustee.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of properties or assets (other than securities) that are used or useful in a Similar Business or a combination of such assets and cash or Cash Equivalents between the Company or any of its Restricted Subsidiaries and another Person; provided, however, that any cash or Cash Equivalents received must be applied in accordance with the covenant described under “—Certain covenants—Asset Sales”.

“Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of the Company dated as of June 5, 2002, as amended as of the Issue Date.

“Permitted Holders” means (i) VUE, (ii) Blackstone, (iii) any Person in which Blackstone and VUE collectively own at least a majority of the outstanding Capital Stock and (iv) Holdings and its Subsidiaries; provided, however, in the case of Holdings and its Subsidiaries, only so long as no Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders in clauses (i) through (iii), in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), acquires more than 50% of the total voting power of the Voting Stock or economic interests of Holdings. Any person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(1)	any Investment in the Company or any Restricted Subsidiary;

(2)	any Investment in Cash Equivalents;

(3)	any Investment by the Company or any Restricted Subsidiary of the Company in a Person that is primarily engaged in a Similar Business if as a result of such Investment (a) such Person becomes a Restricted Subsidiary, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary;

(4)	any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of “—Certain covenants—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5)	any Investment existing on the Issue Date;

(6)	advances to employees of the Company or to employees of an Affiliate of the Company that regularly provides services to the Company not in excess of $10.0 million outstanding at any one time in the aggregate;

(7)	any Investment acquired by the Company or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, (b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default or (c) in satisfaction of a judgment in favor of the Company or any of its Restricted Subsidiaries;

(8)	Hedging Obligations;

(9)	additional Investments having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (9), not to exceed 5.0% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the same time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (9) is made in any Person that is not a Restricted Subsidiary of the Company at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (9) for so long as such Person continues to be a Restricted Subsidiary;

(10)	loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case Incurred in the ordinary course of business;

(11)	Investments the payment for which consists of Equity Interests of the Company (other than Disqualified Stock); provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (c) of the first paragraph of the “—Certain covenants—Limitation on Restricted Payments” covenant;

(12)	any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of the second paragraph of the covenant described under “—Certain covenants—Transactions with Affiliates” (except transactions described in clauses (2), (6) and (7) of such paragraph);

(13)	Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(14)	guarantees issued in accordance with “—Certain covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Certain covenants—Future Guarantors”;

(15)	any Investment by Restricted Subsidiaries in other Restricted Subsidiaries and Investments by Subsidiaries that are not Restricted Subsidiaries in other Subsidiaries that are not Restricted Subsidiaries; and

(16)	Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business.

“Permitted Liens” means, with respect to any Person:

(1)

pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2)	Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(3)	Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings;

(4)	Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued at the request of and for the account of such Person in the ordinary course of its business;

(5)	minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6)	Liens securing Indebtedness permitted to be Incurred pursuant to clause (a), (e), (m) or (t) of the second paragraph of the covenant described under “—Certain covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(7)	Liens existing on the Issue Date;

(8)	Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

(9)	Liens on property at the time the Company or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided further, however, that the Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

(10)	Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary permitted to be Incurred in accordance with the covenant described under “—Certain covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11)	Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under the indenture, secured by a Lien on the same property securing such Hedging Obligations;

(12)	Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13)	leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(14)	Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(15)	Liens in favor of the Company or any Restricted Subsidiary;

(16)	Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements), as a whole or in part, of any indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8), (9), (10) and (11); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (y) the indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the indebtedness described under causes (6), (7), (8), (9), (10) and (11) at the time the original Lien became a Permitted Lien under the indenture, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(17)	Liens securing obligations created by or resulting from any litigation or legal proceeding involving the Company in the ordinary course of business which is currently being contested in good faith by appropriate proceedings; provided that adequate reserves have been set aside and no property is subject to a material risk of loss or forfeiture;

(18)	Liens securing the obligations of the Company under the Consultant Agreement;

(19)	licenses of intellectual property granted in a manner consistent with past practice;

(20)	deposits made in the ordinary course of business to secure liability to insurance carriers;

(21)	Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to brokerage accounts incurred in the ordinary course of business and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(22)	Liens deemed to exist in connection with Investments in repurchase agreements permitted under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided, however, that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(23)	Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(24)	Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Company or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(25)	Liens securing obligations owed by the Company or any Restricted Subsidiary to any lender under the Credit Agreement or any Affiliate of such a lender in respect of any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds;

(26)	any encumbrance or restriction (including put and call arrangements) with respect to capital stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement; and

(27)	other Liens securing obligations in an amount not to exceed $10.0 million at any one time outstanding.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution or winding up.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, purchase, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means Indebtedness that Refinances any Indebtedness of the Issuers or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the senior indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that such Refinancing Indebtedness:

(1)	has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness being Refinanced;

(2)	has a Stated Maturity which is no earlier than the Stated Maturity of the Indebtedness being Refinanced;

(3)	to the extent such Refinancing Indebtedness Refinances Indebtedness junior to the senior notes or the Guarantee of such Restricted Subsidiary, as applicable, such Refinancing Indebtedness is junior to the senior notes or the Guarantee of such Restricted Subsidiary, as applicable;

(4)	is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being Refinanced plus premiums (including tender premiums and defeasance costs), fees and expenses Incurred in connection with such Refinancing; and

(5)	shall not include Indebtedness of (x) a Restricted Subsidiary that is not a Guarantor that Refinances Indebtedness of the Company or a Guarantor, or (y) the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

“Registration Rights Agreement” means the Registration Rights Agreement related to the senior notes, dated as of the Issue Date among the Issuers, the Senior Guarantors and the Initial Purchasers, as such agreement may be amended, modified or supplemented from time to time and, with respect to any additional senior notes, one or more registration rights agreements between the Issuers and the other parties thereto, as such agreement(s) may be amended, modified or supplemented from time to time, relating to rights given by the Issuers to the purchasers of additional senior notes to register such additional senior notes under the Securities Act.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or such Restricted Subsidiary leases it from such Person, other than leases between the Company and a Restricted Subsidiary or between Restricted Subsidiaries.

“S&P” means Standard and Poor’s Ratings Group or any successor to the rating agency business thereof.

“SEC” means the Securities and Exchange Commission.

“Secured Indebtedness” means any indebtedness of the Company secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Credit Documents” means the collective reference to the Credit Agreement, the notes issued pursuant thereto and the collateral documents relating thereto, as amended, supplemented or otherwise modified from time to time.

“Senior Guarantee” means any guarantee of the obligations of the Company under the senior indenture and the senior notes by any Person in accordance with the provisions of the senior indenture.

“Senior Indebtedness” means with respect to any Person:

(1)	Indebtedness of such Person, whether outstanding on the Issue Date or thereafter Incurred; and

(2)	all other Obligations of such Person (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not post-filing interest is allowed in such proceeding) in respect of Indebtedness described in clause (1) above unless, in the case of clauses (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such Indebtedness or other Obligations are expressly subordinate in right of payment to the senior notes or the Senior Guarantee of such Person, as the case may be; provided, however, that Senior Indebtedness shall not include:

(1)	any obligation of such Person to the Company or any Subsidiary of the Company;

(2)	any liability for Federal, state, local or other taxes owed or owing by such Person;

(3)	any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(4)	any Capital Stock; and

(5)	any Indebtedness or other Obligation of such Person which is subordinate or junior in right of payment to any other Indebtedness or other Obligation of such Person.

“Senior Subordinated Indenture” means the indenture dated as of the Issue Date by and among the Issuers, the Guarantors and the Trustee governing the Senior Subordinated Notes.

“Senior Subordinated Notes” means the $225.0 million aggregate principal amount of Senior Subordinated Notes due 2016 issued by the Issuers under the Senior Subordinated Indenture.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” of either Issuer within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Similar Business” means a business, the majority of whose revenues are derived from the activities of the Company and its Subsidiaries as of the Issue Date, or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

“Special Fee” means that certain Special Fee, including any interest accrued thereon, payable to VUE as defined in the Partnership Agreement as in effect on the Issue Date or as such definition may be modified in a manner no less favorable to the Company.

“Special Fee Ratio” means, with respect to the Company and as of any date of determination for the four most recent full fiscal quarters for which internal financial statements are available ended immediately preceding the date of determination, the ratio of:

(1)

the Company’s EBITDA, plus, to the extent deducted in computing such EBITDA, the aggregate amount of Special Fees accrued during such period, minus (x) the lesser of (i) $65.0 million and (ii) all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capital Lease Obligations) by the Company and the Restricted

Subsidiaries during such period that, in conformity with GAAP, are required to be included as capital expenditures on a consolidated statement of cash flows of the Company and its Subsidiaries (except for (i) interest capitalized during such period and (ii) capital expenditures to the extent they are made with the proceeds of the issuance of Equity Interests or out of a capital contribution to the Company), minus (y) the aggregate amount of Special Fees (whether in respect of current or deferred portions) paid in cash during such period, to

(2)	the Company’s Consolidated Interest Expense for such period,

in each case with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Debt to EBITDA Ratio”.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Subordination Agreement” means the Subordination Agreement dated as of the Issue Date among the Company and the other parties thereto relating to the subordination of the Special Fee in right of payment to the senior notes.

“Subordinated Indebtedness” means (a) with respect to the Issuers, any Indebtedness of the Issuers which is by its terms subordinated in right of payment to the senior notes, and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to its Senior Guarantee, including its guarantee of the Senior Subordinated Notes.

“Subsidiary” means, with respect to any Person (1) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity and (3) any corporation, association or other business entity that is treated for financial reporting purposes as a consolidated entity in such Person’s annual audited consolidated financial statements prepared in accordance with GAAP unless the Issuers notify the Trustee that such corporation, association or business entity is not to be treated as a Subsidiary for purposes of the senior indenture.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the date of the indenture.

“Total Assets” means the total consolidated assets of the Company and its Restricted Subsidiaries, as shown on the most recent balance sheet of the Company.

“Transactions” means, collectively, the offering of the senior original notes and the senior subordinated original notes, the amendment and restatement of the Senior Credit Documents and the borrowing of additional term loans in connection therewith on or about the Issue Date, the repayment of certain of our and our affiliates’ outstanding Indebtedness with the proceeds of the foregoing, the amendment of the Consultant Agreement, the amendment of our Partnership Agreement and our partners’ agreement and the payment of related fees and expenses.

“Trustee” means the party named as such in the indenture until a successor replaces it and, thereafter, means the successor.

“Trust Officer” means any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such Person’s knowledge of and familiarity with the particular subject, and who shall have direct responsibility for the administration of the indenture.

“Unrestricted Subsidiary” means:

(1)	any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below; and

(2)	any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or indebtedness of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries; provided further, however, that either:

(a)	the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

(b)	if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant described in the section entitled “—Certain covenants—Limitation on Restricted Payments.”

The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x) (1)	the Company could Incur $1.00 of additional Indebtedness pursuant to the Debt to EBITDA Ratio test described under “—Certain covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” or (2) the Debt to EBITDA Ratio for the Company and its Restricted Subsidiaries would be lower than such ratio for the Company and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation, and

(y)	no Event of Default shall have occurred and be continuing.

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors, managers or other voting members of the governing body of such Person.

“VUE” means Vivendi Universal Entertainment LLLP and its Affiliates, and any successor thereto.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock multiplied by the amount of such payment, by (2) the sum of all such payments.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 99% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

Description of the senior subordinated notes

General

The senior subordinated original notes were issued under an indenture (the “senior subordinated indenture”) dated as of November 6, 2009, among Universal City Development Partners, Ltd. (the “Company”) and UCDP Finance, Inc., as joint and several obligors (the “Issuers”), the Guarantors and The Bank of New York Mellon Trust Company, N.A., as Trustee. The senior subordinated exchange notes will be issued under the same indenture and will be identical in all material respects to the senior subordinated original notes, except that the senior subordinated exchange notes will be registered under the Securities Act and will be free of any obligation regarding registration, including the payment of additional interest upon failure to file or have declared effective an exchange offer registration statement or to consummate an exchange offer or otherwise register the original notes for resale by certain dates. We have filed a copy of the senior subordinated indenture as an exhibit to the registration statement which includes this prospectus.

The following summary of certain provisions of the senior subordinated indenture and the senior subordinated notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the senior subordinated indenture, including the definitions of certain terms therein and those terms made a part thereof by the TIA. Capitalized terms used in this “Description of the senior subordinated notes” section and not otherwise defined have the meanings set forth in the section “—Certain definitions.” As used in this “Description of the senior subordinated notes” section, “we,” “us” and “our” mean the Issuers and not any of their Subsidiaries.

We issued the senior subordinated original notes in an initial aggregate principal amount of $225.0 million and will issue senior subordinated exchange notes in exchange therefor. We may issue additional senior subordinated notes from time to time after this offering. Any offering of additional senior subordinated notes is subject to the covenant described below under the caption “—Certain covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” The senior subordinated notes and any additional senior subordinated notes subsequently issued under the senior subordinated indenture will be treated as a single class for all purposes under the senior subordinated indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

Principal of, premium, if any, and interest on the senior subordinated notes will be payable, and the senior subordinated notes may be exchanged or transferred, at the office or agency of the Issuers in the Borough of Manhattan, The City of New York (which initially shall be the principal corporate trust office of the Trustee). At the option of the Issuers, payment of interest may be made by check mailed to the holders at their registered addresses.

The senior subordinated notes have been and will continue to be issued only in fully registered form, without coupons, in denominations of $2,000 and any integral multiple of $1,000 in excess thereof. No service charge will be made for any registration of transfer or exchange of senior subordinated notes, but the Issuers may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

Terms of the senior subordinated notes

The senior subordinated notes are unsecured senior obligations of the Issuers and will mature on November 15, 2016. Each senior subordinated note bears interest at the rate of 10.875% per annum from November 6, 2009 or from the most recent date to which interest has been paid or provided for, payable semiannually to holders of record at the close of business on the May 1 or November 1 immediately preceding the interest payment date on May 15 or November 15 of each year, commencing May 15, 2010.

Optional redemption

Except as set forth below, the Issuers and the Guarantors will not be entitled to redeem senior subordinated notes at their option.

Commencing November 15, 2013, the senior subordinated notes will be redeemable, at the Issuers’ option, in whole or in part, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on November 15 of the years set forth below:

Period	Redemption Price
2012	105.438%
2013	102.719%
2014 and thereafter	100.000%

At any time and from time to time prior to November 15, 2012, the Issuers may redeem in the aggregate up to 35% of the aggregate principal amount of the senior subordinated notes (calculated after giving effect to any issuance of additional senior subordinated notes) with the net cash proceeds received by or contributed to the Company from one or more Equity Offerings at a redemption price (expressed as a percentage of principal amount thereof) of 110.875% plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 65% of the original aggregate principal amount of the senior subordinated notes (calculated after giving effect to any issuance of additional senior subordinated notes) must remain outstanding after each such redemption and provided further that such redemption shall occur within 90 days after the date on which any such Equity Offering is consummated upon not less than 30 nor more than 60 days’ notice mailed to each holder of senior subordinated notes being redeemed and otherwise in accordance with the procedures set forth in the indenture.

In addition, the senior subordinated notes may be redeemed, in whole or in part, at any time prior to November 15, 2013, at the Issuers’ option upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount of the senior subordinated notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest to, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). “Applicable Premium” means, with respect to any senior subordinated note on any applicable redemption date, the greater of:

(1)	1.0% of the principal amount of such senior subordinated note; and

(2)	the excess, if any, of:

(a)	the present value at such redemption date of (i) the redemption price of such senior subordinated note at November 15, 2013 (such redemption price being set forth in the table above) plus (ii) all required interest payments (excluding accrued and unpaid interest to such redemption date) due on such senior subordinated note through November 15, 2013 computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b)	the principal amount of such senior subordinated note.

“Treasury Rate” means, with respect to the senior subordinated notes, as of any redemption date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the redemption date to November 15, 2013; provided, however, that if the period from the redemption date to November 15, 2013 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to November 15, 2013 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

Selection

In the case of any partial redemption, selection of the senior subordinated notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such senior subordinated notes are listed, or if such senior subordinated notes are not so listed, on a pro rata basis, by lot or by such other method in accordance with the procedures of DTC (and in such manner as complies with applicable legal requirements); provided that no senior subordinated notes of $2,000 or less shall be redeemed in part. If any senior subordinated note is to be redeemed in part only, the notice of redemption relating to such senior subordinated note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original senior subordinated note. On and after the redemption date, interest will cease to accrue on senior subordinated notes or portions thereof called for redemption so long as the Issuers have deposited with the paying agent funds sufficient to pay the principal of, plus accrued and unpaid interest and additional interest (if any) on, the senior subordinated notes to be redeemed.

Ranking

The senior subordinated notes will be the unsecured obligations of the Issuers and will be subordinate in right of payment to the prior payment in cash in full of all existing and future unsecured unsubordinated debt of the Issuers, including obligations outstanding under the Credit Agreement and the Senior Notes. The senior subordinated notes are effectively subordinated to all of the Issuers’ secured obligations, including obligations outstanding under the Credit Agreement and the Consultant Agreement, to the extent of the value of the assets securing such obligations and structurally subordinated to all obligations of the Company’s subsidiaries that are not Guarantors.

The Indebtedness evidenced by the Senior Subordinated Guarantees will be the unsecured obligations of the applicable Guarantor, will be subordinate in right of payment with all existing and future unsecured unsubordinated debt of such Guarantor, including its guarantee of the obligations outstanding under the Credit Agreement and the Senior Notes. The Senior Subordinated Guarantees will also be effectively subordinated to any Secured Indebtedness of the applicable Guarantor, including its guarantee of the obligations outstanding under the Credit Agreement, to the extent of the value of the assets securing such Secured Indebtedness and structurally subordinated to all obligations of the Guarantor’s subsidiaries that are not Guarantors.

As of June 27, 2010, the Company had approximately $1,520.5 million of outstanding gross Indebtedness, including approximately $895.5 million of indebtedness under the Credit Agreement (which was secured by a pledge of substantially all the Company’s and the Guarantor’s assets), $400.0 million of Senior Notes and $225.0 million of senior subordinated notes. The Company’s only non-Guarantor subsidiary (not including UCDP Finance, Inc.) had no Indebtedness. In addition, pursuant to the Subordination Agreement, the Special Fees will be subordinate in right of payment to the senior subordinated notes and may not be paid if there is an Event of Default (or to the knowledge of our officers a Default) under the senior subordinated notes.

Senior subordinated guarantees

Each of the Company’s direct and indirect Wholly Owned Restricted Subsidiaries that were Domestic Subsidiaries on the Issue Date and all future Wholly Owned Restricted Subsidiaries of the Company that are Domestic Subsidiaries, in each case that guarantee Indebtedness under any Indebtedness of the Company or any of its Restricted Subsidiaries or Incurs certain other Indebtedness as described under “—Certain Covenants—Future Guarantors” will jointly and severally, fully and unconditionally guarantee on an unsecured senior subordinated basis the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Company under the senior subordinated indenture and the senior subordinated notes, whether for payment of principal of, premium, if any, or interest or additional interest on the senior subordinated notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Guarantors being herein called the “Guaranteed Obligations”). Such Guarantors will agree to pay, in addition to the amount stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the holders in enforcing any rights under the Senior Subordinated Guarantees. Any Guarantor that makes a payment under its Senior Subordinated Guarantee will be entitled upon payment in full of all guaranteed obligations under the senior subordinated indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

Each Senior Subordinated Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the applicable Guarantor without rendering the Senior Subordinated Guarantee, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. This provision may not, however, be effective to protect a Senior Subordinated Guarantee from being voided or subordinated under fraudulent transfer laws, and depending on the Guarantor, this provision might reduce such Guarantor’s liability on its Senior Subordinated Guarantee to zero.

Each Senior Subordinated Guarantee will be a general unsecured obligation of each Guarantor and (i) will be subordinate in right of payment with all existing and future senior Indebtedness of such Guarantor (including its guarantee of the Credit Agreement and the Senior Notes) and (ii) will be effectively subordinated to all Secured Indebtedness of such Guarantor (including its guarantee of the Credit Agreement) to the extent of its assets that comprise collateral securing such Secured Indebtedness.

Each Senior Subordinated Guarantee will be a continuing guarantee and shall:

•	remain in full force and effect until payment in full of all the Guaranteed Obligations or until released in accordance with the provisions in the senior subordinated indenture;

•	be binding upon each such Guarantor and its successors; and

•	inure to the benefit of and be enforceable by the Trustee, the holders and their successors, transferees and assigns.

A Senior Subordinated Guarantee will be automatically released upon the sale (including through merger or consolidation) of the Capital Stock, or all or substantially all the assets, of the applicable Guarantor if:

•	such sale is made in compliance with the covenant described under “—Certain Covenants—Asset Sales;” and

•

such Guarantor is released from its guarantees, if any, of, and all pledges and security, if any, granted in connection with, the Credit Agreement and any other Indebtedness of the Company or any Subsidiary of the Company.

A Senior Subordinated Guarantee also will be automatically released upon the applicable Subsidiary ceasing to be a Subsidiary as a result of any foreclosure of any pledge or security interest securing the Credit Agreement or other exercise of remedies in respect thereof or if such Subsidiary is released from its guarantees of, and all pledges and security interests granted in connection with, the Credit Agreement, subject to compliance with the covenant described under “—Certain covenants—Future Guarantors.” In addition, a Senior Subordinated Guarantee made by any Restricted Subsidiary will be automatically released (i) if the Company designates such Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the senior subordinated indenture, (ii) upon the exercise by the Issuers of their legal defeasance option or covenant defeasance option as described under “—Defeasance” or (iii) upon the discharge of the Issuers’ obligations under the senior subordinated indenture in accordance with the terms of the senior subordinated indenture.

Subordination of the senior subordinated notes

Only Indebtedness of the Company or a Guarantor that is Senior Indebtedness will rank senior to the senior subordinated notes and the Senior Subordinated Guarantees in accordance with the provisions of the senior subordinated indenture. The senior subordinated notes and Senior Subordinated Guarantees in all respects rank pari passu with all other Senior Subordinated Indebtedness of the Issuers and the relevant Guarantor, respectively.

Neither the Company nor any Guarantor is permitted to pay principal of, premium, if any, or interest on the senior subordinated notes (or pay any other obligations relating to the senior subordinated notes, including additional interest, if any, fees, costs, expenses, indemnities and rescission or damage claims) or make any deposit pursuant to the provisions described under “—Defeasance” or “—Satisfaction and Discharge” below and may not purchase, redeem or otherwise retire any senior subordinated notes (collectively, “pay the notes”) (except in the form of Permitted Junior Securities) if either of the following occurs (a “Payment Default”):

(1)	any Obligation on any Designated Senior Indebtedness of the Company is not paid in full in cash when due (after giving effect to any applicable grace period); or

(2)	any other default on Designated Senior Indebtedness of the Company occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms;

unless, in either case, the Payment Default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Indebtedness has been paid in full in cash. Regardless of the foregoing, the Issuers are permitted to pay the senior subordinated notes if the Company and the Trustee receive written notice approving such payment from the Representatives of all Designated Senior Indebtedness with respect to which the Payment Default has occurred and is continuing.

During the continuance of any default (other than a Payment Default) (a “Non-Payment Default”) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Company is not permitted to pay the senior subordinated notes (except in the form of Permitted Junior Securities) for a period (a “Payment Blockage Period”) commencing upon the receipt by the Trustee (with a copy to the Company) of written notice (a “Blockage Notice”) of such Non-Payment Default from the Representative of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter. The Payment Blockage Period will end earlier if such Payment Blockage Period is terminated:

(1)	by written notice to the Trustee and the Company from the Person or Persons who gave such Blockage Notice;

(2)	because the default giving rise to such Blockage Notice is cured, waived or otherwise no longer continuing; or

(3)	because such Designated Senior Indebtedness has been discharged or repaid in full in cash.

Notwithstanding the provisions described above, unless the holders of such Designated Senior Indebtedness or the Representative of such Designated Senior Indebtedness have accelerated the maturity of such Designated

Senior Indebtedness, the Issuers and related Guarantors are permitted to resume paying the senior subordinated notes after the end of such Payment Blockage Period. The senior subordinated notes shall not be subject to more than one Payment Blockage Period in any consecutive 360-day period irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period; provided that if any Blockage Notice is delivered to the Trustee by or on behalf of the holders of Designated Senior Indebtedness of the Issuers (other than the holders of Indebtedness under the Credit Agreement), a Representative of holders of Indebtedness under the Credit Agreement may give another Blockage Notice within such period. However, in no event may the total number of days during which any Payment Blockage Period or Periods on the senior subordinated notes is in effect exceed 179 days in the aggregate during any consecutive 360-day period, and there must be at least 181 days during any consecutive 360-day period during which no Payment Blockage Period is in effect. Notwithstanding the foregoing, however, no default that existed or was continuing on the date of delivery of any Blockage Notice to the Trustee will be, or be made, the basis for a subsequent Blockage Notice unless such default has been waived for a period of not less than 90 days (it being acknowledged that any subsequent action, or any breach of any financial covenants during the period after the date of delivery of a Blockage Notice, that, in either case, would give rise to a Non-Payment Default pursuant to any provisions under which a Non-Payment Default previously existed or was continuing shall constitute a new Non-Payment Default for this purpose).

In connection with the senior subordinated notes, in the event of any payment or distribution of the assets of the Company upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Company or its property:

(1)	the holders of Senior Indebtedness of the Company will be entitled to receive payment in full in cash of such Senior Indebtedness before the Holders of the senior subordinated notes are entitled to receive any payment of any kind or character with respect to any Obligations on, or relating to, the senior subordinated notes;

(2)	until the Senior Indebtedness of the Company is paid in full in cash, any payment or distribution to which Holders of the senior subordinated notes would be entitled but for the subordination provisions of the senior subordinated indenture will be made to holders of such Senior Indebtedness as their interests may appear, except that Holders of senior subordinated notes may receive Permitted Junior Securities; and

(3)	if a distribution is made to Holders of the senior subordinated notes that, due to the subordination provisions, should not have been made to them, such Holders of the senior subordinated notes are required to hold it in trust for the holders of Senior Indebtedness of the Company and pay it over to them as their interests may appear.

The subordination and payment blockage provisions described above will not prevent a Default from occurring under the senior subordinated indenture upon the failure of the Issuers to pay interest or principal with respect to the senior subordinated notes when due by their terms. If payment of the senior subordinated notes is accelerated because of an Event of Default, the Issuers must promptly notify the holders of Designated Senior Indebtedness or the Representative of such Designated Senior Indebtedness of the acceleration; provided, that any failure to give such notice shall have no effect whatsoever on the subordination provisions described herein. So long as there shall remain outstanding any Senior Indebtedness under the Credit Agreement, a Blockage Notice may be given only by the administrative agent thereunder unless otherwise agreed to in writing by the requisite lenders named therein. If any Designated Senior Indebtedness of the Company is outstanding, neither the Company nor any Guarantor may pay the senior subordinated notes until five Business Days after the Representatives of all the issuers of such Designated Senior Indebtedness receive notice of such acceleration and, thereafter, may pay the senior subordinated notes only if the senior subordinated indenture otherwise permits payment at that time.

Each Guarantor’s obligations under its Senior Subordinated Guarantee are senior subordinated obligations of that Guarantor. As such, the rights of Holders to receive payment pursuant to such Senior Subordinated

Guarantee will be subordinated in right of payment to the rights of holders of Senior Indebtedness of such Guarantor. The terms of the subordination and payment blockage provisions described above with respect to the Issuers’ obligations under the senior subordinated notes apply equally to the obligations of such Guarantor under its Senior Subordinated Guarantee.

A Holder by its acceptance of senior subordinated notes agrees to be bound by such provisions and authorizes and expressly directs the Trustee, on its behalf, to take such action as may be necessary or appropriate to effectuate the subordination provided for in the senior subordinated indenture and appoints the Trustee its attorney-in-fact for such purpose.

By reason of the subordination provisions contained in the senior subordinated indenture, in the event of a liquidation or insolvency proceeding, creditors of the Issuers or a Guarantor who are holders of Senior Indebtedness of the Issuers or such Guarantor, as the case may be, may recover more, ratably, than the Holders of the senior subordinated notes, and creditors who are not holders of Senior Indebtedness may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than the Holders of the senior subordinated notes.

The terms of the subordination provisions described above will not apply to payments from money or the proceeds of Government Securities held in trust by the Trustee for the payment of principal of and interest on the senior subordinated notes pursuant to the provisions described under “—Defeasance” or “—Satisfaction and Discharge,” if the foregoing subordination provisions were not violated at the time the applicable amounts were deposited in trust pursuant to such provisions.

Mandatory redemption; offers to purchase; open market purchases

The Issuers will not be required to make any mandatory redemption or sinking fund payments with respect to the senior subordinated notes. However, under certain circumstances, the Issuers may be required to offer to purchase senior subordinated notes as described under the captions “—Change of control” and “—Certain covenants—Asset Sales.” The Issuers or their Affiliates may at any time and from time to time purchase senior subordinated notes in the open market or otherwise.

Change of control

Upon the occurrence of a Change of Control, each holder will have the right to require the Issuers to repurchase all or any part of such holder’s senior subordinated notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), except to the extent the Issuers have previously elected to redeem senior subordinated notes as described under “—Optional redemption.”

Within 60 days following any Change of Control, except to the extent that the Issuers have exercised their right to redeem the senior subordinated notes as described under “—Optional redemption,” the Issuers shall mail a notice (a “Change of Control Offer”) to each holder with a copy to the Trustee stating:

(1)	that a Change of Control has occurred and that such holder has the right to require the Issuers to purchase such holder’s senior subordinated notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the date of purchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date);

(2)	the circumstances and relevant facts and financial information regarding such Change of Control;

(3)	the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4)	the instructions determined by the Issuers, consistent with this covenant, that a holder must follow in order to have its senior subordinated notes purchased.

The Issuers will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the senior subordinated indenture applicable to a Change of Control Offer made by the Issuers and purchases all senior subordinated notes validly tendered and not withdrawn under such Change of Control Offer. Senior subordinated notes repurchased by the Issuers or an Affiliate pursuant to a Change of Control Offer will have the status of senior subordinated notes issued but not outstanding or will be retired and cancelled at the option of the Issuers. Senior subordinated notes purchased by an unaffiliated third party pursuant to a Change of Control Offer will have the status of senior subordinated notes issued and outstanding.

A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of the making of the Change of Control Offer.

The Issuers will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of senior subordinated notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under this paragraph by virtue thereof.

This Change of Control repurchase provision is a result of negotiations between the Issuers and the Initial Purchasers. The Issuers have no present intention to engage in a transaction involving a Change of Control, although it is possible that the Issuers could decide to do so in the future. Subject to the limitations discussed below, the Issuers could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the senior subordinated indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Issuers’ capital structure or credit ratings.

The Credit Agreement contains, the Senior Indenture governing the Senior Notes contains, and existing and future Indebtedness of the Issuers and their Subsidiaries may contain, prohibitions on the occurrence of certain events that would constitute a Change of Control or require such indebtedness to be repaid or purchased upon a Change of Control. There can be no assurance that sufficient funds will be available when necessary to make any required purchases. The Credit Agreement and the Senior Indenture do not permit the Issuers to purchase senior subordinated notes in the event of a Change of Control. Even if sufficient funds were otherwise available, the terms of certain of the Company’s Indebtedness could prohibit the prepayment of senior subordinated notes prior to their scheduled maturity. Consequently, if the Issuers are not able to prepay such Indebtedness, they will be unable to fulfill their repurchase obligations if holders of senior subordinated notes exercise their repurchase rights following a Change of Control. The failure to make or consummate the Change of Control Offer or pay the purchase price when due will give the trustee and the holders the rights described under “—Events of Default.” In the event that the Issuers are required to purchase outstanding senior subordinated notes pursuant to a Change of Control Offer, the Issuers expect to seek third party financing to the extent they lack available funds to meet their purchase obligations. However, there can be no assurance that they would be able to obtain such financing.

The definition of “Change of Control” includes a phrase relating to the sale, lease or transfer of “all or substantially all” the assets of the Company and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of senior subordinated notes to require the Issuers to repurchase such senior subordinated notes as a result of a sale, lease or transfer of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

The provisions under the senior subordinated indenture relative to our obligations to make an offer to repurchase the senior subordinated notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the senior subordinated notes.

Certain covenants

The senior subordinated indenture contains covenants including, among others, the following:

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock. The senior subordinated indenture provides that:

(1)	the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock; and

(2)	the Company will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock;

provided, however, that the Company and any Restricted Subsidiary that is a Guarantor may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock and any Restricted Subsidiary that is a Guarantor may issue shares of Preferred Stock, in each case if the Debt to EBITDA Ratio of the Company at the time of such Incurrence or issuance, as the case may be, would have been less than or equal to 5.50 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of the most recently ended four full fiscal quarters for which internal financial statements are available.

The foregoing limitations will not apply to the following (“Permitted Indebtedness”):

(a)	the Incurrence by the Company or its Restricted Subsidiaries of Indebtedness under Credit Facilities and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) up to an aggregate principal amount of $1,125.0 million outstanding at any one time, less the amount of all mandatory principal payments with respect to such Indebtedness made with the Net Proceeds of Asset Sales;

(b)	the Incurrence by the Company and the Guarantors of Indebtedness represented by the senior subordinated notes (not including any additional senior subordinated notes) and the Senior Subordinated Guarantees and any exchange notes and guarantees thereof;

(c)	the Incurrence by the Company and the Guarantors of Indebtedness represented by the Senior Notes and the guarantees by the Company’s Restricted Subsidiaries of the Senior Notes and any exchange notes and guarantees thereof in aggregate principal amount outstanding not to exceed $400.0 million;

(d)	Indebtedness existing on the Issue Date (other than Indebtedness described in clauses (a), (b) and (c));

(e)	Indebtedness (including Capitalized Lease Obligations) Incurred by the Company or any of its Restricted Subsidiaries to finance the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets (but no other material assets)) and any Refinancing Indebtedness with respect to any Indebtedness Incurred pursuant to this clause (e); provided, however, the aggregate principal amount of all Indebtedness Incurred pursuant to this clause (e) (including any such Refinancing Indebtedness Incurred under this clause (e)) and then outstanding does not exceed the greater of (x) $50.0 million and (y) 2.5% of Total Assets; provided, further that the Company or any of its Restricted Subsidiaries may Refinance Indebtedness previously Incurred pursuant to this clause (e) without regard to subsequent changes in Total Assets;

(f)	Indebtedness Incurred by the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit, such obligations are reimbursed within 30 days following such drawing;

(g)	Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred in connection with the disposition of any business, assets or a Subsidiary of the Company in accordance with the terms of the senior subordinated indenture, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(h)	Indebtedness of the Company to a Restricted Subsidiary; provided, however, that, unless such Indebtedness is owed to a Guarantor, such Indebtedness is subordinated in right of payment to the senior subordinated notes; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary of the Company or any other subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness;

(i)	shares of Preferred Stock of a Restricted Subsidiary issued to the Company or another Restricted Subsidiary of the Company; provided, however, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary, or any other subsequent transfer of any such shares of Preferred Stock (except to the Company or another Restricted Subsidiary), shall be deemed, in each case, to be an issuance of shares of Preferred Stock;

(j)	Indebtedness of a Restricted Subsidiary to the Company or another Restricted Subsidiary; provided, however, that (i) any such Indebtedness is made pursuant to an intercompany note and (ii) to the extent applicable, if a Guarantor Incurs such Indebtedness to a Restricted Subsidiary that is not a Guarantor, such Indebtedness is subordinated in right of payment to the Senior Subordinated Guarantee of such Guarantor; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary lending such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness;

(k)	Hedging Obligations that are Incurred in the ordinary course of business (and not for speculative purposes): (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of the indenture to be outstanding; (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (3) for the purpose of fixing or hedging commodity price risk with respect to any commodity purchases;

(l)	obligations in respect of performance, bid and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business;

(m)	Indebtedness or Disqualified Stock of the Company or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount, which when aggregated with the principal amount or liquidation preference of all other Indebtedness and Disqualified Stock then outstanding and Incurred pursuant to this clause (m), does not exceed $60.0 million at any one time outstanding;

(n)

any guarantee by the Company or a Restricted Subsidiary of Indebtedness or other obligations of the Company or any of its Restricted Subsidiaries so long as the Incurrence of such Indebtedness or other obligation by the Company or such Restricted Subsidiary is permitted under the terms of the indenture;

provided, however, that if such Indebtedness is by its express terms subordinated in right of payment to the senior subordinated notes or any Senior Subordinated Guarantee, if applicable, of such Restricted Subsidiary, as applicable, any such guarantee of such Guarantor with respect to such Indebtedness shall be subordinated in right of payment to such Guarantor’s Senior Subordinated Guarantee with respect to the senior subordinated notes substantially to the same extent as such Indebtedness is subordinated to the senior subordinated notes or the Senior Subordinated Guarantee of such Restricted Subsidiary, as applicable;

(o)	the Incurrence by the Company or any of its Restricted Subsidiaries of Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to the first paragraph of this covenant or clauses (b), (c), (d) or (p) of this paragraph or this clause (o);

(p)	Indebtedness or Disqualified Stock of Persons that are acquired by the Company or any of its Restricted Subsidiaries or merged into the Company or a Restricted Subsidiary in accordance with the terms of the indenture; provided, however, that such Indebtedness or Disqualified Stock is not Incurred in contemplation of such acquisition or merger or to provide all or a portion of the funds or credit support required to consummate such acquisition or merger; provided further, however, that after giving effect to such acquisition and the Incurrence of such Indebtedness either:

(1)	the Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Debt to EBITDA Ratio test set forth in the first sentence of this covenant; or

(2)	the Debt to EBITDA Ratio test would be lower than immediately prior to such acquisition;

(q)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two Business Days of its Incurrence;

(r)	Indebtedness of the Company or any Restricted Subsidiary of the Company supported by a letter of credit issued pursuant to the Credit Agreement, in a principal amount not in excess of the stated amount of such letter of credit;

(s)	Contribution Indebtedness;

(t)	(1) if the Company or any of its Restricted Subsidiaries could Incur $1.00 of additional Indebtedness pursuant to the first paragraph hereof after giving effect to such borrowing, Indebtedness of Foreign Subsidiaries not otherwise permitted hereunder or (2) if the Company could not Incur $1.00 of additional Indebtedness pursuant to the first paragraph hereof after giving effect to such borrowing, Indebtedness of Foreign Subsidiaries Incurred for working capital purposes, in either case in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness then outstanding and Incurred pursuant to this clause (t), does not exceed the greater of (x) $10.0 million and (y) 5% of the consolidated assets of the Foreign Subsidiaries;

(u)	Preferred Stock that is not Disqualified Stock and issued by a Restricted Subsidiary of the Company to a Person holding a minority Equity Interest in such Restricted Subsidiary (after giving effect to such issuance) in an aggregate amount not to exceed $10.0 million at any one time issued and outstanding; provided, however, that such Preferred Stock is not exchangeable or convertible into Indebtedness of the Company or any of its Restricted Subsidiaries and does not require cash payments of dividends at any time that such cash payment would result in a Default or Event of Default under the senior subordinated indenture governing the senior subordinated notes;

(v)	customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

(w)	Indebtedness owed on a short-term basis of no longer than 30 days to banks and other financial institutions Incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of the Company or any of its Restricted Subsidiaries;

(x)	Indebtedness Incurred by the Company or any of its Restricted Subsidiaries in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case Incurred or undertaken in the ordinary course of business on arm’s length commercial terms on a recourse basis and not pursuant to any receivables securitization facility, asset-based loan facility or long-term factoring program; and

(y)	Indebtedness of the Company or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements in each case, Incurred in the ordinary course of business.

Notwithstanding the foregoing, neither the Company nor any Guarantor may Incur any Permitted Indebtedness if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Indebtedness unless such Permitted Indebtedness will be subordinated to the senior subordinated notes or such Guarantor’s Senior Subordinated Guarantee, as applicable, to at least the same extent as such Subordinated Indebtedness.

For purposes of determining compliance with this covenant:

(1)	in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of Permitted Indebtedness or is entitled to be Incurred pursuant to the first paragraph of this covenant, the Company, in its sole discretion, will classify (and may later reclassify) such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) (in the case of a reclassification, to the extent the reclassified item could be Incurred pursuant to one of such categories or such first paragraph at the time of such reclassification) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in such category or under the first paragraph of this covenant; provided, however, that all Indebtedness outstanding under the Credit Agreement on the Issue Date will be treated as Incurred on the Issue Date under clause (a) of the second preceding paragraph; and

(2)	at the time of incurrence, the Company will be entitled to divide and classify an item of Indebtedness, Disqualified Stock or Preferred Stock in more than of the types of Indebtedness described in the first and second paragraphs above.

Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, of the same class will not be deemed to be an Incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this covenant.

Limitation on Restricted Payments. The senior subordinated indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests, including any payment made in connection with any merger or consolidation involving the Company (other than (A) dividends or distributions by the Company payable solely in Equity Interests (other than Disqualified Stock) of the Company; or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(2)	purchase or otherwise acquire or retire for value any Equity Interests of the Company or any direct or indirect parent of the Company;

(3)

make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Indebtedness

(other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement, and (B) Indebtedness permitted under clauses (h) and (j) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”); or

(4)	make any Restricted Investment

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(a)	no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(b)	immediately after giving effect to such transaction on a pro forma basis, the Company could Incur $1.00 of additional Indebtedness under the provisions of the first paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(c)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Issue Date (including, without duplication, Restricted Payments permitted by clauses (1), (8) and (15) (to the extent the repurchase of Subordinated Indebtedness occurs as the result of an Asset Sale) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum of, without duplication,

(1)	an amount equal to the Company’s EBITDA for the period from the beginning of the first fiscal quarter commencing on or after September 28, 2009 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (the “Basket Period”) less the product of 1.75 times the Company’s Consolidated Interest Expense for the Basket Period, plus

(2)	100% of the aggregate net proceeds, including cash and the Fair Market Value of property other than cash, received by the Company since the Issue Date from the issue or sale of Equity Interests of the Company (excluding Refunding Capital Stock, Designated Preferred Stock, Excluded Contributions, Disqualified Stock, any Cash Contribution Amount and the net proceeds received from Equity Offerings to the extent used to redeem notes in compliance with the provisions set forth under the caption “—Optional redemption”), including Equity Interests issued upon conversion of Indebtedness or upon exercise of warrants or options (other than an issuance or sale to a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries), plus

(3)	100% of the aggregate amount of contributions to the capital of the Company received in cash and the Fair Market Value of property other than cash since the Issue Date (other than Refunding Capital Stock, Designated Preferred Stock, Excluded Contributions, Disqualified Stock and the Cash Contribution Amount), plus

(4)	100% of the aggregate amount received in cash and the Fair Market Value of property other than cash received from:

(A)	the sale or other disposition (other than to the Company or a Restricted Subsidiary) of Restricted Investments made by the Company and its Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from the Company and its Restricted Subsidiaries by any Person (other than the Company or any of its Subsidiaries) and from repayments of loans or advances which constituted Restricted Investments,

(B)	the sale (other than to the Company or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary, or

(C)	a distribution or dividend from an Unrestricted Subsidiary, plus

(5)	in the event any Unrestricted Subsidiary has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Company or a Restricted Subsidiary, the Fair Market Value of the Investment of the Company in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), after deducting any indebtedness associated with the Unrestricted Subsidiary so designated or combined or any indebtedness associated with the assets so transferred or conveyed.

The foregoing provisions will not prohibit:

(1)	the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the indenture;

(2) (a)	the repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) or Subordinated Indebtedness of the Company in exchange for, or out of the proceeds of the substantially concurrent sale of, Equity Interests of the Company or Holdings to the extent contributed to the Company or out of a capital contribution to the Company (in each case, other than any Disqualified Stock of the Company or any Equity Interests sold to a Subsidiary of the Company or to an employee stock ownership plan or any trust established by the Company or any of its Subsidiaries) (collectively, including any such contributions, “Refunding Capital Stock”); and

(b)	the declaration and payment of accrued dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company or to an employee stock ownership plan or any trust established by the Company or any of its Subsidiaries) of Refunding Capital Stock;

(3)	the Refinancing of Subordinated Indebtedness of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Company which is Incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” so long as

(a)	the principal amount of such new Indebtedness does not exceed the principal amount of the Subordinated Indebtedness being so Refinanced (plus the amount of any premium (including tender offer premiums and defeasance costs) required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so Refinanced plus any fees and expenses incurred in connection therewith),

(b)	such Indebtedness is subordinated or pari passu to the senior subordinated notes at least to the same extent as such Subordinated Indebtedness so Refinanced,

(c)	such indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so Refinanced, and

(d)	such Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so Refinanced;

(4)	the repurchase, retirement or other acquisition for value of Equity Interests of the Company or Holdings held by any future, present or former employee, director or consultant of the Company, Holdings or any Subsidiary of the Company pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement; provided, however, that the aggregate amounts paid under this clause (4) do not exceed $5.0 million in any calendar year (with unused amounts in any calendar year being permitted to be carried over for the two succeeding calendar years); provided further, however, that such amount in any calendar year may be increased by an amount not to exceed:

(a)	the cash proceeds received by the Company or any of its Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Stock) of the Company or Equity Interests of Holdings,

to the extent contributed to the Company, to members of management, directors or consultants of the Company and its Restricted Subsidiaries that occurs after the Issue Date (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under clause (c) of the immediately preceding paragraph); plus

(b)	the cash proceeds of key man life insurance policies received by the Company and its Restricted Subsidiaries after the Issue Date;

provided, however, that the Company may elect to apply all or any portion of the aggregate increase contemplated by clauses (a) and (b) above in any single calendar year;

(5)	the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Company or any of its Restricted Subsidiaries issued in accordance with the covenant described in the section entitled “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(6)	the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date; provided, however, that (A) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis, the Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Debt to EBITDA Ratio test set forth in the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and (B) the aggregate amount of dividends declared and paid pursuant to this clause (6) does not exceed the net cash proceeds actually received by the Company directly from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date;

(7)	Investments in Unrestricted Subsidiaries and joint ventures having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (7) that are at that time outstanding, not to exceed $40.0 million at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(8)	the payment of dividends on the Company’s common stock of up to 6.0% per annum of the net proceeds received by, or contributed to, the Company from any public offering of common stock of the Company or Holdings other than public offerings registered on Form S-8 or constituting an Excluded Contribution;

(9)	Restricted Payments that are made with Excluded Contributions;

(10)	other Restricted Payments in an aggregate amount not to exceed $50.0 million;

(11)	the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Company or a Restricted Subsidiary of the Company by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents);

(12)	payments, whether in the form of cash dividends or other distributions on the Company’s Capital Stock or otherwise, used to fund the payment, purchase or other satisfaction of current or deferred fees and expenses owed by the Company or its Restricted Subsidiaries to Affiliates to the extent permitted by the covenant described under “—Transactions with Affiliates”;

(13)	repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options;

(14)

without duplication of amounts paid under clause (17) below, during a period when the Company is treated as a partnership for federal, state or local or foreign income tax purposes and after such period to the extent relating to the liability for such period, the payment of distributions in respect of partners’ income tax liability with respect to the Company solely as a result of the Company being a partnership or similar pass-through entity for federal, state or local or foreign income tax purposes in an amount not to exceed the taxable income of the Company multiplied by the highest combined federal, state and local and foreign income tax rate applicable to the partners of certain Affiliates of Blackstone;

(15)	the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness in accordance with the provisions similar to those described under the captions “—Change of Control” and “—Asset Sales”; provided, however, that all senior subordinated notes tendered by holders in connection with a Change of Control Offer or Asset Sale Offer, as applicable have been repurchased, redeemed or acquired for value;

(16)	the payment of fees and expenses incurred by Blackstone and VUE and paid by the Issuers in connection with the Transactions;

(17)	the declaration and payment of dividends by the Company to, or the making of loans to, Holdings in amounts required for Holdings to pay, in each case without duplication, (i) franchise and excise taxes and other fees, taxes and expenses required to maintain its corporate existence; (ii) without duplication of amounts paid under clause (14) above, foreign, federal, state and local income taxes, to the extent such income taxes are attributable to the income of the Company and its Restricted Subsidiaries and, to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries; provided, however, that in each case the amount of such payments in any fiscal year does not exceed the amount that the Company and its Restricted Subsidiaries would be required to pay in respect of foreign, federal, state and local taxes for such fiscal year were the Company, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent described above) to pay such taxes separately from Holdings; (iii) customary salary, bonus and other benefits payable to officers and employees of Holdings to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Company and its Restricted Subsidiaries and to the extent such salaries, bonuses and other benefits were deducted in computing Consolidated Net Income of the Company; (iv) general corporate operating and overhead costs and expenses of Holdings to the extent such costs and expenses are attributable to the ownership or operation of the Company and its Restricted Subsidiaries; and (v) fees and expenses other than to Affiliates of the Company related to any unsuccessful equity or debt offering of Holdings; and

(18)	any Restricted Payments in connection with the Transactions;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (6), (7), (10) and (11), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

As of the Issue Date, the Company’s Subsidiaries were all Restricted Subsidiaries. The Company will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will only be permitted if a Restricted Payment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Dividend and Other Payment Restrictions Affecting Subsidiaries. The senior subordinated indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a)	(i) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock; or (2) with respect to any other interest or participation in, or measured by, its profits; or (ii) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(b)	make loans or advances to the Company or any of its Restricted Subsidiaries; or

(c)	sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries;

except in each case for such encumbrances or restrictions existing under or by reason of:

(1)	contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Credit Agreement, the other Senior Credit Documents and the Consultant Agreement;

(2)	the senior subordinated indenture and the senior subordinated notes;

(3)	the Senior Indenture and the Senior Notes;

(4)	applicable law or any applicable rule, regulation or order;

(5)	any agreement or other instrument relating to Indebtedness of a Person acquired by the Company or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof or to provide all or any portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(6)	any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(7)	Secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(8)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(9)	customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(10)	purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (c) above on the property so acquired;

(11)	customary provisions contained in leases and other similar agreements entered into in the ordinary course of business that impose restrictions of the type described in clause (c) above;

(12)

other Indebtedness of Restricted Subsidiaries (i) that is Incurred subsequent to the Issue Date pursuant to the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and either (A) the provisions relating to such encumbrances or restriction contained in such Indebtedness are not materially less favorable to the Issuers, taken as a whole, as determined by the Board of Directors of the Company in good faith, than the provisions contained in the Credit Agreement as in effect on the Issue Date or (B) any such encumbrance or restriction contained in such Indebtedness does not prohibit (except upon a default or event of default thereunder) the payment of dividends or distributions in an amount sufficient, as determined by the

Board of Directors of the Company in good faith, to make scheduled payments of cash interest on the senior subordinated notes when due (taking into account the resources of the Company at such time); or (ii) that are Foreign Subsidiaries that is Incurred subsequent to the Issue Date pursuant to clause (e), (m) or (t) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(13)	any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (12) above; provided, however, that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, not materially more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Asset Sales. The senior subordinated indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, cause or make an Asset Sale, unless (x) the Company or any Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of, and (y) except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided, however, that the amount of:

(a)	any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Company or such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the senior subordinated notes) that are assumed by the transferee of any such assets,

(b)	any notes or other obligations or other securities or assets received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days of the receipt thereof (to the extent of the cash received),

(c)	any Designated Non-cash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of 2.5% of Total Assets and $50.0 million at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value), and

(d)	any non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with the sale of unimproved real property owned by the Company on the Issue Date (such non-cash consideration being referred to herein as “Land Sale Non-cash Consideration”)

shall be deemed to be Cash Equivalents for the purposes of this provision.

Within 365 days after the Company’s or any Restricted Subsidiary’s receipt of the Net Proceeds of any Asset Sale, the Company or such Restricted Subsidiary may apply the Net Proceeds from such Asset Sale, at its option:

(1)	to permanently reduce:

(a)	Obligations under Senior Indebtedness (and, in the case of revolving Obligations, to correspondingly reduce commitments with respect thereto);

(b)	Obligations under any Senior Subordinated Indebtedness (and to correspondingly reduce commitments, if any, with respect thereto); provided, however, that the Company shall equally and ratably reduce Obligations under the senior subordinated notes through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders to purchase their senior subordinated notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of senior subordinated notes that would otherwise be prepaid; or

(c)	Indebtedness of a Restricted Subsidiary that is not a Guarantor, in each case other than Indebtedness owed to the Company or an Affiliate of the Company, or

(2)	to make (a) an Investment in any one or more businesses; provided, however, that such Investment in any business is in the form of the acquisition of Capital Stock and results in the Company or one of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) capital expenditures or (c) acquisitions of other long-lived assets, in each of (a), (b) and (c), used or useful in a Similar Business, or

(3)	to make an Investment in (a) any one or more businesses, provided, however, that such Investment in any business is in the form of the acquisition of Capital Stock and results in the Company or one of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) properties or (c) acquisitions of other long-lived assets that, in each of (a), (b) and (c), replace the businesses, properties and/or assets that are the subject of such Asset Sale.

Pending the final application of any such Net Proceeds, the Company or such Restricted Subsidiary may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Proceeds in Cash Equivalents. The senior subordinated indenture provides that any Net Proceeds from any Asset Sale that are not applied as provided and within the time period set forth in the above paragraph will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $20.0 million, the Company shall make an offer to purchase, prepay or redeem (an “Asset Sale Offer”) on a pro rata basis the maximum principal amount of senior subordinated notes and any other Senior Indebtedness that requires that the Company offer to purchase such other Senior Indebtedness in connection with such Asset Sale to (i) all holders of senior subordinated notes and (ii) all holders of any such Senior Indebtedness. Such Asset Sale Offer will be at an offer price in cash (A) in the case of the senior subordinated notes, of 100% of the principal amount of the senior subordinated notes, plus accrued and unpaid interest and additional interest, if any, thereon to the date of repurchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date in accordance with the procedures set forth in the senior subordinated indenture), and (B) in the case of other Senior Indebtedness of the Company, sufficient to comply with the provisions governing such Senior Indebtedness of the Company (provided that in no event shall the Company offer to purchase other Senior Indebtedness at a purchase price in excess of 100% of its principal amount, plus accrued and unpaid interest thereon). The Company will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed $20.0 million by mailing the notice required pursuant to the terms of the senior subordinated indenture, with a copy to the Trustee. To the extent that the aggregate amount of senior subordinated notes and other Senior Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for any purpose not prohibited by the senior subordinated indenture. If the aggregate principal amount of senior subordinated notes surrendered by holders thereof exceeds the pro rata amount of Excess Proceeds to be used to purchase the senior subordinated notes, the Trustee shall select the senior subordinated notes to be purchased in the manner described below. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the repurchase of the senior subordinated notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the senior subordinated indenture, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the senior subordinated indenture by virtue thereof.

If more senior subordinated notes are tendered pursuant to an Asset Sale Offer than the Company is required to purchase, selection of such senior subordinated notes for purchase will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such senior subordinated notes are listed or, if such senior subordinated notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with applicable legal requirements); provided that no notes of $2,000 or less shall be purchased in part.

Notices of an Asset Sale Offer shall be mailed by first-class mail, postage prepaid, at least 30 but not more than 60 days before the purchase date to each holder of senior subordinated notes at such holder’s registered address. If any senior subordinated note is to be purchased in part only, any notice of purchase that relates to such senior subordinated note shall state the portion of the principal amount thereof that has been or is to be purchased.

A new senior subordinated note in principal amount equal to the unpurchased portion of any note purchased in part will be issued in the name of the holder thereof upon cancellation of the original note. On and after the purchase date, unless the Company defaults in payment of the purchase price, interest shall cease to accrue on senior subordinated notes or portions thereof purchased.

The Credit Agreement and Senior Indenture limit, and future credit agreements or other agreements relating to Senior Indebtedness to which the Company becomes a party may prohibit or limit, the Company from purchasing any senior subordinated notes pursuant to this Asset Sales covenant. In the event the Company is prohibited from purchasing the senior subordinated notes, the Company could seek the consent of their lenders and the holders of the Senior Notes to the purchase of the senior subordinated notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such consent or repay such borrowings, it will remain prohibited from purchasing the senior subordinated notes. In such case, the Company’s failure to purchase tendered senior subordinated notes would constitute an Event of Default under the senior subordinated indenture. If, as a result thereof, a default occurs with respect to any Senior Indebtedness, the subordination provisions in the senior subordinated indenture would restrict payments to the Holders of the senior subordinated notes under certain circumstances.

Transactions with Affiliates. The senior subordinated indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with or for the benefit of, any Affiliate of the Company (each of the foregoing, an “Affiliate Transaction”) if such Affiliate Transaction or series of related Affiliate Transactions involves aggregate consideration in excess of $5.0 million, unless:

(a)	such Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(b)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15.0 million, the Company delivers to the Trustee a resolution adopted in good faith by the majority of the Board of Directors of the Company approving such Affiliate Transaction and set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (a) above.

The foregoing provisions will not apply to the following:

(1)	transactions between or among the Company and/or any of its Restricted Subsidiaries;

(2)	Restricted Payments permitted by the provisions of the senior subordinated indenture described above under the covenant “—Limitation on Restricted Payments”;

(3)	the payment of annual management, consulting, monitoring and advisory fees to VUE and its Affiliates and Blackstone and its Affiliates in an amount in any fiscal year not to exceed $5.0 million in the aggregate;

(4)	the payment of reasonable and customary compensation to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or of Affiliates of the Company providing services to the Company and/or any Restricted Subsidiary;

(5)	payments by the Company or any of its Restricted Subsidiaries to Blackstone made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved by a majority of the Board of Directors of the Company in good faith;

(6)	transactions in which the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of the preceding paragraph;

(7)	payments, loans or advances to employees or consultants in the ordinary course of business, subject to any limitations otherwise set forth in the senior subordinated indenture;

(8)	any consulting, employment or severance agreements or benefit arrangements entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business (other than with a Permitted Holder);

(9)	any agreement as in effect as of the Issue Date or any amendment thereto (so long as any such amendment is not disadvantageous to the holders of the senior subordinated notes in any material respect) or any transaction contemplated thereby;

(10)	the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of the Registration Rights Agreement and any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any amendment thereto or similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (10) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the holders of the senior subordinated notes in any material respect;

(11)	the payment to VUE or its designee of current or deferred portions of the Special Fee, so long as after giving effect to such payment, on a pro forma basis, the Company would have had a Special Fee Ratio of no less than 1.10 to 1.00;

(12)	transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the senior subordinated indenture, which are on terms not materially less favorable than as might reasonably have been obtained at such time from an unaffiliated party;

(13)	agreements in connection with the development, construction and operation of hotels, restaurants and other resort facilities; provided, however, that such Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that could reasonably be expected to have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person;

(14)	transactions relating to resort venues in which the Company or its Affiliates have an ownership or management interest; provided, however, that such Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that could reasonably be expected to have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person;

(15)	any purchase by any Affiliate of Equity Interests (other than Disqualified Stock) of the Company, or any contribution by any Affiliate to the equity capital of the Company;

(16)	transactions with VUE, Blackstone or their respective Affiliates consisting of reimbursement of expenses, obligations, sharing of operating and capital costs, sharing of software and IT hardware systems, licensing and sublicensing of rights under intellectual property, joint marketing arrangements, promotional, merchandising and advertising arrangements, purchase or sale of services, goods and products, participation in joint ticket products, sharing of personnel and employees, the participation in, and reimbursement obligations with respect to, coverage under insurance policies and joint purchasing arrangements, in each case consistent with past practice or practice in effect on the Issue Date or as modified in a manner no less favorable to the Company; provided, however, that such Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that could reasonably be expected to have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person;

(17)	the reimbursement of out-of-pocket expenses actually and properly incurred by VUE or its Affiliates and Blackstone or its Affiliates in connection with activities of the Company as permitted pursuant to the Partnership Agreement as in effect on the Issue Date or as modified in a manner no less favorable to the Company;

(18)	the Transactions;

(19)	to the extent otherwise permitted under the senior subordinated indenture, any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to (or the funding of) employment arrangements, stock options and stock ownership plans to managers, employees or other individuals that are not employed by the Company or its Restricted Subsidiaries but provide services to the Company and its Restricted Subsidiaries;

(20)	the participation by the Company and/or any of its Restricted Subsidiaries in any program sponsored by any of the Company’s Affiliates that is made generally available to such Affiliates’ subsidiaries or Persons in which such Affiliate invests; provided, however, that the Company or such Restricted Subsidiary participates on substantially the same terms as are made available to such subsidiaries or such Persons; provided further, however, that such Affiliate Transaction is on terms that are not materially less favorable to the Company or such Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(21)	transactions permitted by, and complying with, the provisions of the covenant described under “—Merger, consolidation or sale of all or substantially all assets.”

Notwithstanding anything to the contrary, Special Fees may only be paid in accordance with clause (11) above.

Liens. The senior subordinated indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien on any asset or property of the Company or such Restricted Subsidiary, or any income or profits therefrom, or assign or convey any right to receive income therefrom, that secures any Indebtedness of the Company or any of its Subsidiaries ranking pari passu with or subordinated to the senior subordinated notes unless the senior subordinated notes are equally and ratably secured with (or on a senior basis to, in the case of Indebtedness subordinated in right of payment to the senior subordinated notes) the Indebtedness so secured until such time as such Indebtedness is no longer secured by such Lien. The preceding sentence will not require the Company or any Restricted Subsidiary to secure the senior subordinated notes if the Lien consists of a Permitted Lien.

Limitation on Layering. The senior subordinated indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is subordinate in right of payment to any Senior Indebtedness of the Company or such Restricted Subsidiary, as the case may be, unless such Indebtedness is either:

(1)	equal in right of payment with the senior subordinated notes or such Guarantor’s Senior Subordinated Guarantee of the senior subordinated notes, as the case may be; or

(2)	expressly subordinated in right of payment to the senior subordinated notes or such Guarantor’s Senior Subordinated Guarantee of the senior subordinated notes, as the case may be.

The senior subordinated indenture will not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (2) Senior Indebtedness as subordinated or junior to any other Senior Indebtedness merely because it has a junior priority with respect to the same collateral.

Limitation on Business Activities of UCDP Finance, Inc. UCDP Finance, Inc. will not hold any material assets, become liable for any material obligations, engage in any trade or business, or conduct any business activity, other than the issuance of Equity Interests to the Company or any Wholly Owned Restricted Subsidiary, the incurrence of Indebtedness as a co-obligor or guarantor of Indebtedness incurred by the Company, including the senior subordinated notes, the Senior Notes and the respective exchange notes, if any, that is permitted to be incurred by the Company under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” above (provided that the net proceeds of such Indebtedness are retained by the Company or loaned to or contributed as capital to one or more Restricted Subsidiaries other than UCDP Finance, Inc.), and activities incidental thereto. Neither the Company nor any Restricted Subsidiary shall engage in any transactions with UCDP Finance, Inc. in violation of the immediately preceding sentence.

Reports and Other Information. The senior subordinated indenture provides that notwithstanding that the Issuers may not be subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act, the Issuers will continue to file with the SEC (and provide the Trustee and holders with copies thereof, without cost to any holder, within 15 days after filing with the SEC) from and after the Issue Date,

(1)	within 90 days after the end of each fiscal year (or such shorter period as may be required by the SEC), annual reports on Form 10-K (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form),

(2)	within 45 days after the end of each of the first three fiscal quarters of each fiscal year (or such shorter period as may be required by the SEC), reports on Form 10-Q (or any successor or comparable form),

(3)	promptly from time to time after the occurrence of an event required to be therein reported (and in any event within the time period specified for filing current reports on Form 8-K by the SEC), such other reports on Form 8-K (or any successor or comparable form), and

(4)	any other information, documents and other reports which the Issuers would be required to file with the SEC if they were subject to Sections 13 or 15(d) of the Exchange Act;

provided, however, the Issuers shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Issuers will make available such information to prospective purchasers of senior subordinated notes, in addition to providing such information to the Trustee and the holders, in each case within 15 days after the time the Issuers would be required to file such information with the SEC if they were subject to Section 13 or 15(d) of the Exchange Act.

Notwithstanding the foregoing, the Issuers may satisfy the foregoing reporting requirements prior to the effectiveness of the Exchange Offer Registration Statement or Shelf Registration Statement by publicly filing with the SEC the Exchange Offer Registration Statement or Shelf Registration Statement, to the extent any such Registration Statement contains substantially the same information as would be required to be filed by the Issuers if they were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, and by providing the Trustee and holders with such Registration Statement (and amendments thereto) promptly following the filing with the SEC thereof.

Notwithstanding the foregoing, the Issuers will be deemed to have furnished such reports referred to above to the Trustee and the holders of the senior subordinated notes if the Issuers have filed such reports with the SEC via the EDGAR filing system and such reports are publicly available or by posting such reports on a publicly accessible page on the Issuer’s website.

Future Guarantors. The senior subordinated indenture provides that the Company will cause each Wholly Owned Restricted Subsidiary that is a Domestic Subsidiary that:

(a)	Incurs any Indebtedness pursuant to the Credit Agreement or otherwise pursuant to clause (a) of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or guarantees any Indebtedness Incurred pursuant to the Credit Agreement or otherwise pursuant to such clause (a); or

(b)	Incurs any capital markets Indebtedness or guarantees any capital markets Indebtedness, shall guarantee the senior subordinated notes on the terms provided for in the senior subordinated indenture.

Merger, consolidation or sale of all or substantially all assets

The senior subordinated indenture provides that neither of the Issuers may consolidate or merge with or into or wind up into (whether or not such Issuer is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless:

(1)	such Issuer is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state or territory thereof or the District of Columbia (such Issuer or such Person, as the case may be, being herein called the “Successor Company”);

(2)	the Successor Company (if other than such Issuer) expressly assumes all the obligations of such Issuer under the senior subordinated indenture and the senior subordinated notes pursuant to a supplemental indenture or other documents or instruments in form satisfactory to the Trustee;

(3)	immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction) no Default or Event of Default shall have occurred and be continuing;

(4)	immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period, either

(a)	the Successor Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Debt to EBITDA Ratio test set forth in the first sentence of the covenant described under “—Certain covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”, or

(b)	the Debt to EBITDA Ratio for the Successor Company and its Restricted Subsidiaries would be no higher than such ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction;

(5)	each Guarantor, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under the senior subordinated indenture and the senior subordinated notes; and

(6)	the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel satisfactory to it, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the senior subordinated indenture.

The Successor Company will succeed to, and be substituted for, such Issuer under the senior subordinated indenture and the senior subordinated notes. Notwithstanding the foregoing clauses (3) and (4), (a) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company or to another Restricted Subsidiary, and (b) the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating or reforming the Company in another state of the United States so long as the amount of Indebtedness of the Company and its Restricted Subsidiaries is not increased thereby.

The senior subordinated indenture further provides that subject to certain limitations in the senior subordinated indenture governing release of a Senior Subordinated Guarantee upon the sale or disposition of a Restricted Subsidiary that is a Guarantor, each such Guarantor will not, and the Company will not permit such a Guarantor to, consolidate or merge with or into or wind up into (whether or not such Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:

(1)	such Guarantor is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state or territory thereof, the District of Columbia (such Guarantor or such Person, as the case may be, being herein called the “Successor Guarantor”);

(2)	the Successor Guarantor (if other than such Guarantor) expressly assumes all the obligations of such Guarantor under the senior subordinated indenture and such Guarantor’s Senior Subordinated Guarantee pursuant to a supplemental indenture or other documents or instruments in form satisfactory to the Trustee;

(3)	immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Guarantor or any of its Subsidiaries as a result of such transaction as having been Incurred by the Successor Guarantor or such Subsidiary at the time of such transaction) no Default or Event of Default shall have occurred and be continuing; and

(4)	such Guarantor shall have delivered or caused to be delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel satisfactory to it, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the senior subordinated indenture.

Notwithstanding the foregoing, a Guarantor may merge with an Affiliate incorporated solely for the purpose of reincorporating such Guarantor in another state of the United States so long as the amount of Indebtedness of the Guarantor is not increased thereby.

Defaults

An Event of Default is defined in the senior subordinated indenture as:

(1)	a default in any payment of interest on any senior subordinated note when due continued for 30 days (whether or not prohibited by the subordination provisions of the senior subordinated indenture),

(2)	a default in the payment of principal of or premium, if any, on any note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise (whether or not prohibited by the subordination provisions of the senior subordinated indenture),

(3)	the failure by the Issuers to comply with their obligations under the covenant described under “—Merger, consolidation or sale of all or substantially all assets” above,

(4)	the failure by the Issuers to comply for 30 days after notice with any of their obligations under the covenant described under “—Change of control” or “—Certain covenants” above (in each case, other than a failure to purchase senior subordinated notes),

(5)	the failure by the Issuers to comply for 60 days after notice with their other agreements contained in the senior subordinated notes or the senior subordinated indenture,

(6)	the failure by the Issuers or any Significant Subsidiary to pay any Indebtedness (other than Indebtedness owing to the Company or a Restricted Subsidiary) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default if the total amount of such Indebtedness unpaid or accelerated exceeds $50.0 million (the “cross-acceleration provision”),

(7)	certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary (the “bankruptcy provisions”),

(8)	the failure by the Issuers or any Significant Subsidiary to pay final non-appealable judgments aggregating in excess of $50.0 million (net of any amounts which are covered by enforceable insurance policies issued by solvent carriers), which judgments are not discharged, waived or stayed for a period of 60 days (the “judgment default provision”), or

(9)	any Senior Subordinated Guarantee of a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms thereof) or any Guarantor denies or disaffirms its obligations under the senior subordinated indenture or any Senior Subordinated Guarantee and such Default continues for 10 days.

The foregoing constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a default under clause (4) or (5) does not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of outstanding senior subordinated notes notify the Issuers of the default and the Issuers do not cure such default within the time specified in clauses (4) and (5) hereof after receipt of such notice.

If an Event of Default (other than a Default relating to certain events of bankruptcy, insolvency or reorganization of the Company) occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of outstanding senior subordinated notes by notice to the Issuers may declare the principal of, premium, if any, and accrued but unpaid interest on all the senior subordinated notes to be due and payable; provided, however, that so long as any Indebtedness permitted to be incurred under the senior subordinated indenture as part of the Credit Agreement shall be outstanding, no such acceleration shall be effective until the earlier of:

(1)	acceleration of any such Indebtedness under the Credit Agreement; or

(2)	five Business Days after the giving of written notice of such acceleration to the Company and the administrative agent under the Credit Agreement.

Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs, the principal of, premium, if any, and interest on all the senior subordinated notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any holders. Under certain circumstances, the holders of a majority in principal amount of outstanding senior subordinated notes may rescind any such acceleration with respect to the senior subordinated notes and its consequences.

In the event of any Event of Default specified in clause (6) of the first paragraph above, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders of the senior subordinated notes, if within 20 days after such Event of Default arose the Issuers deliver an Officers’ Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured; provided, however, that in no event shall an acceleration of the principal amount of the senior subordinated notes as described above be annulled, waived or rescinded upon the happening of any such events.

Subject to the provisions of the senior subordinated indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the senior subordinated indenture at the request or direction of any of the holders unless such holders have offered to the Trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder may pursue any remedy with respect to the senior subordinated indenture or the senior subordinated notes unless:

(1)	such holder has previously given the Trustee notice that an Event of Default is continuing,

(2)	holders of at least 25% in principal amount of the outstanding senior subordinated notes have requested the Trustee to pursue the remedy,

(3)	such holders have offered the Trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense,

(4)	the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity, and

(5)	the holders of a majority in principal amount of the outstanding senior subordinated notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of outstanding senior subordinated notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the senior subordinated indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the senior subordinated indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The senior subordinated indenture provides that if a Default occurs and is continuing and is actually known to the Trustee, the Trustee must mail to each holder of senior subordinated notes notice of the Default within the earlier of 90 days after it occurs or 30 days after it is actually known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any senior subordinated note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the noteholders. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, an Officers’ Certificate indicating whether the signers thereof know of any Default. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

Amendments and waivers

Subject to certain exceptions, the senior subordinated indenture may be amended with the consent of the holders of a majority in principal amount of the senior subordinated notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the senior subordinated notes then outstanding. However, without the consent of each holder of an outstanding note affected, no amendment to the senior subordinated indenture may, among other things:

(1)	reduce the amount of senior subordinated notes whose holders must consent to an amendment,

(2)	reduce the rate of or extend the time for payment of interest on any senior subordinated note,

(3)	reduce the principal of or extend the Stated Maturity of any senior subordinated note,

(4)	reduce the premium payable upon the redemption of any senior subordinated note or change the time at which any senior subordinated note may be redeemed as described under “—Optional Redemption” above,

(5)	make any senior subordinated note payable in money other than that stated in such senior subordinated note,

(6)	impair the right of any holder to receive payment of principal of, premium, if any, and interest on such holder’s senior subordinated notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s senior subordinated notes,

(7)	make any change in the amendment provisions which require each holder’s consent or in the waiver provisions,

(8)	modify the Guarantees, if any, in any manner adverse to the holders, or

(9)	make any change to the subordination provisions of the senior subordinated notes that would adversely affect Holders.

In addition, except as set forth below, the Subordination Agreement may only be amended with the consent of the holders of a majority in principal amount of the senior subordinated notes then outstanding.

Without the consent of any holder, the Issuers and Trustee may amend the senior subordinated indenture and the Issuers may amend the Subordination Agreement:

(1)	to cure any ambiguity, omission, defect or inconsistency,

(2)	to provide for the assumption by a successor corporation, partnership or limited liability company of the obligations of either Issuer or any Guarantor under the senior subordinated indenture,

(3)	to provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated senior subordinated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated senior subordinated notes are described in Section 163(f)(2)(B) of the Code),

(4)	to add guarantees with respect to the senior subordinated notes,

(5)	to secure the senior subordinated notes,

(6)	to add to the covenants of the Issuers or any Guarantor for the benefit of the holders or to surrender any right or power conferred upon the Issuers or any Guarantor,

(7)	to make any change that does not adversely affect the rights of any holder,

(8)	to comply with any requirement of the SEC in connection with the qualification of the senior subordinated indenture under the TIA or to make certain changes to the senior subordinated indenture to provide for the issuance of additional senior subordinated notes,

(9)	to conform the text of the senior subordinated indenture or the senior subordinated notes to any provision of this “Description of the senior subordinated notes” to the extent that such provision in this “Description of the senior subordinated notes” was intended to be a verbatim recitation of a provision of the senior subordinated indenture or the senior subordinated notes, or

(10)

to make any amendment to the provisions of the senior subordinated indenture relating to the transfer and legending of the senior subordinated notes; provided, however, that (a) compliance with the senior subordinated indenture as so amended would not result in the senior subordinated notes being transferred in violation of the Securities Act or any other applicable securities law and (b) such amendment does not materially and adversely affect the rights of holders to transfer the senior subordinated notes.

The consent of the noteholders is not necessary under the senior subordinated indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the senior subordinated indenture becomes effective, the Issuers are required to mail to the noteholders a notice briefly describing such amendment. However, the failure to give such notice to all noteholders entitled to receive such notice, or any defect therein, will not impair or affect the validity of the amendment.

Transfer and exchange

A noteholder may transfer or exchange notes in accordance with the senior subordinated indenture. Upon any transfer or exchange, the registrar and the Trustee may require a noteholder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a noteholder to pay any taxes required by law or permitted by the senior subordinated indenture. The Issuers are not required to transfer or exchange any senior subordinated note selected for redemption or to transfer or exchange any senior subordinated note for a period of 15 days prior to a selection of senior subordinated notes to be redeemed. The senior subordinated notes will be issued in registered form and the registered holder of a senior subordinated note will be treated as the owner of such senior subordinated note for all purposes.

Satisfaction and discharge

The senior subordinated indenture will be discharged and will cease to be of further effect as to all senior subordinated notes issued thereunder, when either

(a)	all such senior subordinated notes theretofore authenticated and delivered, except lost, stolen or destroyed notes which have been replaced or paid and senior subordinated notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(b) (1)	all such senior subordinated notes not theretofore delivered to such Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company and the Company or any Guarantor, if any, has irrevocably deposited or caused to be deposited with such Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on such senior subordinated notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(2)	no Default or Event of Default (other than that resulting from borrowing funds to be applied to make such deposit) with respect to the senior subordinated indenture or the senior subordinated notes issued thereunder shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under the Credit Agreement, the Senior Indenture or any other material agreement or instrument (other than the senior subordinated indenture) to which the Company is a party or by which the Company or any Guarantor, if any, is bound;

(3)	the Company has paid or caused to be paid all sums payable by it under the senior subordinated indenture; and

(4)	the Company has delivered irrevocable instructions to the Trustee under the senior subordinated indenture to apply the deposited money toward the payment of such notes at maturity or the redemption date, as the case may be.

In addition, the Company must deliver an Officers’ Certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Defeasance

The Issuers at any time may terminate all their obligations under the senior subordinated notes and the senior subordinated indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the senior subordinated notes, to replace mutilated, destroyed, lost or stolen senior subordinated notes and to maintain a registrar and paying agent in respect of the senior subordinated notes. The Issuers at any time may terminate their obligations under the covenants described under “—Certain covenants,” the operation of the cross-acceleration provision, the bankruptcy provisions with respect to Subsidiaries and the judgment default provision described under “—Defaults” above and the limitations contained under “—Merger, consolidation or sale of all or substantially all assets” above (“covenant defeasance”). If the Issuers exercise their legal defeasance option or their covenant defeasance option, each Guarantor will be released from all of its obligations with respect to its Guarantee.

The Issuers may exercise their legal defeasance option notwithstanding their prior exercise of their covenant defeasance option. If the Issuers exercise their legal defeasance option, payment of the senior subordinated notes may not be accelerated because of an Event of Default with respect thereto. If the Issuers exercise their covenant defeasance option, payment of the senior subordinated notes may not be accelerated because of an Event of Default specified in clause (3), (4), (6), (7) with respect only to Significant Subsidiaries, (8) or (9) under “—Defaults” above or because of the failure of the Company to comply with “—Merger, consolidation or sale of all or substantially all assets” above.

In order to exercise either defeasance option, the Issuers must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of principal, premium (if any) and interest on the senior subordinated notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the senior subordinated notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or change in applicable Federal income tax law).

Concerning the trustee

The Bank of New York Mellon Trust Company, N.A. is the Trustee under the senior subordinated indenture and has been appointed by the Issuers as registrar and a paying agent with regard to the senior subordinated notes.

Governing law

The senior subordinated indenture provides that it and the senior subordinated notes will be governed by, and construed in accordance with, the laws of the State of New York.

No personal liability of partners, directors, officers, employees and stockholders.

No partner, director, officer, employee, incorporator or holder of any equity interests in either of the Issuers or any direct or indirect parent partnership or corporation, as such, will have any liability for any obligations of the Issuers under the senior subordinated notes, the senior subordinated indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of senior subordinated notes by accepting a senior subordinated note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the senior subordinated notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Certain definitions

“Acquired Indebtedness” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person was merged with or into or became a Restricted Subsidiary of such specified Person, and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person,

in each case, other than Indebtedness Incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by such Person, or such asset was acquired by such Person, as applicable.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, (i) each of the entities comprising Blackstone and VUE is an Affiliate of the Issuers and (ii) UCF Hotel Venture is not an Affiliate of the Issuers under UCF Hotel Venture’s ownership structure as it existed on the Issue Date.

“Asset Sale” means:

(1)	the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale/Leaseback Transaction) of the Company or any Restricted Subsidiary (each referred to in this definition as a “disposition”) or

(2)	the issuance or sale of Equity Interests of any Restricted Subsidiary (other than to the Company or another Restricted Subsidiary) (whether in a single transaction or a series of related transactions) (other than Preferred Stock issued in compliance with the covenant described under “—Certain covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”),

in each case other than:

(a)	a disposition of Cash Equivalents or obsolete or worn out equipment, or equipment or property that is no longer useful in the conduct of the business of the Company and the Restricted Subsidiaries, in each case, in the ordinary course of business;

(b)	the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to the provisions described above under “—Merger, consolidation or sale of all or substantially all assets” or any disposition that constitutes a Change of Control;

(c)	any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under “—Certain covenants—Limitation on Restricted Payments”;

(d)	any disposition of assets, or issuance or sale of Equity Interests of any Restricted Subsidiary, with an aggregate Fair Market Value of less than $20.0 million;

(e)	any disposition of property or assets by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary;

(f)	sales of assets received by the Company or a Restricted Subsidiary upon the foreclosure on a Lien;

(g)	foreclosures, condemnation or any similar action on assets or the granting of Liens not prohibited by the senior subordinated indenture;

(h)	any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i)	the sale or discount of inventory, accounts receivable or notes receivable in the ordinary course of business (not pursuant to any receivables securitization facility, asset-based loan or long-term factoring facility) or the conversion of accounts receivable to notes receivable;

(j)	the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(k)	to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(l)	the licensing or sub-licensing of intellectual property or other general intangibles in the ordinary course of business (in any event excluding any exclusive license, sub-license or assignment of, intellectual property or other general intangibles that precludes the Issuers and the Restricted Subsidiaries from using such intellectual property or general intangibles for a period of time that exceeds ten years); and

(m)	any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business.

“Blackstone” means Blackstone Capital Partners III Merchant Banking Fund L.P. and its Affiliates.

“Board of Directors” means as to any Person, the board of directors of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof or, with respect to the Company, the Park Advisory Board.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law to close in New York State.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash Contribution Amount” means half of the aggregate amount of Indebtedness Incurred by the Company pursuant to clause (s) of the second paragraph of the covenant described in the section entitled “—Certain covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

“Cash Equivalents” means:

(1)	U.S. dollars, pounds sterling, euros or, in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof;

(3)	certificates of deposit and time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500.0 million and whose long-term debt is rated “A” or the equivalent thereof by Moody’s or S&P;

(4)	repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)	commercial paper issued by a corporation (other than an Affiliate of the Company) rated at least “A-2” or the equivalent thereof by Moody’s or S&P and in each case maturing within one year after the date of acquisition;

(6)	investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (5) above;

(7)	readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P; and

(8)	Indebtedness or preferred stock issued by Persons (other than Blackstone or its Affiliates) with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s.

“Change of Control” means the occurrence of any of the following:

(1)	the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of the Company and its Subsidiaries, taken as a whole, to a Person other than one or more of the Permitted Holders; or

(2)	the Company becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total voting power of the Voting Stock or economic interests of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1)	consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including the interest component of Capitalized Lease Obligations, and net payments and receipts (if any) pursuant to interest rate Hedging Obligations and excluding amortization of deferred financing fees and original issue discount, expensing of any bridge or other financing fees and non-cash interest accrued on Special Fees);

(2)	consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; and

(3)	one-third of the obligations of such Person and its Restricted Subsidiaries for rental payments made during such period under operating leases as part of Sale/Leaseback Transactions.

For the avoidance of doubt, any interest expense resulting from “mark to market” accounting shall be excluded from the calculation of “Consolidated Interest Expense”.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis; provided, however, that:

(1)	any net after-tax extraordinary gains or losses (less all fees and expenses relating thereto) shall be excluded;

(2)	the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(3)	any net after-tax income or loss from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations shall be excluded;

(4)	any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business (as determined in good faith by the Board of Directors of the Company) shall be excluded;

(5)	the Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period;

(6)	the Net Income for such period of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless (x) such restrictions with respect to the payment of dividends or similar distributions have been legally waived or (y) such restriction is permitted by the covenant described under “—Certain covenants—Dividend and Other Payment Restrictions Affecting Subsidiaries”; provided that the net loss of any such Restricted Subsidiary shall be included; and

(7)	any net after-tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of Indebtedness shall be excluded.

Notwithstanding the foregoing, for the purpose of the covenant described under “—Certain covenants— Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a

Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clauses (c)(4) and (5) of the first paragraph thereof.

“Consultant Agreement” means the Consultant Agreement dated as of January 20, 1987, between Diamond Lane Productions (“DLP”) (DLP is the successor in interest to Steven Spielberg) and the Company (as successor in interest to Universal City Florida Partners), as amended, supplemented, replaced or otherwise modified from time to time (so long as any such amendment, supplement, replacement or other modification, taken as a whole, (1) is not materially disadvantageous to the holders of the senior subordinated notes in any material respect or (2) would not in the Company’s good faith judgment materially affect the Company’s ability to pay interest or principal on the senior subordinated notes.

“Contribution Indebtedness” means Indebtedness of the Company in an aggregate principal amount not greater than twice the aggregate amount of cash received by the Company since the Issue Date from the issue or sale of Equity Interests of the Company or capital contributions from its shareholders (excluding Designated Preferred Stock of the Company, Excluded Contributions, Disqualified Stock of the Company, the net proceeds received from Equity Offerings to the extent used to redeem senior subordinated notes in compliance with the provisions set forth under the caption “—Optional redemption” and to the extent such cash proceeds have, or such capital contribution has, not been used to make Restricted Payments); provided, however, that:

(1)	if the aggregate principal amount of such Contribution Indebtedness is greater than such aggregate cash, the amount in excess shall be Indebtedness with a Stated Maturity later than the Stated Maturity of the senior subordinated notes, and

(2)	such Contribution Indebtedness is so designated as Contribution Indebtedness pursuant to an Officers’ Certificate on the Incurrence date thereof.

“Credit Agreement” means the amended and restated credit agreement dated on or about the Issue Date, among the Company, the financial institutions named therein and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent, and any amendments, supplements, modifications, restatements or Refinancings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace or Refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement or Refinancing facility or indenture that increases the amount loaned or invested thereunder or alters the maturity thereof; provided, however, that such increase in borrowings is permitted under “—Certain covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” above.

“Credit Facilities” means, with respect to the Company or any of its Restricted Subsidiaries, one or more debt facilities, including the Credit Agreement, or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or any other indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, restatements or Refinancings thereof and any indentures or credit facilities or commercial paper facilities that Refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such Refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof; provided, however, that such increase in borrowings is permitted under “—Certain covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or adds Restricted Subsidiaries as additional borrowers, obligors or guarantors thereunder and whether by the same or any other agent, lender, investor or group of lenders or investors.

“Debt to EBITDA Ratio” means, with respect to any Person for any period, the ratio of:

(1)	the Indebtedness of such Person and its Restricted Subsidiaries at the time of determination (the “Calculation Date”), on a consolidated basis, to

(2)	the EBITDA of such Person for the four most recent full fiscal quarters ending immediately prior to the date for which internal financial statements are available.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, that have been made by the Company or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, discontinued operations, mergers and consolidations (and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, discontinued operation, merger or consolidation, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Debt to EBITDA Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger or consolidation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company in a manner consistent with pro forma adjustments permitted under Article 11 of Regulation S-X or otherwise reasonably identifiable and factually supportable adjustments expected to be realized in the twelve month period commencing after the date of the transaction. The calculation of any such pro forma adjustments shall be set forth in an Officers’ Certificate.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Company (other than Disqualified Stock) that is issued for cash (other than to a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (c) of the covenant described under “—Certain Covenants—Limitation on Restricted Payments.”

“Designated Senior Indebtedness” means:

(1)	any Indebtedness outstanding under the Credit Agreement and Senior Indenture; and

(2)	any other Senior Indebtedness permitted under the senior subordinated indenture, the principal amount of which is $25.0 million or more and that has been designated by the Company as “Designated Senior Indebtedness.”

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event:

(1)	matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale, provided that the relevant asset sale or change of control provisions, taken as a whole, are no more favorable in any material respect to holders of such Capital Stock than the asset sale and change of control provisions applicable to the senior subordinated notes and any purchase requirement triggered thereby may not become operative until compliance with the asset sale and change of control provisions applicable to the senior subordinated notes (including the purchase of any notes tendered pursuant thereto)),

(2)	is convertible or exchangeable for Indebtedness or Disqualified Stock or

(3)	is redeemable at the option of the holder thereof, in whole or in part,

in each case prior to 91 days after the maturity date of the senior subordinated notes;

provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Domestic Subsidiary” means a Restricted Subsidiary that is not a Foreign Subsidiary.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1)	provision for taxes based on income or profits of such Person for such period deducted in computing Consolidated Net income; plus

(2)	Consolidated Interest Expense plus amortization of deferred financing fees and original issue discount of such Person for such period to the extent the same was deducted in computing Consolidated Net Income; plus

(3)	Consolidated Depreciation and Amortization Expense of such Person for such period to the extent such Consolidated Depreciation and Amortization Expense was deducted in computing Consolidated Net Income; plus

(4)	any fees, expenses or charges related to any Equity Offering, Permitted Investment, acquisition, recapitalization, the Transactions or Indebtedness permitted to be incurred by the senior subordinated indenture (in each case, whether or not successful), to the extent deducted in such period in computing Consolidated Net Income; plus

(5)	any (a) cash restructuring charges not to exceed $20.0 million and (b) any one-time costs incurred in connection with acquisitions consummated after the Issue Date, in each case, to the extent deducted in such period in computing Consolidated Net Income; plus

(6)	the amount of non-cash charges in relation to the Transactions or any acquisition or investment (but excluding any charge that requires an accrual of a cash reserve for anticipated cash charges for any future period); plus

(7)	non-cash exchange, translation or performance loss relating to any Hedging Obligations; plus

(8)	non-cash charges for the impairment of intangibles and other assets (but excluding any such charge that (A) relates to current assets or (B) requires an accrual of a cash reserve for anticipated cash charges for any future period); plus

(9)	the amount of management, consulting, monitoring and advisory fees and related expenses payable to VUE or Blackstone (or any accruals relating to such fees and related expenses) during such period, in an amount not to exceed $5.0 million; plus

(10)	any non-cash expense relating to defined benefit pension or post-retirement benefit plans to the extent deducted in such period in computing Consolidated Net Income; plus

(11)	any other non-cash charges reducing Consolidated Net Income for such period (including any non-cash charges arising from fair value accounting required by Statement of Financial Accounting Standards no. 133), but excluding any such charge which consists of or requires an accrual of, or cash reserve for, anticipated cash charges for any future period; plus

(12)	the amount of any minority interest expense deducted in calculating Consolidated Net Income; plus

(13)	charges, accruals, interest, depreciation, amortization, fees, expenses, impairment or other asset-write downs or other writeoffs or other impact with respect to the rights in the Consultant Agreement to establish or determine the amount of the floor or in connection with any amendments to the Consultant Agreement and other payments related to such amendment;

less, without duplication,

(1)	non-cash items increasing Consolidated Net Income for such period, including performance gains relating to any Hedging Obligations (excluding any items (A) which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period or (B) in respect of which cash was received in a prior period or will be received in a future period); less

(2)	any income relating to defined benefit pension or post-retirement benefit plans increasing Consolidated Net Income for such period.

Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization of, a Subsidiary of the Company shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the Net Income of such Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Subsidiary or its stockholders.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale of Capital Stock, including without limitation, Preferred Stock of the Company or Holdings (other than Disqualified Stock), other than:

(1)	public offerings registered on Form S-8; and

(2)	any such public or private sale that constitutes an Excluded Contribution.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contributions” means the net cash proceeds received by the Company after the Issue Date from:

(1)	contributions to its common equity capital, and

(2)	the sale (other than to a Subsidiary of the Company or to any Company or Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Company,

in each case designated as Excluded Contributions pursuant to an Officers’ Certificate executed by an Officer of the Company, the cash proceeds of which are excluded from the calculation set forth in clause (c) of the first paragraph of the “—Certain covenants—Limitation on Restricted Payments” covenant.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value (x) for any transactions involving a price in excess of $175.0 million will be determined in good faith by the Board of Directors, whose determination will be conclusive and evidenced by a resolution of the Board of Directors and (y) for all other transactions will be determined in good faith by the Company, which determination will be conclusive.

“Foreign Subsidiary” means a Restricted Subsidiary not organized or existing under the laws of the United States of America or any state or territory thereof and any subsidiary of such Restricted Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date. For the purposes of the indenture, the term “consolidated” with respect to any Person shall mean such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an investment. At any time after the Issue Date, the Company may elect to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in the senior subordinated indenture); provided that any such election, once made, shall be irrevocable; provided further, any calculation or determination in the senior subordinated indenture that requires the application of GAAP for periods that include fiscal quarters ended prior to the Company’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. The Company shall give written notice of any such election made in accordance with this definition to the Trustee and the holders of senior subordinated notes.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any indebtedness or other obligations.

“Guarantor” means any Person that Incurs a Senior Subordinated Guarantee; provided that upon the release or discharge of such Person from its Senior Subordinated Guarantee in accordance with the senior subordinated indenture, such Person ceases to be a Guarantor.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1)	currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2)	other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

“holder” or “noteholder” means the Person in whose name a note is registered on the registrar’s books.

“Holdings” shall mean any corporation, association or other business entity that directly or indirectly owns 100% of the Capital Stock of the Company other than Universal City Florida Holding I and Universal City

Florida Holding II; provided, however, that such entity (x) shall have been incorporated on a date subsequent to the Issue Date and (y) shall not conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any material business other than (i) those incidental to its ownership of the Capital Stock of the Company, (ii) activities incidental to the maintenance of its existence and its employees and (iii) activities incidental to the foregoing activities.

“Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.

“Indebtedness” means, with respect to any Person:

(1)	the principal of and premium (if any) any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property, except any such balance that constitutes a trade payable or similar obligation to a trade creditor due within twelve months from the date on which it is Incurred, in each case Incurred in the ordinary course of business, which purchase price is due more than twelve months after the date of placing the property in service or taking delivery and title thereto, or (d) in respect of Capitalized Lease Obligations, if and to the extent that any of the foregoing indebtedness (other than letters of credit) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2)	to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business); and

(3)	to the extent not otherwise included, indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Person.

Notwithstanding the foregoing, “Indebtedness” shall not include:

(1)	any obligation of the Company to make distributions to its partners in accordance with the terms of the Partnership Agreement; and

(2)	any obligation of the Company relating to the Special Fee.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant of nationally recognized standing that is, in the good faith determination of the Company, qualified to perform the task for which it has been engaged.

“Initial Purchasers” means J.P. Morgan Securities Inc., Banc of America Securities LLC, Barclays Capital Inc., Deutsche Bank Securities Inc., Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated and such other initial purchasers party to the purchase agreement entered into in connection with the offer and sale of the senior subordinated notes.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of the Company in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “—Certain covenants—Limitation on Restricted Payments”:

(1)	“Investments” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:

(A)	the Company’s “Investment” in such Subsidiary at the time of such redesignation less

(B)	the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2)	any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.

“Issue Date” means November 6, 2009.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction); provided that in no event shall an operating lease be deemed to constitute a Lien.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration or Land Sale Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto), payments required to be made to holders of minority interests in Restricted Subsidiaries as a result of such Asset Sale, amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to the second paragraph of the covenant described under “—Certain covenants—Asset Sales”) to be paid as a result of such transaction, any required distributions to holders of minority interests in any Restricted Subsidiary party to such Asset Sale and any deduction of appropriate amounts to be provided by the Company as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Company after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any indebtedness; provided that Obligations with respect to the senior subordinated notes shall not include fees or indemnifications in favor of the Trustee and other third parties other than the holders of the senior subordinated notes.

“Officer” means any member of the Park Advisory Board, Chief Executive Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Company or the comparable title with respect to its general partner, or performing those functions for the Company but employed by an Affiliate of the Company, as applicable.

“Officers’ Certificate” means a certificate signed on behalf of the Company or the Issuers (as applicable) by two Officers of the Company or the Issuers (as applicable), one of whom must be the principal executive officer, the principal financial officer or the principal accounting officer of the Company or the Issuers (as applicable), that meets the requirements set forth in the senior subordinated indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuers or the Trustee.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of properties or assets (other than securities) that are used or useful in a Similar Business or a combination of such assets and cash or Cash Equivalents between the Company or any of its Restricted Subsidiaries and another Person; provided, however, that any cash or Cash Equivalents received must be applied in accordance with the covenant described under “—Certain Covenants—Asset Sales”.

“Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of the Company dated as of June 5, 2002, as amended as of the Issue Date.

“Permitted Holders” means (i) VUE, (ii) Blackstone, (iii) any Person in which Blackstone and VUE collectively own at least a majority of the outstanding Capital Stock and (iv) Holdings and its Subsidiaries; provided, however, in the case of Holdings and its Subsidiaries, only so long as no Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders in clauses (i) through (iii), in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), acquires more than 50% of the total voting power of the Voting Stock or economic interests of Holdings. Any person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(1)	any Investment in the Company or any Restricted Subsidiary;

(2)	any Investment in Cash Equivalents;

(3)	any Investment by the Company or any Restricted Subsidiary of the Company in a Person that is primarily engaged in a Similar Business if as a result of such Investment (a) such Person becomes a Restricted Subsidiary, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary;

(4)	any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of “—Certain covenants—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5)	any Investment existing on the Issue Date;

(6)	advances to employees of the Company or to employees of an Affiliate of the Company that regularly provides services to the Company not in excess of $10.0 million outstanding at any one time in the aggregate;

(7)	any Investment acquired by the Company or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, (b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default or (c) in satisfaction of a judgment in favor of the Company or any of its Restricted Subsidiaries;

(8)	Hedging Obligations;

(9)	additional Investments having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (9), not to exceed 5.0% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the same time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (9) is made in any Person that is not a Restricted Subsidiary of the Company at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (9) for so long as such Person continues to be a Restricted Subsidiary;

(10)	loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case Incurred in the ordinary course of business;

(11)	Investments the payment for which consists of Equity Interests of the Company (other than Disqualified Stock); provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (c) of the first paragraph of the “—Certain covenants—Limitation on Restricted Payments” covenant;

(12)	any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of the second paragraph of the covenant described under “—Certain covenants—Transactions with Affiliates” (except transactions described in clauses (2), (6) and (7) of such paragraph);

(13)	Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(14)	guarantees issued in accordance with “—Certain covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Certain covenants—Future Guarantors”;

(15)	any Investment by Restricted Subsidiaries in other Restricted Subsidiaries and Investments by Subsidiaries that are not Restricted Subsidiaries in other Subsidiaries that are not Restricted Subsidiaries; and

(16)	Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business.

“Permitted Junior Securities” means:

(1)	Equity Interests in the Company, any Guarantor or any direct or indirect parent of the Company; or

(2)	unsecured debt securities that are subordinated to all Senior Indebtedness (and any debt securities issued in exchange for Senior Indebtedness) to substantially the same extent as, or to a greater extent than, the senior subordinated notes and the related Senior Subordinated Guarantees are subordinated to Senior Indebtedness under the senior subordinated indenture;

provided that the term “Permitted Junior Securities” shall not include any securities distributed pursuant to a plan of reorganization if the Indebtedness under the Credit Agreement is treated as part of the same class as the senior subordinated notes for purposes of such plan of reorganization; provided further that to the extent that any Senior Indebtedness of the Company or the Guarantors outstanding on the date of consummation of any such plan of reorganization is not paid in full in cash on such date, the holders of any such Senior Indebtedness not so paid in full in cash have consented to the terms of such plan of reorganization.

“Permitted Liens” means, with respect to any Person:

(1)	pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2)	Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(3)	Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings;

(4)	Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued at the request of and for the account of such Person in the ordinary course of its business;

(5)	minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6)	Liens securing Indebtedness permitted to be Incurred pursuant to clause (e) of the second paragraph of the covenant described under “—Certain covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(7)	Liens existing on the Issue Date;

(8)	Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

(9)	Liens on property at the time the Company or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided further, however, that the Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

(10)	Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary permitted to be Incurred in accordance with the covenant described under “—Certain covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11)	Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under the indenture, secured by a Lien on the same property securing such Hedging Obligations;

(12)	Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13)	leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(14)	Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(15)	Liens in favor of the Company or any Restricted Subsidiary;

(16)	Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements), as a whole or in part, of any indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8), (9), (10) and (11); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (y) the indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the indebtedness described under causes (6), (7), (8), (9), (10) and (11) at the time the original Lien became a Permitted Lien under the indenture, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(17)	Liens securing obligations created by or resulting from any litigation or legal proceeding involving the Company in the ordinary course of business which is currently being contested in good faith by appropriate proceedings; provided that adequate reserves have been set aside and no property is subject to a material risk of loss or forfeiture;

(18)	Liens securing the obligations of the Company under the Consultant Agreement;

(19)	licenses of intellectual property granted in a manner consistent with past practice;

(20)	deposits made in the ordinary course of business to secure liability to insurance carriers;

(21)	Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to brokerage accounts incurred in the ordinary course of business and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(22)	Liens deemed to exist in connection with Investments in repurchase agreements permitted under “—Certain covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided, however, that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(23)	Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(24)	Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Company or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(25)	Liens securing obligations owed by the Company or any Restricted Subsidiary to any lender under the Credit Agreement or any Affiliate of such a lender in respect of any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds;

(26)	any encumbrance or restriction (including put and call arrangements) with respect to capital stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(27)	other Liens securing obligations in an amount not to exceed $10.0 million at any one time outstanding; and

(28)	Liens securing Senior Indebtedness.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution or winding up.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, purchase, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means Indebtedness that Refinances any Indebtedness of the Issuers or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the senior subordinated indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that such Refinancing Indebtedness:

(1)	has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness being Refinanced;

(2)	has a Stated Maturity which is no earlier than the Stated Maturity of the Indebtedness being Refinanced;

(3)	to the extent such Refinancing Indebtedness Refinances Indebtedness junior to the senior subordinated notes or the Guarantee of such Restricted Subsidiary, as applicable, such Refinancing Indebtedness is junior to the senior subordinated notes or the Guarantee of such Restricted Subsidiary, as applicable;

(4)	is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being Refinanced plus premiums (including tender premiums and defeasance costs), fees and expenses Incurred in connection with such Refinancing; and

(5)	shall not include Indebtedness of (x) a Restricted Subsidiary that is not a Guarantor that Refinances Indebtedness of the Company or a Guarantor, or (y) the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

“Registration Rights Agreement” means the Registration Rights Agreement related to the senior subordinated notes, dated as of the Issue Date among the Issuers, the Senior Subordinated Guarantors and the Initial Purchasers, as such agreement may be amended, modified or supplemented from time to time and, with respect to any additional senior subordinated notes, one or more registration rights agreements between the Issuers and the other parties thereto, as such agreement(s) may be amended, modified or supplemented from time to time, relating to rights given by the Issuers to the purchasers of additional senior subordinated notes to register such additional senior subordinated notes under the Securities Act.

“Representative” means any trustee, agent or representative (if any) for an issue of Senior Indebtedness of the Company.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or such Restricted Subsidiary leases it from such Person, other than leases between the Company and a Restricted Subsidiary or between Restricted Subsidiaries.

“S&P” means Standard and Poor’s Ratings Group or any successor to the rating agency business thereof.

“SEC” means the Securities and Exchange Commission.

“Secured Indebtedness” means any indebtedness of the Company secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Credit Documents” means the collective reference to the Credit Agreement, the notes issued pursuant thereto and the collateral documents relating thereto, as amended, supplemented or otherwise modified from time to time.

“Senior Indebtedness” means with respect to any Person:

(1)	Indebtedness of such Person, whether outstanding on the Issue Date or thereafter Incurred; and

(2)	all other Obligations of such Person (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not post-filing interest is allowed in such proceeding) in respect of Indebtedness described in clause (1) above unless, in the case of clauses (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such Indebtedness or other Obligations are expressly subordinate in right of payment to the senior subordinated notes or the Senior Subordinated Guarantee of such Person, as the case may be; provided, however, that Senior Indebtedness shall not include:

(1)	any obligation of such Person to the Company or any Subsidiary of the Company;

(2)	any liability for Federal, state, local or other taxes owed or owing by such Person;

(3)	any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(4)	any Capital Stock; and

(5)	any Indebtedness or other Obligation of such Person which is subordinate or junior in right of payment to any other Indebtedness or other Obligation of such Person.

“Senior Indenture” means the indenture dated as of the Issue Date by and among the Issuers, the Guarantors and the Trustee governing the Senior Notes.

“Senior Notes” means the $400.0 million aggregate principal amount of Senior Notes due 2015 issued by the Issuers under the Senior Indenture.

“Senior Subordinated Guarantee” means any guarantee of the obligations of the Company under the senior subordinated indenture and the senior subordinated notes by any Person in accordance with the provisions of the senior subordinated indenture.

“Senior Subordinated Indebtedness” means:

(1)	with respect to the Company, Indebtedness which ranks equal in right of payment to the senior subordinated notes issued by the Company; and

(2)	with respect to any Guarantor, Indebtedness which ranks equal in right of payment to the Guarantee of such entity of senior subordinated notes.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” of either Issuer within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Similar Business” means a business, the majority of whose revenues are derived from the activities of the Company and its Subsidiaries as of the Issue Date, or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

“Special Fee” means that certain Special Fee, including any interest accrued thereon, payable to VUE as defined in the Partnership Agreement as in effect on the Issue Date or as such definition may be modified in a manner no less favorable to the Company.

“Special Fee Ratio” means, with respect to the Company and as of any date of determination for the four most recent full fiscal quarters for which internal financial statements are available ended immediately preceding the date of determination, the ratio of:

(1)	the Company’s EBITDA, plus, to the extent deducted in computing such EBITDA, the aggregate amount of Special Fees accrued during such period, minus (x) the lesser of (i) $65.0 million and (ii) all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capital Lease Obligations) by the Company and the Restricted Subsidiaries during such period that, in conformity with GAAP, are required to be included as capital expenditures on a consolidated statement of cash flows of the Company and its Subsidiaries (except for (i) interest capitalized during such period and (ii) capital expenditures to the extent they are made with the proceeds of the issuance of Equity Interests or out of a capital contribution to the Company), minus (y) the aggregate amount of Special Fees (whether in respect of current or deferred portions) paid in cash during such period, to

(2)	the Company’s Consolidated Interest Expense for such period,

in each case with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Debt to EBITDA Ratio”.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Subordination Agreement” means the Subordination Agreement dated as of the Issue Date among the Company and the other parties thereto relating to the subordination of the Special Fee in right of payment to the senior subordinated notes.

“Subordinated Indebtedness” means (a) with respect to the Issuers, any Indebtedness of the Issuers which is by its terms subordinated in right of payment to the Senior Notes, and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to its guarantee of the Senior Notes.

“Subsidiary” means, with respect to any Person (1) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity and (3) any corporation, association or other business entity that is treated for financial reporting purposes as a consolidated entity in such Person’s annual audited consolidated financial statements prepared in accordance with GAAP unless the Issuers notify the Trustee that such corporation, association or business entity is not to be treated as a Subsidiary for purposes of the senior subordinated indenture.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the date of the indenture.

“Total Assets” means the total consolidated assets of the Company and its Restricted Subsidiaries, as shown on the most recent balance sheet of the Company.

“Transactions” means, collectively, the offering of the senior original notes and the senior subordinated original notes, the amendment and restatement of the Senior Credit Documents and the borrowing of additional term loans in connection therewith on or about the Issue Date, the repayment of certain of our and our affiliates’ outstanding Indebtedness with the proceeds of the foregoing, the amendment of the Consultant Agreement, the amendment of our Partnership Agreement and our partners’ agreement and the payment of related fees and expenses.

“Trustee” means the party named as such in the indenture until a successor replaces it and, thereafter, means the successor.

“Trust Officer” means any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such Person’s knowledge of and familiarity with the particular subject, and who shall have direct responsibility for the administration of the indenture.

“Unrestricted Subsidiary” means:

(1)	any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below; and

(2)	any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or indebtedness of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries; provided further, however, that either:

(a)	the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

(b)	if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant described in the section entitled “—Certain covenants—Limitation on Restricted Payments.”

The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x)	(1) the Company could Incur $1.00 of additional Indebtedness pursuant to the Debt to EBITDA Ratio test described under “—Certain covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” or (2) the Debt to EBITDA Ratio for the Company and its Restricted Subsidiaries would be lower than such ratio for the Company and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation, and

(y)	no Event of Default shall have occurred and be continuing.

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors, managers or other voting members of the governing body of such Person.

“VUE” means Vivendi Universal Entertainment LLLP and its Affiliates, and any successor thereto.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock multiplied by the amount of such payment, by (2) the sum of all such payments.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 99% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

Description of book-entry system

The global exchange notes

The exchange notes will be issued in the form of notes in registered, global form without interest coupons, which are called collectively the global exchange notes. Upon issuance, the global exchange notes will be deposited with the Trustee as custodian for The Depository Trust Company, or DTC, and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in the global exchange notes will be limited to persons who have accounts with DTC, who are called DTC participants, or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of the global exchange notes with DTC’s custodian, DTC will credit portions of the principal amount of the global exchange notes to the accounts of the DTC participants; and

•

ownership of beneficial interests in the global exchange notes will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global exchange notes).

Beneficial interests in the global exchange notes may not be exchanged for exchange notes in physical, certificated form except in the limited circumstances described below.

Book-entry procedures for the global exchange notes

All interests in the global exchange notes will be subject to the operations and procedures of DTC. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC’s settlement system are controlled by DTC and may be changed at any time. We are not responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the initial purchasers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of the global exchange notes, that nominee will be considered the sole owner or holder of the exchange notes represented by that global exchange note for all purposes under the applicable indenture. Except as provided below, owners of beneficial interests in the global exchange notes:

•	will not be entitled to have exchange notes represented by the global exchange notes registered in their names;

•	will not receive or be entitled to receive physical, certificated exchange notes; and

•

will not be considered the owners or holders of the exchange notes under the applicable indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee under the applicable indenture.

As a result, each investor who owns a beneficial interest in a global exchange note must rely on the procedures of DTC to exercise any rights of a holder of exchange notes under the applicable indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, premium (if any) and interest with respect to the exchange notes represented by the global exchange note will be made by the Trustee to DTC’s nominee as the registered holder of a global exchange note. Neither we nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in the global exchange notes, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Neither we nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of its obligations under the rules and procedures governing its operations.

Certificated exchange notes

Exchange notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related exchange notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days;

•	we, at our option, notify the Trustee that we elect to cause the issuance of certificated notes; or

•	certain other events provided in the applicable indenture should occur.

Certain U.S. federal income tax consequences

The following discussion is a summary of certain U.S. federal income tax consequences of the exchange offer to holders of original notes, but is not a complete analysis of all potential tax effects. The summary below is based upon the Internal Revenue Code of 1986, as amended (the “Code”), regulations of the Treasury Department, administrative rulings and pronouncements of the Internal Revenue Service and judicial decisions, all of which are subject to change, possibly with retroactive effect. This summary does not address all of the U.S. Federal income tax consequences that may be applicable to particular holders, including dealers in securities, financial institutions, insurance companies and tax-exempt organizations. In addition, this summary does not consider the effect of any foreign, state, local, gift, estate or other tax laws that may be applicable to a particular holder. This summary applies only to a holder that acquired original notes at original issue for cash and holds such original notes as a capital asset within the meaning of Section 1221 of the Code.

An exchange of original notes for exchange notes pursuant to the exchange offer will not be treated as a taxable exchange or other taxable event for U.S. federal income tax purposes. Accordingly, there will be no U.S. federal income tax consequences to holders who exchange their original notes for exchange notes in connection with the exchange offer and any such holder will have the same adjusted tax basis and holding period in the exchange notes as it had in the original notes immediately before the exchange.

The foregoing discussion of certain U.S. federal income tax considerations does not consider the facts and circumstances of any particular holder’s situation or status. Accordingly, each holder of original notes considering this exchange offer should consult its own tax advisor regarding the tax consequences of the exchange offer to it, including those under state, foreign and other tax laws.

Plan of distribution

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where such original notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of not less than 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the reimbursement of the reasonable fees and disbursements of one counsel chosen by the holders of a majority of the original notes being registered, which counsel shall be approved by us).

Legal matters

The validity of the exchange notes and the enforceability of obligations under the exchange notes and guarantees being issued will be passed upon for us by Cravath, Swaine & Moore LLP, New York, New York.

Experts

The consolidated financial statements of Universal City Development Partners, Ltd. as of December 31, 2009 and 2008, and for each of the three years in the period ended December 31, 2009, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Universal City Development Partners, Ltd. and subsidiaries

Index to consolidated financial statements

Terms used in the following consolidated financial statements and the accompanying notes have the meanings set forth in such notes, notwithstanding anything to the contrary contained elsewhere in this prospectus.

Report of independent registered public accounting firm

The Partners of Universal City Development Partners, Ltd.

We have audited the accompanying consolidated balance sheets of Universal City Development Partners, Ltd. and subsidiaries (UCDP) as of December 31, 2009 and 2008, and the related consolidated statements of operations and comprehensive income, changes in equity, and cash flows for each of the three years in the period ended December 31, 2009. These financial statements are the responsibility of UCDP’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of UCDP’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of UCDP’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Universal City Development Partners, Ltd. and subsidiaries at December 31, 2009 and 2008, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Certified Public Accountants

Orlando, Florida

March 19, 2010

Universal City Development Partners, Ltd. and subsidiaries

Consolidated balance sheets

(In thousands)	December 31, 2009	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$45,157	$87,798
Accounts receivable, net	25,144	27,521
Receivables from related parties	1,137	7,489
Inventories, net	42,984	42,565
Prepaid expenses and other assets	8,989	8,899
Assets held for sale	16,186	17,637

Total current assets	139,597	191,909
Property and equipment, at cost:
Land and land improvements	480,181	475,021
Buildings and building improvements	1,402,938	1,381,492
Equipment, fixtures and furniture	1,154,187	1,112,537
Construction in process	220,890	157,117

Total property and equipment, at cost:	3,258,196	3,126,167
Less accumulated depreciation	(1,521,620)	(1,426,192)

Property and equipment, net	1,736,576	1,699,975
Other assets:
Investments in unconsolidated entities	9,920	11,939
Intangible assets, net	51,188	52,955
Deferred finance costs, net	24,600	11,948
Other assets	7,723	6,551

Total other assets	93,431	83,393

Total assets	$1,969,604	$1,975,277

Universal City Development Partners, Ltd. and subsidiaries

Consolidated balance sheets (Continued)

(In thousands)	December 31, 2009	December 31, 2008
LIABILITIES AND PARTNERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$114,936	$126,148
Unearned revenue	41,825	45,508
Due to related parties	13,107	11,696
Interest rate swap liability, at fair market value	—	9,176
Current portion of capital lease and financing obligations	5,098	5,822
Current portion of long-term borrowings	9,000	—

Total current liabilities	183,966	198,350
Long-term liabilities:
Long-term borrowings	1,495,730	1,007,960
Capital lease and financing obligations, net of current portion	27,415	27,929
Deferred special fees payable to affiliates	—	91,967
Other	7,482	6,725

Total long-term liabilities	1,530,627	1,134,581

Equity:
Partners’ equity:
Vivendi Universal Entertainment	124,528	319,770
Blackstone	124,528	319,770
Accumulated other comprehensive loss	—	(3,976)

Total Partners’ equity	249,056	635,564
Noncontrolling interest in UCRP	5,955	6,782

Total equity	255,011	642,346

Total liabilities and equity	$1,969,604	$1,975,277

See accompanying notes.

Universal City Development Partners, Ltd. and subsidiaries

Consolidated statements of operations and comprehensive income

	Year Ended December 31,
(In thousands)	2009	2008	2007
Operating revenues:
Theme park tickets	$419,026	$455,935	$450,844
Theme park food and beverage	94,655	112,270	115,188
Theme park merchandise	82,695	99,634	101,599
Other theme park related	86,658	104,380	102,825
Other	119,819	151,133	161,387

Total operating revenues	802,853	923,352	931,843

Costs and operating expenses:
Theme park operations	176,947	184,371	177,556
Theme park selling, general and administrative	124,216	153,205	153,053
Theme park cost of products sold	92,645	113,536	113,610
Special fee payable to Vivendi Universal Entertainment and consultant fee	51,913	58,305	57,996
Depreciation and amortization	106,051	111,130	110,327
Other	102,058	122,374	128,503

Total costs and operating expenses	653,830	742,921	741,045

Operating income	149,023	180,431	190,798

Other expense (income):
Interest expense	108,388	102,669	107,906
Interest income	(201)	(2,654)	(7,269)
Expenses associated with debt refinancing	25,023	—	—
Loss on extinguishment of debt	4,263	—	—
Net change in fair value of interest rate swaps and amortization of accumulated other comprehensive loss	(5,200)	5,200	—
Income from investments in unconsolidated entities	(1,586)	(2,673)	(1,724)
Gain from sale of assets held for sale	(5,155)	—	(2,776)

Total other expense, net	125,532	102,542	96,137

Net income	23,491	77,889	94,661
Less: net income attributable to the noncontrolling interest in UCRP	1,577	2,149	2,773

Net income attributable to the Partners	$21,914	$75,740	$91,888

Net income	$23,491	$77,889	$94,661
Other comprehensive income (loss):
Change in fair value of interest rate swaps designated as hedges	—	(46)	(9,156)
Amortization of accumulated other comprehensive loss from interest rate swaps previously designated as hedges	3,976	1,176	—

Total other comprehensive income (loss)	3,976	1,130	(9,156)

Comprehensive income	27,467	79,019	85,505
Less: comprehensive income attributable to the noncontrolling interest in UCRP	1,577	2,149	2,773

Comprehensive income attributable to the Partners	$25,890	$76,870	$82,732

See accompanying notes.

Universal City Development Partners, Ltd. and subsidiaries

Consolidated statements of changes in equity

	UCDP’s Partners
(In thousands)	Vivendi Universal Entertainment	Blackstone	Accumulated Comprehensive Income (Loss)	Noncontrolling interest in UCRP	Total Equity
Balance at December 31, 2006	$337,217	$337,217	$4,050	$8,066	$686,550
Distributions to noncontrolling interest in UCRP	—	—	—	(3,545)	(3,545)
Change in fair value of interest rate swaps designated as hedges	—	—	(9,156)	—	(9,156)
Distributions to Holdings	(62,464)	(62,464)	—	—	(124,928)
Net income	45,944	45,944	—	2,773	94,661

Balance at December 31, 2007	320,697	320,697	(5,106)	7,294	643,582

Distributions to noncontrolling interest in UCRP	—	—	—	(2,661)	(2,661)
Change in fair value of interest rate swaps designated as hedges	—	—	(46)	—	(46)
Amortization of accumulated other comprehensive loss from interest rate swaps previously designated as hedges	—	—	1,176	—	1,176
Partner contributions for capital projects	14,338	14,338	—	—	28,676
Distributions to Holdings	(53,135)	(53,135)	—	—	(106,270)
Net income	37,870	37,870	—	2,149	77,889

Balance at December 31, 2008	319,770	319,770	(3,976)	6,782	642,346

Distributions to noncontrolling interest in UCRP	—	—	—	(2,404)	(2,404)
Amortization of accumulated other comprehensive loss from interest rate swaps previously designated as hedges	—	—	3,976	—	3,976
Contributions from Holdings	7,200	7,200	—	—	14,400
Distributions to Holdings	(213,399)	(213,399)	—	—	(426,798)
Net income	10,957	10,957	—	1,577	23,491

Balance at December 31, 2009	$124,528	$124,528	$—	$5,955	$255,011

See accompanying notes.

Universal City Development Partners, Ltd. and subsidiaries

Consolidated statements of cash flows

	Year ended December 31,
(In thousands)	2009	2008	2007
Cash flows from operating activities
Net income	$23,491	$77,889	$94,661
Adjustments to reconcile net income to net cash and cash equivalents provided by operating activities:
Depreciation	104,284	108,978	108,861
Amortization of intangible assets	1,767	2,152	1,466
Amortization of deferred finance costs	8,645	6,939	5,164
Accretion of bond discount	1,219	834	837
Interest on financing obligations	2,346	2,380	1,166
Distributions from investments in unconsolidated entities	3,161	3,691	3,681
Gain on sale of assets held for sale	(5,155)	—	(2,776)
Loss on extinguishment of debt	4,263	—	—
Expenses associated with debt refinancing	25,023	—	—
Net change in fair value of interest rate swaps and amortization of accumulated other comprehensive loss	(5,200)	5,200	—
Income from investments in unconsolidated entities	(1,586)	(2,673)	(1,724)
Loss due to impairment of investments in unconsolidated entities	444	—	—
Changes in operating assets and liabilities:
Accounts receivable, net	2,377	6,504	(3,991)
Notes receivable	—	—	70
Receivables from related parties	6,352	(2,565)	2,523
Inventories, net	(419)	(325)	1,576
Prepaid expenses and other assets	(90)	(3,168)	(1,808)
Other long-term assets	(1,172)	2,463	(1,084)
Accounts payable and accrued liabilities	(10,295)	(16,622)	20,954
Unearned revenue	(3,683)	(1,173)	(569)
Due to related parties	1,411	723	2,497
Deferred special fees payable to affiliates (1)	(91,967)	4,359	6,735
Other long-term liabilities	757	(4,253)	3,279

Net cash and cash equivalents provided by operating activities	65,973	191,333	241,518

Cash flows from investing activities
Property and equipment acquisitions	(143,433)	(137,010)	(60,912)
Proceeds relating to capital reimbursements	2,279	2,136	6,898
Contributions to investments in unconsolidated entities	—	—	(3,655)
Proceeds relating to notes receivable from sale of assets held for sale	—	—	4,890
Proceeds relating to sale of assets held for sale	7,111	—	3,058

Net cash and cash equivalents used in investing activities	$(134,043)	$(134,874)	$(49,721)

Universal City Development Partners, Ltd. and subsidiaries

Consolidated statements of cash flows (Continued)

	Year ended December 31,
(In thousands)	2009	2008	2007
Cash flows from financing activities
Payment of distributions (2)	$(426,798)	$(117,880)	$(113,318)
Receipt of partner contributions for capital projects	—	28,676	—
Receipt of contributions from Holdings	14,400	—	—
Distributions of noncontrolling interest in UCRP	(2,404)	(2,661)	(3,545)
Proceeds from the 2015 and 2016 notes	617,715	—	—
Proceeds from the renewed senior secured credit facilities	377,500	—	—
Payments on long-term borrowings, capital lease and financing obligations	(505,840)	(375)	(13,677)
Payments for financing costs	(49,144)	(4,295)	—

Net cash and cash equivalents provided by (used in) financing activities	25,429	(96,535)	(130,540)
Net (decrease) increase in cash and cash equivalents	(42,641)	(40,076)	61,257
Cash and cash equivalents at beginning of year	87,798	127,874	66,617

Cash and cash equivalents at end of year	$45,157	$87,798	$127,874

Supplemental disclosure of cash flow information
Cash paid for interest, including interest rate swaps	$138,138	$95,981	$100,802

Supplemental disclosures of noncash information
Accrual of partner distribution to partners’ equity	$—	$—	$11,610
Capital lease and financing obligations	2,256	258	43,290
(Decrease)/increase of property and equipment in accrued liabilities	(2,525)	11,900	20,851
Decrease in interest rate swap asset	—	—	(4,050)
Decrease/(increase) in interest rate swap liability	9,176	4,070	(5,106)
Disposal of fully depreciated property and equipment	8,856	22,877	42,002
Disposal of fully amortized intangible assets	5,200	—	—

(1)	Refer to note 5 for additional details on the deferred special fees payable to affiliates.
(2)	Refer to note 11 for additional details on distributions.

See accompanying notes.

Universal City Development Partners, Ltd. and subsidiaries

Notes to consolidated financial statements

1. Nature of business

Ownership

Universal City Development Partners, LP (“UCDP LP”) was a limited partnership organized in Delaware. Effective June 5, 2002, UCDP LP became organized in Florida and changed its legal name to Universal City Development Partners, Ltd. (“UCDP LTD” or the “Company”). Through Universal City Florida Holding Co. I (“Holding I”) and Universal City Florida Holding Co. II (“Holding II”, collectively with Holding I, “Holdings”), UCDP LTD’s ultimate owners (the “Partners”), each having a 50% interest in UCDP LTD are Universal City Property Management II, LLC (“Universal CPM”), a subsidiary of Vivendi Universal Entertainment LLLP (“Vivendi Universal Entertainment” or “VUE”), which in turn is a subsidiary of NBC Universal, Inc. (“NBC Universal”), and Blackstone Capital Partners (“Blackstone”). Furthermore, General Electric Company (“GE”) owns 80% of NBC Universal, while Vivendi, S.A. (“Vivendi”) owns the remaining 20%. Both Partners share in profits and losses, contributions and distributions of UCDP LTD in accordance with their ownership percentage. Subject to certain exceptions, neither Partner may transfer or sell their respective partnership interests, sell, pledge or encumber significant assets, issue securities or admit any additional partner or change the primary business without the consent of the other Partner.

Operations

UCDP LTD owns and operates two themed attractions, Universal’s Islands of Adventure (“UIOA”) and Universal Studios Florida (“USF”); an entertainment complex, Universal CityWalk Orlando (“CityWalk”); and movie and television production facilities all located in Orlando, Florida.

2. Summary of significant accounting policies

Principles of consolidation

The accompanying consolidated financial statements include the amounts of UCDP LTD and all of its subsidiaries, Universal City Travel Partners d/b/a Universal Parks & Resorts Vacations (“UPRV”), UCDP Finance, Inc., Universal Orlando Online Merchandise Store (“UOMS”) and Universal City Restaurant Partners, Ltd. (“UCRP”) (collectively, “UCDP”). All significant intercompany balances and transactions have been eliminated upon consolidation.

UCRP, a joint venture in which UCDP owns 50%, is deemed a variable interest entity in accordance with applicable accounting guidance. Furthermore, UCDP has been deemed to be the primary beneficiary in UCRP. Accordingly, the consolidated financial statements of UCDP include the results of UCRP for all years presented. UCRP operates a restaurant and merchandise outlet in CityWalk. Total assets of UCRP as of December 31, 2009 and 2008 were approximately $13,457,000 and $15,131,000, respectively. Total revenues of UCRP during the years ended December 31, 2009, 2008 and 2007, were approximately $21,839,000, $26,244,000 and $29,287,000, respectively, and were included in other operating revenues in the accompanying consolidated statements of operations. UCRP does not carry any long term indebtedness. Additionally, UCRP has not received any financial support during the three-year period ending December 31, 2009.

Use of estimates

The preparation of financial statements in conformity with United States generally accepted accounting principles requires management of UCDP to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Universal City Development Partners, Ltd. and subsidiaries

Notes to consolidated financial statements—(Continued)

Period end

The results for the year ended December 31, 2008 included one extra day due to the leap year.

Cash and cash equivalents

Cash and cash equivalents consist of amounts held as bank deposits and marketable securities with original maturities of 90 days or less.

Accounts receivable and allowance for doubtful accounts

UCDP carries its accounts receivable at their net realizable value thereby making judgments regarding the collectability of outstanding accounts receivable (including those from related parties) and providing appropriate allowances when collectability becomes in doubt. In addition, UCDP provides a general allowance for outstanding receivables in good standing based on historical bad debt experience. The allowance for doubtful accounts was approximately $465,000 and $356,000, respectively, as of December 31, 2009 and December 31, 2008.

Inventories

Inventories, principally spare parts, merchandise and food, are stated at the lower of cost or market. Cost for each inventory classification is determined using the average cost method. UCDP records a provision for the value of inventory when the inventory has been deemed to have a realizable value that is less than the average cost. Substantially all of the Company’s inventories represent finished goods.

Investments in unconsolidated entities

In conjunction with the construction and operation of CityWalk, UCDP has joint venture relationships in which it shared in construction costs and the profits and losses, as defined in each separate agreement. After an evaluation under accounting standards which govern consolidation, where the venture is not considered to be a variable interest entity or UCDP is not considered to be the primary beneficiary or otherwise the controlling partner, the interest in the joint venture is accounted for under the equity method in the accompanying consolidated financial statements. The investment in unconsolidated entities is recorded as UCDP’s share of contributed capital, adjusted for profits and losses, distributions and contributions for each joint venture. A loss of $444,000 was recognized during the year ended December 31, 2009 relating to an investment in unconsolidated entities as cash flows expected from the investment were less than its carrying value. This loss is contained in Other Costs and Operating Expenses in the accompanying Consolidated Statements of Operations and Comprehensive Income.

Property and equipment

Property and equipment is recorded at cost and is depreciated on a straight-line basis over the estimated useful lives of those assets as follows:

Useful life (in years)
Land improvements	15
Buildings and building improvements	20-40
Equipment, fixtures and furniture	3-20

Maintenance and repairs are charged directly to expense as incurred.

Universal City Development Partners, Ltd. and subsidiaries

Notes to consolidated financial statements—(Continued)

Impairment of long-lived assets and intangibles

The Company utilizes one accounting impairment model for long-lived assets held for sale, whether previously held and used or newly acquired.

UCDP reviews its held and used long-lived assets and identifiable intangibles for impairment indicators. If indicators are noted, the Company compares the carrying amount of the asset to its fair value based on undiscounted cash flows. If the carrying amount exceeds its fair value, an impairment loss is recognized to adjust the long lived asset to fair value. There were no material impairment losses recognized on UCDP’s long-lived assets or identifiable intangibles during the years ended December 31, 2008 and 2007.

Intangible assets

Intangible assets primarily consist of the rights to use certain characters and trademarks. Intangible assets are recorded at cost and amortized on a straight-line basis over a period ranging from 10 to 20 years, which results in a weighted average life of 11 years, exclusive of extension periods. Amortization of intangible assets typically begins upon the opening of the related attraction or themed area. Intangible assets totaled $51,188,000 and $52,955,000, respectively, as of December 31, 2009 and 2008. This included $11,263,000 and $14,696,000 in accumulated amortization, respectively, as of December 31, 2009 and 2008. Amortization expense amounted to $1,767,000, $2,152,000 and $1,466,000 during the years ended December 31, 2009, 2008 and 2007, respectively. Amortization of existing intangible assets will be approximately $4,683,000 for the year ending December 31, 2010 and $5,550,000 for each of the following four years.

Capital reimbursements

UCDP receives capital reimbursements for development costs on existing rides when VUE licenses the technology and schematics for various components of those rides to other Universal theme parks. Under this arrangement, UCDP collected approximately $2,279,000, $2,136,000 and $6,898,000, respectively, during the years ended December 31, 2009, 2008 and 2007, related to Universal licensed theme parks under construction in Singapore and Dubai. These costs are accounted for by reducing the cost basis of the various asset components along with the corresponding adjustment to future depreciation over the remaining life of the asset. In instances where the individual asset components are, or become, fully depreciated, the remaining allocation is recorded as other income. As such, approximately $217,000 was recorded as other income during the year ended December 31, 2007.

Financing obligations

Financing obligations represent the net present value of future payment obligations of certain intellectual property rights acquired under long-term contracts. These obligations increase monthly for imputed interest costs and decrease when payments are made. Financing obligations are reported on the consolidated balance sheet under capital lease and financing obligations.

Assets held for sale

At the time management deems a property as held for sale, the cost basis of the land and any improvements made to that parcel are reclassified to assets held for sale on the balance sheet and depreciation of the assets ceases. Additionally, land sold in any year presented is reclassified to assets held for sale in each prior year presented. As of December 31, 2009, one property was considered held for sale and is expected to close within twelve months. As of December 31, 2008, two properties were considered held for sale, one of which was sold in the fourth quarter of 2009 as described in note 14.

Universal City Development Partners, Ltd. and subsidiaries

Notes to consolidated financial statements—(Continued)

Deferred finance costs

UCDP capitalizes certain costs related to the issuance of debt. The amortization of such costs is recognized as interest expense based on the effective interest method over the term of the respective debt issuance. Deferred finance costs totaled $24,600,000 and $11,948,000, respectively, as of December 31, 2009 and 2008.

This included $556,000 and $55,339,000 in accumulated amortization, respectively, as of December 31, 2009 and December 31, 2008. Amortization expense amounted to $8,645,000, $6,939,000 and $5,164,000, respectively, during the years ended December 31, 2009, 2008 and 2007. As a result of the 2009 refinancing, $22,289,000 was capitalized as deferred finance costs during the year ended December 31, 2009 (see note 5). Additionally, the Company expensed $992,000 in deferred finance costs during the year ended December 31, 2009 as a result of extinguishment of the April 2010 notes. On July 25, 2008, UCDP amended the early maturity date feature in the senior secured credit facilities (see note 5). In conjunction with this amendment, UCDP paid a fee of $4,295,000, which was recorded in deferred finance costs.

Revenue recognition

Revenue from theme park ticket sales is recognized at the time tickets are redeemed. Revenue from unredeemed tickets is recognized after one year from the date of purchase which coincides with historical redemption patterns. Revenue from theme park annual ticket sales is recognized over the period of benefit, which is typically one year from the initial redemption date. Revenue from food and beverage and merchandise sales is recognized at the time of sale. Unearned revenue primarily consists of amounts received from the sale of theme park tickets, which have not yet been redeemed. In addition to unredeemed tickets, unearned revenue includes up-front payments related to CityWalk venues, advance sales from our travel company and corporate sponsorships, which are recognized into revenue over the period of benefit.

Other theme park related revenues

Other theme park related revenues consist primarily of Universal Express PlusSM (“UEP”) sales, aged ticket sales, theme park corporate special events and the parking facility. UCDP hosts special events for corporate guests whereby a portion of the theme park is rented for corporate functions. UEP is a ticket that allows guests to experience reduced wait times at certain rides and attractions. Revenue related to UEP tickets and the parking structure is recognized upon redemption or expiration date. Revenue attributable to theme park corporate special events is recognized at the date of the corporate function.

Other operating revenues

Other operating revenues, which consist primarily of sales generated by CityWalk, UPRV and hotel rent received from UCDP’s on-site hotels, are recognized as earned.

Advertising, sales and marketing costs

The costs of advertising, sales and marketing are charged to operations in the year incurred. Production costs of advertising are charged to operations at the first showing of the related advertisement. Total costs of advertising, sales and marketing amounted to approximately $55,712,000, $75,841,000 and $78,992,000, respectively, during the years ended December 31, 2009, 2008 and 2007 and are primarily included in theme park selling, general and administrative expenses in the accompanying consolidated statements of operations.

Universal City Development Partners, Ltd. and subsidiaries

Notes to consolidated financial statements—(Continued)

Sales taxes

Revenues collected from the sale of theme park tickets, food and beverage and merchandise are reported net of related sales tax amounts in the statements of operations, as the taxes collected are passed through to the applicable taxing authorities.

Theme park cost of products sold

Theme park cost of products sold consists of payroll and product costs related to the sale of food and beverage and merchandise at the theme parks.

Other costs and operating expenses

Other costs and operating expenses consist primarily of costs incurred by CityWalk, UPRV, UCRP and corporate special events.

Financial instruments

The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate fair value because of the immediate or short-term maturity of these financial instruments.

The estimated fair values of other financial instruments subject to fair value disclosures, determined based on quotes from major financial institutions, and the related carrying amounts are as follows (in thousands):

	December 31, 2009		December 31, 2008
	Carrying value	Fair value	Carrying value	Fair value
Long-term borrowings (including current portion)	$1,504,730	$1,521,188	$1,007,960	$760,240
Interest rate swap liabilities	—	—	9,176	9,176

Total	$1,504,730	$1,521,188	$1,017,136	$769,416

Concentration of credit risk

Financial instruments that potentially subject UCDP to concentrations of credit risk consist primarily of accounts receivable and interest rate swaps. The credit risk associated with accounts receivable is limited by the volume of customers as well as the establishment of credit limits. UCDP is exposed to credit loss in the event of nonperformance by the counterparties to interest rate swap transactions. The counterparties to these contractual arrangements are major financial institutions that meet UCDP’s credit standards with which UCDP also has other financial relationships. UCDP does not anticipate nonperformance by such parties.

Interest rate swaps

UCDP is exposed to market risks relating to fluctuations in interest rates. UCDP may mitigate this risk by paying down additional outstanding balances on its variable rate loans, refinancing with fixed rate permanent debt or obtaining cash flow hedge instruments. These financial instruments are derivatives. UCDP utilizes interest rate swap agreements as a risk management tool to manage a portion of its interest rate exposures. The principal objective of the swap agreements is to minimize the risks and costs associated with financial activities. UCDP does not use financial instruments for trading purposes. UCDP specifically designates interest rate swap hedges of outstanding debt instruments and recognizes interest differentials in the period they occur.

Universal City Development Partners, Ltd. and subsidiaries

Notes to consolidated financial statements—(Continued)

UCDP follows accounting standards that require the entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those assets at fair value. The fair values are the estimated amounts that UCDP would pay or receive upon termination of the swap agreements at the reporting date, taking into account current interest rates and the current creditworthiness of the counterparties. Changes in the underlying market value of swap arrangements that qualify as cash flow hedging activities are recognized as other comprehensive income (loss) in the accompanying consolidated statements of comprehensive income and changes in partners’ equity. Changes in the underlying market value of swap arrangements that do not qualify as hedging activities are recognized as a change in the fair value of interest rate swaps in the accompanying consolidated statements of operations. Additionally, the accumulated other comprehensive income (loss) related to interest rate swaps that become ineffective is amortized on a straight-line basis through the change in the fair value of interest rate swaps in the accompanying consolidated statements of operations.

UCDP is exposed to credit loss in the event of nonperformance by the other party to the derivative financial instruments. UCDP limits this exposure by entering into agreements directly with a number of major financial institutions that meet its credit standards and that are expected to satisfy their obligations under the contracts. As of December 31, 2009, UCDP had no active interest rate swap agreements.

Income taxes

No provision for income taxes has been recorded in the consolidated financial statements, as the owners are required to report their share of UCDP’s earnings or losses in their respective income tax returns. The Partners’ tax returns and the amounts of allocable income or loss are subject to examination by federal and state taxing authorities. If such examinations result in changes to income or loss, the tax liability of the Partners could be changed accordingly.

Certain transactions of UCDP may be subject to accounting methods for income tax purposes which differ from the accounting methods used in preparing these consolidated financial statements in accordance with United States generally accepted accounting principles. Accordingly, the net income or loss of UCDP reported for income tax purposes may differ from the balances reported for those same items in the accompanying consolidated financial statements. The assets as reported in the consolidated financial statements at December 31, 2009 are $955,395,000 higher as compared to those reported for tax purposes, while the liabilities are approximately $9,670,000 higher as compared to those reported for tax purposes. The majority of the differences arise primarily due to the use of different estimated useful lives for property and equipment for income tax reporting purposes as compared to those used for financial reporting purposes.

Litigation

UCDP is currently involved in certain legal proceedings and has accrued its estimate of the probable legal and settlement costs for the resolution of these claims. If UCDP believes that costs from these matters are probable and the amount of the costs can be reasonably estimated, it will accrue the estimated costs. If UCDP believes a material loss is less than probable but more than remote, it will disclose the nature of the matter and, if possible, disclose the estimate of the possible loss (see note 13).

Segments

UCDP operates and tracks its results in one reportable segment.

Recently issued accounting pronouncements

In April 2008, the Financial Accounting Standards Board (“FASB”) issued guidance that amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset and requires enhanced related disclosures. This guidance must be applied

Universal City Development Partners, Ltd. and subsidiaries

Notes to consolidated financial statements—(Continued)

prospectively to all intangible assets acquired as of and subsequent to fiscal years beginning after December 15, 2008. This guidance became effective for the Company on January 1, 2009. Although future transactions involving intangible assets may be impacted by this guidance, it did not impact the Company’s financial statements as the Company did not acquire any intangible assets during the year ended December 31, 2009.

In March 2008, the FASB issued guidance that expands the disclosure requirements for derivative instruments and hedging activities. Specifically, this guidance requires entities to provide enhanced disclosures addressing the following: how and why an entity uses derivative instruments; how derivative instruments and related hedged items are accounted for; and how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. This guidance is effective for fiscal years beginning after November 15, 2008. This guidance became effective for the Company on January 1, 2009. The Company’s adoption of the standard did not have a material impact on its financial position, results of operations or cash flows as it is primarily disclosure related.

In December 2007, the FASB issued guidance that modifies certain aspects of how an acquiring entity recognizes and measures the identifiable assets, the liabilities assumed and the goodwill acquired in a business combination. This guidance is effective for fiscal years beginning after December 15, 2008. Although this guidance will impact the Company’s accounting for business combinations completed on or after January 1, 2009, it did not impact the Company’s financial statements as the Company did not enter into any business combinations during the year ended December 31, 2009.

In May 2009, the FASB issued guidance that establishes principles and requirements for subsequent events. Specifically, the guidance sets forth parameters pertaining to the period after the balance sheet date during which management should consider events or transactions for potential recognition or disclosure, circumstances under which an event or transaction would be recognized after the balance sheet date and the required disclosures that should be made about events or transactions that occurred after the balance sheet date. This guidance is effective for interim or annual financial periods ending after June 15, 2009, and as such, became effective for the Company on June 28, 2009. The Company’s adoption of the standard did not have a material impact on its financial position, results of operations or cash flows.

In June 2009, the FASB issued revisions to pre-existing guidance pertaining to the consolidation and disclosures of variable interest entities. Specifically, it changes how a reporting entity determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. The determination of whether a reporting entity is required to consolidate another entity is based on, among other things, the other entity’s purpose and design and the reporting entity’s ability to direct the activities of the other entity that most significantly impact the other entity’s economic performance. This guidance will require a reporting entity to provide additional disclosures about its involvement with variable interest entities and any significant changes in risk exposure due to that involvement. A reporting entity will be required to disclose how its involvement with a variable interest entity affects the reporting entity’s financial statements. This guidance will be effective at the start of a reporting entity’s first fiscal year beginning after November 15, 2009. Early application is not permitted. The Company is currently evaluating the impact on its financial statements, if any, upon adoption.

In June 2009, the FASB issued accounting guidance that will become the single source of authoritative nongovernmental U.S. generally accepted accounting principles (“GAAP”), superseding existing FASB, American Institute of Certified Public Accountants (“AICPA”), Emerging Issues Task Force (“EITF”), and related accounting literature. This guidance reorganizes the thousands of GAAP pronouncements into roughly 90 accounting topics and displays them using a consistent structure. Also included is relevant Securities and

Universal City Development Partners, Ltd. and subsidiaries

Notes to consolidated financial statements—(Continued)

Exchange Commission guidance organized using the same topical structure in separate sections. This guidance will be effective for financial statements issued for reporting periods that end after September 15, 2009. Beginning in the third quarter of 2009, this guidance impacted the Company’s financial statements and related disclosures as all references to authoritative accounting literature reflect the newly adopted codification.

3. Inventories

UCDP’s inventories are comprised of the following components (in thousands):

	December 31,
	2009	2008

Merchandise	$10,951	$12,421
Food and beverage	3,293	3,962
Operating supplies and maintenance parts	30,862	28,156
Less: reserves	(2,122)	(1,974)

Total	$42,984	$42,565

During the years ended December 31, 2009, 2008 and 2007, UCDP used approximately $2,091,000, $1,933,000 and $2,642,000, respectively, of the inventory reserves.

4. Investments in unconsolidated entities

As of December 31, 2009, UCDP had the following investments in unconsolidated entities which are accounted for under the equity method:

Name	Year of inception	Ownership interest	Description
NASCAR Café/Orlando Joint Venture(1)	1997	17%	Operates a restaurant in CityWalk.
Universal/Cineplex Orlando Joint Venture(2)	1997	50%	Operates a 20-screen cinema in CityWalk.
Uniman, LLC(3)	2006	50%	Licenses the rights to produce a live Blue Man Group show.
Universal Briggs, LLC(4)	2009	50%	Operates a fast-serve beverage window in CityWalk.

(1)	NASCAR Café/Orlando Joint Venture (“NASCAR”), is 17% owned by UCDP and 83% owned by NC Orlando, LLC. The entity operates The Sports Grille by NASCAR restaurant located within CityWalk. In February 2007, the renovation of the NASCAR Café was completed and re-opened as the NASCAR Sports Grille. UCDP did not participate financially in the cost of the renovation, thus in accordance with an amended joint venture agreement, UCDP’s ownership percentage decreased from 25% to 17% on the day of re-opening.
(2)	Universal/Cineplex Orlando Joint Venture (“Cineplex”), is 50% owned by UCDP and 50% owned by Plitt Theatres, Inc. (a wholly owned subsidiary of AMC Entertainment Inc.). The entity operates a 20-screen Cineplex located within CityWalk.
(3)	Uniman, LLC (“Uniman”), is 50% owned by UCDP and 50% owned by Zebra Horse, LLC, an affiliate of Blue Man Group Productions, Inc. The entity presents a live theatrical production that combines music, comedy and multimedia artistry to create a unique form of entertainment at a theater within CityWalk. The show opened to the public in June 2007.

Universal City Development Partners, Ltd. and subsidiaries

Notes to consolidated financial statements—(Continued)

(4)	Universal Briggs, LLC (“Universal Briggs”), is 50% owned by UCDP and 50% owned by David Briggs Enterprises, Inc. The entity operates the Fat Tuesday fast-serve beverage window in CityWalk which features a frozen daiquiri menu. The entity was created in 2009 but will begin operations in 2010.

5. Long-term borrowings

Indebtedness consisted of the following (dollars in thousands):

			December 31,
	Interest Rate	Maturity Date	2009	2008
Senior secured credit facilities (“2004 senior secured credit facilities”)	LIBOR + 3.00%(1)	(2)	$—	$509,000
Fixed rate senior notes (“April 2010 notes”)	11.75%	April 1, 2010	—	500,000
Senior secured credit facilities (“Renewed senior secured credit facilities”)	(3)	November 6, 2014	900,000	—
Fixed rate senior notes (“2015 notes”)	8.875%	November 15, 2015	400,000	—
Fixed rate senior subordinated notes (“2016 notes”)	10.875%	November 15, 2016	225,000	—

Gross principal payable			1,525,000	1,009,000
Unamortized discounts			(20,270)	(1,040)

Total debt			$1,504,730	$1,007,960

(1)	The LIBOR interest rate on the 2004 senior secured credit facilities was subject to a 3.00% floor.
(2)	The maturity date of the 2004 senior secured credit facilities was June 9, 2011; however, it was repayable in full at April 1, 2010, if the April 2010 notes and Holdings’ May 2010 notes were not refinanced or repaid in full prior to such date.
(3)	The interest rate on the renewed senior secured credit facilities is either a base rate (calculated as the highest of the prime rate in effect on such day, the sum of 1/2 of 1.00% plus the federal funds rate, and LIBOR plus 1.00%, provided that the base rate will never be less than 3.25%) or LIBOR (provided that LIBOR will never be less than 2.25%), in each case plus a specified margin. The specified margin is 3.25% in the case of base rate loans and 4.25% in the case of LIBOR loans.

Current debt structure

On November 6, 2009, the Company completed a private placement of $400,000,000 8.875% Senior Notes due 2015 (the “2015 notes”) and $225,000,000 10.875% Senior Subordinated Notes due 2016 (the “2016 notes”). The 2015 notes were issued at 98.856%, while the 2016 notes were issued at 98.796%. Also, on November 6, 2009, the Company renewed its 2004 senior secured credit agreement. The renewed senior secured credit agreement is from a consortium of lenders led by JP Morgan that provides for term loans with an aggregate principal balance totaling $900,000,000 and a revolving credit component of up to $75,000,000. The term loans provided under the renewed secured credit facilities were issued at 98.5%. This represents an increase in the aggregate principal balance of $391,000,000 as it relates to the term loans, while the renewal decreased the revolver from $100,000,000 to $75,000,000. Under the renewed senior secured credit agreement the term loans will mature in 2014 and the revolving component will mature in 2013. The term loans are repayable in quarterly installments of 0.25% of the initial amount of the term loan, with the first installment due on March 31, 2010. This equates to annual principal payments of 1.0% with the balance due in 2014. The term loans may be voluntarily prepaid and are subject to mandatory prepayments of 100% of the net cash proceeds from certain asset sales and from the sale or issuance of indebtedness, in each case subject to certain exceptions, and of 50%

Universal City Development Partners, Ltd. and subsidiaries

Notes to consolidated financial statements—(Continued)

of our excess cash flow for each fiscal year ending on or after December 31, 2010. The Company can choose the applicable interest rate on both the term loans and the revolving credit facility. For both the term loans and the revolving credit facility, the Company may choose between a base rate (calculated as the highest of the prime rate in effect on such day, the sum of ½ of 1.00% plus the federal funds rate, and LIBOR plus 1.00%, provided that the base rent will never be less than 3.25%) or LIBOR (provided that LIBOR will never be less than 2.25%), in each case plus a specified margin. The specified margin for both the term loans and the revolving credit facility is 3.25% in the case of the base rate loans and 4.25% in the case of LIBOR loans. As a result of the private placements and renewal, the Company incurred costs of $60,812,000 of which $25,023,000 were expensed while $35,789,000 were capitalized as deferred finance costs or discounts, as applicable. Moreover, the renewal was accounted for as a debt modification which was not similar to an extinguishment of debt. Accordingly, the fees paid to the lenders of the senior secured credit facilities of $13,500,000 were recorded as a discount and will be amortized over the remaining term of the debt.

As of December 31, 2009, no funds were outstanding on the revolving credit facility. Additionally, a commitment fee of 1.0% per annum is payable on the unused amounts of the revolving credit facility. In addition, UCDP may borrow up to $150,000,000 of incremental debt from time to time, with modified covenants. The renewed senior secured credit facilities are secured by a mortgage on substantially all of UCDP’s real and personal property.

With the proceeds from the private placements and renewal discussed above, the April 2010 notes were either tendered by the early settlement deadline of November 5, 2009 or redeemed by December 23, 2009. The Company recorded a loss on extinguishment of debt equal to $4,263,000 as a result of the repurchase of the April 2010 notes which includes fees paid of $2,935,000. Additionally, the Company paid dividends and deferred special fees of $356,581,000 and $94,498,000, respectively, to Holdings which enabled Holdings to repurchase or redeem all of the May 2010 notes (including premiums and fees).

Prior Debt Structure

The 2004 senior secured credit facilities consisted of both term loan and revolving credit components with a consortium of lenders led by JPMorgan. The revolving credit component had a maximum available credit line of approximately $100,000,000 at December 31, 2008. On that date, no funds were outstanding on the revolving credit component. Additionally, a commitment fee of 0.5% per annum was payable on the unused amounts of the revolving credit component. In addition, UCDP may have borrowed up to $200,000,000 of incremental debt from time to time, with modified covenants.

On July 25, 2008, UCDP amended the early maturity date feature in the 2004 senior secured credit facilities to April 1, 2010 unless both the April 2010 notes and Holdings’ May 2010 notes were refinanced or repaid prior to that time. Additionally, the interest rate on the 2004 senior secured credit facilities increased from 3-month LIBOR plus 175 basis points to 3-month LIBOR plus 300 basis points subject to a 3% floor on the LIBOR rate. This rate also applied to the revolving credit component. Prior to the amendment, the maturity date was accelerated to December 1, 2009 if the April 2010 notes were not refinanced or repaid at that time, or to January 1, 2010 if Holdings’ May 2010 notes were not refinanced or repaid at that time. The maturity date of the term loans remained at June 9, 2011 if the early maturity date feature was not triggered. In conjunction with this amendment, UCDP paid a fee of $4,295,000 which was to be amortized through April 1, 2010. The unamortized portion of this amount as of November 6, 2009 will be amortized over the remaining term of the renewed senior secured credit facilities.

Universal City Development Partners, Ltd. and subsidiaries

Notes to consolidated financial statements—(Continued)

The 2004 senior secured credit facilities were secured by a mortgage on substantially all of UCDP’s real and personal property. The 2004 senior secured credit facilities were repayable in quarterly installments of 0.25%, which commenced on March 31, 2005 and were to end on December 31, 2010. This equated to annual principal payments of 1.0% with the balance due in 2011. During 2006, UCDP made a voluntary prepayment in the amount of $30,000,000, effectively prepaying all principal amounts that would have been due up until the facilities’ maturity date. As such, no principal payments were due or paid during 2008 or 2007. The 2004 senior secured credit facilities also required a prepayment of 50% of UCDP’s annual excess cash flow if certain financial ratios were not met beginning in 2005. These ratios were met during 2008 and 2007. As such, no such excess cash flow payment was required as of December 31, 2008. Furthermore, all prepayments were applied in forward order of maturity.

Covenants

The Company’s renewed senior secured credit facilities and the 2015 and 2016 notes contain a number of covenants that, among other things, restrict, subject to certain exceptions, the Company’s ability, and the ability of its subsidiaries, to sell assets, incur additional indebtedness, repay other indebtedness (including the 2015 and 2016 notes), pay certain distributions, create liens on assets, make investments, loans or advances, make certain acquisitions, engage in mergers or consolidations, enter into sale and leaseback transactions, engage in certain transactions with affiliates, amend certain material agreements governing its indebtedness and change the business conducted by it and its subsidiaries. In addition, the renewed senior secured credit agreement contains the following financial covenants: a maximum total leverage ratio; a minimum interest coverage ratio; and a limitation on capital expenditures.

The Company’s 2004 senior secured credit facilities and the April 2010 notes (which are no longer outstanding) contained a number of covenants that, among other things, restricted, subject to certain exceptions, the Company’s ability, and the ability of its subsidiaries, to sell assets, incur additional indebtedness, repay other indebtedness (including the April 2010 notes), pay certain distributions, create liens on assets, make investments, loans or advances, make certain acquisitions, engage in mergers or consolidations, enter into sale and leaseback transactions, engage in certain transactions with affiliates, amend certain material agreements governing its indebtedness and change the business conducted by it and its subsidiaries. In addition, the 2004 senior secured credit facilities contained the following financial covenants: a maximum total leverage ratio; a minimum interest coverage ratio; and a limitation on capital expenditures.

The Company believes it was in compliance of all applicable debt covenants as of December 31, 2009 and December 31, 2008.

Priority and maturity

The 2015 notes are effectively subordinated to all of the Company’s secured debt, including obligations under the renewed senior secured credit facilities. Both the obligations under the renewed senior secured credit facilities and the 2015 notes are senior in right of payment to the 2016 notes.

Universal City Development Partners, Ltd. and subsidiaries

Notes to consolidated financial statements—(Continued)

Scheduled maturities of amounts drawn at December 31, 2009 are as follows (in thousands):

Fiscal year	Amount
2010	$9,000
2011	9,000
2012	9,000
2013	9,000
2014	864,000
Thereafter	625,000

Total	$1,525,000

UCDP capitalizes interest on significant capital projects, which require an extended period of time to complete. UCDP capitalized interest of approximately $13,701,000, $6,020,000 and $1,848,000, respectively, during the years ended December 31, 2009, 2008 and 2007.

6. Interest rate swaps and fair value measurements

As of December 31, 2009, the Company had no interest rate swaps. The following table summarizes the notional values and fair values of the Company’s derivative financial instruments as of December 31, 2008 (dollars in thousands):

Notional value	Expiration date	Fair value	Interest rate	Accounting treatment	Terms
$200,000	November 20, 2009	$(6,157)	4.77%	Statement of operations	Fixed
125,000	October 15, 2009	(3,019)	4.41%	Statement of operations	Fixed

$325,000		$(9,176)

The following table summarizes the changes in fair value of the Company’s interest rate swaps (in thousands):

	Year Ended December 31,
	2009		2008		2007
	Recorded in statement of operations	Recorded in other comprehensive income (loss)	Recorded in statement of operations	Recorded in other comprehensive income (loss)	Recorded in statement of operations	Recorded in other comprehensive income (loss)
Swap #1(1)	$3,019	$—	$(1,558)	$(79)	$—	$(4,195)
Swap #2(1)	6,157	—	(2,466)	33	—	(4,961)
Amortization of accumulated other comprehensive loss(1)	(3,976)	3,976	(1,176)	1,176	—	—

Total	$5,200	$3,976	$(5,200)	$1,130	$—	$(9,156)

(1)	Swaps #1 and #2 became ineffective in the fourth quarter of 2008 and expired in the fourth quarter of 2009.

On January 1, 2008, the Company adopted accounting guidance that defines fair value, establishes a consistent framework for measuring fair value and expands disclosures for each major asset and liability category measured at fair value on either a recurring or nonrecurring basis. This guidance specifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should

Universal City Development Partners, Ltd. and subsidiaries

Notes to consolidated financial statements—(Continued)

be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the guidance establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1.	Observable inputs such as quoted prices in active markets for identical assets or liabilities;

Level 2.	Inputs, other than quoted prices included within Level 1, that are observable either directly or indirectly; and

Level 3.	Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

The Company’s derivative financial instruments as of December 31, 2008, all of which expired during the year ended December 31, 2009, are valued using inputs that fall within Level 2 of the three-tier hierarchy. Furthermore, as of December 31, 2009 and 2008, the Company did not have assets or liabilities valued using inputs that fall within Level 1 or Level 3 of the three-tier hierarchy.

Fair values of the interest rate swap agreements are provided by the counterparty. The significant inputs, primarily the LIBOR yield curves, used by the counterparty to determine fair values are considered Level 2 observable market inputs. Additionally, the Company monitors the credit and nonperformance risk associated with its derivative counterparties and believes them to be insignificant and not warranting a credit adjustment at December 31, 2008.

7. Operating lease obligations

UCDP has entered into various leases for equipment, office and warehouse space. The leases are noncancelable operating leases which expire at various dates through 2015.

The following is a five-year schedule of minimum future rental payments under the non-cancelable operating leases at December 31, 2009 (in thousands):

Fiscal year	Amount
2010	$3,762
2011	3,443
2012	3,037
2013	1,531
2014	797
Thereafter	16

$12,586

During the years ended December 31, 2009, 2008 and 2007, respectively, UCDP incurred rent expense under the operating leases of approximately $5,557,000, $4,634,000 and $3,406,000, which is included in the related costs and operating expenses in the accompanying consolidated statements of operations.

8. Capital leases and financing obligations

On May 25, 2007, UCDP entered into an agreement with Warner Bros. Consumer Products Inc. (“WB”), pursuant to which UCDP licensed certain rights to the characters and other intellectual property contained in the Harry Potter™ books and motion pictures (the “WB Agreement”). This license will be used for appropriately themed attractions, merchandise stores and food venues which will be incorporated in a new “island” that will

Universal City Development Partners, Ltd. and subsidiaries

Notes to consolidated financial statements—(Continued)

include a re-themed portion of one of the “islands”, and additional undeveloped real estate at UIOA. These attractions are expected to open in spring 2010. Under the terms of the agreement, UCDP has the right to use the licensed property until approximately nine years after the scheduled grand opening date of the attractions. UCDP also has the ability to extend the term for two successive five-year renewal periods. UCDP’s use of the licensed property for the attractions, theming, promotions, merchandise and other purposes is subject to approval of WB. The agreement provides UCDP with the exclusive right to use the licensed property in theme parks, amusement parks, water parks and stand-alone themed venues similar to those found in a theme park within a radius of 250 miles around UIOA. UCDP will pay WB various license fees, merchandise royalty payments, and other payments throughout the term of the agreement.

UCDP has other intellectual property agreements. UCDP also leases certain equipment under capital leases. Intangible assets and equipment, fixtures and furniture included approximately $44,351,000 and $42,788,000 related to financing obligations and capital leases as of December 31, 2009 and 2008, respectively. This included $755,000 and $761,000 in accumulated depreciation and amortization, respectively, as of December 31, 2009 and 2008. Depreciation and amortization expense related to assets under financing obligations and capital leases amounted to $693,000, $529,000 and $714,000, respectively, during the years ended December 31, 2009, 2008 and 2007. At December 31, 2009, future minimum payments due under financing obligations and capital leases totaled approximately $32,513,000 (net of $11,185,000 in imputed interest). The net present value of future minimum payments include $5,105,000, $4,751,000, $4,406,000, $3,968,000, $3,416,000 and $10,867,000 due in the years ending December 31, 2010, 2011, 2012, 2013, 2014, and years subsequent to 2014, respectively.

9. Compensation plans

Deferred compensation plan

UCDP has a deferred compensation plan (the “Plan”) that permits eligible executives and members of management to defer a specified portion of their compensation. Under the plan, employees may defer up to 80% of base salary and/or up to 100% of bonus compensation. The deferred compensation, together with limited partnership matching contributions, which vest immediately, accrue earnings based on elected investment alternatives. Employees are eligible to receive distributions at death or at termination of their employment or after specified waiting periods, as they elect at the time of deferral. Funds are also available at their election at retirement, at termination of their employment, at death or during specified in-service periods, or in the event of an approved unforeseeable financial emergency. As of December 31, 2009 and 2008, respectively, UCDP had accrued approximately $7,482,000 and $6,579,000 for its obligations to participating employees under the Plan, which are included in other long-term liabilities in the accompanying consolidated balance sheets. To fund the Plan, UCDP purchased partnership-owned life insurance contracts. The cash surrender value of these policies was approximately $7,676,000 and $6,504,000, respectively, as of December 31, 2009 and 2008, and is included in other assets in the accompanying consolidated balance sheets.

Long-Term growth plan

UCDP had a Long-Term Growth Plan (the “2007 Growth Plan”) to provide key employees the opportunity to benefit from UCDP’s growth in value. Participating employees were granted Value Appreciation Rights (“VARs”) which became exercisable on January 1, 2008. The value of these VARs was generally based on the growth in market value of the equity interests of the Partners in UCDP. UCDP accrued the estimated payout value of the 2007 Growth Plan on a straight-line basis over its term. Under the plan, all awards are paid in cash. As of December 31, 2007, UCDP had approximately $8,571,000 accrued under this plan. The amount accrued for at December 31, 2007 was paid in February 2008.

Universal City Development Partners, Ltd. and subsidiaries

Notes to consolidated financial statements—(Continued)

On May 22, 2008, the Park Advisory Board of UCDP approved a new Long-Term Growth Plan (the “2010 Growth Plan”) effective as of January 1, 2008. The 2010 Growth Plan provides key employees the opportunity to benefit from UCDP’s growth in value. Employees who are eligible to participate in the plan are limited to UCDP’s Executive Committee members, UCDP’s business unit heads, and a select group of Universal Parks & Resorts and other UCDP executives. Under the plan, which is administered by the Park Advisory Board, each participant is granted one or more VARs. The value of a VAR is generally based on the growth in market value of the equity interests of the Partners in UCDP. A pool is established for valuing the VARs and such pool is equal to 2% of the growth in UCDP’s equity value. The value of a VAR is calculated by dividing the total pool value by the total number of outstanding VARs. Each VAR will be triggered and automatically exercisable and payable upon the earlier of six months after a change in UCDP’s ownership structure which results in NBC Universal, Inc. owning less than 50%, or January 1, 2011. If a change of ownership occurs, the payout value is calculated based on the sales price of this ownership change. If January 1, 2011 is reached, the payout value is calculated based on an earnings multiple from financial results generated during 2010, subject to specific caps so that the payout value for each participant is no more than 150% of their total compensation as of January 1, 2011. Under the plan, all awards are paid in cash. If a participant ceases to be employed by reason of retirement, disability, death or termination (other than for cause), any VARs earned continue under the plan and are pro-rated. Where there is a termination (other than for cause), the participant is not allowed to receive payout under the plan if that party had not been an active participant in the plan for at least nine months. If a person ceases to be employed for reasons other than retirement, disability, death or termination (other than for cause), any rights under the plan and all VARs granted are canceled. UCDP accrues the estimated payout value of the 2010 Growth Plan straight line over its term. As of December 31, 2009 and December 31, 2008, UCDP had approximately $2,535,000 and $4,492,000, respectively, accrued under this plan.

10. Accounts payable and accrued liabilities

The following presents major components of accounts payable and accrued liabilities (in thousands):

	December 31, 2009	December 31, 2008
Accounts payable	$11,563	$10,920
Capital expenditures	34,192	36,717
Marketing and advertising	3,665	4,832
Interest	18,303	19,897
Compensation and benefits	19,578	27,301
Operating accruals	13,566	15,043
Consulting fees	4,523	4,443
Property and sales tax	2,149	1,972
Other	7,397	5,023

Total	$114,936	$126,148

11. Related party transactions

Vivendi universal entertainment’s special fee

Under the terms of UCDP’s partnership agreement, a special fee is payable to Vivendi Universal Entertainment through Universal CPM. The special fee has historically been calculated as 5% of certain revenue, as defined, generated by Universal Studios Florida and Universal’s Islands of Adventure. An amendment to UCDP’s partnership agreement, which was executed as of October 18, 2009, increased the applicable rate used to calculate the special fee through June 2017 from 5.0% to 5.25% of certain gross operating revenues, as defined. The special

Universal City Development Partners, Ltd. and subsidiaries

Notes to consolidated financial statements—(Continued)

fee amounted to approximately $34,392,000, $38,675,000 and $38,419,000, respectively, during the years ended December 31, 2009, 2008 and 2007. Interest expense incurred on the special fee, including the long term portion, was approximately $2,789,000, $4,882,000 and $7,541,000, respectively, during the years ended December 31, 2009, 2008 and 2007.

Under the Company’s renewed senior secured credit facilities and the indentures governing the 2015 notes and the 2016 notes, the special fee related to both Universal Studios Florida and Universal’s Islands of Adventure can only be paid upon achievement of certain but different ratios. As applicable, these ratios and the corresponding ratios under the Company’s 2004 senior secured credit facilities were met as of the Company’s fiscal quarter end dates throughout the period from 2007 to 2009.

During the years ended December 31, 2009, 2008 and 2007, UCDP paid total fees of approximately $34,608,000, $39,304,000 and $38,471,000, respectively, to Vivendi Universal Entertainment. The amount due to Vivendi Universal Entertainment as of December 31, 2009 and 2008 approximated $8,903,000 and $8,861,000, respectively. The balances payable as of December 31, 2009 and 2008 were classified as current. In addition, at December 31, 2008, UCDP had accrued $91,967,000 related to the long-term portion of fees payable to an affiliate of Vivendi Universal Entertainment. As of December 31, 2009, the Company did not have accrued any long-term portion of fees payable to an affiliate of Vivendi Universal Entertainment as it had made a payment of $94,498,000 to Holdings as part of the refinancing of its long-term borrowings in November 2009 (see note 5).

Distributions

UCDP paid distributions to Holdings of $426,798,000, $117,880,000, and $113,318,000, respectively, during the years ended December 31, 2009, 2008 and 2007. Included in the amounts paid to Holdings in 2009 and 2008, respectively, were $33,368,000 and $11,610,000 for their expected payments of income taxes based on the Company’s financial results. These distributions are required per the UCDP partnership agreement. Additionally, the Company made other distributions to Holdings of $36,849,000 during the year ended December 31, 2009 primarily to fund Holdings’ interest payments. The remaining 2009 amount is the distribution discussed in note 5 that allowed Holdings to repurchase the May 2010 notes.

Other partner matters

On October 22, 2009, the Company’s partners entered into an amendment to the second amended and restated partners’ agreement (the “Partners’ Amendment”). Pursuant to a right of first refusal provision in the Partners’ Agreement, as so amended, if either Blackstone or Vivendi Universal Entertainment desires to sell its ownership interest in Universal City Florida Holding Co. I and Universal City Florida Holding Co. II, it shall make a binding offer, specifying the proposed sale price, to sell to the other its entire interest in each of Universal City Florida Holding Co. I and Universal City Florida Holding Co. II. The non-offering partner will then have 90 days after receipt of an offer to accept the offer to sell (the “Initial Offer Period”). If the non-offering partner declines the opportunity to purchase, for offers made after the first anniversary of the effective date of the credit agreement entered into among Blackstone and certain specified lenders (the “Anniversary Date”), the offering party has the right to market both parties’ interest in Holdings to third parties, and both parties are required to sell their interests if a third party offers a price that is at least 90% of the price for both parties’ interests that is imputed from the offer made by the first party to the second party (i.e., as long as Vivendi Universal Entertainment and Blackstone each own 50% of Holdings, then both parties are required to sell to a third party that offers at least 180% of the price quoted by either party to the other party) (such third-party sale option, the “Drag-Along Option”). If the interests in Holdings are not sold to a third party pursuant to the Drag-Along Option by the earlier of the date that is 270 days from the end of the Initial Offer Period and the date on which

Universal City Development Partners, Ltd. and subsidiaries

Notes to consolidated financial statements—(Continued)

both the offering party and the other party agree in writing to abandon the third party sale, then the offering party shall be prohibited from making another offer to the other party for a period of one year from the expiration date of the Initial Offer Period, and during such year, the other party may agree to sell its ownership interest without being subject to the offer provisions in the Partners’ Agreement (such sale right, the “Unrestricted Resale”). The Drag-Along Option and the Unrestricted Resale will not be effective until the first anniversary of the Anniversary Date.

On November 6, 2009, the equity holders of Holding I and Holding II that are controlled by Blackstone entered into a credit agreement with JPMorgan Chase Bank, N.A., Bank of America, N.A. and the other lenders party thereto with respect to a senior secured term loan in the amount of $305,000,000, the proceeds of which were used to refinance term loans made to the equity holders of Holding I and Holding II that are controlled by Blackstone by JPMorgan Chase Bank, N.A. and Bank of America, N.A. concurrently with the consummation of the amendment of our 2004 senior secured credit agreement, to pre-fund interest and amortization reserves with respect to the term loans thereunder and to pay related fees and expenses.

Entry into a contribution agreement

Effective February 29, 2008, the Partners entered into a contribution agreement (“the 2008 Contribution Agreement”) with UCDP, allowing UCDP to request, through Holdings, cash contributions not to exceed a total of $50,000,000 to fund ongoing capital expenditure needs. The capital expenditures funded from such capital contributions will not count against the limitations on capital expenditures under UCDP’s senior secured credit agreement. In connection with the 2008 Contribution Agreement, Blackstone amended its loan with JPMorgan Chase Bank and another lender to allow for the capital contribution. During the year ended December 31, 2008, the Partners made cash contributions of $28,676,000 to UCDP through Holdings.

Reimbursement of UCDP’s manager’s costs

Vivendi Universal Entertainment provides UCDP with services relating to the management and operation of the theme parks, the costs of which are reimbursed to Vivendi Universal Entertainment under the terms of UCDP’s partnership agreement. These services include: blanket insurance coverage; creative design of new rides and attractions; procurement of merchandise; management of corporate sponsorship; shared services of a number of senior executives; and other miscellaneous services. These costs are allocated to UCDP by Vivendi Universal Entertainment. Insurance premiums are allocated based upon relative payroll, revenues and claims experience. Creative design labor is allocated based upon time spent on UCDP projects. Procurement of merchandise allocation involves the allocation of costs between international and domestic businesses and then among the domestic properties based upon proportionate share of retail revenues. Corporate sponsorship expenses are allocated in proportion to the share of corporate sponsorship revenues. Corporate sponsorship revenues are allocated to the business units that benefit from the sponsorship. Labor cost for shared senior executives is allocated based upon estimated time incurred. UCDP receives an allocation of other shared services provided based upon the relative number of transactions processed. Universal Parks & Resorts, a division of Vivendi Universal Entertainment that administers the allocations, has indicated to UCDP that their allocation methods are reasonable. During the years ended December 31, 2009, 2008 and 2007, respectively, UCDP incurred approximately $22,160,000, $21,064,000 and $22,389,000 related to these services.

Advisory services agreements

UCDP has an Advisory Services Agreement (“Services Agreement”) in which the Partners provide UCDP with advisory and consulting services in connection with the ongoing strategic and operational oversight of UCDP’s affairs in such areas as financing structures, public and private offerings of debt and equity securities

Universal City Development Partners, Ltd. and subsidiaries

Notes to consolidated financial statements—(Continued)

and property dispositions and acquisitions. In connection with the Services Agreement, UCDP pays each Partner $1,250,000 annually. During the years ended December 31, 2008 and 2007, UCDP incurred $2,500,000 per year related to the Services Agreement. The Partners waived this fee for 2009. These amounts were included in other costs and operating expenses in the accompanying consolidated statements of operations.

Directors fees

In 2007, the Agreement of Limited Partnership of Universal City Development Partners, Ltd., was amended to add a provision which permits VUE and Blackstone to be reimbursed up to $125,000 each for payments made to their respective, appointed representatives to the Park Advisory Board, who function effectively as Directors of the Partnership. For the year ending December 31, 2008, UCDP paid $250,000 under this amended provision. The Partners waived this fee for 2009.

Transactions with UCF Hotel Venture

UCDP has a lease agreement with UCF Hotel Venture (“UCF HV”), an entity partially owned by Vivendi Universal Entertainment. The lease is for the land under three hotel sites and a common support facility, which requires lease payments based on a percentage of hotel revenue. UCF HV is also required to pay UCDP an additional ground rent based on UCF HV’s cash available after distributions to its partners, subject to an annual cap. The cash flow threshold was met during the years ended December 31, 2008 and 2007, therefore UCDP received additional rental revenue. The threshold was not met during the year ended December 31, 2009. During the years ended December 31, 2009, 2008 and 2007, respectively, UCDP recorded approximately $1,877,000, $13,202,000 and $13,598,000, related to hotel land lease revenue. These amounts are included in other operating revenues in the accompanying consolidated statements of operations.

Hotel guests may charge theme park tickets, food and beverage and merchandise sold at IOA, USF and certain CityWalk venues to their hotel room account by presenting their room key. UCDP then collects this revenue by billing UCF HV. In addition, UCDP provides and is partially reimbursed for bus and boat transportation for hotel guests, maintenance of the related waterways and pedestrian walkways. Additionally, UCDP is reimbursed for costs incurred to market the hotels. During the years ended December 31, 2009, 2008 and 2007, respectively, total amounts received from UCF HV for these programs were approximately $13,133,000, $17,061,000 and $17,788,000.

Transactions with related theme parks

Vivendi Universal Entertainment owns the Wet ‘n Wild® water park in Orlando (“WNW”), and Blackstone owns Sea World Parks & Entertainment (“SPE”), who in turn owns the SeaWorld®, Aquatica, and Busch Gardens parks located in the Central Florida area. UCDP participates in and manages a ticketing program, which permits customers to visit several local amusement parks on one ticket, including UIOA, USF, WNW, and SPE properties. Revenue is then shared among the participating amusement parks. During the years ended December 31, 2009, 2008 and 2007, respectively, UCDP’s share of proceeds from this ticketing program was approximately $27,970,000, $41,297,000 and $38,574,000. During the years ended December 31, 2009, 2008 and 2007, respectively, WNW’s share of this ticketing program was approximately $7,307,000, $10,395,000 and $7,291,000. During the year ended December 31, 2009, in which Blackstone acquired SPE, SPE’s share of this ticketing program was approximately $25,587,000.

Vivendi Universal Entertainment has entered into licensing arrangements for Universal theme parks in Singapore and Dubai, which will use our technology and schematics for various components on some of their

Universal City Development Partners, Ltd. and subsidiaries

Notes to consolidated financial statements—(Continued)

rides. For the years ended December 31, 2009, 2008 and 2007, the Company received approximately $2,054,000, $2,136,000 and $6,898,000, respectively, from these parks as capital reimbursements. During the year ended December 31, 2009, the Company also received $225,000 in capital reimbursements from other related parties.

Transactions with NBC Universal and GE

UCDP realizes synergies with other NBC Universal businesses which include cross-promotion with a variety of NBC Universal television and cable services, in particular advertising time on the NBC television network and other promotions. In response, NBC television and cable services receive visual identification in UCDP’s parks.

UCDP leases certain attraction and computer equipment (and historically trailers) through a subsidiary of GE. During the years ended December 31, 2009, 2008 and 2007, the cost of these leases was approximately $2,040,000, $1,172,000 and $191,000, respectively. These leases have multiple terms but in no case do they extend beyond 2015. The minimum future lease payments under the leases totaled approximately $2,501,000 as of December 31, 2009.

Starting in 2008, UCDP began to participate in the V Payment program with GE, which allows UCDP to directly pay certain vendors through a credit card issued by GE. UCDP then reimburses GE monthly for all such charges. The total amount of these payments during the years ending December 31, 2009 and 2008 was approximately $4,273,000 and $21,500,000. As of March 2009, GE no longer participates in this program. UCDP has also entered into a sponsorship agreement with GE Money Bank. During the years ended December 31, 2009 and 2008, UCDP recognized $2,236,000 and $2,010,000, respectively, of revenue relating to the GE Money Bank sponsorship agreement.

Receivables from related parties

Receivables from related parties are comprised of the following amounts (in thousands):

	December 31, 2009	December 31, 2008
UCF HV	$730	$6,743
Cineplex	113	13
Uniman LLC	—	11
Other	294	722

Total	$1,137	$7,489

12. Retirement plan

UCDP has a defined contribution plan (the “Contribution Plan”) covering all eligible employees. Participation in the Contribution Plan is voluntary. Salaried employees of UCDP are eligible to participate upon their date of hire. Nonexempt employees are eligible to participate in the Contribution Plan upon the accumulation of 1,000 hours of service and may enroll any time after the first Contribution Plan Entry Date (January 1, April 1, July 1 or October 1) that coincides with or immediately follows the date upon which the employees become eligible. UCDP provides a discretionary matching contribution equal to 100% up to the first 3% of compensation and 50% of all participant contributions up to the next 2%. Employee and employer contributions are 100% vested immediately. Total contributions made by UCDP under the Contribution Plan were approximately $4,343,000, $4,686,000 and $4,189,000, respectively, during the years ended December 31, 2009, 2008 and 2007.

Universal City Development Partners, Ltd. and subsidiaries

Notes to consolidated financial statements—(Continued)

13. Commitments and contingencies

Consultant agreement

UCDP has an agreement (the “Consultant Agreement”) with a Consultant (as defined in Management’s Discussion and Analysis of Financial Condition and Results of Operations) under which UCDP pays a fee for consulting services and exclusivity equal to a percentage of UCDP’s gross revenues from the attractions and certain other facilities owned or operated, in whole or in part, by UCDP. The accompanying consolidated statements of operations include consulting fee expense under the Consultant Agreement of approximately $17,521,000, $19,630,000 and $19,577,000, respectively, during the years ended December 31, 2009, 2008 and 2007.

Under the terms of the Consultant Agreement, the Consultant is also entitled to a fee based on a percentage of gross revenues of comparable projects, which are gated motion picture and/or television themed attractions owned or operated, in whole or in part, by UCDP, or any of UCDP’s partners or any of their affiliates, other than in Universal City, California. As of December 31, 2009, the only theme park which was a comparable project under the Consultant Agreement was Universal Studios Japan. The Consultant may also be entitled to participate in certain sales of equity by the Company’s partners and to participate in certain real estate development activities of the Company’s partners or their affiliates. USI has guaranteed UCDP’s obligations under the Consultant Agreement for the benefit of the Consultant, and Vivendi Universal Entertainment has assumed USI’s obligations under that guarantee. Accordingly, fees with respect to Universal Studios Japan are paid by an affiliate of Vivendi Universal Entertainment and are not paid by UCDP. The unpaid fees related to Universal Studios Japan were approximately $4,242,000 and $4,929,000, respectively, as of December 31, 2009 and December 31, 2008. These amounts were subsequently paid. Vivendi Universal Entertainment has indemnified UCDP against any liability under the Consultant Agreement related to any comparable project that is not owned or controlled by UCDP. In March 2010, Universal Studios Singapore opened and it is also deemed a comparable project under the Consultant Agreement.

On October 18, 2009, the Company executed an amendment to the Consultant Agreement (the “2009 Amendment”). Under the prior Consultant Agreement, starting in June 2010, the Consultant had the right, upon 90 days notice, to terminate the Company’s obligation to make periodic payments thereunder and receive instead one cash payment equal to the fair market value of the Consultant’s interest in the revenue streams in the Orlando parks and any comparable projects that were open at that time for at least one year (the “Put Payment”). Under the terms of the 2009 Amendment, the earliest exercise date for the Put Payment is June 2017. If the Put Payment is exercised, the Consultant will be precluded from competing or consulting with another theme park for a period of five years after exercise and allows the Company the right to use ideas generated during the term of the Consultant Agreement without further payment. In addition, the 2009 Amendment established a formula-based method that includes a risk premium of 6.5% with respect to the Orlando parks to determine the amount of the Put Payment and modified terms related to comparable projects so that in addition to the existing comparable parks, the three contemplated comparable parks are vested immediately for purposes of the quarterly consulting fee payments but each such contemplated comparable park must still be open for at least one year at the time the Put Payment is exercised in order for such project to be included in the Put Payment. The Consultant Agreement allows the Consultant to make a one-time election to fix the values for certain inputs into the aforementioned formula to establish a minimum amount for the one-time payment to the Consultant (the “Alternative Payment”) in the event that the date the Consultant gives notice to terminate his right to receive compensation under the Consultant Agreement is at least 90 days before March 31, 2018. On January 15, 2010, the Consultant made this election. The 2009 Amendment also provides the Consultant a second-priority lien over UCDP’s real and tangible personal property (including a mortgage on our real property up to $400,000,000) to secure the Company’s periodic and one-time payment obligations and caps the Company’s ability to incur secured borrowings to an amount equal to the greater of $975 million and 3.75x UCDP’s EBITDA (as defined in the senior secured credit facilities). In connection with the 2009 Amendment, NBC Universal, Inc. will guarantee the Company’s obligations under the Consultant Agreement and the Company amended its partnership agreement to increase the special fee paid to VUE thereunder through June 2017 from 5.0% to 5.25%.

Universal City Development Partners, Ltd. and subsidiaries

Notes to consolidated financial statements—(Continued)

Litigation

Settlement of assessment disputes

In June 2009, the Company settled all of the property tax assessment disputes described below for an amount that is not material to its financial statements. The following description of these disputes is provided solely as historical background information.

2008 Assessments

On December 5, 2008, UCDP filed complaints in state circuit court challenging the 2008 assessments by the Orange County Property Appraiser (the “Property Appraiser”) of certain real and tangible personal property owned by UCDP. On February 2, 2009, the Property Appraiser answered the complaints and also moved to dismiss the discriminatory assessment counts asserted by UCDP. On February 16, 2009, the Orange County Tax Collector (the “Tax Collector”) similarly answered the complaints and moved to dismiss the discriminatory assessment counts asserted by UCDP. UCDP paid the full assessments with respect to the 2008 real and personal property on November 26, 2008.

2007 Assessments

On September 18, 2007, UCDP filed petitions to the Orange County Value Adjustment Board (“VAB”) seeking review and adjustment of the 2007 assessments by the Property Appraiser of certain real and tangible personal property owned by UCDP. The Special Magistrates recommended that UCDP’s petitions be denied as to the Universal Studios Florida (“USF”) and Universal’s Islands of Adventure (“UIOA”) tangible personal property and real property and recommended that the assessment as to UCDP’s parking garages be reduced. The VAB approved and adopted the Special Magistrates’ recommendations on February 26, 2008. On April 24, 2008, UCDP filed complaints challenging these assessments in state circuit court. On June 4, 2008, the Tax Collector answered the complaints. On June 16, 2008, the Property Appraiser answered the complaints. Both the Property Appraiser and the Tax Collector also moved to dismiss UCDP’s discriminatory assessment claims. On November 12, 2008, the court consolidated UCDP’s complaint involving the 2007 assessments of the parking garages with a similar complaint that UCDP filed involving the 2006 assessments. On February 11, 2009, the court granted the defendants’ motions to dismiss the discriminatory assessment count in UCDP’s complaint involving the parking garages, and it granted UCDP leave to amend that count. On March 16, 2009, UCDP filed its amended complaint, and both the Property Appraiser and the Tax Collector subsequently answered UCDP’s amended complaint. In addition, in late 2008, the Property Appraiser and Tax Collector filed a Joint Motion for Summary Judgment as to Count I of UCDP’s complaint involving its tangible personal property. On March 26, 2009, the court denied that Joint Motion. UCDP paid the full assessment with respect to the 2007 real and personal property on November 30, 2007.

2006 Assessments

In the second quarter of 2007, UCDP received and recorded a refund of approximately $1.0 million (the “2006 Refund”) with respect to an adjustment of the 2006 assessments by the Property Appraiser reducing the assessed property values of certain real and tangible personal property owned by UCDP.

Meanwhile, on April 17, 2007, the Property Appraiser filed a complaint in state circuit court challenging the reduced 2006 tangible personal property assessments. On May 16, 2007, UCDP filed two complaints challenging the Property Appraiser’s 2006 assessments for (i) real property at USF and UIOA, and for (ii) UCDP’s parking garages.

Universal City Development Partners, Ltd. and subsidiaries

Notes to consolidated financial statements—(Continued)

The Property Appraiser and the Tax Collector answered UCDP’s complaints and also moved to dismiss UCDP’s discriminatory assessment claims. On November 12, 2008, the court consolidated UCDP’s complaint involving the 2006 assessments of the parking garages with a similar complaint that UCDP filed involving the 2007 assessments. On February 11, 2009, the court granted the defendants’ motions to dismiss the discriminatory assessment count in UCDP’s complaint involving the parking garages, and it granted UCDP leave to amend that count. On March 16, 2009, UCDP filed its amended complaint, and both the Property Appraiser and the Tax Collector subsequently answered UCDP’s amended complaint.

Back Assessments

On December 21, 2006, the Property Appraiser concluded an audit of UCDP’s 2003, 2004 and 2005 tangible personal property returns, asserting that UCDP underreported its tangible personal property in each of those years. The Property Appraiser issued back assessments resulting in back taxes, interest and penalties being charged by the Tax Collector. On February 19, 2007, UCDP filed a complaint in state circuit court challenging the legality of the back assessments and seeking other relief. On April 25, 2007, the Court dismissed the portions of UCDP’s complaint pertaining to the back assessments on UIOA, and it also dismissed UCDP’s due process claim. On May 14, 2007, UCDP re-filed the complaint (“UCDP’s Re-filed Back Assessment Complaint”) as to UIOA. On February 15, 2008, the court denied the Property Appraiser’s motion to dismiss UCDP’s Re-filed Back Assessment Complaint. The Property Appraiser and Tax Collector appealed the denial of the dismissal of UCDP’s Re-filed Back Assessment Complaint. UCDP opposed the appeal, and on July 3, 2008, the Court denied the appeal.

Other

The Company is threatened with or involved in various other legal actions and claims incidental to the conduct of its business. Management does not expect these legal actions and claims to have a material impact to the Company’s results of operations, financial position or cash flows.

14. Land sales

From time to time, UCDP sells portions of its non-strategic land that is not required to support its long-term growth plans.

In November 2009, UCDP sold a parcel of land. The cost basis of the land approximated $1,370,000. In connection with this sale, UCDP recorded a gain of approximately $5,155,000 during the year ended December 31, 2009.

In June 2007, UCDP sold 2 acres of land. The cost basis of the land approximated $300,000. In connection with this sale, UCDP recorded a gain of approximately $2,776,000 during the year ended December 31, 2007.

15. Guarantor information

The Company’s payment obligations under the 2016 notes and the 2015 notes are fully and unconditionally guaranteed, jointly and severally, by the following domestic wholly owned subsidiaries:

Universal Parks & Resorts Vacations and Universal Orlando Online Merchandise Store. Universal Orlando Online Merchandise Store is a wholly owned subsidiary that was formed in June 2009 and currently has no significant assets, liabilities or operations.

Universal City Development Partners, Ltd. and subsidiaries

Notes to consolidated financial statements—(Continued)

The following is condensed consolidating financial information as of December 31, 2009 and December 31, 2008 and for the years ended December 31, 2009, 2008 and 2007 for UCDP LTD and UCDP Finance, Inc. (“Parent”), the co-issuers on a combined basis, the combined guarantor subsidiaries of UCDP LTD (collectively, the “Guarantors”), the combined non-guarantor subsidiaries of UCDP LTD (collectively, the “Non-Guarantors”).

Condensed consolidating balance sheet

(in thousands)

	December 31, 2009
	Parent	Guarantors	Non-Guarantors	Eliminations	Total
ASSETS
Current Assets:
Cash and cash equivalents	$43,313	$1,481	$363	$—	$45,157
Other current assets	96,153	883	1,031	(3,627)	94,440

Total current assets	139,466	2,364	1,394	(3,627)	139,597

Property and equipment, at cost	3,243,237	1,175	13,784	—	3,258,196
Less accumulated depreciation	(1,513,677)	(1,006)	(6,937)	—	(1,521,620)

Total property and equipment, net	1,729,560	169	6,847	—	1,736,576

Other assets:
Investments in unconsolidated entities	12,578	—	—	(2,658)	9,920
Intangible assets, net	45,918	—	5,270	—	51,188
Other assets	32,323	—	—	—	32,323

Total other assets	90,819	—	5,270	(2,658)	93,431

Total assets	$1,959,845	$2,533	$13,511	$(6,285)	$1,969,604

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$113,121	$1,214	$710	$(109)	$114,936
Other current liabilities	67,041	4,617	891	(3,519)	69,030

Total current liabilities	180,162	5,831	1,601	(3,628)	183,966

Long-term liabilities:
Long-term borrowings	1,495,730	—	—	—	1,495,730
Other long-term liabilities	34,897	—	—	—	34,897

Total long-term liabilities	1,530,627	—	—	—	1,530,627

Equity:
Partners’ equity	249,056	(3,298)	11,910	(8,612)	249,056
Noncontrolling interest in UCRP	—	—	—	5,955	5,955

Total equity	249,056	(3,298)	11,910	(2,657)	255,011

Total liabilities and equity	$1,959,845	$2,533	$13,511	$(6,285)	$1,969,604

Universal City Development Partners, Ltd. and subsidiaries

Notes to consolidated financial statements—(Continued)

Condensed consolidating balance sheet

(in thousands)

	December 31, 2008
	Parent	Guarantors	Non-Guarantors	Eliminations	Total
ASSETS
Current assets:
Cash and cash equivalents	$83,760	$3,719	$319	$—	$87,798
Other current assets	105,626	1,876	1,275	(4,666)	104,111

Total current assets	$189,386	$5,595	$1,594	$(4,666)	$191,909

Property and equipment, at cost	3,110,224	984	14,959	—	3,126,167
Less accumulated depreciation	(1,417,947)	(974)	(7,271)	—	(1,426,192)

Total property and equipment, net	1,692,277	10	7,688	—	1,699,975

Other assets:
Investments in unconsolidated entities	16,477	—	—	(4,538)	11,939
Intangible assets, net	47,105	—	5,850	—	52,955
Other assets	18,499	—	—	—	18,499

Total other assets	82,081	—	5,850	(4,538)	83,393

Total assets	$1,963,744	$5,605	$15,132	$(9,204)	$1,975,277

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$123,332	$1,914	$902	$—	$126,148
Other current liabilities	70,267	5,935	666	(4,666)	72,202

Total current liabilities	193,599	7,849	1,568	(4,666)	198,350

Long-term liabilities:
Long-term borrowings	1,007,960	—	—	—	1,007,960
Other long-term liabilities	126,621	—	—	—	126,621

Total long-term liabilities	1,134,581	—	—	—	1,134,581

Equity:
Partners’ equity	635,564	(2,244)	13,564	(11,320)	635,564
Noncontrolling interest in UCRP	—	—	—	6,782	6,782

Total equity	635,564	(2,244)	13,564	(4,538)	642,346

Total liabilities and equity	$1,963,744	$5,605	$15,132	$(9,204)	$1,975,277

Universal City Development Partners, Ltd. and subsidiaries

Notes to consolidated financial statements—(Continued)

Condensed consolidating statement of operations

(in thousands)

	Year ended December 31, 2009
	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
Operating revenues:
Total operating revenues	$750,810	$54,357	$21,839	$(24,153)	$802,853
Costs and operating expenses:
Theme park operations	176,947	—	—	—	176,947
Theme park selling, general and administrative	124,216	—	—	—	124,216
Theme park cost of products sold	92,645	—	—	—	92,645
Other costs and operating expenses	210,091	55,428	18,656	(24,153)	260,022

Total costs and operating expenses	603,899	55,428	18,656	(24,153)	653,830

Operating income (loss)	146,911	(1,071)	3,183	—	149,023

Other expense (income):
Interest expense	108,353	5	30	—	108,388
Other expense (income)	17,166	(22)	—	—	17,144

Total other expense (income)	125,519	(17)	30	—	125,532

Net income (loss)	21,392	(1,054)	3,153	—	23,491
Less: net income attributable to the noncontrolling interest in UCRP	—	—	—	1,577	1,577

Net income (loss) attributable to the Partners	$21,392	$(1,054)	$3,153	$(1,577)	$21,914

Universal City Development Partners, Ltd. and subsidiaries

Notes to consolidated financial statements—(Continued)

Condensed consolidating statement of operations

(in thousands)

	Year ended December 31, 2008
	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
Operating revenues:
Total operating revenues	$857,998	$72,831	$26,243	$(33,720)	$923,352

Costs and operating expenses:
Theme park operations	184,371	—	—	—	184,371
Theme park selling, general and administrative	153,205	—	—	—	153,205
Theme park cost of products sold	113,536	—	—	—	113,536
Other costs and operating expenses	232,784	70,817	21,928	(33,720)	291,809

Total costs and operating expenses	683,896	70,817	21,928	(33,720)	742,921

Operating income	174,102	2,014	4,315	—	180,431

Other expense (income):
Interest expense	102,637	1	31	—	102,669
Other expense (income)	20	(134)	(13)	—	(127)

Total other expense (income)	102,657	(133)	18	—	102,542

Net income	71,445	2,147	4,297	—	77,889
Less: net income attributable to the noncontrolling interest in UCRP	—	—	—	2,149	2,149

Net income attributable to the Partners	$71,445	$2,147	$4,297	$(2,149)	$75,740

Universal City Development Partners, Ltd. and subsidiaries

Notes to consolidated financial statements—(Continued)

Condensed consolidating statement of operations

(in thousands)

	Year ended December 31, 2007
	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
Operating revenues:
Total operating revenues	$860,356	$80,741	$29,287	$(38,541)	$931,843

Costs and operating expenses:
Theme park operations	177,556	—	—	—	177,556
Theme park selling, general and administrative	153,053	—	—	—	153,053
Theme park cost of products sold	113,610	—	—	—	113,610
Other costs and operating expenses	231,350	80,236	23,781	(38,541)	296,826

Total costs and operating expenses	675,569	80,236	23,781	(38,541)	741,045

Operating income	184,787	505	5,506	—	190,798

Other expense (income):
Interest expense	107,871	3	32	—	107,906
Other income	(11,315)	(381)	(73)	—	(11,769)

Total other expense (income)	96,556	(378)	(41)	—	96,137

Net income	88,231	883	5,547	—	94,661
Less: net income attributable to the noncontrolling interest in UCRP	—	—	—	2,773	2,773

Net income attributable to the Partners	$88,231	$883	$5,547	$(2,773)	$91,888

Universal City Development Partners, Ltd. and subsidiaries

Notes to consolidated financial statements—(Continued)

Consolidating statement of cash flows

(in thousands)

	Year ended December 31, 2009
	Parent	Guarantors	Non-Guarantors	Eliminations	Total
Cash flows from operating activities
Net cash and cash equivalents provided by (used in) operating activities	$65,485	$(2,047)	$4,939	$(2,404)	$65,973

Cash flows from investing activities
Property and equipment acquisitions	(143,155)	(191)	(87)	—	(143,433)
Proceeds relating to capital reimbursements	2,279	—	—	—	2,279
Proceeds relating to sale of assets held for sale	7,111	—	—	—	7,111

Net cash and cash equivalents used in investing activities	(133,765)	(191)	(87)	—	(134,043)

Cash flows from financing activities
Payment of distributions	(426,798)	—	(4,808)	4,808	(426,798)
Receipt of contributions from Holdings	14,400	—	—	—	14,400
Distributions of noncontrolling interest in equity of UCRP	—	—	—	(2,404)	(2,404)
Proceeds from the 2015 and 2016 notes	617,715	—	—	—	617,715
Proceeds from renewed senior secured credit facilities	377,500	—	—	—	377,500
Payments on long-term borrowings, capital lease and financing obligations, net	(505,840)	—	—	—	(505,840)
Payments for financing costs	(49,144)	—	—	—	(49,144)

Net cash and cash equivalents provided by (used in) financing activities	27,833	—	(4,808)	2,404	25,429

Net (decrease) increase in cash and cash equivalents	(40,447)	(2,238)	44	—	(42,641)
Cash and cash equivalents at beginning of year	83,760	3,719	319	—	87,798

Cash and cash equivalents at end of year	$43,313	$1,481	$363	$—	$45,157

Universal City Development Partners, Ltd. and subsidiaries

Notes to consolidated financial statements—(Continued)

Condensed consolidating statement of cash flows

(in thousands)

	Year ended December 31, 2008
	Parent	Guarantors	Non-Guarantors	Eliminations	Total
Cash flows from operating activities
Net cash and cash equivalents provided by operating activities	$187,651	$409	$5,934	$(2,661)	$191,333

Cash flows from investing activities
Property and equipment acquisitions	(136,199)	—	(811)	—	(137,010)
Proceeds relating to capital reimbursements	2,136	—		—	2,136

Net cash and cash equivalents used in investing activities	(134,063)	—	(811)	—	(134,874)

Cash flows from financing activities
Payment of distributions	(117,880)	—	(5,322)	5,322	(117,880)
Receipt of partner contributions for capital projects	28,676	—	—	—	28,676
Distributions of noncontrolling interest in equity of UCRP	—	—	—	(2,661)	(2,661)
Payments on long-term borrowings, capital lease and financing obligations, net	(375)	—	—	—	(375)
Payments for financing costs	(4,295)	—	—	—	(4,295)

Net cash and cash equivalents used in financing activities	(93,874)	—	(5,322)	2,661	(96,535)

Net (decrease) increase in cash and cash equivalents	(40,286)	409	(199)	—	(40,076)
Cash and cash equivalents at beginning of year	124,046	3,310	518	—	127,874

Cash and cash equivalents at end of year	$83,760	$3,719	$319	$—	$87,798

Universal City Development Partners, Ltd. and subsidiaries

Notes to consolidated financial statements—(Continued)

Condensed consolidating statement of cash flows

(in thousands)

	Year ended December 31, 2007
	Parent	Guarantors	Non-Guarantors	Eliminations	Total
Cash flows from operating activities
Net cash and cash equivalents provided by operating activities	$236,067	$2,207	$6,789	$(3,545)	$241,518

Cash flows from investing activities
Property and equipment acquisitions	(60,519)	(14)	(379)	—	(60,912)
Proceeds relating to capital reimbursements	6,898	—		—	6,898
Contributions to investments in unconsolidated entities	(3,655)	—	—	—	(3,655)
Proceeds relating to notes receivable from sale of assets held for sale	4,890	—	—	—	4,890
Proceeds relating to sale of assets held for sale	3,058	—	—	—	3,058

Net cash and cash equivalents used in investing activities	(49,328)	(14)	(379)	—	(49,721)

Cash flows from financing activities
Payment of distributions	(113,318)	—	(7,090)	7,090	(113,318)
Distributions of noncontrolling interest in equity of UCRP	—	—	—	(3,545)	(3,545)
Payments on long-term borrowings, capital lease and financing obligations, net	(13,677)	—	—	—	(13,677)

Net cash and cash equivalents used in financing activities	(126,995)	—	(7,090)	3,545	(130,540)

Net increase (decrease) in cash and cash equivalents	59,744	2,193	(680)	—	61,257
Cash and cash equivalents at beginning of year	64,302	1,117	1,198	—	66,617

Cash and cash equivalents at end of year	$124,046	$3,310	$518	$—	$127,874

Universal City Development Partners, Ltd. and subsidiaries

Notes to consolidated financial statements—(Continued)

16. Quarterly data (unaudited)

UCDP’s quarterly results are subject to seasonal variations. UCDP’s quarterly financial data is as follows (in thousands):

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2009
Operating revenues	$163,789	$215,742	$224,575	$198,747
Operating income	6,813	51,352	61,023	29,835
Net (loss) income attributable to the Partners	(17,018)	26,404	37,130	(24,602)

2008
Operating revenues	$207,305	$241,868	$262,317	$211,862
Operating income	24,317	44,659	71,609	39,846
Net income attributable to the Partners	1,096	20,236	46,910	7,498

The quarterly results above were impacted by the following discrete transactions:

(1)	Amounts related to 2008 operating revenues were adjusted from that previously filed on Form 10-Q due to reclassifications of certain revenues attributable to UPRV. This had no impact on operating income or net income.

(2)	During the fourth quarter of 2008, UCDP recorded a loss of $5,200,000 related to its interest rate swaps which became ineffective (see note 6).

(3)	During the fourth quarter of 2009, UCDP recorded a gain of $5,155,000 related to a land sale (see note 14).

(4)	During the fourth quarter of 2009, UCDP refinanced its debt resulting in a loss on extinguishment of debt of $4,263,000 and expenses associated with debt refinancing of $25,023,000.

17. Events subsequent to date of auditor’s report (unaudited)

As noted in note 13, on January 15, 2010, the Consultant made the one-time election to fix the values for certain inputs into the formula to establish the Alternative Payment.

Universal City Development Partners, Ltd. and subsidiaries

Condensed consolidated balance sheets

(Unaudited)

(In thousands)	June 27, 2010	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$43,372	$45,157
Accounts receivable, net	30,879	25,144
Receivables from related parties	1,150	1,137
Inventories, net	50,329	42,984
Prepaid expenses and other assets	13,426	8,989
Assets held for sale	16,186	16,186

Total current assets	155,342	139,597

Property and equipment, at cost:
Land and land improvements	484,968	480,181
Buildings and building improvements	1,518,698	1,402,938
Equipment, fixtures and furniture	1,309,424	1,154,187
Construction in process	9,420	220,890

Total property and equipment, at cost:	3,322,510	3,258,196
Less accumulated depreciation	(1,576,131)	(1,521,620)

Property and equipment, net	1,746,379	1,736,576

Other assets:
Investments in unconsolidated entities	9,349	9,920
Intangible assets, net	50,136	51,188
Deferred finance costs, net	22,881	24,600
Other assets	7,373	7,723

Total other assets	89,739	93,431

Total assets	$1,991,460	$1,969,604

Universal City Development Partners, Ltd. and subsidiaries

Condensed consolidated balance sheets (Continued)

(Unaudited)

(In thousands)	June 27, 2010	December 31, 2009
LIABILITIES AND PARTNERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$130,470	$114,936
Unearned revenue	77,763	41,825
Due to related parties	25,169	13,107
Current portion of capital lease and financing obligations	8,928	5,098
Current portion of long-term borrowings	9,000	9,000

Total current liabilities	251,330	183,966
Long-term liabilities:
Long-term borrowings	1,488,501	1,495,730
Capital lease and financing obligations, net of current portion	24,404	27,415
Other	6,660	7,482

Total long-term liabilities	1,519,565	1,530,627

Equity:
Partners’ equity:
Vivendi Universal Entertainment	107,398	124,528
Blackstone	107,398	124,528

Total Partners’ equity	214,796	249,056
Noncontrolling interest in UCRP	5,769	5,955

Total equity	220,565	255,011

Total liabilities and equity	$1,991,460	$1,969,604

See accompanying notes.

Universal City Development Partners, Ltd. and subsidiaries

Condensed consolidated statements of operations and comprehensive income (loss)

(Unaudited)

	Three Months Ended		Six Months Ended
(In thousands)	June 27, 2010	June 28, 2009	June 27, 2010	June 28, 2009
Operating revenues:
Theme park tickets	$129,739	$109,239	$215,633	$191,016
Theme park food and beverage	29,035	26,350	45,525	45,046
Theme park merchandise	27,583	23,016	44,264	39,804
Other theme park related	21,666	22,474	39,436	40,519
Other	35,431	34,663	61,209	63,146

Total operating revenues	243,454	215,742	406,067	379,531

Costs and operating expenses:
Theme park operations	50,400	43,296	91,613	83,721
Theme park selling, general and administrative	53,281	30,928	101,412	64,245
Theme park cost of products sold	28,682	24,738	48,119	44,668
Special fee payable to Vivendi Universal Entertainment and consultant fee	16,148	13,674	26,801	23,903
Depreciation and amortization	28,675	26,199	55,626	52,829
Other	32,439	25,555	57,518	52,000

Total costs and operating expenses	209,625	164,390	381,089	321,366

Operating income	33,829	51,352	24,978	58,165

Other expense (income):
Interest expense	28,158	25,955	56,362	51,196
Interest income	(24)	(45)	(37)	(89)
Expenses associated with debt refinancing	3,310	—	3,310	—
Net change in fair value of interest rate swaps and amortization of accumulated other comprehensive loss	—	(1,158)	—	(2,211)
Income from investments in unconsolidated entities	(369)	(530)	(1,003)	(1,329)

Total other expense, net	31,075	24,222	58,632	47,567

Net income (loss)	2,754	27,130	(33,654)	10,598
Less: net income attributable to the noncontrolling interest in UCRP	674	726	952	1,212

Net income (loss) attributable to the Partners	$2,080	$26,404	$(34,606)	$9,386

Net income (loss)	$2,754	$27,130	$(33,654)	$10,598

Other comprehensive income (loss):
Change in fair value of interest rate swaps designated as hedges	—	—	—	—
Amortization of accumulated other comprehensive loss from interest rate swaps previously designated as hedges	—	1,161	—	2,325

Total other comprehensive income	—	1,161	—	2,325

Comprehensive income (loss)	2,754	28,291	(33,654)	12,923
Less: net income attributable to the noncontrolling interest in UCRP	674	726	952	1,212

Comprehensive income (loss) attributable to the Partners	$2,080	$27,565	$(34,606)	$11,711

See accompanying notes.

Universal City Development Partners, Ltd. and subsidiaries

Condensed consolidated statement of changes in equity

(Unaudited)

	UCDP’s Partners
(In thousands)	Vivendi Universal Entertainment	Blackstone	Noncontrolling interest in UCRP	Total Equity
Balance at December 31, 2009	$124,528	$124,528	$5,955	$255,011
Distributions to noncontrolling interest in UCRP	—	—	(1,138)	(1,138)
Contributions from Holdings	173	173		346
Net (loss) income	(17,303)	(17,303)	952	(33,654)

Balance at June 27, 2010	$107,398	$107,398	$5,769	$220,565

See accompanying notes.

Universal City Development Partners, Ltd. and subsidiaries

Condensed consolidated statements of cash flows

(Unaudited)

	Six Months Ended
(In thousands)	June 27, 2010	June 28, 2009
Cash flows from operating activities
Net cash and cash equivalents provided by operating activities	$83,821	$73,257

Cash flows from investing activities
Property and equipment acquisitions	(70,950)	(70,584)
Proceeds relating to capital reimbursements	—	2,054

Net cash and cash equivalents used in investing activities	(70,950)	(68,530)

Cash flows from financing activities
Payment of distributions	—	(50,130)
Receipt of contributions from Holdings	346	—
Distributions to noncontrolling interest in UCRP	(1,138)	(1,461)
Payments on long-term borrowings, capital lease and financing obligations	(5,762)	(804)
Payments for financing costs	(8,102)	—

Net cash and cash equivalents used in financing activities	(14,656)	(52,395)

Net decrease in cash and cash equivalents	(1,785)	(47,668)
Cash and cash equivalents at beginning of period	45,157	87,798

Cash and cash equivalents at end of period	$43,372	$40,130

Supplemental disclosures of noncash information
Capital lease and financing obligations	$875	$—

(Decrease) increase of property and equipment in accrued liabilities	(7,448)	1,466

Decrease in interest rate swap liability	—	4,536

Disposal of fully depreciated assets	63	5,795

See accompanying notes.

Universal City Development Partners, Ltd. and subsidiaries

Notes to condensed consolidated financial statements

June 27, 2010

(Unaudited)

1. General

Basis of presentation

The accompanying unaudited condensed consolidated financial statements included herein have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures which are normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles have been omitted pursuant to those rules and regulations. The unaudited condensed consolidated financial statements reflect all normal recurring adjustments which are, in the opinion of the management, necessary to present fairly the financial position and the results of operations for the interim periods. The results for the interim periods are not necessarily indicative of the results that can be expected for a full year. The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements for the year ended December 31, 2009 and the notes thereto, filed with the Securities and Exchange Commission on March 19, 2010 under cover of Form S-4/A and which are also contained elsewhere in this registration statement.

The accompanying unaudited condensed consolidated financial statements include the consolidated amounts of Universal City Development Partners, Ltd. ( “UCDP”); Universal City Travel Partners d/b/a Universal Parks & Resorts Vacations (“UPRV”); UCDP Finance, Inc.; Universal City Restaurant Partners, Ltd. (“UCRP”); and Universal Orlando Online Merchandise Store (“UOMS”) (collectively, the “Company”). All significant intercompany balances and transactions have been eliminated upon consolidation.

Through Universal City Florida Holding Co. I (“Holding I”) and Universal City Florida Holding Co. II (“Holding II”, collectively with Holding I, “Holdings”), the Company’s ultimate owners, each having a 50% interest, are Universal City Property Management II LLC (“Universal CPM”) and Blackstone Capital Partners (“Blackstone”) (collectively, the “Partners”). Universal CPM is a wholly owned subsidiary of Vivendi Universal Entertainment LLLP (“VUE”), an affiliate of Universal Studios, Inc. (“USI”), which is an indirect subsidiary of NBC Universal, Inc. (“NBCU”).

Period end

The three months ended June 27, 2010 and June 28, 2009 each contained 91 days while the six months ended June 27, 2010 and June 28, 2009 contained 178 days and 179 days, respectively.

Seasonality and other factors impacting comparability

Based on the seasonality of attendance, the results for the three months and six months ended June 27, 2010 and June 28, 2009 are not necessarily indicative of results for the full year. Additionally, on June 18, 2010, the Company opened The Wizarding World of Harry PotterTM, a sixth-themed island within Universal’s Islands of Adventure. As a result, 10 days within the three and six months ended June 27, 2010 were impacted by this event.

Inventories

The major components of inventories are as follows (in thousands):

	June 27, 2010	December 31, 2009
Merchandise	$15,841	$10,951
Food and beverage	3,639	3,293
Operating supplies and maintenance parts	33,352	30,862
Less: reserves	(2,503)	(2,122)

Total	$50,329	$42,984

Universal City Development Partners, Ltd. and subsidiaries

Notes to condensed consolidated financial statements—(Continued)

June 27, 2010

(Unaudited)

Intangible assets

Intangible assets primarily consist of the rights to use certain characters and trademarks. Intangible assets are recorded at net present value and amortized on a straight-line basis over a period ranging from 9 to 20 years, which has a weighted average amortizable life of 13 years, exclusive of extension periods. Intangible assets totaled $50,136,000 and $51,188,000, respectively, as of June 27, 2010 and December 31, 2009. This included $12,315,000 and $11,263,000 in accumulated amortization, respectively, as of June 27, 2010 and December 31, 2009. Amortization expense amounted to $705,000 and $405,000, respectively, during the three months ended June 27, 2010 and June 28, 2009 and $1,052,000 and $957,000, respectively, during the six months ended June 27, 2010 and June 28, 2009. Amortization of existing intangible assets will be approximately $3,872,000 for 2010 and $5,646,000 each of the following four years.

Change in estimate

Due to the construction and renovation of new rides and attractions, portions of existing rides and attractions will be disposed of prior to their original estimated useful life. As a result, depreciation of the existing rides and attractions will be accelerated to reflect their remaining useful life. For the three months ended June 27, 2010 and June 28, 2009, the Company incurred additional depreciation expense of $592,000 and $937,000, respectively, relating to accelerating the life of various ride and show assets. Similarly, during the six months ended June 27, 2010 and June 28, 2009, the Company incurred additional depreciation expense of $1,626,000 and $1,853,000, respectively.

Financial instruments

The carrying amounts reported in the condensed consolidated balance sheets for cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate fair value because of the immediate or short-term maturity of these financial instruments.

The estimated fair values of other financial instruments subject to fair value disclosures, determined based on quotes from major financial institutions, and the related carrying amounts are as follows (in thousands):

	June 27, 2010		December 31, 2009
	Carrying value	Fair value	Carrying value	Fair value
Long-term borrowings (including current portion)	$1,497,501	$1,532,381	$1,504,730	$1,521,188

Recent accounting pronouncements

In June 2009, the FASB issued revisions to pre-existing guidance pertaining to the consolidation and disclosures of variable interest entities. Specifically, it changes how a reporting entity determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. The determination of whether a reporting entity is required to consolidate another entity is based on, among other things, the other entity’s purpose and design and the reporting entity’s ability to direct the activities of the other entity that most significantly impact the other entity’s economic performance. This guidance requires a reporting entity to provide additional disclosures about its involvement with variable interest entities and any significant changes in risk exposure due to that involvement. A reporting entity is required to disclose how its involvement with a variable interest entity affects the reporting entity’s financial statements. This guidance is effective at the

Universal City Development Partners, Ltd. and subsidiaries

Notes to condensed consolidated financial statements—(Continued)

June 27, 2010

(Unaudited)

start of a reporting entity’s first fiscal year beginning after November 15, 2009. As such, the guidance became effective for the Company on January 1, 2010. The Company’s adoption of the standard did not have a material impact on its financial position, results of operations or cash flows as it did not result in the additional consolidation or deconsolidation of any variable interest entities.

2. Long-term borrowings

Indebtedness consisted of the following (in thousands, except percentages):

	Interest Rate	Maturity Date	June 27, 2010	December 31, 2009
Renewed senior secured credit facilities	(1)	November 6, 2014	$895,500	$900,000
2015 notes	8.875%	November 15, 2015	400,000	400,000
2016 notes	10.875%	November 15, 2016	225,000	225,000

Gross principal payable			1,520,500	1,525,000
Unamortized discounts			(22,999)	(20,270)

Total debt			$1,497,501	$1,504,730

(1)	The interest rate on the renewed senior secured credit facilities is either a base rate (calculated as the highest of the prime rate in effect on such day, the sum of 1/2 of 1.00% plus the federal funds rate, and LIBOR plus 1.00%, provided that the base rate will never be less than 2.75%) or LIBOR (provided that LIBOR will never be less than 1.75%), in each case plus a specified margin. The specified margin is 2.75% in the case of base rate loans and 3.75% in the case of LIBOR loans.

On April 30, 2010, the Company amended its renewed senior secured credit facilities (the “2010 Amendment”). The 2010 Amendment resulted in a reduction of the interest rate provisions of the Company’s $895,500,000 term loan, which is part of the Company’s renewed senior secured credit facilities. Specifically, the floor on the LIBOR rate was reduced from 2.25% to 1.75%, while the margin was reduced from 4.25% to 3.75%. The interest rates under the revolving credit facilities were not impacted. This modification was deemed dissimilar to an extinguishment based on the relevant accounting guidance. As such, the Company expensed $3,310,000 in advisory and consulting fees during the three months ended June 27, 2010, while it treated $4,489,000 in fees paid to the holders of the term loan during the three months ended June 27, 2010 as a discount. The capitalized lender fees will be amortized over the term of the renewed senior secured credit facilities.

As of June 27, 2010 and December 31, 2009, the Company had $75,000,000 available under its revolving credit facilities.

3. Interest rate swaps and fair value measures

The Company is exposed to market risks relating to fluctuations in interest rates. The Company may mitigate this risk by paying down additional outstanding balances on its variable rate loans, refinancing with fixed rate permanent debt or obtaining cash flow hedge instruments. These financial instruments are derivatives. The Company historically utilized interest rate swap agreements as a risk management tool to manage a portion of its interest rate exposures. The principal objective of the swap agreements was to minimize the risks and costs associated with financial activities. The Company did not use financial instruments for trading purposes. Additionally, the Company specifically designated interest rate swap hedges of outstanding debt instruments and recognized interest differentials in the period they occurred.

Universal City Development Partners, Ltd. and subsidiaries

Notes to condensed consolidated financial statements—(Continued)

June 27, 2010

(Unaudited)

The Company follows accounting standards that require the entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those assets at fair value. The fair values are the estimated amounts that the Company would pay or receive upon termination of the swap agreements at the reporting date, taking into account current interest rates and the current creditworthiness of the counterparties. Changes in the underlying market value of swap arrangements that qualify as cash flow hedging activities are recognized as other comprehensive income (loss) in the accompanying condensed consolidated statements of comprehensive income and changes in partners’ equity. Changes in the underlying market value of swap arrangements that do not qualify as hedging activities are recognized as a change in the fair value of interest rate swaps in the accompanying condensed consolidated statements of operations. Additionally, the accumulated other comprehensive income (loss) related to interest rate swaps that become ineffective is amortized on a straight-line basis through the change in the fair value of interest rate swaps and amortization of accumulated other comprehensive loss line item in the accompanying condensed consolidated statements of operations.

If the Company enters into interest rate swap agreements in the future, the Company would be exposed to credit loss in the event of nonperformance by the other party to the derivative financial instruments. The Company would attempt to limit this exposure by entering into agreements directly with a number of major financial institutions that would meet its credit standards and that would be expected to satisfy their obligations under the contracts. As of June 27, 2010 and December 31, 2009, the Company had no active interest rate swap agreements.

On January 1, 2008, the Company adopted accounting guidance that defines fair value, establishes a consistent framework for measuring fair value and expands disclosures for each major asset and liability category measured at fair value on either a recurring or nonrecurring basis. This guidance specifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the guidance establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1.	Observable inputs such as quoted prices in active markets for identical assets or liabilities;

Level 2.	Inputs, other than quoted prices included within Level 1, that are observable either directly or indirectly; and

Level 3.	Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

Universal City Development Partners, Ltd. and subsidiaries

Notes to condensed consolidated financial statements—(Continued)

June 27, 2010

(Unaudited)

As of June 27, 2010 and December 31, 2009, the Company did not have assets or liabilities valued using inputs that fall within Level 1, Level 2 or Level 3 of the three-tier hierarchy. During the three months and six months ended June 28, 2009, the Company was party to certain derivative financial instruments used to hedge its risks related to fluctuations in interest rates. All of these instruments were valued using inputs that fell within Level 2 of the three-tier hierarchy, and such fair values were provided by the counterparty. The significant inputs, primarily the LIBOR yield curves, used by the counterparty to determine fair values were considered Level 2 observable market inputs. Additionally, the Company monitors the credit and nonperformance risk associated with its derivative counterparties and believes them to be insignificant and not warranting a credit adjustment during the six months ended June 28, 2009. The following table summarizes the changes in fair value of the Company’s interest rate swaps (in thousands):

	Three Months Ended June 28, 2009		Six Months Ended June 28, 2009
	Recorded in statement of operations	Recorded in other comprehensive income (loss)	Recorded in statement of operations	Recorded in other comprehensive income (loss)
Swap #1 (1)	$864	$—	$1,637	$—
Swap #2 (1)	1,455	—	2,899	—
Ineffective amortization (1)	(1,161)	1,161	(2,325)	2,325

Total	$1,158	$1,161	$2,211	$2,325

(1)	Swaps #1 and #2 became ineffective in the fourth quarter of 2008 and expired in the fourth quarter of 2009.

4. Accounts payable and accrued liabilities

The following presents major components of accounts payable and accrued liabilities (in thousands) as of:

	June 27, 2010	December 31, 2009
Accounts payable	$8,699	$11,563
Capital expenditures	26,744	34,192
Marketing and advertising	6,502	3,665
Interest	15,023	18,303
Compensation and benefits	27,638	19,578
Operating accruals	16,547	13,566
Consulting fees	5,264	4,523
Property and sales tax	15,857	2,149
Other	8,196	7,397

Total	$130,470	$114,936

5. Capital leases and financing obligations

Intangible assets and equipment, fixtures and furniture included approximately $44,578,000 and $44,351,000, related to financing obligations and capital leases as of June 27, 2010 and December 31, 2009, respectively. This included $1,389,000 and $755,000 in accumulated depreciation and amortization as of June 27, 2010 and December 31, 2009, respectively. At June 27, 2010, future minimum payments due under financing obligations and capital leases totaled approximately $33,332,000 (net of $10,075,000 in interest). Future

Universal City Development Partners, Ltd. and subsidiaries

Notes to condensed consolidated financial statements—(Continued)

June 27, 2010

(Unaudited)

minimum payments include $4,501,000, $5,137,000, $4,767,000, $4,110,000, $3,543,000, and $11,274,000, due in 2010, 2011, 2012, 2013, 2014, and years subsequent to 2014, respectively.

6. Related party transactions

Under the terms of UCDP’s partnership agreement, a special fee is payable to Vivendi Universal Entertainment through Universal CPM equal to 5.25% of certain revenue, as defined, generated by Universal Studios Florida and Universal’s Islands of Adventure. Prior to November 2009, the special fee payable was equal to 5% of certain revenue, as defined. During the three months ended June 27, 2010 and June 28, 2009, the Company paid fees of $7,237,000, and $6,810,000, respectively, to Vivendi Universal Entertainment, while during the six months ended June 27, 2010 and June 28, 2009 the Company paid fees of $16,140,000 and $15,670,000, respectively. In addition, at June 27, 2010 and December 31, 2009, respectively, the amount due to related parties included $10,971,000 and $8,903,000 related to the special fees payable to Vivendi Universal Entertainment.

Under the Company’s renewed senior secured credit facilities and the indentures governing the 2015 notes and the 2016 notes, the special fee related to both Universal Studios Florida and Universal’s Islands of Adventure can only be paid upon achievement of certain but different ratios. As applicable, these ratios were met as of June 27, 2010, and thus payments of $10,971,000 in special fees will be made during the third quarter of 2010.

7. Commitments and contingencies

Litigation

The Company is threatened with or involved in various legal actions and claims incidental to the conduct of its business. Management does not expect these legal actions and claims to have a material impact to the Company’s results of operations, financial position or cash flows.

Consultant agreement

Under the terms of the Consultant Agreement UCDP pays a fee for consulting services and exclusivity equal to a percentage of UCDP’s gross revenues from the attractions and certain other facilities owned or operated, in whole or in part, by UCDP. The accompanying condensed consolidated statements of operations include consulting fee expense under the Consultant Agreement of $5,264,000 and $4,607,000, respectively, during the three months ended June 27, 2010 and June 28, 2009 and $8,744,000 and $8,059,000 during the six months ended June 27, 2010 and June 28, 2009, respectively.

Under the terms of the Consultant Agreement, the Consultant is also entitled to a fee based on a percentage of gross revenues of comparable projects, which are gated motion picture and/or television themed attractions owned or operated, in whole or in part, by UCDP, or any of UCDP’s partners or any of their affiliates, other than in Universal City, California. As of June 27, 2010, the only operating theme parks that are deemed to be comparable projects under the Consultant Agreement are Universal Studios Japan in Osaka, Japan and Universal Studios Singapore on Sentosa Island, Singapore. The Consultant may also be entitled to participate in certain sales of equity by the Company’s partners and to participate in certain real estate development activities of the Company’s partners or their affiliates. USI has guaranteed UCDP’s obligations under the Consultant Agreement for the benefit of the Consultant, and Vivendi Universal Entertainment has assumed USI’s obligations under that guarantee. Accordingly, fees with respect to Universal Studios Japan and Universal Studios Singapore are paid by an affiliate of Vivendi Universal Entertainment and are not paid by UCDP.

Universal City Development Partners, Ltd. and subsidiaries

Notes to condensed consolidated financial statements—(Continued)

June 27, 2010

(Unaudited)

On October 18, 2009, the Company executed an amendment to the Consultant Agreement (the “2009 Amendment”). Under the prior Consultant Agreement, starting in June 2010, the Consultant had the right, upon 90 days notice, to terminate the Company’s obligation to make periodic payments thereunder and receive instead one cash payment equal to the fair market value of the Consultant’s interest in the revenue streams in the Orlando parks and any comparable projects that were open at that time for at least one year (the “Put Payment”). Under the terms of the 2009 Amendment, the earliest exercise date for the Put Payment is June 2017. If the Put Payment is exercised, the Consultant will be precluded from competing or consulting with another theme park for a period of five years after exercise, and the Consultant Agreement allows the Company the right to use ideas generated during the term of the Consultant Agreement without further payment. In addition, the 2009 Amendment established a formula-based method that includes a risk premium of 6.5% with respect to the Orlando parks to determine the amount of the Put Payment and modified terms related to comparable projects so that in addition to the existing comparable parks, the three contemplated comparable parks are vested immediately for purposes of the quarterly consulting fee payments but each such contemplated comparable park must still be open for at least one year at the time the Put Payment is exercised in order for such project to be included in the Put Payment. The Consultant Agreement allows the Consultant to make a one-time election to fix the values for certain, but not all, inputs into the aforementioned formula to establish a minimum amount for the one-time payment to the Consultant (the “Alternative Payment”) in the event that the date the Consultant gives notice to terminate his right to receive compensation under the Consultant Agreement is at least 90 days before March 31, 2018. Although the Consultant made this election on January 15, 2010, the actual amount of the Alternative Payment cannot be determined prior to the Consultant exercising his right to receive the Put Payment, as the Alternative Payment amount is dependent on a discount rate that will set 90 days after the date on which the Consultant exercises his right to receive the Put Payment. The discount rate is based on the actual treasury rate on such date plus a risk premium. However, based on a sensitivity analysis of possible treasury and comparable rates for the United States and Japan ranging from 0% to 15%, the Company estimates that the Alternative Payment for its parks could range from $160,000,000 to $290,000,000, and the Alternative Payment for Universal Studios Japan could range from $135,000,000 to $245,000,000. This range has been calculated based on hypothetical treasury rates, and the Company cannot assure you as to the timing or amount of the Put Payment or the Alternative Payment. These payments may be higher or lower than the range provided above and any such deviation could be material. Any such payment will only be finally determinable once the Consultant makes an election and the payment becomes due. The 2009 Amendment also provides the Consultant a second-priority lien over UCDP’s real and tangible personal property (including a mortgage on the Company’s real property up to $400,000,000) to secure the Company’s periodic and one-time payment obligations and such amendment caps the Company’s ability to incur secured borrowings to an amount equal to the greater of $975,000,000 and 3.75x UCDP’s EBITDA (as defined in the renewed senior secured credit facilities). In connection with the 2009 Amendment, NBC Universal, Inc. has guaranteed the Company’s obligations under the Consultant Agreement and the Company amended its partnership agreement to increase the special fee payable to VUE thereunder through June 2017 from 5.0% to 5.25%.

8. Guarantor information

The Company’s payment obligations under the 2016 notes and the 2015 notes are fully and unconditionally guaranteed, jointly and severally, by the following domestic wholly owned subsidiaries: Universal Parks & Resorts Vacations and Universal Orlando Online Merchandise Store.

Universal City Development Partners, Ltd. and subsidiaries

Notes to condensed consolidated financial statements—(Continued)

June 27, 2010

(Unaudited)

The following is condensed consolidating financial information as of June 27, 2010 and December 31, 2009 and for the three and six months ended June 27, 2010 and June 28, 2009 for UCDP and UCDP Finance, Inc. (“Parent”), the co-issuers on a combined basis, the combined guarantor subsidiaries of UCDP (collectively, the “Guarantors”), the combined non-guarantor subsidiaries of UCDP (collectively, the “Non-Guarantors”).

Condensed consolidating balance sheet

(in thousands)

	June 27, 2010
	Parent	Guarantors	Non-Guarantors	Elimination	Total
ASSETS
Current Assets:
Cash and cash equivalents	$22,526	$20,526	$320	$—	$43,372
Other current assets	114,741	2,231	1,236	(6,238)	111,970

Total current assets	137,267	22,757	1,556	(6,238)	155,342
Property and equipment, at cost	3,307,528	1,171	13,811	—	3,322,510
Less accumulated depreciation	(1,567,735)	(1,028)	(7,368)	—	(1,576,131)

Total property and equipment, net	1,739,793	143	6,443	—	1,746,379
Other assets:
Investments in unconsolidated entities	10,812	—	—	(1,463)	9,349
Intangible assets, net	45,156	—	4,980	—	50,136
Other assets	30,254	—	—	—	30,254

Total other assets	86,222	—	4,980	(1,463)	89,739

Total assets	$1,963,282	$22,900	$12,979	$(7,701)	$1,991,460

LIABILITIES AND PARTNERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued liabilities	$127,957	$2,594	$623	$(704)	$130,470
Other current liabilities	100,964	24,606	824	(5,534)	120,860

Total current liabilities	228,921	27,200	1,447	(6,238)	251,330
Long-term liabilities:
Long-term borrowings	1,488,501	—	—	—	1,488,501
Other long-term liabilities	31,064	—	—	—	31,064

Total long-term liabilities	1,519,565	—	—	—	1,519,565
Equity: (Deficit)
Partners’ equity (Deficit)	214,796	(4,300)	11,532	(7,232)	214,796
Noncontrolling interest in UCRP	—	—	—	5,769	5,769

Total equity (Deficit)	214,796	(4,300)	11,532	(1,463)	220,565

Total liabilities and equity (Deficit)	$1,963,282	$22,900	$12,979	$(7,701)	$1,991,460

Universal City Development Partners, Ltd. and subsidiaries

Notes to condensed consolidated financial statements—(Continued)

June 27, 2010

(Unaudited)

Condensed consolidating balance sheet

(in thousands)

	December 31, 2009
	Parent	Guarantors	Non-Guarantors	Elimination	Total
ASSETS
Current Assets:
Cash and cash equivalents	$43,313	$1,481	$363	$—	$45,157
Other current assets	96,153	883	1,031	(3,627)	94,440

Total current assets	139,466	2,364	1,394	(3,627)	139,597
Property and equipment, at cost	3,243,237	1,175	13,784	—	3,258,196
Less accumulated depreciation	(1,513,677)	(1,006)	(6,937)	—	(1,521,620)

Total property and equipment, net	1,729,560	169	6,847	—	1,736,576
Other assets:
Investments in unconsolidated entities	12,578	—	—	(2,658)	9,920
Intangible assets, net	45,918	—	5,270	—	51,188
Other assets	32,323	—	—	—	32,323

Total other assets	90,819	—	5,270	(2,658)	93,431

Total assets	$1,959,845	$2,533	$13,511	$(6,285)	$1,969,604

LIABILITIES AND PARTNERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued liabilities	$113,121	$1,214	$710	$(109)	$114,936
Other current liabilities	67,041	4,617	891	(3,519)	69,030

Total current liabilities	180,162	5,831	1,601	(3,628)	183,966
Long-term liabilities:
Long-term borrowings	1,495,730	—	—	—	1,495,730
Other long-term liabilities	34,897	—	—	—	34,897

Total long-term liabilities	1,530,627	—	—	—	1,530,627
Equity (deficit):
Partners’ equity (deficit)	249,056	(3,298)	11,910	(8,612)	249,056
Noncontrolling interest in UCRP	—	—	—	5,955	5,955

Total equity (deficit)	249,056	(3,298)	11,910	(2,657)	255,011

Total liabilities and equity (deficit)	$1,959,845	$2,533	$13,511	$(6,285)	$1,969,604

Universal City Development Partners, Ltd. and subsidiaries

Notes to condensed consolidated financial statements—(Continued)

June 27, 2010

(Unaudited)

Condensed consolidating statement of operations

(in thousands)

	Three months ended June 27, 2010
	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
Operating revenues:
Total operating revenues	$225,519	$21,183	$6,177	$(9,425)	$243,454
Costs and operating expenses:
Theme park operations	50,400	—	—	—	50,400
Theme park selling, general and administrative	53,281	—	—	—	53,281
Theme park cost of products sold	28,682	—	—	—	28,682
Other costs and operating expenses	60,683	21,176	4,828	(9,425)	77,262

Total costs and operating expenses	193,046	21,176	4,828	(9,425)	209,625

Operating income	32,473	7	1,349	—	33,829

Other expense (income):
Interest expense	28,150	1	7	—	28,158
Other expense (income)	2,925	(8)	—	—	2,917

Total other expense (income)	31,075	(7)	7	—	31,075

Net income	1,398	14	1,342	—	2,754
Less: net income attributable to the noncontrolling interest in UCRP	—	—	—	674	674

Net income (loss) attributable to the Partners	$1,398	$14	$1,342	$(674)	$2,080

Universal City Development Partners, Ltd. and subsidiaries

Notes to condensed consolidated financial statements—(Continued)

June 27, 2010

(Unaudited)

Condensed consolidating statement of operations

(in thousands)

	Six months ended June 27, 2010
	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
Operating revenues:
Total operating revenues	$378,123	$32,020	$10,917	$(14,993)	$406,067
Costs and operating expenses:
Theme park operations	91,613	—	—	—	91,613
Theme park selling, general and administrative	101,412	—	—	—	101,412
Theme park cost of products sold	48,119	—	—	—	48,119
Other costs and operating expenses	112,902	33,031	9,005	(14,993)	139,945

Total costs and operating expenses	354,046	33,031	9,005	(14,993)	381,089

Operating income (loss)	24,077	(1,011)	1,912	—	24,978

Other expense (income):
Interest expense	56,347	1	14	—	56,362
Other expense (income)	2,279	(9)	—	—	2,270

Total other expense (income)	58,626	(8)	14	—	58,632

Net (loss) income	(34,549)	(1,003)	1,898	—	(33,654)
Less: net income attributable to the noncontrolling interest in UCRP	—	—	—	952	952

Net (loss) income attributable to the Partners	$(34,549)	$(1,003)	$1,898	$(952)	$(34,606)

Condensed consolidating statement of operations

(in thousands)

	Three months ended June 28, 2009
	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
Operating revenues:
Total operating revenues	$198,397	$16,148	$6,519	$(5,322)	$215,742
Costs and operating expenses:
Theme park operations	43,296	—	—	—	43,296
Theme park selling, general and administrative	30,928	—	—	—	30,928
Theme park cost of products sold	24,738	—	—	—	24,738
Other costs and operating expenses	49,650	16,041	5,059	(5,322)	65,428

Total costs and operating expenses	148,612	16,041	5,059	(5,322)	164,390

Operating income	49,785	107	1,460	—	51,352

Other expense (income):
Interest expense	25,948	—	7	—	25,955
Other (income) expense	(1,722)	(11)	—	—	(1,733)

Total other expense	24,226	(11)	7	—	24,222

Net income	25,559	118	1,453	—	27,130
Less: net income attributable to the noncontrolling interest in UCRP	—	—	—	726	726

Net income (loss) attributable to the Partners	$25,559	$118	$1,453	$(726)	$26,404

Universal City Development Partners, Ltd. and subsidiaries

Notes to condensed consolidated financial statements—(Continued)

June 27, 2010

(Unaudited)

Condensed consolidating statement of operations

(in thousands)

	Six months ended June 28, 2009
	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
Operating revenues:
Total operating revenues	$351,202	$27,547	$12,198	$(11,416)	$379,531
Costs and operating expenses:
Theme park operations	83,721	—	—	—	83,721
Theme park selling, general and administrative	64,245	—	—	—	64,245
Theme park cost of products sold	44,668	—	—	—	44,668
Other costs and operating expenses	102,245	28,144	9,759	(11,416)	128,732

Total costs and operating expenses	294,879	28,144	9,759	(11,416)	321,366

Operating income (loss)	56,323	(597)	2,439	—	58,165

Other expense (income):
Interest expense	51,181	—	15	—	51,196
Other (income) expense	(3,614)	(15)	—	—	(3,629)

Total other expense (income)	47,567	(15)	15	—	47,567

Net income (loss)	8,756	(582)	2,424	—	10,598
Less: net income attributable to the noncontrolling interest in UCRP	—	—	—	1,212	1,212

Net income (loss) attributable to the Partners	$8,756	$(582)	$2,424	$(1,212)	$9,386

Universal City Development Partners, Ltd. and subsidiaries

Notes to condensed consolidated financial statements—(Continued)

June 27, 2010

(Unaudited)

Condensed consolidating statement of cash flows

(in thousands)

	Six months ended June 27, 2010
	Parent	Guarantors	Non-Guarantors	Elimination	Total
Cash flows from operating activities
Net cash and cash equivalents provided by (used in) operating activities	$63,653	$19,045	$2,261	$(1,138)	$83,821

Cash flows from investing activities
Property and equipment acquisitions	(70,922)	—	(28)	—	(70,950)

Net cash and cash equivalents used in investing activities	(70,922)	—	(28)	—	(70,950)

Cash flows from financing activities
Payment of partner distributions	—	—	(2,276)	2,276	—
Receipt of partner contributions for capital projects	1,484	—	—	(1,138)	346
Distributions of noncontrolling interest in equity of UCRP	(1,138)	—	—	—	(1,138)
Payments on long-term borrowings, capital lease and financing obligations	(5,762)	—	—	—	(5,762)
Payments for financing costs	(8,102)	—	—	—	(8,102)

Net cash and cash equivalents (used in) provided by financing activities	(13,518)	—	(2,276)	1,138	(14,656)

Net (decrease) increase in cash and cash equivalents	(20,787)	19,045	(43)	—	(1,785)
Cash and cash equivalents at beginning of period	43,313	1,481	363	—	45,157

Cash and cash equivalents at end of period	$22,526	$20,526	$320	$—	$43,372

Universal City Development Partners, Ltd. and subsidiaries

Notes to condensed consolidated financial statements—(Continued)

June 27, 2010

(Unaudited)

Condensed consolidating statement of cash flows

(in thousands)

	Six months ended June 28, 2009
	Parent	Guarantors	Non-Guarantors	Elimination	Total
Cash flows from operating activities
Net cash and cash equivalents provided by (used in) operating activities	$68,656	$3,207	$2,855	$(1,461)	$73,257

Cash flows from investing activities
Property and equipment acquisitions	(70,359)	(177)	(48)	—	(70,584)
Proceeds related to capital reimbursement	2,054	—	—	—	2,054

Net cash and cash equivalents used in investing activities	(68,305)	(177)	(48)	—	(68,530)

Cash flows from financing activities
Payment of partner distributions	(50,130)	—	(2,922)	2,922	(50,130)
Distributions of noncontrolling interest in equity of UCRP	—	—	—	(1,461)	(1,461)
Payments on long-term borrowings, capital lease and financing obligations	(804)	—	—	—	(804)

Net cash and cash equivalents (used in) provided by financing activities	(50,934)	—	(2,922)	1,461	(52,395)

Net (decrease) increase in cash and cash equivalents	(50,583)	3,030	(115)	—	(47,668)
Cash and cash equivalents at beginning of period	83,760	3,719	319	—	87,798

Cash and cash equivalents at end of period	$33,177	$6,749	$204	$—	$40,130

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

Item 20.	Indemnification of Directors and Officers

We are a Florida limited partnership. Neither the partnership laws in the State of Florida nor our partnership agreement explicitly require insurance or indemnification of officers or directors. The representatives on the Parks Advisory Board receive directors’ and officers’ insurance through us, and Vivendi Universal Entertainment insures the shared officers who are employed by Vivendi Universal Entertainment. Our directors’ and officers’ insurance also affords coverage for certain officers against liability incurred while acting in such capacities.

UCDP Finance, Inc. is a Florida corporation. Section 607.0850(1) of the Florida Business Corporation Act empowers a corporation to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

Subsection (2) of 607.0850(1) provides that a corporation shall have power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Item 21.	Exhibits and Financial Statement Schedules

No financial statement schedules are included because they are not applicable, are not required, or because required information is included in the financial statements or the notes thereto.

Exhibit Number	Exhibit Description
†3.1	Amended and Restated Agreement of Limited Partnership of Universal City Development Partners, Ltd. dated as of June 5, 2002, between Universal City Florida Holding Co. II, as sole general partner, and Universal City Florida Holding Co. I, as sole limited partner

†3.2	First Amendment dated May 25, 2007 to the Amended and Restated Agreement of Limited Partnership of Universal City Development Partners, Ltd. dated as of June 5, 2002, between Universal City Florida Holding Co. II, as sole general partner, and Universal City Florida Holding Co. I, as sole limited partner

Exhibit Number	Exhibit Description

†3.3	Second Amendment dated November 7, 2007 to the Amended and Restated Agreement of Limited Partnership of Universal City Development Partners, Ltd. dated as of June 5, 2002, between Universal City Florida Holding Co. II, as sole general partner, and Universal City Florida Holding Co. I, as sole limited partner

†3.4	Third Amendment dated October 18, 2009 to the Amended and Restated Agreement of Limited Partnership of Universal City Development Partners, Ltd. dated as of June 5, 2002, between Universal City Florida Holding Co. II, as sole general partner, and Universal City Florida Holding Co. I, as sole limited partner

†3.5	Articles of Incorporation of UCDP Finance, Inc.

†3.6	Bylaws of UCDP Finance, Inc.

†4.1	Indenture relating to the 8 7/8% Senior Notes due 2015 dated as of November 6, 2009, among Universal City Development Partners, Ltd., UCDP Finance, Inc., the Guarantors named therein and The Bank of New York Mellon Trust Company, N.A.

†4.2	Indenture relating to the 10 7/8% Senior Subordinated Notes due 2016 dated as of November 6, 2009, among Universal City Development Partners, Ltd., UCDP Finance, Inc., the Guarantors named therein and The Bank of New York Mellon Trust Company, N.A.

†4.3	Registration Rights Agreement relating to the 8 7/8% Senior Notes due 2015 dated as of November 6, 2009, among Universal City Development Partners, Ltd., UCDP Finance, Inc., J.P. Morgan Securities Inc., Banc of America Securities LLC, Barclays Capital Inc., Deutsche Bank Securities Inc., Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated

†4.4	Registration Rights Agreement relating to the 10 7/8% Senior Subordinated Notes due 2016 dated as of November 6, 2009, among Universal City Development Partners, Ltd., UCDP Finance, Inc., J.P. Morgan Securities Inc., Banc of America Securities LLC, Barclays Capital Inc., Deutsche Bank Securities Inc., Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated

†4.5	Subordination Agreement relating to the 8 7/8% Senior Notes due 2015 dated as of November 6, 2009, among Vivendi Universal Entertainment LLLP, Universal Studios, Inc., Universal City Property Management II LLC, Universal City Development Partners, Ltd. and the Bank of New York Mellon Trust Company, N.A.

†4.6	Subordination Agreement relating to the 10 7/8% Senior Subordinated Notes due 2016 dated as of November 6, 2009, among Vivendi Universal Entertainment LLLP, Universal Studios, Inc., Universal City Property Management II LLC, Universal City Development Partners, Ltd. and the Bank of New York Mellon Trust Company, N.A.

5.1	Opinion Letter of Cravath, Swaine & Moore LLP

†10.1	Advisory Services Agreement effective as of January 1, 2002, among Universal City Development Partners, Ltd., Vivendi Universal Entertainment LLLP and Blackstone Management Partners L.P.

†10.2	License Agreement dated as of March 28, 2002, among Universal Studios, Inc., Universal City Studios, Inc., Universal City Property Management Company II and Universal City Development Partners, LP

†10.3	First Amendment dated May 25, 2007 to the License Agreement dated as of March 28, 2002, among Universal Studios, Inc., Universal City Studios LLLP, Universal City Property Management Company II LLC and Universal City Development Partners, Ltd.

†10.4	Joinder Agreement dated January 15, 2010 among Universal Studios, Inc., Universal City Studios LLLP, Universal City Property Management II LLC, Universal City Development Partners, Ltd. and USI Asset Transfer LLC

†*10.5	License Agreement dated as of May 25, 2007, among Warner Bros. Consumer Products Inc. and Universal City Development Partners, Ltd.

Exhibit Number	Exhibit Description

†10.6	UCF Hotel Venture Ground Lease dated as of June 12, 1998, between Universal City Development Partners, Universal City Florida Partners and UCF Hotel Venture

†10.7	First Amendment dated June 12, 1998 to UCF Hotel Venture Ground Lease dated as of June 12, 1998, between Universal City Development Partners, Universal City Florida Partners and UCF Hotel Venture

†10.8	Second Amendment dated February 20, 2001 to UCF Hotel Venture Ground Lease dated as of June 12, 1998, between Universal City Development Partners, LP and UCF Hotel Venture

†10.9	Amendment dated May 29, 2003 to UCF Hotel Venture Ground Lease dated as of June 12, 1998, between Universal City Development Partners, Ltd. and UCF Hotel Venture

†10.10	Third Amendment dated May 31, 2005 to UCF Hotel Venture Ground Lease dated as of June 12, 1998, between Universal City Development Partners, Ltd. and UCF Hotel Venture

†10.11	Universal Orlando Long-Term Growth Plan

†10.12	Universal City Development Partners, LP Variable Deferred Compensation Plan for Executives

†10.13	Amendment to Universal City Development Partners, Ltd. Variable Deferred Compensation Plan for Executives

†10.14	Amended and Restated Post-2004 Universal City Development Partners, Ltd. Variable Deferred Compensation Plan for Executives

†10.15	Universal Orlando 401(k) Retirement Plan

†10.16	Amendment Number One to Universal Orlando 401(k) Retirement Plan

†10.17	The SchwabPlan® Directed Employee Benefit Trust Agreement

†10.18	Employment Agreement dated April 17, 2006, between Vivendi Universal Entertainment LLLP and John R. Sprouls

†10.19	Amendment to Employment Agreement of John R. Sprouls dated January 29, 2009

†10.20	Amendment to Employment Agreement of John R. Sprouls dated November 11, 2009

†10.21	Employment Agreement dated October 8, 2007, between Universal City Development Partners, Ltd. and Richard T. Florell

†10.22	Employment Agreement dated October 1, 2006, between Universal City Development Partners, Ltd. and William A. Davis

†10.23	Employment Agreement Option Letter of William A. Davis dated May 22, 2008

†10.24	Employment Agreement dated March 13, 2006, between Universal City Development Partners, Ltd. and Tracey L. Stockwell

†10.25	Amendment to Employment Agreement of Tracey L. Stockwell dated January 23, 2007

†10.26	Employment Agreement Option Letter of Tracey L. Stockwell dated September 16, 2008

Exhibit Number	Exhibit Description

10.27	Employment Agreement dated May 6, 2010, between Universal City Development Partners, Ltd. and William A. Davis

†10.28	Employment Agreement dated July 28, 2008, between Universal City Development Partners, Ltd. and Alice A. Norsworthy

†10.29	Employment Agreement dated March 18, 2010, between Universal City Development Partners, Ltd. and Judith A. Luengas

†10.30	Form Universal Orlando Employment Agreement

†10.31	GE 1990 Long-Term Incentive Plan

†10.32	GE 2007 Long-Term Incentive Plan

†10.33	GE Stock Option Grant Agreement dated July 15, 2004

†10.34	GE Restricted Stock Unit Grant Agreement dated July 15, 2004

†10.35	GE Stock Option Grant Agreement dated April 21, 2006

†10.36	GE Restricted Stock Unit Grant Agreement dated April 21, 2006

†10.37	2007 GE Stock Option Grant Agreement

†10.38	2007 GE Restricted Stock Unit Grant Agreement

†10.39	2008 GE Stock Option Grant Agreement

†10.40	2008 GE Restricted Stock Unit Grant Agreement

†10.41	2009 GE Stock Option Grant Agreement

†10.42	2009 GE Supplemental Stock Option Grant Agreement

†10.43	Universal Orlando Annual Incentive Plan

†10.44	Agreement of Limited Partnership of JB/Universal City Restaurant Partners, L.P. dated as of September 11, 1997, between Universal City Development Partners and Margaritaville Holdings LLC

†10.45	Amendment No. 1 dated July 1, 1998 to Agreement of Limited Partnership of JB/Universal City Restaurant Partners, L.P. dated as of September 11, 1997, between Universal City Development Partners and Margaritaville Holdings LLC

†10.46	Amendment No. 2 dated April 18, 2000 to Agreement of Limited Partnership of JB/Universal City Restaurant Partners, L.P. dated as of September 11, 1997, between Universal City Development Partners, LP and Margaritaville Holdings LLC

†10.47	Amendment No. 3 dated January 9, 2004 to Agreement of Limited Partnership of JB/Universal City Restaurant Partners, L.P. dated as of September 11, 1997, between Universal City Development Partners, Ltd. and Margaritaville Holdings LLC

†10.48	Refunding Cooperation Agreement dated as of August 12, 2002, between the City of Orlando Florida, City of Orlando, Florida Community Redevelopment Agency and Universal City Development Partners, Ltd.

†*10.49	Consultant Agreement dated January 20, 1987, between the Consultant and Universal City Florida Partners

†10.50	Amendment dated February 5, 2001 to the Consultant Agreement dated as of January 20, 1987, between the Consultant and Universal City Florida Partners

Exhibit Number	Exhibit Description

†*10.51	Letter Agreement dated July 15, 2003, among Diamond Lane Productions, Vivendi Universal Entertainment LLLP and Universal City Development Partners, Ltd.

†*10.52	Amendment dated October 18, 2009 to the Consultant Agreement dated as of January 20, 1987, among Diamond Lane Productions, Inc. and Universal City Development Partners, Ltd.

†10.53	Indemnity Agreement dated as of March 6, 2003, by Vivendi Universal Entertainment LLLP in favor of Universal City Development Partners, Ltd.

†*10.54	Formal Agreement dated as of April 21, 1994, between Dr. Seuss Enterprises, L.P. and MCA Inc.

†10.55	First Amendment dated October 1, 1997 to Formal Agreement dated as of April 21, 1994, between Dr. Seuss Enterprises, L.P. and MCA Inc.

†10.56	Second Amendment dated August 4, 2009 to Formal Agreement dated as of April 21, 1994, between Dr. Seuss Enterprises, L.P. and USI Asset Transfer LLC

†*10.57	Marvel Agreement dated March 22, 1994, between MCA Inc. and Marvel Entertainment Group

†*10.58	First Amendment dated September 29, 1995 to Marvel Agreement dated March 22, 1994, between MCA Inc. and Marvel Characters, Inc.

†10.59	Amended and Restated Credit Agreement dated as of November 6, 2009, among Universal City Development Partners, Ltd., a Florida limited partnership, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent (and as collateral agent) and Bank of America, N.A., as syndication agent

†10.60	Intercreditor Agreement dated as of November 6, 2009, among JPMorgan Chase Bank, N.A., Diamond Lane Productions, Inc. and Universal City Development Partners, Ltd.

†10.61	Amended and Restated Credit Agreement dated as of December 9, 2004, among Universal City Development Partners, Ltd., a Florida limited partnership, the lenders party thereto, JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank), as administrative agent (and as collateral agent) and Bank of America, N.A., as syndication agent

†10.62	Transaction Agreement dated as of December 9, 2004, by and among Blackstone UTP Capital Partners L.P., Blackstone UTP Capital Partners A L.P., Blackstone UTP Offshore Capital Partners L.P., Blackstone Family Media Partnership III L.P., Universal City Property Management II LLC, USI Entertainment Inc., Vivendi Universal Entertainment LLLP, Universal Studios, Inc., NBC Universal, Inc., Universal City Florida Holding Co. I and Universal City Florida Holding Co. II

†10.63	Capital Contribution Agreement dated as of February 29, 2008, by and among Blackstone UTP Capital LLC, Blackstone UTP Capital A LLC, Blackstone UTP Offshore Capital LLC, Blackstone Family Media III LLC, Universal City Property Management II LLC, Universal City Development Partners, Ltd., Universal City Florida Holding Co. I and Universal City Florida Holding Co. II

10.64	Employment Agreement Option Letter of Richard T. Florell dated April 20, 2010

10.65	Amendment No. 1 dated as of April 30, 2010 to the Amended and Restated Credit Agreement dated as of November 6, 2009, among Universal City Development Partners, Ltd., a Florida limited partnership, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent (and as collateral agent) and Bank of America, N.A., as syndication agent

12.1	Computation of Ratios of Earnings to Fixed Charges

†14.1	Universal City Development Partners, Ltd and UCDP Finance, Inc. Code of Conduct

†14.2	General Electric Company Code of Conduct

†21.1	List of Subsidiaries of Universal City Development Partners, Ltd. and UCDP Finance, Inc.

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm

23.2	Consent of Cravath, Swaine & Moore LLP (included in Exhibit 5.1)

Exhibit Number	Exhibit Description

†24.1	Powers of Attorney (included in the signature page to the Registration Statement)

†25.1	Form T-1 with respect to the Senior Notes Indenture

†25.2	Form T-1 with respect to the Senior Subordinated Notes Indenture

†99.1	Form of Letter of Transmittal

†99.2	Form of Notice of Guaranteed Delivery

†99.3	Form of Letter to Clients

†99.4	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees

*	Filed with confidential treatment requested as to certain portions, which portions were omitted and filed separately with the Securities and Exchange Commission.
†	Previously filed.

Item 22.	Undertakings

(1)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(2)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(3)	The undersigned registrant hereby undertakes: to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement; to include any prospectus required by section 10(a)(3) of the Securities Act of 1933; to reflect in the prospectus any facts or event arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida, on August 6, 2010.

UNIVERSAL CITY DEVELOPMENT PARTNERS, LTD.,

By:	/s/ TRACEY L. STOCKWELL
Name:	Tracey L. Stockwell
Title:	Principal Financial Officer

UCDP FINANCE, INC.,

By:	/s/ TRACEY L. STOCKWELL
Name:	Tracey L. Stockwell
Title:	Principal Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JOHN R. SPROULS John R. Sprouls	Principal executive officer of Universal City Development Partners, Ltd. and UCDP Finance, Inc.	August 6, 2010

/s/ TRACEY L. STOCKWELL Tracey L. Stockwell	Principal financial officer and principal accounting officer of Universal City Development Partners, Ltd. and UCDP Finance, Inc.	August 6, 2010

* Thomas L. Williams	Park Advisory Board Representative and Director of UCDP Finance, Inc.	August 6, 2010

* Christy R. Shibata	Park Advisory Board Representative	August 6, 2010

* Salil K. Mehta	Park Advisory Board Representative	August 6, 2010

* Michael S. Chae	Park Advisory Board Representative and Director of UCDP Finance, Inc.	August 6, 2010

Signature	Title	Date

* Jill Greenthal	Park Advisory Board Representative	August 6, 2010

* Sean T. Klimczak	Park Advisory Board Representative	August 6, 2010

*By:		/S/ TRACEY L. STOCKWELL

	Name:	Tracey L. Stockwell
	Title:	Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act, the guarantor has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida, on August 6, 2010.

UNIVERSAL CITY TRAVEL PARTNERS,

By:	/s/ TRACEY L. STOCKWELL
Name:	Tracey L. Stockwell
Title:	Principal Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JOHN R. SPROULS John R. Sprouls	Principal executive officer of Universal City Travel Partners	August 6, 2010

/s/ TRACEY L. STOCKWELL Tracey L. Stockwell	Principal financial officer and principal accounting officer of Universal City Travel Partners	August 6, 2010

SIGNATURES

Pursuant to the requirements of the Securities Act, the guarantor has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida, on August 6, 2010.

UNIVERSAL ORLANDO ONLINE MERCHANDISE STORE,

By:	/s/ TRACEY L. STOCKWELL
Name:	Tracey L. Stockwell
Title:	Principal Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JOHN R. SPROULS John R. Sprouls	Principal executive officer of Universal Orlando Online Merchandise Store	August 6, 2010

/s/ TRACEY L. STOCKWELL Tracey L. Stockwell	Principal financial officer and principal accounting officer of Universal Orlando Online Merchandise Store	August 6, 2010